As filed with the Securities and Exchange Commission on January 19, 2005.

Registration No. 333-121436

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-4

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	3714	33-0933072
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification No.)

17872 Cartwright Road

Irvine, California 92614

Telephone: (949) 399-4500

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Alan P. Niedzwiecki

President and Chief Executive Officer

Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road

Irvine, California 92614

Telephone: (949) 399-4500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Robert M. Mattson, Jr. Tamara P. Tate Craig S. Mordock Morrison & Foerster LLP 19900 MacArthur Boulevard, 12th Floor Irvine, California 92612-9445 (949) 251-7500	Eric R. Moy Julie A. Russell Barnes & Thornburg LLP 11 South Meridian Street Indianapolis, Indiana 46204 (317) 231-7298

Approximate date of commencement of proposed sale to the public:    As soon as practicable after this Registration Statement becomes effective and prior to the effective time of the proposed merger described in this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective Registration Statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TO THE STOCKHOLDERS OF QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND THE SHAREHOLDERS OF STARCRAFT CORPORATION

MERGER PROPOSAL—YOUR VOTE IS IMPORTANT!

Quantum Fuel Systems Technologies Worldwide, Inc., its wholly owned subsidiary Quake Sub, Inc. and Starcraft Corporation have entered into an Agreement and Plan of Merger dated as of November 23, 2004, which is referred to in this joint proxy statement/prospectus as the “merger agreement.” In the merger, holders of shares of Starcraft common stock will receive shares of Quantum common stock in exchange for their shares of Starcraft common stock. Upon completion of the merger, the former holders of Starcraft common stock will own approximately 40% of the outstanding common stock of Quantum, and Starcraft will become a wholly owned subsidiary of Quantum. Quantum’s common stock is listed on The Nasdaq National Market under the trading symbol “QTWW.” The last reported sale price of Quantum’s common stock on January 13, 2005 was $5.37 per share.

Quantum is requesting that its stockholders vote to approve the issuance of shares of Quantum common stock in the merger. In the merger, Starcraft shareholders will receive 2.341 shares of Quantum common stock in exchange for each share of Starcraft common stock they own. The actual number of Quantum shares to be issued in the merger depends upon the number of shares of Starcraft common stock outstanding when the merger becomes effective. Quantum is also asking its stockholders to approve an amendment to Quantum’s amended and restated certificate of incorporation (the “Quantum Charter”) to increase from 60,000,000 to 100,000,000 the authorized number of shares of Quantum common stock and to eliminate the currently authorized shares of Series A common stock. Quantum’s largest stockholder and strategic partner, General Motors Corporation, which holds 14.2% of Quantum’s outstanding common stock (11.4% of the outstanding voting power), has signed a voting agreement to vote in favor of the approval of the issuance of shares of Quantum common stock in the merger and the amendment to the Quantum Charter in connection with the merger.

Starcraft is requesting that its shareholders vote to approve the merger agreement with Quantum. Approval of the merger agreement will include approval of the proposed merger, the merger agreement and all transactions contemplated by the merger agreement. Four of Starcraft’s largest shareholders, who collectively represent approximately 51.3% of Starcraft’s outstanding shares, have signed voting agreements to vote in favor of the approval of the merger agreement.

Quantum’s board of directors has carefully considered and has unanimously approved the terms and conditions of the merger agreement and the merger. The Quantum board of directors believes that the terms of the merger agreement and the merger, including the issuance of Quantum common stock and the other transactions contemplated by the merger agreement, are advisable and in the best interests of Quantum and its stockholders, has unanimously approved the merger agreement, the merger, the issuance of Quantum common stock in the merger and the amendment to the Quantum Charter, and recommends that Quantum stockholders vote “For” approval of the issuance of shares of Quantum common stock in the merger and “For” approval of the amendment to the Quantum Charter.

Starcraft’s board of directors has also carefully considered and has unanimously adopted the merger agreement. The Starcraft board of directors believes that the terms of the merger agreement and the merger are fair to, advisable and in the best interests of Starcraft and its shareholders, has unanimously adopted the merger agreement and recommends that Starcraft shareholders vote “For” approval of the merger agreement.

This joint proxy statement/prospectus provides you with detailed information about the proposed merger, a description of which begins on page 50. You should also carefully read the section entitled “ Risk Factors” beginning on page 23 for a discussion of specific risks that you should consider in determining how to vote on the proposed merger.

Neither the Securities and Exchange Commission nor any state securities regulator has approved the securities to be issued in the merger or determined if this joint proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated January 19, 2005 and is first being mailed to stockholders of Quantum and shareholders of Starcraft on or about January 21, 2005.

Your vote is very important. Whether or not you plan to attend the meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. We strongly support the proposed transactions and join with our boards of directors in recommending that you vote in favor of the proposals presented to you for approval.

Alan P. Niedzwiecki	Michael H. Schoeffler
President and Chief Executive Officer	Co-Chief Executive Officer
Quantum Fuel Systems Technologies Worldwide, Inc.	Starcraft Corporation

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Quantum and Starcraft from other documents filed with the Securities and Exchange Commission that are not included in this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from Quantum or Starcraft at the following addresses:

Quantum Fuel Systems Technologies	Starcraft Corporation
Worldwide, Inc.	1123 South Indiana Avenue
17872 Cartwright Road	Goshen, Indiana 46526
Irvine, California 92614	Attention: Joseph E. Katona III, Secretary
Attention: Cathryn T. Johnston, Secretary	Phone Number: (574) 534-7827
Phone Number: (949) 399-4500

If you would like to request any of the documents referred to above, please do so by February 21, 2005 in order to receive them before the special meetings. See “Where You Can Find More Information” that begins on page 118 for more information.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

17872 Cartwright Road

Irvine, California 92614

Notice of Special Meeting of Stockholders

To Be Held February 28, 2005

Notice is hereby given that a special meeting of stockholders (the “Quantum Meeting”) of Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Quantum”), will be held at 8:30 a.m. (local time) on Monday, February 28, 2005, at the Marriott Hotel, located at 18000 Von Karman Avenue, Irvine, California 92612, for the following purposes:

1. To consider and vote on a proposal to approve the issuance of shares of Quantum common stock in connection with the merger of Quake Sub, Inc., an Indiana corporation and wholly owned subsidiary of Quantum (“Merger Sub”), with and into Starcraft Corporation, an Indiana corporation, pursuant to the Agreement and Plan of Merger dated as of November 23, 2004 (referred to as the “merger agreement”), among Quantum, Merger Sub and Starcraft, whereby Starcraft will become a wholly owned subsidiary of Quantum. The merger agreement relating to the proposed merger is included as Annex A to this joint proxy statement/prospectus.

2. To consider and vote upon a proposal pursuant to which Quantum’s Amended and Restated Certificate of Incorporation (the “Quantum Charter”) will be amended and restated to increase from 60,000,000 to 100,000,000 the number of shares of authorized common stock and to eliminate the currently authorized shares of Series A common stock.

3. To transact such other business as may properly be presented to the Quantum Meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on January 12, 2005, will be entitled to notice of and to vote at the Quantum Meeting and any adjournments or postponements thereof. A list of stockholders of Quantum entitled to vote at the Quantum Meeting will be available for inspection during normal business hours for the ten days prior to the Quantum Meeting at the offices of Quantum, located at 17872 Cartwright Road, Irvine, California 92614, and at the time and place of the Quantum Meeting.

The Quantum board of directors believes that the terms of the merger agreement and the merger, including the issuance of Quantum common stock and the other transactions contemplated by the merger agreement, are advisable and in the best interests of Quantum and its stockholders, has unanimously approved the merger agreement, the merger, the issuance of Quantum common stock in the merger and the amendment to the Quantum Charter, and recommends that Quantum stockholders vote “For” approval of the issuance of shares of Quantum common stock in the merger and “For” approval of the amendment to the Quantum Charter.

Please complete, date, sign and promptly return your proxy card so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Giving your proxy does not affect your right to vote in person in the event you attend the Quantum Meeting. You may revoke your proxy at any time.

By Order of the Board of Directors,

Cathryn T. Johnston
Secretary

Irvine, California

January 19, 2005

STARCRAFT CORPORATION

1123 South Indiana Avenue

Goshen, Indiana 46526

Notice of Special Meeting of Shareholders

to be held February 28, 2005

Notice is hereby given that a special meeting of shareholders (the “Starcraft Meeting”) of Starcraft Corporation, an Indiana corporation (“Starcraft”) will be held at 11:30 a.m. (local time) on Monday, February 28, 2005, at the Ramada Inn, located at 1375 Lincolnway East (U.S. 33 East), Goshen, Indiana 46526, for the following purposes:

1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated as of November 23, 2004 (referred to as the “merger agreement”) among Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum”), Quake Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Quantum (“Merger Sub”), and Starcraft Corporation, pursuant to which Merger Sub will merge with and into Starcraft with Starcraft being the surviving corporation and becoming a wholly owned subsidiary of Quantum following the merger, and the other transactions contemplated thereby. The merger agreement relating to the proposed merger is included as Annex A to this joint proxy statement/prospectus. Approval of the merger agreement will include approval of the proposed merger, the merger agreement and all transactions contemplated by the merger agreement.

2. To transact such other business as may properly be presented to the Starcraft Meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on January 12, 2005, will be entitled to notice of and to vote at the Starcraft Meeting and any adjournments or postponements thereof. A list of shareholders of Starcraft entitled to vote at the Starcraft Meeting will be available for inspection during normal business hours for the ten days prior to the Starcraft Meeting at the offices of Starcraft, located at 1123 South Indiana Avenue, Goshen, Indiana 46526, and at the time and place of the Starcraft Meeting.

The Starcraft board of directors believes that the terms of the merger agreement and the merger are fair to, advisable and in the best interests of Starcraft and its shareholders, has unanimously adopted the merger agreement and recommends that Starcraft shareholders vote “For” approval of the merger agreement.

Please complete, date, sign and promptly return your proxy card so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Giving your proxy does not affect your right to vote in person in the event you attend the Starcraft Meeting. You may revoke your proxy at any time.

Under Chapter 44 of the Indiana Business Corporation Law, Starcraft shareholders who follow the procedures specified therein are entitled to dissent from the merger and demand to be paid the fair value of their shares. A copy of Chapter 44 of the Indiana Business Corporation Law is included as Annex E to this joint proxy statement/prospectus.

By Order of the Board of Directors,

Joseph E. Katona III
Secretary

Goshen, Indiana

January 19, 2005

WHO CAN HELP ANSWER YOUR QUESTIONS

If you have additional questions about the merger or the solicitation of your proxy, you should contact:

For Quantum stockholders: Quantum Fuel Systems Technologies Worldwide, Inc. 17872 Cartwright Road Irvine, California 92614 Attention: Cathryn T. Johnston, Secretary Phone Number: (949) 399-4500	For Starcraft shareholders: Starcraft Corporation 1123 South Indiana Avenue Goshen, Indiana 46526 Attention: Joseph E. Katona III, Secretary Phone Number: (574) 534-7827

i

ANNEXES

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q1:	What is the merger transaction?

A:	In general terms, the merger transaction involves the acquisition of Starcraft by Quantum through the merger of Merger Sub, a wholly owned subsidiary of Quantum, with and into Starcraft. In the merger, Starcraft will be the surviving corporation and will be a wholly owned subsidiary of Quantum following the merger. Holders of Starcraft common stock will receive 2.341 shares of Quantum common stock in exchange for each share of Starcraft common stock they own. Quantum will also assume the obligation to issue shares of its common stock upon conversion of Starcraft’s 8.5% Convertible Subordinated Notes due 2009 (the “Starcraft Convertible Notes”) and will assume outstanding options to purchase Starcraft common stock (unless those option holders elect to have their options cancelled and exchanged for a cash payment). As a result of the merger, the former shareholders of Starcraft will own approximately 40% of outstanding Quantum common stock immediately after the merger (excluding any Starcraft options assumed by Quantum and excluding shares of Quantum common stock issuable upon conversion of the Starcraft Convertible Notes as described below).

Q2:	What am I being asked to vote on?

A:	Quantum stockholders are being asked to approve the issuance of shares of Quantum common stock in the merger and the amendment to the Quantum Charter. The amendment to the Quantum Charter will take effect only if the merger is completed.

Starcraft shareholders are being asked to approve the merger agreement. Approval of the merger agreement will include approval of the proposed merger, the merger agreement and all transactions contemplated by the merger agreement.

Q3:	Why are we proposing the merger?

A:	The boards of Quantum and Starcraft believe that the merger will create a stronger, more diversified company. The boards believe that the merger will result in a well-capitalized company with complementary revenue streams and a solid product and service portfolio to address the mainstream automotive and alternative fuel markets and the hydrogen economy. Management of both companies believes that the combined company will have an extensive range of operational expertise in areas such as vehicle systems design, powertrain engineering, systems integration, validation, and second-stage manufacturing and assembly for traditional alternative fuel and fuel cell vehicle programs.

A discussion of additional reasons for the merger appears on pages 53 to 60.

Q4:	When and where are the special stockholders’ and shareholders’ meetings?

A:	Both meetings will take place on Monday, February 28, 2005. The Starcraft Meeting will be held at 11:30 a.m. (local time) at the Ramada Inn, located at 1375 Lincolnway East (U.S. 33 East), Goshen, Indiana 46526. The Quantum Meeting will be held at 8:30 a.m. (local time) at the Marriott Hotel, 18000 Von Karman Avenue, Irvine, California 92612.

Q5:	What do I need to do now?

A:	Please indicate on your proxy card how you want to vote, and sign and mail it in the enclosed return envelope as soon as possible so that your shares may be represented at your meeting. If you are a Quantum stockholder and you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the approval of the issuance of shares of Quantum common stock in the merger and in favor of the amendment to the Quantum Charter. If you are a Starcraft shareholder and you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the approval of the merger agreement. You may also choose to attend your meeting and vote your shares in person.

Q6:	What do I do if I want to revoke my proxy or change my vote?

A:	If you are a Quantum stockholder, you may revoke your proxy at any time prior to the vote by delivering to the Secretary of Quantum a later-dated notice of revocation, by delivering to the Secretary of Quantum a later-dated signed proxy (which will automatically supersede any earlier-dated proxy that you returned), or by attending the Quantum Meeting and voting in person. Note that attendance at the Quantum Meeting does not, by itself, constitute revocation of your proxy.

If you are a Starcraft shareholder, you may revoke your proxy at any time prior to the vote by delivering to the Secretary of Starcraft a later-dated notice of revocation, by delivering to the Secretary of Starcraft a later-dated signed proxy (which will automatically supersede any earlier-dated proxy that you returned), or by attending the Starcraft Meeting and voting in person. Note that attendance at the Starcraft Meeting does not, by itself, constitute revocation of your proxy.

Q7:	If my shares of stock are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will vote your shares only if you provide instructions on how to vote. Without instructions, your shares will not be voted. You should instruct your broker to vote your shares, following the directions provided by your broker.

Q8:	What votes are required to complete the merger?

A:	Approval of the merger agreement requires the affirmative vote of at least a majority of the total number of votes entitled to be cast at the Starcraft Meeting.

Approval of the issuance of Quantum common stock in the merger requires the affirmative vote of at least a majority of the total number of votes cast at the Quantum Meeting. Approval of the amendment to the Quantum Charter requires the approval of a majority of the shares of Quantum common stock outstanding and entitled to vote on the matter.

Q9:	What are the other material conditions to completion of the merger?

A:	The merger is subject to the receipt of required governmental and regulatory approvals, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and approval of The Nasdaq Stock Market, Inc. (“Nasdaq”) for listing of the shares of Quantum common stock to be issued pursuant to the merger agreement. The Federal Trade Commission has granted early termination of the waiting period under the HSR Act with respect to the merger, effective January 4, 2005. The merger is also subject to other customary closing conditions.

Q10:	When do you expect the merger to be completed?

A:	The merger will be completed when the conditions described under “The Merger Agreement—Closing Conditions” beginning on page 95 are satisfied or waived. Quantum and Starcraft believe that the merger can be completed promptly following the special meetings. There can be no guarantee, however, as to when all conditions to the merger will be satisfied and the completion of the merger will occur, if at all. See “Risk Factors—Risks Related to the Merger” beginning on page 23.

Q11:	Who do I call if I have more questions?

A:	For questions about voting and proxies, or for other information, Quantum stockholders may contact:

Quantum Fuel Systems Technologies Worldwide, Inc.

Attention: Cathryn T. Johnston, Secretary

17872 Cartwright Road

Irvine, California 92614

Phone: (949) 399-4500

For questions about voting and proxies, or for other information, Starcraft shareholders may contact:

Starcraft Corporation

Attention: Joseph E. Katona III, Secretary

1123 South Indiana Avenue

Goshen, Indiana 46526

Phone: (574) 534-7827

ADDITIONAL QUESTIONS AND ANSWERS FOR QUANTUM STOCKHOLDERS

Q12:	What are Quantum stockholders being asked to vote on?

A:	Quantum stockholders are being asked to approve:

•	the issuance of shares of Quantum common stock in the merger; and

•	a proposal pursuant to which the Quantum Charter will be amended and restated to increase from 60,000,000 to 100,000,000 the number of shares of authorized Quantum common stock and to eliminate the currently authorized shares of Series A common stock.

Q13:	Why is Quantum seeking stockholder approval?

A:	Under the Nasdaq Marketplace Rules, listed companies are required to obtain stockholder approval prior to issuing securities in connection with the acquisition of stock of another company if the number of shares to be issued in the transaction exceeds 20% of the shares outstanding prior to the transaction. Under the terms of the merger agreement, Quantum will issue shares of its common stock to Starcraft shareholders in exchange for their shares of Starcraft common stock and will assume the obligation to issue shares of its common stock upon conversion of the Starcraft Convertible Notes. In addition, Quantum will assume outstanding options to purchase Starcraft common stock (unless such option holders elect to have their options cancelled and exchanged for a cash payment). Immediately following completion of the merger, Starcraft shareholders will own approximately 40% of the Quantum common stock outstanding (excluding any Starcraft options assumed by Quantum and excluding shares of Quantum common stock issuable upon conversion of the Starcraft Convertible Notes).

The board of directors of Quantum believes that it is in Quantum’s best interest to amend and restate the Quantum Charter to increase the number of authorized shares of Quantum common stock to provide a sufficient number of shares of authorized common stock to permit Quantum to complete the merger, which includes the issuance of Quantum common stock (i) to Starcraft shareholders in exchange for their Starcraft common stock, (ii) upon conversion of the Starcraft Convertible Notes and (iii) upon exercise of any Starcraft options that are assumed by Quantum. In addition, Quantum’s board of directors believes that the authorized number of shares of common stock should be increased, commensurate with the increased size of the combined company in terms of equity and market capitalization that will result from the merger, to provide sufficient shares for corporate purposes as may be determined from time to time by the Quantum board of directors to be necessary or desirable.

If Quantum were to complete the merger without Quantum stockholder approval, Quantum common stock could be delisted from The Nasdaq National Market. Approval of the merger by Quantum stockholders is not required by Delaware law, the Quantum Charter or Quantum’s bylaws.

Q14:	Why is Quantum entering into the merger?

A:

Quantum believes that the merger will result in a diversified company with complementary revenue streams, customers, capabilities and technologies that, on a combined basis, is well-positioned to address opportunities in the mainstream automotive and alternative fuel markets and the hydrogen economy. Quantum believes that the merger is a strategic step toward strengthening its position as a leading full-service systems developer, integrator, and vehicle assembler. Quantum believes that the merger will result in the following benefits:

•	a strengthened position as a full-service Tier 1 OEM supplier with complete capabilities from vehicle concept to production for traditional, alternative fuel and hydrogen vehicles and applications;

•	an expanded “one-stop shop” capability with broader resources in terms of vehicle system design, powertrain engineering, systems integration, validation, and second-stage manufacturing and assembly for traditional, alternative fuel and fuel cell vehicle programs, which Quantum believes will allow the combined company to position itself as a strategic supplier in the early stage of development and production of fuel cell vehicles;

•	an enhanced ability to leverage Quantum’s and Starcraft’s powertrain engineering, integration, electronic and software capabilities to support anticipated demand from current and new customers and the military to provide complete engine, powertrain, and advanced fuel systems;

•	a complementary management team, a broader organization and an expanded geographic footprint, which Quantum believes will improve the combined company’s ability to meet customer requirements for vehicle development, integration and second-stage and specialty vehicle assembly;

•	a stronger operational base, which Quantum believes will result in increased quality, improved operational efficiencies and enhanced process and production capabilities;

•	greater financial strength with broader revenue streams across established markets, which Quantum believes will be in a better position for sustainable growth, stability, positive cash flows from operations and a solid financial foundation;

•	lower general and administrative expenses through the elimination of redundant public company functions;

•	enriched cross-selling opportunities that Quantum believes will enable it to increase its market share; and

•	an increased profile within the automotive industry and the financial community.

Q15:	What will happen if the Quantum stockholders do not approve the merger or the amendment and restatement of the Quantum Charter?

A:	The merger is conditioned on the approval by Quantum stockholders of both proposals. If Quantum stockholders do not approve either of the Quantum proposals, then neither proposal will be implemented, and the merger will not proceed. In that event, Quantum may be required to reimburse Starcraft for fees and expenses incurred by Starcraft up to a maximum of $1 million. For a description of the fees that may apply, please see “The Merger Agreement—Termination Fees and Expenses” beginning on page 97.

Q16:	How many shares of Quantum common stock will Quantum issue in the merger?

A:	In exchange for Starcraft common stock issued and outstanding as of the effective time of the merger, Quantum will issue approximately 21.0 million shares of Quantum common stock in the merger, which represent approximately 40% of the shares of Quantum common stock outstanding immediately prior to the merger. In addition, up to 2.0 million shares of Quantum common stock will be issuable upon exercise of Starcraft stock options (assuming all holders of Starcraft options elect to have their options assumed by Quantum). Also, upon conversion of the Starcraft Convertible Notes, Quantum will issue approximately 2.3 million additional shares of Quantum common stock from time to time by the holders of those notes (assuming conversion of the entire $15 million aggregate principal amount of the notes, no conversion of accrued interest on the notes into Quantum common stock, and no reduction of the applicable conversion price of the notes).

If the daily volume weighted average price of Quantum common stock over the ten trading days ending on the business day following the Starcraft Meeting is less than $5.00, Quantum may elect to increase the exchange ratio. If Quantum does not elect to increase the exchange ratio to a specified amount, Starcraft may terminate the merger agreement. If Quantum elects to increase the exchange ratio, but the merger is not completed within a specified period of time, Starcraft may again request an increase of the exchange ratio. Quantum has no obligation to increase the exchange ratio.

Q17:	How will the merger affect my Quantum common stock?

A:	Your rights as a Quantum common stockholder will not be affected by the merger. Quantum stockholders will not receive any additional shares by virtue of their holdings in Quantum. However, your current percentage ownership of Quantum will be substantially different upon completion of the merger, as Starcraft shareholders will own approximately 40% of the shares of outstanding Quantum common stock (excluding any Starcraft options assumed by Quantum and excluding shares of Quantum common stock issuable upon conversion of the Starcraft Convertible Notes). In addition, your current percentage ownership of Quantum will be affected by the future issuance of Quantum common stock upon the exercise of any Starcraft stock options assumed by Quantum, and upon the conversion, if any, of the Starcraft Convertible Notes.

Q18:	Do I have dissenters’ rights?

A:	No. Quantum stockholders will not have dissenters’ rights under Delaware law as a result of the merger.

Q19:	Has Quantum’s board of directors made any recommendation to Quantum stockholders regarding the issuance of Quantum shares in the merger and the amendment to the Quantum Charter?

A:	Quantum’s board of directors has carefully considered and has unanimously approved the terms and conditions of the merger agreement and the merger, as well as the amendment to the Quantum Charter. The Quantum board of directors believes that the terms of the merger agreement and the merger, including the issuance of Quantum common stock and the other transactions contemplated by the merger agreement, are advisable and in the best interests of Quantum and its stockholders, has unanimously approved the merger agreement, the merger, the issuance of Quantum common stock in the merger and the amendment to the Quantum Charter, and recommends that Quantum stockholders vote “For” approval of the issuance of shares of Quantum common stock in the merger and “For” approval of the amendment to the Quantum Charter.

ADDITIONAL QUESTIONS AND ANSWERS FOR STARCRAFT SHAREHOLDERS

Q20:	What are the Starcraft shareholders being asked to vote on?

A:	Starcraft shareholders are being asked to approve the merger agreement. Approval of the merger agreement will include approval of the proposed merger, the merger agreement and all transactions contemplated by the merger agreement.

Q21:	Why is Starcraft entering into the merger?

A:	The Starcraft board of directors views the proposed combination of Starcraft and Quantum as a favorable opportunity for further development of Starcraft’s business. In particular, Starcraft believes that the merger will result in the following benefits:

•

The combination with Quantum affords Starcraft and its shareholders the opportunity to participate in the development of the hydrogen fuel market by leveraging Quantum’s position as a leader in this developing technology. As this market develops, the automotive industry is expected to have considerable need for engineering, design, integration and low volume manufacturing—areas in which Starcraft brings extensive experience, expertise and capacity.

•	Quantum has shown success in developing customer relationships with multiple OEM’s, and the merger will afford Starcraft the opportunity to leverage those relationships to further diversify its business and the potential to build new business through new customers.

•	The merger may allow Starcraft to further expand its already favorable relationship with General Motors, Starcraft’s principal customer. General Motors is a principal shareholder of Quantum and a customer of Quantum. General Motors has agreed to vote its Quantum shares in favor of the merger.

•	Quantum’s existing facilities could potentially be used to address Starcraft’s need of facilities in Southern California to develop its existing business opportunities.

•	Combining with Quantum will allow Starcraft to reduce its compensation expenses at the board and executive level and save significant other expenses because it will no longer have to maintain separate compliance and investor relations functions as an independent public company.

Q22:	What will Starcraft shareholders receive in the merger?

A:	Starcraft shareholders will receive 2.341 shares of Quantum common stock for each share of Starcraft common stock they hold. No fractional shares of Quantum common stock will be issued in the merger. Instead, each Starcraft shareholder who would otherwise be entitled to receive a fractional share will receive an amount in cash for the fractional share in accordance with the terms of the merger agreement.

Q23:	Will the shares of Quantum common stock issued pursuant to the merger be listed on The Nasdaq National Market?

A:	Yes. Quantum’s common stock currently trades on The Nasdaq National Market under the symbol “QTWW.” Quantum will apply to list the shares of Quantum common stock to be issued to Starcraft shareholders pursuant to the merger on The Nasdaq National Market. Starcraft’s common stock will be delisted from The Nasdaq SmallCap Market upon completion of the merger.

Q24:	What are the tax consequences of the merger to me?

A:	It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to in this joint proxy statement/prospectus as the “Code.” Assuming the merger so qualifies, for U.S. federal income tax purposes, shareholders of Starcraft common stock who exchange their shares for Quantum common stock in the merger will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of Quantum common stock. See the section entitled “The Merger and Related Transactions—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 73.

Q25:	Has Starcraft’s board of directors made any recommendation to Starcraft shareholders regarding approval of the merger agreement?

A:	Starcraft’s board of directors has carefully considered and has unanimously adopted the merger agreement. The Starcraft board of directors believes that the terms of the merger agreement and the merger are fair to, advisable and in the best interests of Starcraft and its shareholders, has unanimously adopted the merger agreement and recommends that Starcraft shareholders vote “For” approval of the merger agreement.

Q26:	How do I exchange my Starcraft common stock for shares of Quantum common stock?

A:	Following completion of the merger, a letter of transmittal will be sent to you, which will include instructions concerning how to exchange your shares of Starcraft common stock for shares of Quantum common stock. You should send your share certificate together with the letter of transmittal to Mellon Investor Services LLC, who will act as exchange agent, in accordance with the instructions contained in the letter of transmittal. You should not submit your Starcraft stock certificates for exchange until you receive instructions from the exchange agent following the effective time of the merger.

Q27:	What will happen if the Starcraft shareholders do not approve the merger?

A:	If the required vote of Starcraft shareholders is not obtained, the merger will not be approved, and the merger will not proceed. In that event, Starcraft may be required to reimburse Quantum for fees and expenses incurred by Quantum up to a maximum of $1 million. For a description of the fees that may apply, please see “The Merger Agreement—Termination Fees and Expenses” beginning on page 97.

Q28:	Do I have dissenters’ rights?

A:	Yes. Starcraft shareholders will have dissenters’ rights under Indiana law as a result of the merger. In order to exercise dissenters’ rights and demand fair value for your Starcraft shares, you, among other things, must not vote in favor of the merger and must strictly follow the procedures specified in Chapter 44 of the Indiana Business Corporation Law, a copy of which is included as Annex E to this joint proxy statement/prospectus. See “The Starcraft Meeting—Rights of Dissenting Shareholders” beginning on page 47.

SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this document and may not contain all of the information that is important to you. Even though we have highlighted what we believe is the most important information, we encourage you to read the entire joint proxy statement/prospectus for a complete understanding of the proposed merger. You should also review the other available information referred to in “Where You Can Find More Information” on page 118.

The Companies

Quantum Fuel Systems Technologies Worldwide, Inc.

Quantum designs, manufactures and supplies packaged fuel systems to original equipment manufacturers, or OEMs, for use in alternative fuel vehicles and fuel cell applications. For automotive OEMs, Quantum provides hydrogen systems for both internal combustion engine and fuel cell vehicles, and natural gas fuel systems for internal combustion engine vehicles. In the area of hydrogen refueling infrastructure, Quantum offers several hydrogen refueling systems focused on early infrastructure development. Based on the closing price of a share of Quantum common stock on The Nasdaq National Market (trading symbol: “QTWW”) on January 13, 2005 ($5.37) and the number of shares of Quantum common stock and Series B common stock outstanding on that date (31,734,843), Quantum’s market capitalization on that date was approximately $170.4 million.

Quantum’s principal executive offices are located at 17872 Cartwright Road, Irvine, California 92614. Quantum’s telephone number is (949) 399-4500.

Additional information concerning Quantum is included in the reports that Quantum periodically files with the SEC. See “Incorporation of Certain Documents by Reference” on page 118.

Starcraft Corporation

Starcraft is a second-stage manufacturer of motor vehicles, primarily pick-up trucks and sport utility vehicles, engaged in OEM automotive supply. Starcraft provides and installs appearance items on vehicles provided by and returned to the OEM.

Starcraft’s principal executive offices are located at 1123 South Indiana Avenue, Goshen, Indiana 46526. Starcraft’s telephone number is (574) 534-7827.

Additional information concerning Starcraft is included in the reports that Starcraft periodically files with the SEC. See “Incorporation of Certain Documents by Reference” on page 118.

Risk Factors (page 23)

The “Risk Factors” beginning on page 23 should be considered carefully by both Quantum stockholders and Starcraft shareholders in evaluating whether to approve the matters presented for the vote of securityholders. These risk factors should be considered along with any other information included herein, and any additional risk factors in documents incorporated by reference in, or included with, this joint proxy statement/prospectus.

Reasons for the Merger (page 53)

The boards of Quantum and Starcraft believe that the merger will create a stronger, more diversified company. The boards believe that the merger will result in a well-capitalized company with complementary revenue streams and a solid product and service portfolio to address the mainstream automotive and alternative fuel markets and the hydrogen economy. Management of both companies believe that the combined company will have an extensive range of operational expertise in areas such as vehicle systems design, powertrain engineering, systems integration, validation and second-stage manufacturing and assembly for traditional, alternative fuel and fuel cell vehicles.

Both boards also considered separate reasons for the merger as well as various risks associated with the merger.

The Structure of the Merger (page 73)

The merger transaction involves the acquisition by Quantum of Starcraft through the merger of Merger Sub, a wholly owned subsidiary of Quantum, with and into Starcraft. Starcraft will be the surviving corporation in the merger and will be a wholly owned subsidiary of Quantum following the merger. Upon completion of the merger, each share of Starcraft common stock, other than the shares owned by a shareholder who has exercised its dissenters’ rights, will be converted into the right to receive shares of Quantum common stock.

Quantum Common Stock (page 76)

Following the completion of the merger, Quantum common stock will continue to trade under the symbol “QTWW.”

The Merger Agreement

The merger agreement is attached as Annex A to this joint proxy statement/prospectus. We encourage you to read the merger agreement, as it is the legal document governing the merger.

Conversion of Securities; Adjustment of Exchange Ratio (page 86)

Upon completion of the merger, each share of Starcraft common stock, other than the shares owned by a shareholder who has exercised dissenters’ rights, will be converted into the right to receive 2.341 shares of Quantum common stock (the “exchange ratio”), and cash in lieu of any fractional share. The right of holders of Starcraft’s 8.5% Convertible Subordinated Notes to acquire Starcraft common stock upon conversion of the notes will be converted into the right to acquire Quantum common stock at the exchange ratio. For a description of the Starcraft Convertible Notes, see “Agreements Related to the Merger—Starcraft Convertible Notes” on page 101. If the daily volume weighted average price of Quantum common stock over the ten trading days ending on the business day following the Starcraft Meeting is less than $5.00, Quantum may elect to increase the exchange ratio. If Quantum does not elect to increase the exchange ratio to a specified amount, Starcraft may terminate the merger agreement. If Quantum elects to increase the exchange ratio, but the merger is not completed within a specified period of time, Starcraft may again request an increase of the exchange ratio. Quantum has no obligation to increase the exchange ratio.

Treatment of Options (page 87)

Each outstanding option to purchase Starcraft common stock will, at the holder’s option, either be assumed by Quantum or cancelled and exchanged for a payment equal to the difference, if any, between $15.61 per share and the option exercise price. Each assumed option will remain subject to the same terms and conditions set forth in Starcraft’s stock option plan and the individual’s option agreement. Holders of outstanding interests in Starcraft’s directors’ share plan will cancel their interests in exchange for a payment of $15.61 per share of Starcraft common stock represented by those interests. If all Starcraft option holders were to elect to receive cash in exchange for their options, payment for options and directors’ share interests would amount to approximately $7.1 million.

No Solicitation (page 93)

Subject to certain exceptions, neither Quantum nor Starcraft, nor their respective directors, officers, employees agents or representatives, may solicit or support any proposal for a merger or similar transaction involving any third party, participate in negotiations or discussions concerning any proposed acquisition by a third party, provide any non-public information to any third party relating to any proposed acquisition, or approve or recommend any proposed acquisition by a third party. The merger agreement does not, however, prohibit the parties or their boards from considering, and potentially recommending, an unsolicited, bona fide, written superior offer from a third party in the circumstances described under “The Merger Agreement—No Solicitation” on page 93.

Conditions to the Merger (page 95)

The completion of the merger depends upon the satisfaction or waiver of a number of conditions, including the following:

•	Quantum stockholder approval of the issuance of Quantum common stock contemplated by the merger and the amendment to the Quantum Charter;

•	Starcraft shareholder approval of the merger agreement;

•	the effectiveness of the Form S-4, of which this joint proxy statement/prospectus is a part, under the Securities Act of 1933, as amended;

•	the absence of any legal restraints or prohibitions preventing the completion of the merger;

•	Nasdaq authorization for the listing of the shares issued in connection with the merger on The Nasdaq National Market;

•	the absence of any material pending or threatened litigation against Quantum or Starcraft;

•	the correctness in all material respects of the representations and warranties of each party contained in the merger agreement;

•	the performance in all material respects of all obligations of the parties contained in the merger agreement;

•	the absence of material adverse changes with respect to either party; and

•	receipt by each of Quantum and Starcraft of an opinion of counsel to the effect that the merger will be treated as a “reorganization” under the Code.

Termination (page 96)

Subject to certain exceptions, either Quantum or Starcraft may terminate the merger agreement if the merger is not completed by May 31, 2005, and under various other circumstances. If the daily volume weighted average price of Quantum stock over the ten trading days ending on the business day following the Starcraft meeting is less than $5.00, Quantum may elect to increase the exchange ratio. If Quantum does not elect to increase the exchange ratio to a specified amount, Starcraft may terminate the merger agreement. If Quantum elects to increase the exchange ratio, but the merger is not completed within a specified period of time, Starcraft may again request an increase of the exchange ratio. Quantum will have no obligation to increase the exchange ratio.

Termination Fees and Expenses (page 97)

In general, all fees and expenses incurred in connection with the merger agreement and the merger transactions will be paid by the party incurring such expenses, whether or not the merger is completed. Quantum and Starcraft have agreed that if the merger agreement is terminated due to failure to obtain stockholder or shareholder approval, or due to a breach of a representation and warranty or obligation, the breaching party will pay to the other party certain expenses up to $1 million. Quantum and Starcraft have agreed that if the merger agreement is terminated due to, among other things, a determination of one party to accept an economically superior transaction or a breach of the no-solicitation provisions described above, the terminating or breaching party will pay a fee of $3.25 million to the other party, less amounts previously paid.

Interests of Certain Quantum Persons in the Merger (page 70)

In July 2004, Starcraft and IMPCO Technologies, Inc. formed Powertrain Integration, LLC as a joint venture. Powertrain Integration provides powertrain integration, engineering expertise and production capabilities for low volume, on-highway vehicle applications. Prior to Quantum’s spin-off from IMPCO in July 2003, IMPCO was the sole stockholder of Quantum. Dale L. Rasmussen, Quantum’s Chairman of the board of directors, serves as an executive officer of IMPCO.

Interests of Certain Starcraft Persons in the Merger (page 70)

Certain directors and officers of Starcraft may have interests in the merger that differ from yours.

Certain directors and officers of Starcraft have outstanding options to purchase shares of Starcraft common stock. Each outstanding option to purchase Starcraft common stock will, at the holder’s option, either be assumed by Quantum or cancelled and exchanged for a payment equal to the difference, if any, between $15.61 per share and the option exercise price. Each assumed option will remain subject to the same terms and conditions set forth in Starcraft’s stock option plan and the individual’s option agreement. Holders of outstanding interests in Starcraft’s directors’ share plan will cancel their interests in exchange for a payment of $15.61 per share of Starcraft common stock represented by the interest. In addition, Quantum plans to pay an aggregate of approximately $50,000 to certain members of Starcraft’s board of directors and management in connection with the termination of options to purchase an aggregate of 61,950 shares of Starcraft common stock held by these individuals with exercise prices in excess of $15.61 per share.

Starcraft has agreed to terminate its employment agreement with Kelly L. Rose, Chairman of the board of Starcraft, upon completion of the merger. Starcraft and Mr. Rose will enter into agreements providing for the separation of Mr. Rose from Starcraft as of the effective time of the merger and the entry into certain consulting arrangements. In addition, Starcraft will convey its rights in the “Starcraft” name and certain other property to Mr. Rose. See “Agreements Related to the Merger—Separation and Related Agreements with Kelly L. Rose.”

Quantum has agreed to offer employment after the merger to five key executive employees of Starcraft on substantially the terms of their current employment agreements as in effect with Starcraft.

Quantum has agreed to appoint Jeffrey P. Beitzel, Co-Chief Executive Officer of Starcraft, to the board of directors of Quantum upon completion of the merger.

Quantum has agreed to continue the indemnification and insurance arrangements currently in effect for the benefit of Starcraft’s officers and directors for a period of six years from the completion of the merger.

In considering the recommendation of the Starcraft board of directors to approve the merger agreement and the merger, Starcraft shareholders should consider that some of Starcraft’s directors and officers have interests in the merger that differ from, or are in addition to, their interests as Starcraft shareholders. The Starcraft board of directors was aware of these interests and considered them, among other matters, in adopting the merger agreement.

As a result of these interests, these directors and officers may be more likely to vote to approve the merger agreement and support the merger than if they did not hold these interests, and may have reasons for doing so that are not the same as the reasons of Starcraft’s other shareholders. Starcraft shareholders should consider these interests in deciding whether to approve the merger agreement.

For a more detailed description of the interests of Starcraft’s directors and executive officers in the merger, see “The Merger and Related Transactions—Interests of Certain Starcraft Persons in the Merger” beginning on page 70.

Board Composition (page 73)

Upon the effectiveness of the merger, Quantum’s board of directors will consist of five directors with two vacancies. Mr. Jeffrey P. Beitzel, currently Co-Chief Executive Officer of Starcraft, will be appointed to fill one of the vacancies. Quantum intends to appoint one additional director to the board who qualifies as an “independent director” under the Nasdaq Marketplace Rules to fill the remaining vacancy.

As a result, immediately following the effectiveness of the merger, the Quantum board will consist of Alan P. Niedzwiecki, Dale L. Rasmussen, Brian A. Runkel, G. Scott Samuelsen, Thomas J. Tyson, Jeffrey P. Beitzel and one additional independent director.

Relative Percentages of Ownership

Based on the number of shares outstanding for each of Quantum and Starcraft on January 12, 2005, immediately after the closing of the merger, the holders of Starcraft common stock will hold approximately 40% of the outstanding common stock of Quantum (excluding any Starcraft options assumed by Quantum and excluding shares of Quantum common stock issuable upon conversion of the Starcraft Convertible Notes) and the current holders of Quantum common stock will hold approximately 60% of the outstanding Quantum common stock.

Fairness Opinion of Quantum’s Financial Advisor (page 61)

In deciding to approve the merger, the Quantum board of directors considered the opinion of its financial advisor, Adams Harkness, Inc. that, as of the date of its opinion and subject to the considerations and limitations set forth in its opinion, the exchange ratio is fair, from a financial point of view, to the holders of Quantum common stock. The full text of the written opinion of Adams Harkness, dated November 22, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations of the review undertaken by Adams Harkness in providing its opinion, is attached as Annex B. Adams Harkness provided its opinion for the information and assistance of Quantum’s board of directors. The opinion does not constitute a recommendation to any stockholder as to any matters relating to the merger. Quantum urges its stockholders to read the opinion of Adams Harkness carefully and in its entirety.

Fairness Opinion of Starcraft’s Financial Advisor (page 66)

In deciding to adopt the merger, the Starcraft board of directors considered the opinion of its financial advisor, Starshak Welnhofer & Co. that, as of the date of its opinion and subject to the considerations and limitations set forth in its opinion, the exchange ratio is fair, from a financial point of view, to the holders of Starcraft common stock. The full text of the written opinion of Starshak Welnhofer, dated November 21, 2004, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. The opinion of Starshak Welnhofer does not constitute a recommendation as to how the shareholders of Starcraft should vote at the Starcraft Meeting in connection with the merger agreement or any other matter related thereto. Starcraft urges its shareholders to read the opinion of Starshak Welnhofer carefully and in its entirety.

Recommendations of the Boards of Directors

Quantum stockholders (page 60): Quantum’s board of directors has carefully considered and has unanimously approved the terms and conditions of the merger agreement and the merger, as well as the amendment to the Quantum Charter. The Quantum board of directors believes that the terms of the merger agreement and the merger, including the issuance of Quantum common stock and the other transactions contemplated by the merger agreement, are advisable and in the best interests of Quantum and its stockholders, has unanimously approved the merger agreement, the merger, the issuance of Quantum common stock in the merger and the amendment to the Quantum Charter, and recommends that Quantum stockholders vote “For” approval of the issuance of shares of Quantum common stock in the merger and “For” approval of the amendment to the Quantum Charter.

Starcraft shareholders (page 60): Starcraft’s board of directors has carefully considered and has unanimously adopted the merger agreement. The Starcraft board of directors believes that the terms of the merger agreement and the merger are fair to, advisable and in the best interests of Starcraft and its shareholders, has unanimously adopted the merger agreement and recommends that Starcraft shareholders vote “For” approval of the merger agreement.

Stockholder Approvals

Quantum stockholders (page 41): Approval of the issuance of Quantum common stock in the merger requires the affirmative vote of at least a majority of the total number of votes cast at the Quantum Meeting. Approval of the amendment to the Quantum Charter requires the approval of a majority of the shares of Quantum common stock outstanding and entitled to vote on the matter. If you abstain or do not vote, your abstention or non-vote will have the same effect as a vote against the proposal to amend the Quantum Charter. An abstention will count as present for purposes of establishing a quorum at the Quantum Meeting. However, neither an abstention nor a failure to vote will affect the outcome of the vote regarding the issuance of shares of Quantum common stock in the merger because they will not be counted as votes cast either for or against the proposal. As of the record date, Quantum directors and executive officers beneficially owned in the aggregate approximately 1.2% of the outstanding voting power of Quantum. Pursuant to a voting agreement, Quantum’s largest stockholder and strategic partner, General Motors Corporation, which holds 14.2% of Quantum’s outstanding common stock (11.4% of the outstanding voting power), has agreed to vote in favor of the approval of the issuance of Quantum common stock in the merger and the amendment to the Quantum Charter.

Starcraft shareholders (page 45): Approval of the merger agreement requires the affirmative vote of at least a majority of the total number of votes entitled to be cast at the Starcraft Meeting. If you abstain or do not vote, your abstention or non-vote will have the same effect as a vote against the merger. An abstention will count as present for purposes of establishing a quorum at the Starcraft Meeting. As of the record date, the directors and executive officers of Starcraft beneficially owned in the aggregate approximately 57.4% of the outstanding voting power of Starcraft. Pursuant to voting agreements, four of Starcraft’s largest shareholders, who collectively represent 51.3% of Starcraft’s outstanding shares, have agreed to vote in favor of the approval of the merger agreement.

Stockholders’ and Shareholders’ Meetings (pages 40 and 45)

The Quantum Meeting will be held on Monday, February 28, 2005, at 8:30 a.m. (local time) at the Marriott Hotel, 18000 Von Karman Avenue, Irvine, California 92612.

The Starcraft Meeting will simultaneously be held on Monday, February 28, 2005, at 11:30 a.m. (local time) at the Ramada Inn, located at 1375 Lincolnway East (U.S. 33 East), Goshen, Indiana 46526.

Material U.S. Federal Income Tax Consequences of the Merger (page 73)

It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Assuming the merger qualifies as such a reorganization, for U.S. federal income tax purposes, holders of Starcraft common stock who exchange their shares for Quantum common stock in the merger will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of Quantum common stock. It is a condition to the completion of the merger that Quantum and Starcraft receive written opinions from their counsel Morrison & Foerster LLP and Barnes & Thornburg LLP, respectively, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Quantum nor Starcraft intends to waive this closing condition. However, if either Quantum or Starcraft waives receipt of such opinion and the material tax consequences are expected to differ from those described below, Quantum and Starcraft will resolicit the approval of their shareholders after providing appropriate disclosure. For further information concerning the U.S. federal income tax consequences of the merger, please see “The Merger and Related Transactions—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 73 of this joint proxy statement/prospectus.

Tax matters are very complicated and the tax consequences of the merger to each Starcraft shareholder will depend on that shareholder’s particular facts and circumstances. Starcraft shareholders are urged to consult their tax advisors to understand fully the tax consequences to them of the merger.

Accounting Treatment (page 75)

The merger will be accounted for under the purchase method of accounting.

Regulatory Approvals (page 76)

The merger is subject to the provisions of the HSR Act. The Federal Trade Commission has granted early termination of the waiting period under the HSR Act with respect to the merger, effective January 4, 2005.

In addition, the merger is subject to the approval of Nasdaq for listing of the shares of Quantum common stock to be issued pursuant to the merger agreement.

Dissenters’ Rights (page 47)

The Indiana Business Corporation Law grants dissenters’ rights in the merger to the holders of Starcraft common stock. Under the Indiana Business Corporation Law, Starcraft shareholders may dissent from the merger and demand in writing that Starcraft pay the fair value of their shares. Fair value excludes any appreciation or depreciation in anticipation of the applicable merger unless the exclusion would be inequitable.

Chapter 44 of the Indiana Business Corporation Law sets forth the required procedures a shareholder requesting dissenters’ rights must follow. A copy of Chapter 44 of the Indiana Business Corporation Law is attached as Annex E to this joint proxy statement/prospectus. Shareholders who elect to exercise dissenters’ rights must strictly comply with all of the procedures to preserve those rights.

Quantum common stockholders are not entitled to demand appraisal of, or to receive payment for, their shares of common stock under the Delaware General Corporation Law in connection with the merger.

QUANTUM SELECTED HISTORICAL FINANCIAL INFORMATION

The following table should be read in conjunction with Quantum’s consolidated financial statements and related notes and Quantum’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” incorporated by reference into this joint proxy statement/prospectus, and contained in Quantum’s annual reports, quarterly reports and other information on file with the Securities and Exchange Commission. Historical results are not necessarily indicative of the results to be expected in the future.

The following table summarizes certain historical financial information at the dates and for the periods indicated below prepared in accordance with U.S. generally accepted accounting principles. The statement of operations data for the years ended April 30, 2002, 2003 and 2004 and the balance sheet data as of April 30, 2003 and 2004 have been derived from information included in Quantum’s Annual Report on Form 10-K for the fiscal year ended April 30, 2004. The statement of operations data for the years ended April 30, 2000 and 2001 and the balance sheet data as of April 30, 2000, 2001 and 2002 have been derived from audited financial statements not included in this joint proxy statement/prospectus. Certain reclassifications have been made to amounts for fiscal years 2000 through 2003 to conform to the fiscal 2004 presentation. The statement of operations data for the six months ended October 31, 2003 and 2004 and the balance sheet data as of October 31, 2004 have been derived from information included in Quantum’s Quarterly Report on Form 10-Q for the period ended October 31, 2004. See “Where You Can Find More Information” beginning on page 118 and “Incorporation of Certain Documents by Reference” beginning on page 118.

	Year Ended April 30,					Six Months Ended October 31,
	2000	2001	2002	2003	2004	2003	2004
	(in thousands, except per share amounts)
Statement of Operations Data:
Revenue:
Net product sales	$13,057	$15,447	$15,517	$15,833	$18,624	$11,898	$5,611
Contract revenue	9,284	7,911	7,886	7,806	9,495	2,705	5,706

Total revenue	22,341	23,358	23,403	23,639	28,119	14,603	11,317

Cost and expenses:
Cost of product sales	15,081	19,452	25,581	18,471	12,865	7,549	4,604
Research and development	12,956	26,687	33,474	15,062	15,657	6,545	8,294
Selling, general and administrative	4,939	7,459	7,246	8,442	8,930	4,353	4,570

Operating loss	(10,635)	(30,240)	(42,898)	(18,336)	(9,333)	(3,844)	(6,151)

Interest income (expense), net	—	(4)	(479)	6	411	55	439
Other income (expense), net	—	—	—	134	27	24	(18)
Provision for income taxes	—	—	(1)	(1)	(39)	(39)	(5)

Net loss	$(10,635)	$(30,244)	$(43,378)	$(18,197)	$(8,934)	$(3,804)	$(5,735)

Basic and diluted loss per share	—	—	$(3.07)	$(1.00)	$(0.33)	$(0.16)	$(0.18)
Weighted average number of shares outstanding—basic and diluted (1)	—	—	14,142	18,153	27,257	23,094	31,696

(1)	See Note 12 of the notes to financial statements included in Quantum’s Annual Report on Form 10-K for the fiscal year ended April 30, 2004 for an explanation of the determination of the number of shares used to compute basic and diluted per share amounts. The historical per share information is not shown for fiscal years 2000 and 2001 since no shares were outstanding for these reporting periods.

	April 30,					October 31, 2004
	2000	2001	2002	2003	2004
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$2	$4	$177	$11,539	$15,729	$8,411
Marketable securities held-to-maturity:
Maturing within one year	—	—	—	—	35,595	46,629
Maturing after one year	—	—	—	—	17,232	7,843
Working capital	14,364	11,338	(3,375)	15,500	57,689	63,086
Total assets	23,399	32,815	28,159	51,274	103,447	96,305
Long-term obligations, less current portion	—	183	127	—	—	—
Total equity	19,357	23,992	10,271	42,950	97,451	91,857

STARCRAFT SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected historical financial information should be read in conjunction with Starcraft’s consolidated financial statements and related notes and other financial information and Starcraft’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in Starcraft’s Annual Report on Form 10-K for the fiscal year ended October 3, 2004 included with this joint proxy statement/prospectus as Annex D.

The following table summarizes certain historical financial information at the dates and for the periods indicated below prepared in accordance with U.S. generally accepted accounting principles. The statement of operations data for the years ended September 29, 2002, September 28, 2003 and October 3, 2004 and the balance sheet information as of September 28, 2003 and October 3, 2004 have been derived from information included in Starcraft’s Annual Report on Form 10-K for the fiscal year ended October 3, 2004. The statement of operations data for the years ended October 1, 2000 and September 30, 2001 and the balance sheet data as of October 1, 2000, September 30, 2001 and September 29, 2002 have been derived from audited financial statements not included in this joint proxy statement/prospectus. Certain reclassifications have been made to conform prior periods to the fiscal 2004 presentation.

	Year Ended
	October 1, 2000	September 30, 2001	September 29, 2002	September 28, 2003	October 3, 2004
	(in thousands, except per share amounts)
Statement of Operations Data:
Net Sales:
Domestic	$75,176	$48,647	$104,422	$191,401	$173,210
Export	139	287	262	701	193
Total net sales	75,315	48,934	104,684	192,102	173,403

Cost of goods sold	56,719	38,184	79,748	147,835	150,339
Gross profit	18,596	10,750	24,936	44,267	23,064
Operating expenses	8,336	9,898	15,515	19,163	19,091
Goodwill impairment	—	—	—	—	47,900
Amortization of intangibles	—	—	—	—	1,440
Compensation expense from warrant and option redemption	—	—	2,096	—	—
Operating income (loss)	10,260	852	7,325	25,104	(45,367)

Interest expense	(864)	(547)	(476)	(457)	(940)
Other, net	82	293	589	33	—

Income (loss) before minority interest and taxes	9,478	598	7,438	24,680	(46,307)
Minority interest	4,918	70	4,087	10,832	610
Income tax expense (credit)	379	26	388	2,060	(1,897)
Income from continuing operations	4,181	502	2,963	11,788	(45,020)
Loss from discontinued operations	(8,528)	(3,679)	—	—	—

Net income (loss)	$(4,347)	$(3,177)	$2,963	$11,788	$(45,020)

Weighted average common shares outstanding (a)	4,646	4,680	4,770	4,975	7,772
Basic earnings (loss) per share (a)	$(0.93)	$(0.68)	$0.62	$2.37	$(5.79)
Diluted earnings (loss) per share (a)	$(0.93)	$(0.68)	$0.52	$2.14	$(5.79)

Balance Sheet Data:
Working capital	$2,165	$2,040	$9,066	$21,959	$20,447
Total assets	34,994	22,010	39,092	58,730	151,361
Long-term debt	9,957	8,092	12,704	9,148	18,854
Shareholders’ equity (deficit)	77	(2,703)	331	12,640	102,981
Book value per share	0.02	(0.58)	0.07	2.51	11.48

(a)	Retroactively adjusted for 5% stock dividend issued in March 2003 and March 2004.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed financial data set forth below gives effect to Quantum’s proposed acquisition of Starcraft as if the acquisition had been completed on May 1, 2003 for statement of operations purposes, and as of October 31, 2004 for balance sheet purposes, and is derived from the unaudited pro forma condensed combined financial statements included elsewhere in this joint proxy statement/prospectus. This pro forma financial information should be read in conjunction with the unaudited pro forma condensed combined financial statements and related notes and the separate historical financial statements and related notes of Starcraft and Quantum, which are also included in or incorporated by reference into this joint proxy statement/prospectus.

The pro forma financial information includes adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase consideration to the acquired assets and liabilities of Starcraft. The final allocation of the purchase consideration will be determined after the completion of the merger and will be based on appraisals and comprehensive final evaluation of the fair value of Starcraft’s tangible assets acquired, liabilities assumed, identifiable intangible assets and goodwill at the time of the merger. The final determination of tangible and intangible assets may result in depreciation and amortization expense that is substantially different from the preliminary estimates of these amounts.

The selected unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not purport to represent what the actual consolidated results of operation or the consolidated financial position of Quantum would have been had the merger occurred on the dates assumed, does not reflect any cost savings or other synergies which may result from the merger, nor is it necessarily indicative of future results of operations or financial position. Accounting policies used in the preparation of the pro forma combined financial statements are in accordance with those used in the preparation of the historical consolidated financial statements of Quantum at April 30, 2004 and the year then ended.

The following table sets forth summary unaudited pro forma condensed combined financial data that has been prepared from the historical consolidated financial statements of Quantum and Starcraft for the year ended April 30, 2004 and for the six month period ended October 31, 2004. Due to different fiscal periods, the unaudited pro forma condensed financial information of Quantum and Starcraft combines the results of Quantum for the year ended April 30, 2004 and the historical results of Starcraft for the twelve months ended March 28, 2004. The unaudited pro forma condensed financial information of Quantum and Starcraft for the six month period ended October 31, 2004 combines the six month period ended October 31, 2004 of Quantum with the six month period ended October 3, 2004 of Starcraft.

	Year Ended April 30, 2004	Six Month Period Ended October 31, 2004
	(in thousands)
Statement of Operations Data:
Net revenue	$215,293	$101,351
Operating income (loss)	6,397	(6,793)
Net income (loss)	6,355	(6,754)

		October 31, 2004
Balance Sheet Data:
Cash and cash equivalents		$2,474
Marketable securities held-to-maturity:
Maturing within one year		46,629
Maturing after one year		7,843
Working capital		72,803
Total assets		282,602
Long-term obligations, less current portion		23,792
Stockholders’ equity		226,441

COMPARATIVE PER SHARE INFORMATION

The following table presents comparative historical per share data regarding the net loss and book value of each of Quantum and Starcraft and unaudited combined pro forma per share data after giving effect to the merger as a purchase of Starcraft by Quantum assuming the merger had been completed at the beginning of the earliest period presented. The following data assumes an exchange ratio of 2.341 shares of Quantum common stock for each share of Starcraft common stock in connection with the merger and excludes any Starcraft options assumed by Quantum and any shares of Quantum common stock issuable upon conversion of the Starcraft Convertible Notes. The data has been derived from and should be read in conjunction with the summary selected historical consolidated financial data and unaudited pro forma condensed combined consolidated financial statements contained elsewhere in this joint proxy statement/prospectus, and the separate historical consolidated financial statements of Quantum and Starcraft and the accompanying notes included or incorporated by reference into this joint proxy statement/prospectus. The unaudited pro forma per share data is presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of Quantum that would have been reported had the merger been completed as of the date presented, and should not be taken as representative of future consolidated results of operations or financial condition of Quantum.

	Quantum Per Share Data
	Year Ended April 30, 2004	Six Months Ended October 31, 2004
Historical Per Share Data:
Basic income (loss) per common share (1)	$(0.33)	$(0.18)
Diluted income (loss) per common share (2)	(0.33)	(0.18)
Book value per share at end of period (3)	3.08	2.90

	Starcraft Per Share Data
	Year Ended October 3, 2004	Six Months Ended October 3, 2004
Historical Per Share Data:
Basic income (loss) per common share (1)	$(5.79)	$0.11
Diluted income (loss) per common share (2)	(5.79)	0.11
Book value per share at end of period (3)	11.48	11.48

	Quantum Pro Forma Per Share Data
	Year Ended April 30, 2004	Six Months Ended October 31, 2004
Pro Forma Combined Per Share Data:
Basic income (loss) per common share (4)	$0.13	$(0.13)
Diluted income (loss) per common share (5)	0.13	(0.13)
Book value per share at end of period (6)		4.30

(1)	The historical basic income (loss) per common share information is based upon the weighted average number of shares of Quantum common stock and Starcraft common stock outstanding for each period.
(2)	The historical diluted income (loss) per common share information is based upon the weighted average number of shares of Quantum and Starcraft common stock and common share equivalents outstanding for each period.
(3)	The historical book value per common share is computed by dividing stockholders’ equity by the number of shares of common stock outstanding at the end of the period.
(4)	The unaudited pro forma basic income (loss) per common share is based upon the weighted average number of shares outstanding of Quantum common stock and the number of shares of Quantum common stock to be issued in connection with the merger at an exchange ratio of 2.341 shares of Quantum common stock for each share of Starcraft common stock.
(5)	The unaudited pro forma diluted income (loss) per common share is based upon the weighted average number of shares outstanding of Quantum common stock and common share equivalents and the number of shares of Quantum common stock to be issued in connection with the merger at an exchange ratio of 2.341 shares of Quantum common stock for each share of Starcraft common stock.
(6)	The unaudited pro forma book value per share is computed by dividing the pro forma stockholders’ equity by the sum of the total shares of common stock outstanding for Quantum at October 31, 2004 and the number of shares of Quantum common stock to be issued in connection with the merger at an exchange ratio of 2.341 shares of Quantum common stock for each shares of Starcraft common stock.

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION FOR QUANTUM

Quantum common stock has been traded on The Nasdaq National Market under the symbol “QTWW” since July 23, 2002. Quantum Series B common stock is not publicly traded. Prior to its spin-off from IMPCO, from July 11, 2002 though July 22, 2002, Quantum common stock traded on a “when-issued” basis on The Nasdaq National Market. The table below sets forth, for the periods indicated, the high and low daily sales prices for Quantum common stock as reported on The Nasdaq National Market:

	High	Low
Fiscal Year Ended April 30, 2003
Quarter commencing July 11, 2002	$6.05	$3.20
Quarter ended October 31, 2002	5.95	0.90
Quarter ended January 31, 2003	3.90	1.95
Quarter ended April 30, 2003	3.19	1.92

Fiscal Year Ended April 30, 2004
Quarter ending July 31, 2003	3.26	1.93
Quarter ended October 31, 2003	9.95	2.90
Quarter ended January 31, 2004	10.58	5.95
Quarter ended April 30, 2004	10.48	5.86

Fiscal Year Ending April 30, 2005
Quarter ended July 31, 2004	6.72	4.52
Quarter ended October 31, 2004	8.04	4.61
Quarter ending January 31, 2005 (through January 13, 2005)	7.80	5.00

On January 12, 2005, there were approximately 524 holders of record of Quantum common stock.

On January 13, 2005, the latest practicable date before the mailing of this joint proxy statement/prospectus, the last sale price of Quantum common stock as reported on The Nasdaq National Market was $5.37 per share. On November 22, 2004, the last business day prior to public announcement of the merger, the last sale price of Quantum common stock as reported on The Nasdaq National Market was $7.45 per share.

Following the merger, the common stock of Quantum will continue to be quoted on The Nasdaq National Market under the symbol “QTWW.”

Quantum has not paid cash dividends on its capital stock during the periods indicated in the stock price table set forth above. The holders of Quantum stock are each entitled to receive dividends when and if declared by the board of directors out of funds legally available therefor. Quantum currently intends to retain any future earnings of the combined company, to fund the development and growth of the business, and therefore does not anticipate paying any cash dividends in the foreseeable future.

PRICE RANGE OF COMMON STOCK AND DIVIDEND INFORMATION FOR STARCRAFT

Starcraft common stock trades on The Nasdaq SmallCap Market under the symbol “STCR.” The table below sets forth, for the periods indicated, the high and low daily sales prices for Starcraft’s common stock as reported on The Nasdaq SmallCap Market.

	High	Low
Fiscal Year Ended September 28, 2003
Quarter ended December 29, 2002	$7.62	$5.76
Quarter ended March 30, 2003	12.73	5.62
Quarter ended June 29, 2003	23.76	8.66
Quarter ended September 28, 2003	37.30	17.62

Fiscal Year Ended October 3, 2004
Quarter ended December 28, 2003	41.90	24.84
Quarter ended March 28, 2004	34.76	12.17
Quarter ended June 27, 2004	15.92	9.43
Quarter ended October 3, 2004	13.93	7.01

Fiscal Year Ending October 2, 2005
Quarter ended January 2, 2005	15.34	6.59
Quarter ending April 3, 2005 (through January 13, 2005)	14.32	12.35

On January 12, 2005, there were approximately 52 holders of record of Starcraft common stock.

On January 13, 2005, the latest practicable date before the mailing of this joint proxy statement/prospectus, the last sale price of Starcraft common stock as reported on The Nasdaq SmallCap Market was $12.50 per share. On November 22, 2004, the last business day prior to public announcement of the merger, the last sale price of Starcraft common stock as reported on The Nasdaq SmallCap Market was $11.30 per share.

Following the merger, the common stock of Starcraft will be delisted from The Nasdaq SmallCap Market and will no longer trade under the symbol “STCR.”

Starcraft has not paid cash dividends on its capital stock during the period indicated in the stock price table set forth above. The holders of Starcraft common stock are each entitled to receive dividends when and if declared by the board of directors out of funds legally available therefor. Starcraft does not anticipate paying any cash dividends in the foreseeable future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the information in this joint proxy statement/prospectus and in the documents that are incorporated herein by reference or included herewith, including the risk factors below, contains forward-looking statements that involve risks and uncertainties. These statements relate to, among other things, completion of the merger, future financial and operating results of Quantum, Starcraft or the combined company and the benefits of the pending merger. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “forecasts,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including the risk factors described below, elsewhere in this joint proxy statement/prospectus and in Quantum’s and Starcraft’s periodic filings with the Securities and Exchange Commission, incorporated herein by reference or included herewith.

The following factors, in addition to those factors identified under “Risk Factors” set forth below, are among those that may cause actual results to differ materially from the forward-looking statements:

•	the possibility that the companies will be unable to fully realize the benefits they anticipate from the merger;

•	the possibility that the merger may not occur;

•	the satisfaction of the conditions to closing, including receipt of stockholder and regulatory approvals;

•	the combined company’s ability to execute its business strategy;

•	the risk that the merger will not be treated as a tax-free reorganization for U.S. federal income tax purposes;

•	changes in general economic and business conditions;

•	the combined company’s financial condition and liquidity, as well as future cash flows and earnings;

•	the combined company’s level of operating expenses;

•	the effect, interpretation or application of new or existing laws, regulations and court decisions;

•	the availability of sources of funding;

•	developments in technology by the combined company and its competitors;

•	the occurrence of natural disasters such as fires, floods and other catastrophic events and natural disasters;

•	acts of war or terrorist activities; and

•	other economic, political and technological risks and uncertainties.

Neither Quantum nor Starcraft is under any obligation (and each company expressly disclaims any such obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise. Before making a decision regarding the merger, you should be aware that the occurrence of the events described in these risk factors could harm Quantum’s, Starcraft’s or the combined company’s business, operating results, and financial condition.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this joint proxy statement/prospectus, before making a decision about voting on the proposals submitted for your consideration.

Risks Related to the Merger

The merger is expected to result in benefits to the combined company, but the combined company may not realize those benefits due to challenges associated with integrating the companies.

The success of the merger will depend in large part on the success of management of the combined company in integrating the operations, technologies and personnel of the two companies following the effective time of the merger. The failure of the combined company to meet the challenges involved in integrating successfully the operations of Quantum and Starcraft or otherwise to realize any of the anticipated benefits of the merger could seriously harm the combined company’s results of operations. In addition, the overall integration of the two companies may result in unanticipated operations problems, expenses, liabilities and diversion of management’s attention. The challenges involved in this integration include the following:

•	successfully integrating each company’s operations, technologies, products and services;

•	demonstrating to the customers of each of Quantum and Starcraft that the merger will not result in adverse changes in business focus;

•	coordinating and integrating system and power train engineering activities to fully leverage each other’s capabilities;

•	coordinating and rationalizing research and development activities to enhance introduction of new products and technologies with reduced cost;

•	preserving distribution, marketing or other important relationships of both Quantum and Starcraft and resolving potential conflicts that may arise;

•	assimilating the personnel of both companies and integrating the business cultures of both companies;

•	realizing the expected cost savings associated with combining the companies in the merger;

•	maintaining employee morale and motivation; and

•	reducing the administrative and public company costs associated with Starcraft’s operations.

Quantum and Starcraft may not be able to successfully integrate their operations in a timely manner, or at all, and the combined company may not realize the anticipated benefits or synergies of the merger to the extent or in the time frame anticipated. The anticipated benefits and synergies include complementary revenue streams, a strengthened position as a full service Tier 1 OEM supplier, an enhanced ability to leverage each other’s power train integration capabilities, a broader organization and an expanded geographic footprint, a stronger operational base, enriched cross-selling opportunities, and an increased profile within the financial community. These anticipated benefits and synergies are based on assumptions, not actual experience, and assume a successful integration. In addition to the potential integration challenges discussed above, the combined company’s ability to realize these benefits and synergies could be adversely impacted to the extent that Quantum’s or Starcraft’s relationships with existing or potential customers, suppliers or strategic partners is adversely affected as a consequence of the merger, or, by practical or legal constraints on its ability to combine operations or implement workforce reductions. Furthermore, financial projections based on the same assumptions may not be correct if the underlying assumptions prove to be incorrect.

Starcraft shareholders cannot be sure of the market value of the shares of Quantum common stock that will be issued in the merger.

Upon the completion of the merger, each share of common stock of Starcraft outstanding immediately prior to the merger will be converted into the right to receive 2.341 shares of Quantum common stock. Because the exchange ratio is fixed at 2.341 shares of Quantum common stock for each share of Starcraft common stock (subject to adjustment as described below), the market value of the Quantum common stock issued in the merger will depend upon the per share market price of Quantum common stock upon the completion of the merger. The market value of Quantum common stock will fluctuate prior to the completion of the merger and therefore may be different at the time the merger is completed from the time the merger agreement was signed and the time of the Starcraft Meeting and the Quantum Meeting. Stock price changes may result from a variety of factors that are beyond the control of Starcraft or Quantum, including general market and economic conditions, changes in business prospects and regulatory considerations. Accordingly, Starcraft shareholders cannot be sure of the market value of the Quantum common stock that will be issued in the merger or at any time after the merger.

The market price of Quantum’s common stock has decreased from a closing price of $7.45 on November 22, 2004, the last trading day preceding the announcement of the proposed merger, to $5.37 on January 13, 2005. Under the terms of the merger agreement, the Starcraft board of directors is not permitted to withdraw or modify its recommendation that Starcraft’s shareholders vote in favor of approval of the merger agreement except in limited circumstances in response to a superior third-party acquisition proposal. However, if the daily volume weighted average price of Quantum common stock over the ten trading days ending on the business day following the Starcraft Meeting is less than $5.00, Quantum may elect to increase the exchange ratio. If Quantum does not elect to increase the exchange ratio to a specified amount, Starcraft may terminate the merger agreement. If Quantum elects to increase the exchange ratio, but the merger is not completed within a specified period of time, Starcraft may again request an increase of the exchange ratio. Quantum has no obligation to increase the exchange ratio. At the time of the Starcraft Meeting, Starcraft shareholders will not know the exact market value of the Quantum common stock that will be issued in connection with the merger. Because the value of the Quantum common stock is subject to fluctuation, shareholders are urged to obtain current market quotations for Quantum’s and Starcraft’s common stock.

The business of the combined company will continue to be substantially dependent on its relationships with General Motors.

Quantum’s strategic alliance with General Motors Corporation became effective upon Quantum’s spin-off from IMPCO. Quantum’s business and results of operations would be materially adversely affected if General Motors were to terminate its relationship with Quantum. Quantum’s ability to sell its products to the fuel cell and automotive OEM markets depends to a significant extent upon General Motors’ and its partners’ worldwide sales and distribution network and service capabilities. For the fiscal year ended April 30, 2004, and the six months ended October 31, 2004, Quantum’s revenue from sales of its products to and contracts with General Motors and its affiliates represented 46.1% and 56.6%, respectively, of Quantum’s total revenue for these periods. All of Starcraft’s OEM automotive supply sales in 2004, 2003, and 2002 were to General Motors. To continue to compete effectively for General Motors’ business, the combined company must continue to satisfy General Motors’ pricing, service, technology and increasingly stringent quality and reliability requirements. To the extent that the combined company does not maintain historic levels of business with General Motors for both companies, it will need to attract new customers.

The combined company’s business will depend on the growth of the specialty vehicle and hydrogen economy markets.

The combined company’s future success depends on the continued expansion of the specialty vehicle and hydrogen markets. The specialty vehicle market has grown significantly over the past several years, especially with automotive manufacturers developing second-stage assembly programs for popular vehicle platforms. Quantum and Starcraft cannot assure you that these markets will continue to develop. Additionally, the companies cannot assure you that the markets for fuel cells or hydrogen-based vehicles will gain broad acceptance or, if they do, that they will result in increased sales of our advanced fuel system products. The combined company’s business will depends on the auto manufacturer’s timing for pre-production development programs and commercial production. If there are delays in the advancement of OEM fuel cell technologies or our OEM customers’ internal plans for commercialization, the company’s financial results could be adversely affected.

Quantum’s financial results may suffer as a result of purchase accounting treatment and the impact of amortization of intangible assets related to the merger.

Quantum will account for the merger using the purchase method of accounting under U.S. generally accepted accounting principles. Under purchase accounting, Quantum will base consideration for acquiring the business of Starcraft on the market value of its common stock issued in connection with the merger, adjusted for direct transaction costs. Quantum will allocate that cost to the individual assets acquired and liabilities assumed, including various identifiable finite life intangible assets, such as contracts and existing technology, based on their respective fair values. Intangible assets will be amortized over the useful life of the asset, as determined by management. As a result, purchase accounting treatment of the merger may increase the net loss for Quantum in the foreseeable future, which could have an adverse effect on the market value of Quantum common stock following completion of the merger.

If the proposed merger is completed, approximately 52% of the combined company’s total assets will be goodwill and other intangibles, of which approximately $126.5 million will be goodwill. See “Unaudited Pro Forma Condensed Combined Financial Statements.” In accordance with the Financial Accounting Standards Board’s Statement No. 142, Goodwill and Other Intangible Assets, goodwill is not amortized but is reviewed annually, or more frequently if impairment indicators arise, for impairment, and other intangibles are also reviewed at least annually or more frequently, if certain conditions exist, and may be amortized. When the combined company performs future impairment tests, it is possible that the carrying value of goodwill or other intangible assets could exceed their implied fair value and therefore would require adjustment. Such adjustment would result in a charge to operating income in that period. Once adjusted, there can be no assurance that there will not be further adjustments for impairment in future periods.

In addition, Quantum and Starcraft believe the combined company may incur charges to operations, which are not currently reasonably estimable, in the quarter in which the merger is completed or subsequent quarters, to reflect costs associated with integrating the two companies. It is possible that the combined company will incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

Quantum and Starcraft expect to incur significant costs associated with the merger.

Quantum and Starcraft estimate they could collectively incur direct transaction costs of approximately $3.7 million in connection with the merger. Quantum’s direct transaction costs will be included as a part of the total purchase cost for accounting purposes, while Starcraft’s direct transaction costs will be expensed as incurred. This amount excludes approximately $1.1 million that Quantum will incur upon the termination of one of Starcraft’s executives in connection with the merger. For more information about these arrangements, please see “The Merger and Related Transactions—Interests of Certain Starcraft Persons in the Merger” and “Agreements Related to the Merger—Separation and Related Agreements with Kelly L. Rose.” Actual direct transaction costs incurred in connection with the merger may vary. In addition, Quantum will incur additional costs to the extent that any holders of issued and outstanding shares of Starcraft common stock exercise their right to dissent and receive fair value for their shares.

If the merger is not completed, Quantum’s and Starcraft’s stock prices and future business and operations could be harmed.

If the current market prices of Quantum common stock and Starcraft common stock reflect an assumption that the merger will be completed, the price of their respective securities may decline if the merger is not completed. In addition, if the merger is not completed, Quantum may be required to pay Starcraft, or Starcraft may be required to pay Quantum, a termination fee. See “The Merger Agreement—Termination Fees and Expenses.” Moreover, Quantum’s and Starcraft’s expenses related to the merger, including legal, accounting and some of the fees of their financial advisors, must be paid even if the merger is not completed.

In addition, if the merger is not completed, Quantum and Starcraft may be subject to a number of additional material risks, including the following:

•	foregone opportunities that would have otherwise been available to either company had the merger agreement not been executed, including, without limitation, opportunities foregone as a result of certain affirmative and negative covenants made by each company in the merger agreement, such as covenants affecting the conduct of each company’s respective business outside the ordinary course of business; and

•	inability of either company to obtain additional sources of financing or to conclude another sale, merger or combination on as favorable terms, in a timely manner, or at all.

Future sales of substantial amounts of Quantum common stock could affect its market price.

Future sales of substantial amounts of common stock into the public market, including shares issued upon exercise of options and warrants, could adversely affect the prevailing market price of Quantum common stock. Sales of substantial amounts of Quantum common stock into the public market upon completion of the merger, or perceptions that such sales could occur, may adversely affect the prevailing market price.

Pursuant to the terms of the merger agreement, Quantum has agreed to:

•	issue approximately 21.0 million shares of Quantum common stock to holders of shares of Starcraft’s common stock currently outstanding;

•	assume the obligation to issue shares of its common stock upon conversion of the Starcraft Convertible Notes, which could result in the issuance of approximately 2.3 million additional shares of Quantum common stock upon conversion of these notes (assuming the conversion of the entire $15 million aggregate principal amount of the notes, no conversion of accrued interest on the notes into Quantum common stock, and no reduction of the applicable conversion price of the notes); and

•	assume options to purchase approximately 2.0 million shares of Starcraft’s common stock (assuming all holders of Starcraft options elect to have their options converted to options to purchase Quantum common stock).

Quantum has agreed to file a registration statement on Form S-3 (or other available registration form) to permit the resale of the shares of Quantum common stock issuable upon conversion of the Starcraft Convertible Notes and the resale by certain shareholders of Starcraft of the shares of Quantum common stock they will receive in the merger. For a description of Quantum’s agreement to file these resale registration statements, see “The Merger Agreement—Resale Registration Statements” and “Agreements Related to the Merger—Registration Rights Agreements.” To the extent that holders of a significant number of shares choose to liquidate investments in the combined company following the completion of the merger, sales of such shares could have a negative impact upon the price of Quantum common stock, particularly in the short-term.

Quantum’s future operating results may fluctuate, which could result in a lower price for Quantum common stock.

Following the completion of the merger, the market price of Quantum common stock may decline below currently prevailing levels. The market price of Quantum common stock may be adversely affected by numerous factors, including:

•	actual or anticipated fluctuations in Quantum’s operating results;

•	changes in financial estimates by securities analysts; and

•	general market conditions and other factors.

Quantum’s future operating results may fluctuate significantly depending upon a number of factors, including general industry conditions.

The market price for Quantum common stock may be more volatile than Starcraft’s alone.

As described below, Quantum’s prospects for future profitability and its results of operations are largely dependent on growth of the fuel cell market and the hydrogen economy, and the ability of its current and proposed products to gain broad market acceptance. This dependence on developing technology and an evolving market, among other factors, may cause the trading price of Quantum common stock to be subject to rapid and significant declines or increases. Quantum common stock after the merger may be more volatile than Starcraft’s common stock would be if Starcraft continued as an independent company.

The completion of the merger is subject to the satisfaction of conditions.

The obligations of Quantum and Starcraft to complete the merger are subject to the satisfaction or waiver, where permissible, of certain conditions set forth in the merger agreement. Some of these conditions cannot be waived, including obtaining the requisite approval of Starcraft’s shareholders, Quantum’s stockholders and Nasdaq. If these conditions are not satisfied, the merger will not be completed. Also, even if all of these conditions are satisfied, the merger may not be completed, as Starcraft and Quantum each has the right to terminate the merger under certain circumstances.

Some of the conditions to the merger may be waived by Quantum or Starcraft without resoliciting stockholder or shareholder approval of the merger agreement.

Some of the conditions set forth in the merger agreement may be waived by Starcraft or Quantum, subject to the agreement of the other party in specific cases. See “The Merger Agreement—Closing Conditions.” If any conditions are waived, Quantum and Starcraft will evaluate whether amendment of this joint proxy statement/ prospectus and resolicitation of proxies is warranted. In the event that the board of directors of Quantum or Starcraft determines that resolicitation of stockholders or shareholders is not warranted, the applicable company will have the discretion to complete the merger without seeking further stockholder or shareholder approval.

Members of Starcraft’s management and board of directors have interests in the merger that may present them with actual or potential conflicts of interest in connection with the merger.

In considering whether to approve the merger agreement, Starcraft’s shareholders should recognize that some of the members of Starcraft’s management and board of directors have interests in the merger that differ from, or are in addition to, their interests as Starcraft shareholders. These interests include:

•	indemnification of officers and directors of Starcraft against certain liabilities;

•	employment and rights on change of control following the merger;

•	future Quantum board membership for Jeff Beitzel, one of Starcraft’s current directors;

•	a negotiated settlement of employment agreement rights by Starcraft’s Chairman, Kelly Rose, that includes conveyance of certain Starcraft assets to Mr. Rose; and

•	assumption, and continued vesting, of Starcraft stock options or the right to receive payments in exchange for the cancellation of options.

These interests are described in “The Merger and Related Transactions—Interests of Certain Starcraft Persons in the Merger.”

Risks Related To Quantum’s Business

Quantum’s business depends on the growth of the fuel cell market and the hydrogen economy.

Quantum’s future success depends on the continued expansion of the fuel cell market and the hydrogen economy, which have not yet gained broad acceptance. In the United States and certain other target markets of Quantum, hydrogen currently cannot be readily obtained by consumers for motor vehicle use. Quantum cannot assure you that the markets for fuel cell vehicles will gain broad acceptance or, if they do, that they will result in increased sales of Quantum’s advanced fuel system products. Quantum cannot assure you that a broad-based hydrogen infrastructure will develop, which is necessary for continued expansion of the fuel cell vehicle market. In addition, Quantum has designed many of its products for alternative fuel vehicles powered by both fuel cells and internal combustion engines, but not currently for other alternative power sources, such as electricity and alternate forms of existing fuels.

Quantum’s revenue depends to a significant extent on its relationship with General Motors and General Motors’ commitment to the commercialization of the fuel cell and alternative fuel automotive OEM markets.

Quantum’s strategic alliance with General Motors became effective upon Quantum’s spin-off from IMPCO. Quantum’s business and results of operations would be materially adversely affected if General Motors were to terminate its relationship with Quantum. Quantum’s ability to sell its products to the fuel cell and automotive OEM markets depends to a significant extent upon General Motors’ and its partners’ worldwide sales and distribution network and service capabilities. Any change in strategy by General Motors with respect to fuel cells or alternative fuels could harm Quantum’s business by reducing or eliminating a substantial portion of its sales, whether as a result of market, economic or competitive pressures, including any decision by General Motors:

•	to alter its commitment to Quantum’s fuel storage, fuel delivery and electronic control technology in favor of other competing technologies;

•	to exit the automotive OEM alternative fuel or fuel cell markets;

•	to develop fuel cells or alternative fuel systems targeted at different application markets from Quantum’s; or

•	to focus on different energy product solutions.

In addition, pursuant to Quantum’s agreement with General Motors, Quantum is required to spend $4.0 million annually on joint research and development projects directed by General Motors over a ten-year term which commenced in July 2002. Although this commitment was waived by General Motors for calendar years 2002 and 2003, there is no assurance that this commitment will be waived in the future. Recently, Quantum agreed upon a Directed Research and Development Statement of Work with General Motors that covers the period from May 15, 2004 though May 14, 2005, which Quantum estimates will require it to spend approximately $2.9 million for directed research and development under this statement of work. The annual commitment under Quantum’s agreement with General Motors could be financially burdensome and may impact

Quantum’s ability to achieve profitability in the future. Where intellectual property is developed pursuant to this alliance, Quantum has committed to provide certain exclusive or non-exclusive licenses in favor of General Motors, and in some cases the developed intellectual property will be jointly owned. As a result of such licenses, Quantum may be limited or precluded, as the case may be, in the exploitation of such intellectual property rights.

Quantum’s revenue is highly concentrated among a small number of customers.

A large percentage of Quantum’s revenue is typically derived from a small number of customers, and Quantum expects this trend to continue. In particular, during the fiscal year ended April 30, 2004, revenue related to sales of Quantum’s products to and contracts with General Motors and its affiliates represented approximately 46% of its total revenue for this period. Similarly, during the fiscal year ended April 30, 2004, revenue related to sales of Quantum’s products to Toyota Motor Corporation and its affiliates represented approximately 44% of its total revenue for this period. Quantum’s customer arrangements generally are non-exclusive, have no volume commitments and are often done on a purchase-order basis. Quantum cannot be certain that customers that have accounted for significant revenue in past periods will continue to purchase Quantum’s products and generate revenue. Accordingly, Quantum’s revenue and results of operations may vary substantially from period to period. Quantum is also subject to credit risk associated with the concentration of its accounts receivable from its customers. If one or more of Quantum’s significant customers were to cease doing business with Quantum, significantly reduce or delay its purchases from Quantum or fail to pay Quantum on a timely basis, Quantum’s business, financial condition and results of operations could be materially adversely affected.

Quantum has a history of operating losses and negative cash flow which may continue into the foreseeable future if the planned merger with Starcraft is terminated prior to the closing or does not provide the anticipated benefits.

Quantum has a history of operating losses and negative cash flow. If Quantum fails to achieve and to maintain profitability in the future, investors could lose confidence in the value of Quantum common stock, which could cause it to decline. Quantum has spent significant funds to date to develop and to refine its technologies and services. If Quantum is unable to execute its strategy to become profitable, the price of its common stock could be negatively affected. Quantum expects to continue to invest in research and development, and this investment could outpace revenue growth, which would hinder Quantum’s ability to achieve and maintain profitability. The proposed merger with Starcraft may not create the expected benefits and results, and the combined company may fail to achieve profitability. To achieve profitability Quantum will need, among other things, to effectively integrate Starcraft’s business, increase its customer base and realize economies of scale. If Quantum is unable to achieve and maintain profitability, its stock price could be materially adversely affected.

Quantum may never be able to introduce commercially viable fuel cell products and systems.

Quantum does not know whether or when it will successfully introduce commercially viable fuel storage, fuel delivery or electronic control products for the fuel cell market. Quantum has produced and is currently demonstrating a number of test and evaluation systems and is continuing efforts to decrease the costs of these systems and to improve their overall functionality and efficiency. However, Quantum must complete substantial additional research and development on these systems before it can introduce commercially viable fuel cell products and systems. Even if Quantum is able to do so, these efforts will still depend upon the success of other companies in producing related and necessary products for use in conjunction with commercially viable fuel cells.

A mass market for fuel cell products and systems may never develop or may take longer to develop than anticipated.

Fuel cell systems represent emerging technologies, and Quantum does not know whether consumers will adopt these technologies on a large scale or whether OEMs will incorporate these technologies into their products. In particular, if a mass market fails to develop or develops more slowly than anticipated for fuel cell powered transportation and power generation applications, Quantum may be unable to recover the expenditures incurred to develop its fuel systems for fuel cell applications and may be unable to achieve or maintain profitability, any of which could negatively impact Quantum’s business. Many factors that are beyond Quantum’s control may have a negative effect on the development of a mass market for fuel cells and Quantum’s fuel systems for fuel cell applications. These factors include the following:

•	cost competitiveness and physical size of fuel cell systems and “balance of plant” components;

•	availability, future costs and safety of hydrogen, natural gas and other potential fuel cell fuels;

•	consumer acceptance of fuel cell or alternative fuel products;

•	government funding and support for the development of fuel cell vehicles and hydrogen fuel infrastructure;

•	OEM willingness to replace current technology;

•	consumer perceptions of fuel cell systems;

•	regulatory requirements; and

•	emergence of newer, breakthrough technologies and products within the fuel cell industry.

Evolving customer preferences, specifications and testing procedures could cause order delays or cancellations.

Quantum has experienced delays in shipping its products as a result of changing customer specifications and testing procedures. Due to the dynamic nature of hydrogen fuel cell technology, changes in specifications are common and may continue to result in delayed shipments or order cancellations. Such delays or cancellations may adversely affect Quantum’s business or financial results.

The market for fuel cell vehicles and alternative fuel vehicles may be sensitive to general economic conditions or consumer preferences.

Demand for fuel cell products and systems may be affected by general economic conditions affecting the financial markets and the industry generally. Changes in consumer preferences may have an effect on the level of research, development and production activity undertaken by Quantum’s customers and strategic partners. These factors, all of which are beyond our control, could adversely affect the demand for Quantum’s products.

Users of gaseous alternative fueled or fuel cell powered vehicles may not be able to obtain fuel conveniently and affordably, which may adversely affect the demand for Quantum’s products.

Vehicles and equipment powered by gaseous alternative fuels run primarily on natural gas or propane. Fuel cells run on hydrogen or fuels containing hydrogen. The construction of a distribution system to deliver natural gas, propane or hydrogen, or a suitable fuel containing hydrogen, will require significant investment by third parties. Quantum relies on third parties, most of which are committed to the existing gasoline-based infrastructure, to build this infrastructure. If these parties build a fuel distribution infrastructure, the fuel delivered through it, both due to the cost of the delivery system and the cost of the fuel itself, may have a higher price than users are willing to pay. In addition, an adequate fuel distribution infrastructure may not be adopted. If users cannot obtain fuel conveniently or affordably, a mass market for vehicles and equipment powered by gaseous alternative fuels or hydrogen is unlikely to develop.

Quantum’s ability to attract customers and sell products successfully in the alternative fuel industry also depends, in part, on the existence of a price disparity between liquid fuels, such as petroleum and gasoline, and gaseous fuels, such as propane and natural gas. This price disparity may not continue. Should this disparity narrow or disappear, it could adversely affect the demand for Quantum’s products.

Quantum’s ability to design and manufacture fuel systems for fuel cell applications that can be integrated into OEM products will be critical to its business.

Quantum currently offers packaged alternative fuel systems, which include tanks, brackets, electronics, software and other components required to allow these products to operate in fuel cells or other alternative fuel applications. Customers for these systems require that these products meet strict OEM standards that vary by jurisdiction. Compliance with these requirements has resulted in increased development, manufacturing, warranty and administrative costs. A significant increase in these costs could adversely affect Quantum’s business, results of operations and financial condition. If Quantum fails to meet OEM specifications on a timely basis, existing or future relationships with OEMs may be harmed, which would have a material adverse effect on Quantum’s business, results of operations and financial condition.

To be commercially viable, Quantum’s fuel cell products and systems must be integrated into products manufactured by OEMs. Quantum can offer no assurance that OEMs will manufacture appropriate products or, if they do manufacture such products, that they will choose to use Quantum’s fuel cell products and systems. Any integration, design, manufacturing or marketing problems encountered by OEMs could adversely affect the market for Quantum’s fuel cell products and systems and Quantum’s business, results of operations and financial condition.

Quantum is dependent on third-party suppliers for the supply of materials and components for its products.

A supplier’s failure to supply materials or components in a timely manner, or to supply materials and components that meet Quantum’s quality, quantity or cost requirements, or Quantum’s inability to obtain substitute sources for these materials and components in a timely manner or on terms acceptable to it, could harm Quantum’s ability to manufacture fuel systems for fuel cell applications. In particular, components that Quantum integrates in its hydrogen fuel regulation systems need to be compatible with hydrogen. To the extent materials need to be tested and replaced to ensure compatibility, Quantum may experience delays in shipping its hydrogen fuel regulation systems or complete packaged fuel systems. In Quantum’s first quarter of fiscal 2005, a supplier notified Quantum that one of its components that Quantum uses in its hydrogen fuel regulation system has been discontinued due to a concern about compatibility of this component with hydrogen. Additionally, a delay in the delivery of high-strength fiber from Quantum’s current supplier or a change to another supplier would result in a delay of the production of Quantum’s products, which could negatively impact Quantum’s business, results of operations and financial condition.

The terms and enforceability of many relationships with strategic partners that Quantum depends on are uncertain.

Quantum has entered into relationships with strategic partners for design, product development and distribution of its existing products, and products under development, some of which may not have been documented by a definitive agreement. Where definitive agreements govern the relationships between Quantum and its partners, the terms and conditions of many of these agreements allow for termination by the partners. Termination of any of these agreements could adversely affect Quantum’s ability to design, develop and distribute these products to the marketplace. In many cases, these strategic relationships are governed by a memorandum of understanding or a letter of intent. Quantum cannot assure you that it will be able to successfully negotiate and execute definitive agreements with any of these potential partners, and failure to do so may effectively terminate the relevant relationship.

Quantum currently faces and will continue to face significant competition.

Quantum’s products face and will continue to face significant competition. New developments in technology may negatively affect the development or sale of some or all of Quantum’s products or make its products uncompetitive or obsolete. Other companies, many of which have substantially greater resources, are currently engaged in the development of products and technologies that are similar to, or may be competitive with, certain of Quantum’s products and technologies. As the fuel cell has the potential to replace existing power sources, competition for fuel cell products will come from current power technologies, from improvements to current power technologies and from new alternative power technologies. Increases in the market for alternative fueled vehicles may cause OEMs to find it advantageous to develop and produce their own fuel management equipment rather than purchase the equipment from Quantum. In addition, greater acceptance of alternative fuel engines or fuel cells may result in new competitors. Additionally, there are competitors working on developing other fuel cell technologies in Quantum’s targeted markets. A large number of corporations, national laboratories and universities in the United States, Canada, Europe and Japan possess fuel cell technology and/or are actively engaged in the development and manufacture of fuel cells. Each of these competitors has the potential to capture market share in various markets, which would have a material adverse effect on Quantum’s position in the industry and Quantum’s business, results of operations and financial condition. Many of Quantum’s competitors have financial resources, customer bases, businesses or other resources which give them significant competitive advantages.

Quantum depends on its intellectual property, and Quantum’s failure to protect that intellectual property could adversely affect its future growth and success.

Quantum’s failure to protect its existing intellectual property rights may result in the loss of exclusivity or the right to use its technologies. If Quantum does not adequately ensure its freedom to use certain technology, it may have to pay others for rights to use their intellectual property, pay damages for infringement or misappropriation, and/or be enjoined from using such intellectual property.

Quantum has not conducted formal evaluations to confirm that its technology and products do not or will not infringe upon the intellectual property rights of third parties. As a result, Quantum cannot be certain that its technology and products do not or will not infringe upon the intellectual property rights of third parties. If infringement were to occur, Quantum’s development, manufacturing, sales and distribution of such technology or products may be disrupted.

Quantum relies on patent, trade secret, trademark and copyright law to protect its intellectual property. Quantum’s patent position is subject to complex factual and legal issues that may give rise to uncertainty as to the validity, scope and enforceability of a particular patent. Accordingly, Quantum cannot assure you that any of the patents filed by Quantum or other patents that third parties license to it will not be invalidated (especially in light of the potentially adverse implications of Quantum’s abandoned reissue application and agreement with Dynetek Industries Ltd. in which Quantum agreed not to assert claims with respect to its in-tank regulator patent), circumvented, challenged, rendered unenforceable, or licensed to others or that any of Quantum’s pending or future patent applications will be issued with the breadth of claim coverage sought by Quantum, if issued at all.

Effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in certain foreign countries. For instance, it may be difficult for Quantum to enforce certain of its intellectual property rights against third parties who may have inappropriately acquired interests in Quantum’s intellectual property rights by filing unauthorized trademark applications in foreign countries to register its marks because of their familiarity with Quantum’s business in the United States.

Some of Quantum’s proprietary intellectual property is not protected by any patent or patent application, and, despite Quantum’s precautions, it may be possible for third parties to obtain and use such intellectual property without authorization. Quantum generally seeks to protect such proprietary intellectual property in part by confidentiality agreements and, if applicable, inventors’ rights agreements with strategic partners and employees, although such agreements have not been put in place in every instance. Quantum cannot guarantee that these agreements adequately protect its trade secrets and other intellectual property or proprietary rights. In addition, Quantum cannot assure you that these agreements will not be breached, that Quantum will have adequate remedies for any breach or that such persons or institutions will not assert rights to intellectual property arising out of these relationships. Furthermore, the steps Quantum has taken and may take in the future may not prevent misappropriation of its solutions or technologies, particularly in respect of officers and employees who are no longer employed by Quantum or in foreign countries where laws or law enforcement practices may not protect its proprietary rights as fully as in the United States.

Quantum’s failure to obtain or maintain the right to use certain intellectual property may negatively affect the business of the company.

Quantum’s future success and competitive position depends in part upon its ability to obtain or maintain certain proprietary intellectual property used in its principal products. This may be achieved, in part, by prosecuting claims against others who Quantum believes are infringing its rights and by defending claims of intellectual property infringement brought by its competitors. While Quantum is not currently engaged in any material intellectual property litigation, in the future it may commence lawsuits against others if Quantum believes they have infringed its rights or Quantum may become subject to lawsuits alleging that Quantum has infringed the intellectual property rights of others. For example, to the extent that Quantum has previously incorporated third-party technology and/or know-how into certain products for which Quantum does not have sufficient license rights, Quantum could incur substantial litigation costs, be forced to pay substantial damages or royalties, or even be forced to cease sales in the event any owner of such technology or know-how were to challenge Quantum’s subsequent sale of such products (and any progeny thereof). In addition, to the extent that Quantum discovers or has discovered third-party patents that may be applicable to products or processes in development, it may need to take steps to avoid claims of possible infringement, including obtaining non-infringement or invalidity opinions and, when necessary, re-designing or re-engineering products. However, Quantum cannot assure you that these precautions will allow it to successfully avoid infringement claims. Quantum’s involvement in intellectual property litigation could result in significant expense to it, adversely affecting the development of sales of the challenged product or intellectual property and diverting the efforts of Quantum’s technical and management personnel, whether or not such litigation is resolved in its favor. In the event of an adverse outcome in any such litigation, Quantum may, among other things, be required to:

•	pay substantial damages;

•	cease the development, manufacture, use, sale or importation of products that infringe upon other patented intellectual property;

•	expend significant resources to develop or acquire non-infringing intellectual property;

•	discontinue processes incorporating infringing technology; or

•	obtain licenses to the infringing intellectual property.

Quantum cannot assure you that it would be successful in such development or acquisition or that such licenses would be available upon reasonable terms, if at all. Any such development, acquisition or license could require the expenditure of substantial time and other resources and could have a material adverse effect on Quantum’s business, results of operations and financial condition.

Quantum has limited experience manufacturing fuel systems for fuel cell applications on a commercial basis.

To date, Quantum has limited experience manufacturing fuel systems for fuel cell applications on a commercial basis. In order to produce fuel systems at affordable prices, Quantum will have to make fuel systems through high volume automated processes. Quantum does not know whether it will be able to develop efficient, automated, low-cost manufacturing capability and processes that will enable it to meet the quality, price, engineering, design and production standards, or production volumes required to successfully mass market its fuel systems for fuel cell applications. Even if Quantum is successful in developing its high volume manufacturing capability and processes, it does not know whether it will do so in time to meet its product commercialization schedules or to satisfy the requirements of customers. Quantum’s failure to develop such manufacturing processes and capabilities could have a material adverse effect on its business, results of operations and financial condition.

Quantum may need to raise additional capital in the future to achieve commercialization of its products and technologies and to develop facilities for mass production of these products.

Quantum’s future cash requirements will depend on numerous factors, including completion of its product development activities, its ability to commercialize its fuel systems for fuel cell applications and market acceptance of its products. Quantum expects to devote substantial capital resources to continue development programs and develop a manufacturing infrastructure for its products. Quantum anticipates that it may need to raise additional funds to achieve commercialization of its products and to develop facilities for mass production of those products. Quantum does not know whether it will be able to secure additional funding on terms acceptable to it, if at all. If additional funds are raised through the issuance of equity securities or additional acquisitions of entities with cash reserves, the percentage ownership of Quantum’s then-current stockholders will be reduced. In addition, pursuant to restrictions in its agreement with General Motors, Quantum will generally need General Motors’ consent prior to issuing Quantum capital stock in a private placement, and Quantum can provide no assurances that such consent can be obtained. If adequate funds are not available to satisfy long-term capital requirements, Quantum may be required to limit operations in a manner inconsistent with its development and commercialization plans, which could adversely affect operations in future periods.

Quantum may not meet its product development and commercialization milestones.

Quantum has product development programs that are in the pre-commercial stage. The success of each product development program is highly dependent on the correct interpretation by Quantum of commercial market requirements, and translating those requirements into applicable product specifications and appropriate development milestones. If Quantum has misinterpreted market requirements or if the requirements of the market change, this could result in the development of a product that does not meet the cost and performance requirements for a successful commercial product. In addition, if Quantum does not meet the required development milestones, its commercialization schedules could be delayed, which could result in potential purchasers of these products declining to purchase additional systems or choosing to purchase alternative technologies. Delayed commercialization schedules may also impact Quantum’s cash flow, which could require increased funding.

Quantum’s business could suffer if it fails to attract and maintain key personnel.

Quantum’s future depends, in part, on its ability to attract and retain key personnel. In addition, Quantum’s research and development efforts depend on hiring and retaining qualified engineers. Competition for highly skilled engineers is extremely intense, and Quantum may experience difficulty in identifying and hiring qualified engineers in many areas of its business. Quantum’s future also depends on the continued contributions of its executive officers and other key management and technical personnel, each of whom would be difficult to replace. Quantum does not maintain a key person life insurance policy on its chief executive officer, its chief financial officer or any other officer. The loss of the services of one or more of its senior executive officers or key personnel or the inability to continue to attract qualified personnel could delay product development cycles or otherwise materially harm Quantum’s business, results of operations and financial condition.

Quantum may be affected by skilled labor shortages and labor disputes.

Quantum requires experienced engineers, technicians and machinists to conduct its business. No assurance can be given that the supply of these skilled persons will always be adequate to meet Quantum’s requirements or that Quantum will be able to attract an adequate number of skilled persons.

Labor disputes could occur at OEM facilities, which may affect Quantum’s business. As Quantum becomes more dependent on vehicle conversion programs with OEMs, it will become increasingly dependent on OEM production and the associated labor forces at OEM sites. Labor unions represent most of the labor forces at OEM facilities. Labor disputes could occur at OEM facilities, which could adversely impact Quantum’s direct OEM product sales.

Quantum may be subject to warranty claims, and its provision for warranty costs may not be sufficient.

Quantum may be subject to increased warranty claims due to longer warranty periods. In response to consumer demand, vehicle manufacturers have been providing, and may continue to provide, increasingly longer warranty periods for their products. As a consequence, these manufacturers require their suppliers, such as Quantum, to provide correspondingly longer product warranties. As a result, Quantum could incur substantially greater warranty claims in the future.

Quantum’s insurance may not be sufficient.

Quantum carries insurance that it considers adequate in regard to the nature of the covered risks and the costs of coverage. Quantum is not fully insured against all possible risks, nor are all such risks insurable.

Quantum’s business may be subject to product liability claims or product recalls, which could be expensive and could result in a diversion of management’s attention.

The automotive industry experiences significant product liability claims. As a supplier of products and systems to automotive OEMs, Quantum faces an inherent business risk of exposure to product liability claims in the event that its products, or the equipment into which its products are incorporated, malfunction and result in personal injury or death. Quantum may be named in product liability claims even if there is no evidence that its systems or components caused the accidents. Product liability claims could result in significant losses as a result of expenses incurred in defending claims or the award of damages. The sale of systems and components for the transportation industry entails a high risk of these claims. In addition, Quantum may be required to participate in recalls involving these systems if any of its systems prove to be defective, or Quantum may voluntarily initiate a recall or make payments related to such claims as a result of various industry or business practices or the need to maintain good customer relationships. Quantum’s other products may also be subject to product liability claims or recalls. Quantum cannot assure you that its product liability insurance will be sufficient to cover all product liability claims, that such claims will not exceed its insurance coverage limits or that such insurance will continue to be available on commercially reasonable terms, if at all. Any product liability claim brought against Quantum could have a material adverse effect on its reputation and business.

Quantum’s business may become subject to future product certification regulations, which may impair its ability to market its products.

Quantum must obtain product certification from governmental agencies, such as the U.S. Environmental Protection Agency and the California Air Resources Board, to sell certain of Quantum’s products in the United States. A significant portion of Quantum’s future sales will depend upon sales of fuel management products that are certified to meet existing and future air quality and energy standards. Quantum cannot assure you that its products will continue to meet these standards. The failure to comply with these certification requirements could result in the recall of Quantum’s products or in civil or criminal penalties.

Quantum anticipates that regulatory bodies will establish certification procedures and impose regulations on fuel cell enabling technologies, which may impair its ability to distribute, install and service these systems. Any new government regulation that affects Quantum’s advanced fuel technologies, whether at the foreign, federal, state or local level, including any regulations relating to installation and servicing of these systems, may increase its costs and the price of its systems. As a result, these regulations may have a negative impact on Quantum’s business, results of operations and financial condition.

New technologies could render Quantum’s existing products obsolete.

New developments in technology may negatively affect the development or sale of some or all of Quantum’s products or make its products obsolete. There are a range of other technologies that could compete with fuel cell or alternative fuel technologies on which Quantum’s automotive OEM business is currently focused, including electric and hybrid vehicles, and methanol-based fuel cell vehicles that require fuel reformation. Quantum’s success depends upon its ability to design, develop and market new or modified fuel cell products and systems, as well as fuel storage, fuel delivery and electronic control products for fuel cells and internal combustion engines. Quantum’s inability to enhance existing products in a timely manner or to develop and introduce new products that incorporate new technologies, conform to increasingly stringent emission standards and performance requirements and achieve market acceptance in a timely manner could negatively impact its competitive position. New product development or modification is costly, involves significant research, development, time and expense and may not necessarily result in the successful commercialization of any new products.

Changes in environmental policies could hurt the market for Quantum’s products.

The market for alternative fuel and fuel cell vehicles and equipment and the demand for Quantum’s products are driven, to a significant degree, by local, state and federal regulations that relate to air quality, greenhouse gases and pollutants and require the purchase of motor vehicles and equipment operating on alternative fuels or fuel cells. Similarly, foreign governmental regulations also affect Quantum’s international business. These laws and regulations may change, which could result in transportation or equipment manufacturers abandoning or delaying their interest in alternative fuel and fuel cell powered vehicles or equipment. In addition, a failure by authorities to enforce current domestic and foreign laws or to adopt additional environmental laws could limit the demand for Quantum’s products.

Although many governments have identified as a significant priority the development of alternative energy sources, and fuel cells in particular, Quantum cannot assure you that governments will not change their priorities or that any change they make would not materially affect Quantum’s revenue or the development of its products.

The development of uniform codes and standards for hydrogen fuel cell vehicles and related hydrogen refueling infrastructure may not develop in a timely fashion.

Uniform codes and standards do not currently exist for fuel cell systems, fuel cell components or the use of hydrogen as a vehicle fuel. Establishment of appropriate codes and standards is a critical element to allow fuel cell system developers, fuel cell component developers and hydrogen storage and handling companies to develop products that will be accepted in the marketplace.

All fuels, including hydrogen, pose significant safety hazards and hydrogen vehicles have not yet been widely used under “real-world” driving conditions. Ensuring that hydrogen fuel is safe to use by the car-driving public requires that appropriate codes and standards be established that will address certain characteristics of hydrogen and the safe handling of hydrogen fuels.

The development of fuel cell and hydrogen fuel applicable standards is being undertaken by numerous organizations, including the American National Standards Institute, the American Society of Mechanical Engineers, the European Integrated Hydrogen Project, the International Code Council, the International Standards Organization, the National Fire Protection Association, the National Hydrogen Association, the Society of Automotive Engineers, the Canadian Standards Association, the American National Standards Institute and the International Electrotechnical Commission. Given the number of organizations pursuing hydrogen and fuel cell codes and standards, it is not clear whether universally accepted codes and standards will result and, if so, when.

Although many organizations have identified as a significant priority the development of codes and standards, Quantum cannot assure you that any resulting codes and standards would not materially affect its revenue or the commercialization of its products.

The market price and trading volume of Quantum common stock may be volatile.

Prior to July 2002, there was no trading market for Quantum common stock. Since Quantum common stock began trading in July 2002, its market price and trading volume has been volatile. The market price of Quantum common stock could continue to fluctuate significantly for many reasons, including in response to the risk factors listed herein or for reasons unrelated to Quantum’s specific performance. In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has affected the market prices of securities issued by many companies for reasons unrelated to their operating performance and may adversely affect the market price and trading volume of Quantum common stock. Prices for Quantum common stock may also be influenced by the depth and liquidity of the market for its common stock, investor perceptions about Quantum and its businesses, its future financial results, the absence of cash dividends on its common stock and general economic and market conditions. In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation could result in substantial costs and could divert Quantum management’s attention and resources.

Provisions of Delaware law and of Quantum’s charter and bylaws may make a takeover or change in control more difficult.

Provisions in Quantum’s charter and bylaws and of Delaware corporate law may make it difficult and expensive for a third party to pursue a tender offer, change in control or takeover attempt that Quantum management and the board of directors may oppose. Public stockholders that might desire to participate in one of these transactions may not have an opportunity to do so. Quantum’s charter and bylaws provide for the following:

•	a staggered board of directors, which makes it difficult for stockholders to change the composition of the board of directors in any one year;

•	reserving to the board of directors the exclusive right to change the number of directors and fill vacancies on the board of directors, which could make it more difficult for a third party to obtain control of the board of directors;

•	authorizing the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as “blank check” preferred stock, with rights senior to those of Quantum common stock, which could make it more difficult or expensive for a third party to obtain voting control;

•	advance notice requirements for director nominations or other proposals at stockholders’ meetings;

•	prohibiting stockholder action by written consent, which could delay a third party from pursuing an acquisition; and

•	requiring the affirmative vote of holders of at least two-thirds of the outstanding voting stock to amend certain provisions in Quantum’s charter or bylaws, and requiring the affirmative vote of 80% of the outstanding voting stock to amend certain other provisions of its charter or bylaws, which could make it more difficult for a third party to remove the provisions Quantum has included to prevent or delay a change of control.

These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change in control or to change Quantum management and the board of directors.

Risks Related To Starcraft’s Business

Starcraft’s operations could be adversely affected by unforeseen general operating contingencies.

Starcraft may not be able to attract and retain employees with sufficient skills to conduct its operations efficiently and may from time to time be subject to work slow-downs or stoppages. Starcraft may also be adversely affected by delay or unavailability of supply of numerous component parts. Starcraft will not always be able to satisfy its capital requirements with internally generated funds and from time to time, may need to rely on bank financing and other third-party capital resources. There is no assurance that such resources will always be available to Starcraft. There likewise is no assurance as to the terms that will apply to any financing Starcraft may obtain in the future or to its ability to continue to comply with such terms over time.

Potential future business acquisitions could disrupt Starcraft’s business or prove to be unprofitable.

Starcraft may be engaged in negotiations from time to time regarding prospective acquisitions of related businesses. Such acquisitions could be material to its operations and, if effected, could have a material effect on its financial condition or results of operations. There is no assurance as to when or whether Starcraft will be able to effect acquisitions, whether it will be able to generate requisite funding to effect such acquisitions, or as to the terms on which such acquisitions may be effected. Starcraft may have less experience manufacturing and marketing the products of a company it may acquire than it has in its current business. There is no assurance that such new acquisitions will be profitable.

Higher gasoline prices and/or higher interest rates could adversely affect the demand for Starcraft’s products.

A significant increase in the price of gasoline could reduce demand for Starcraft’s products because it would increase the cost of operating these products. Because many consumers finance their purchase of vehicles, the availability of financing and level of interest rates can affect a consumer’s purchasing decision. A decline in general economic conditions or consumer confidence can be expected to affect Starcraft’s sales adversely.

The success of Starcraft’s business depends to a significant extent upon its OEM automotive supply sales to General Motors.

All of Starcraft’s OEM automotive supply sales in 2004, 2003 and 2002 were to General Motors. To continue to compete effectively for General Motors’ business, Starcraft must continue to satisfy General Motors’ pricing, service, technology and increasingly stringent quality and reliability requirements. While Starcraft intends to focus on retaining and winning General Motors’ business, it cannot assure you that it will succeed in doing so. To the extent it does not maintain its existing level of business with General Motors, Starcraft will need to attract new customers. Starcraft cannot assure you that it will be successful in expanding its customer base. Starcraft’s failure to do so could adversely affect its business. Starcraft operates under multiple long-term contracts with General Motors. Continued sales and growth of its business is subject to Starcraft’s ability to continue satisfactorily to perform and to obtain such contracts over time. Starcraft’s failure to do so could adversely affect its business.

The cyclical nature of automotive production and sales, particularly those of General Motors, could adversely affect Starcraft’s business.

Starcraft’s OEM automotive supply sales are directly impacted by the size of the automotive industry and General Motors’ market share, particularly in the market for pick-up trucks and sport utility vehicles. Automobile production and sales are highly cyclical and depend on general economic conditions and other factors, including consumer spending and preferences. In addition, automotive production can be affected by labor relations issues, regulatory requirements, trade agreements and other factors. Further, General Motors periodically reduces production or closes plants for several months for model changeovers. During the fourth quarter of fiscal year 2000, one of Starcraft’s two manufacturing facilities was substantially shut down as a result of General Motors’ model changeover. This adversely affected its fourth quarter results. The shut down continued through the second quarter of fiscal 2001. A decline in sales in the automotive market or in General Motors’ automotive sales, or production cutbacks and plant shut downs for model changeovers by General Motors, could have an adverse impact on Starcraft’s sales and profits.

New regulations or failing to comply with applicable regulations could adversely affect Starcraft’s results of operations.

Starcraft is subject to various foreign, Federal, state and local regulations. Starcraft must comply with certain Federal and state regulations related to the disposition of hazardous wastes generated in its production processes. Starcraft’s failure to comply with applicable regulations or changes in current regulations, including the adoption of new safety or environmental standards, could materially adversely affect its results of operations.

Competition may limit Starcraft’s growth and profitability.

The OEM automotive supply business is highly competitive, with several large companies and units of major vehicle manufacturers competing in this market. Starcraft principally competes for business at the beginning of the sourcing process for vehicle models that vehicle manufacturers plan to introduce to the market in later years and upon redesign of existing vehicle models. Vehicle manufacturers rigorously evaluate suppliers on the basis of product quality, price, reliability, timeliness of delivery, technical expertise and customer service. There is no assurance Starcraft will be able to maintain its current competitive position in this market. Starcraft’s future growth and productivity could be adversely affected if it is unable to successfully compete in the future.

Potential product liability claims could adversely affect Starcraft’s profitability.

Like other automotive suppliers, Starcraft may be subject to claims that its products caused or contributed to damage or injury sustained in vehicle accidents or may be required to recall products deemed unsafe. Any such claims in excess of Starcraft’s insurance coverage or material product recall expenses could adversely affect its financial condition and results of operations.

THE QUANTUM MEETING

The accompanying Quantum proxy is solicited by the board of directors of Quantum for use at the Quantum Meeting to be held on Monday, February 28, 2005, at 8:30 a.m., (local time), or at any adjournment thereof for the purposes set forth herein and in the accompanying Notice of Special Meeting of Stockholders. The Quantum Meeting will be held at the Marriott Hotel, 18000 Von Karman Avenue, Irvine, California 92612. Quantum’s telephone number is (949) 399-4500.

These proxy solicitation materials were mailed on or about January 21, 2005 to all Quantum stockholders entitled to vote at the meeting.

Voting Rights and Solicitation of Proxies; Expenses

This solicitation of proxies is made on behalf of the board of directors of Quantum and the cost thereof will be borne by Quantum. The board of directors may use the services of Quantum’s directors, officers, and others to solicit proxies, personally or by telephone and may arrange with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons and Quantum may reimburse them for the fees and reasonable out-of-pocket expenses incurred in doing so.

The only class of stock entitled to vote at the Quantum Meeting is Quantum common stock. Shares of Quantum’s Series B common stock are not entitled to vote on the proposals at the Quantum Meeting. At the close of business on January 12, 2005, there were 30,734,874 shares of Quantum common stock outstanding and entitled to vote at the Quantum Meeting (not including shares issuable upon exercise of options). Each stockholder of record at the close of business on January 12, 2005, is entitled to one vote for each share of Quantum common stock held. As of January 12, 2005, there were 999,969 shares of non-voting Quantum Series B common stock outstanding, all of which are held by General Motors.

Purpose of the Quantum Meeting

The purpose of the Quantum Meeting is to vote on proposals for:

•	the approval of the issuance of Quantum common stock in the merger; and

•	the amendment and restatement of the Quantum Charter to increase from 60,000,000 to 100,000,000 the authorized number of shares of Quantum common stock and to eliminate the currently authorized shares of Series A Common Stock.

The amendment and restatement of the Quantum Charter will take effect only if the merger is approved and completed.

Record Date and Outstanding Shares

The close of business on January 12, 2005 has been fixed by the Quantum board of directors as the record date for determination of the stockholders of Quantum entitled to notice of, and to vote at, the Quantum Meeting or any postponement or adjournment of the Quantum Meeting. Holders of record of Quantum common stock at the close of business on the record date are entitled to notice of, and to vote at, the Quantum Meeting. As of the record date, there were approximately 524 stockholders of record holding an aggregate of approximately 30,734,874 shares of Quantum common stock entitled to vote at the Quantum Meeting.

Stock Ownership of Management and Certain Stockholders

As of the record date, the directors and executive officers of Quantum collectively owned approximately 1.2% of the outstanding shares of Quantum common stock. Quantum’s largest stockholder, General Motors, which holds 14.2% of Quantum’s outstanding common stock (11.4% of the outstanding voting power), has signed a voting agreement to vote in favor of the approval of the issuance of Quantum common stock in the merger and the amendment to the Quantum Charter.

Vote Required

In order to comply with the Nasdaq rules pertaining to the issuance of new shares, Quantum’s stockholders must approve issuances of 20% or more of Quantum’s outstanding stock. Approval of the issuance of Quantum common stock in the merger requires the affirmative vote of at least a majority of the total number of votes cast at the Quantum Meeting.

The amendment and restatement of the Quantum Charter requires the approval of holders of at least a majority of the shares of Quantum common stock outstanding and entitled to vote on the matter.

Quorum; Abstentions; Broker Non-Votes

A majority of all issued and outstanding voting shares of Quantum common stock as of the record date, represented in person or by proxy, will constitute a quorum for the transaction of business at the Quantum Meeting. If a quorum is not present, the Quantum Meeting may be postponed or adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Quantum Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Quantum Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

If any Quantum stockholder submits a proxy that indicates an abstention from voting in all matters, that stockholder’s shares will be counted as present in determining the existence of a quorum at the Quantum Meeting, but they will not be voted on any matter at the meeting. Abstentions or non-votes will have the same effect as a vote against the proposal to amend the Quantum Charter. However, neither an abstention nor a failure to vote will affect the outcome of the vote regarding the issuance of shares of Quantum common stock in the merger because they will not be counted as votes cast either for or against the proposal.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients (who are the beneficial owners of the shares), brokers have discretion to vote the shares on routine matters but not on non-routine matters. The proposals to be presented at the Quantum Meeting are non-routine matters. Accordingly, brokers will not have discretionary voting authority to vote your shares at the Quantum Meeting. A “broker non-vote” occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares. Under Delaware case law, broker non-votes are counted for purposes of determining whether a quorum is present at the meeting, but are not counted for purposes of determining whether a proposal has been approved. Thus, a broker non-vote will have the same effect as a vote against the proposal to approve the amendment to the Quantum Charter. Broker non-votes will not count as shares voting “for” or “against” with respect to approval of the issuance of Quantum common stock in the merger and will not be considered as shares entitled to vote on the proposal for purposes of determining whether such proposal has been approved.

Failing to return your proxy or attend the Quantum Meeting will reduce the number of votes cast at the Quantum Meeting and may contribute to a lack of a quorum. Consequently, you are urged to return the enclosed proxy card with your vote marked.

Voting of Proxies; Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Quantum board of directors for use at the Quantum Meeting. Please complete, date, and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Quantum or its solicitor. All properly signed proxies that Quantum receives prior to the vote at the Quantum Meeting and that are not revoked will be voted at the Quantum Meeting according to the instructions indicated on the proxies or, if no direction is indicated, will be voted FOR the approval of the issuance of Quantum common stock in the merger and FOR approval of the amendment to the Quantum Charter.

You may revoke your proxy at any time before it is exercised at the Quantum Meeting by taking any of the following actions:

•	delivering a written notice to the secretary of Quantum by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the Quantum Meeting, you must bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares.

Quantum’s board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the Quantum Meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

For Quantum Stockholders Only—Proposal to Amend and Restate the Quantum Charter

In connection with its approval of the merger, the board of directors of Quantum approved the amendment and restatement of the Quantum Charter to increase from 60,000,000 to 100,000,000 the authorized number of shares of Quantum common stock and to eliminate the currently authorized shares of Series A common stock, each subject to approval by Quantum stockholders. Of the 100,000,000 shares of common stock to be authorized under the Quantum Charter, the number of shares designated as Series B common stock will be reduced to 2,000,000. No increase in the number of authorized shares of Quantum preferred stock, currently 20,000,000 shares, is proposed or anticipated.

If these amendments to the Quantum Charter are approved by Quantum stockholders, the Quantum Charter would be amended and restated to read in its entirety as set forth in Annex F.

Purpose and Effect of the Proposed Amendment

As of the record date for the Quantum Meeting, there were 30,734,874 shares of Quantum common stock and 999,969 shares of Series B common stock outstanding and 2,587,865 shares subject to outstanding options granted pursuant to Quantum’s 2002 Stock Incentive Plan. The board of directors of Quantum believes that it is in Quantum’s best interest and advisable to amend and restate the Quantum Charter to increase the number of authorized shares of Quantum common stock to provide a sufficient number of shares of authorized common stock to permit Quantum to issue the shares of Quantum common stock required to complete the merger, which includes the issuance of Quantum common stock (i) to Starcraft shareholders in exchange for their Starcraft common stock, (ii) upon conversion of the Starcraft Convertible Notes and (iii) upon exercise of Starcraft options, if any, that will be assumed by Quantum.

In addition, Quantum’s board of directors believes that the authorized number of shares of common stock should be increased, commensurate with the increased size of the combined company in terms of equity and market capitalization that will result from the merger, to provide sufficient shares for each corporate purpose as may be determined from time to time by the Quantum board of directors to be necessary or desirable. These purposes may include, without limitation:

•	facilitating broad ownership of the Quantum common stock by effecting a stock split or issuing a stock dividend;

•	raising capital through the sale of Quantum common stock;

•	attracting and retaining valuable employees by the issuance of additional stock options, including additional shares reserved for future option grants under Quantum existing and future stock option plans; and

•	acquiring other businesses in exchange for shares of Quantum common stock.

While Quantum continually evaluates potential acquisitions, it has no present agreements or commitments with respect to issuing shares of common stock as part of any acquisition other than the proposed Merger with Starcraft. Quantum’s board of directors considers the authorization of additional shares of common stock advisable to ensure prompt availability of shares for issuance should the occasion arise.

The issuance of additional shares of Quantum common stock could have the effect of diluting earnings per share and book value per share, which could adversely affect Quantum’s existing stockholders. In addition, Quantum’s authorized but unissued shares of Quantum common stock could be used to make a change of control of the combined company more difficult or costly. Issuing additional shares of common stock could have the effect of diluting stock ownership of persons seeking to obtain control of the combined company. However, Quantum is not aware of any pending or threatened efforts to obtain control of Quantum or the combined company following completion of the merger, and Quantum’s board of directors has no current intention to use the additional shares of common stock in order to impede a takeover attempt.

The proposed amendment to the Quantum Charter does not alter Quantum’s present ability to issue up to 20,000,000 shares of its preferred stock.

If the merger is not approved by Quantum’s stockholders, then this proposal to amend and restate the Quantum Charter will not be implemented, notwithstanding that it may have been approved by Quantum’s stockholders.

All of the outstanding shares of Series A common stock have converted into Quantum common stock pursuant to the terms of the Quantum Charter. Upon conversion, the authority of Quantum to issue shares of Series A common stock terminated pursuant to the terms of the Quantum Charter. The proposed amendment to the Quantum Charter effects the elimination of the authorized shares of Series A common stock and effects related changes in certain defined terms used in the Quantum Charter to effect such changes in the authorized series of capital stock.

The amendment and restatement of the Quantum Charter to increase the number of authorized shares of Quantum common stock, to eliminate the shares of Series A common stock and to reduce the number of shares designated as Series B common stock, if approved by the Quantum stockholders, will be effective upon the execution, acknowledgement and filing of the amended and restated Quantum Charter with the Delaware Secretary of State.

Stockholder Vote Required

The amendment and restatement of the Quantum Charter requires the approval of a majority of the outstanding shares of Quantum common stock entitled to vote on the matter.

Board Recommendation

The board of directors of Quantum has adopted and approved the proposed amendment and restatement of the Quantum Charter, subject to the requisite approval by the Quantum stockholders. The board of directors of Quantum has considered the proposed amendment and recommends that the Quantum stockholders adopt the proposed amendment and restatement of the Quantum Charter as set forth in this joint proxy statement/prospectus. The Quantum board of directors recommends that Quantum stockholders vote “FOR” the approval of the amendment and restatement of the Quantum Charter as described above.

THE STARCRAFT MEETING

The accompanying Starcraft proxy is solicited by the board of directors of Starcraft for use at the Starcraft Meeting to be held on Monday, February 28, 2005, at 11:30 a.m. (local time), or at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Shareholders. The Starcraft Meeting will be held at the Ramada Inn, located at 1375 Lincolnway East (U.S. 33 East), Goshen, Indiana 46526. Starcraft’s telephone number is (574) 534-7827.

These proxy solicitation materials were mailed on or about January 21, 2005 to all shareholders entitled to vote at the Starcraft Meeting.

Voting Rights and Solicitation of Proxies; Expenses

This solicitation of proxies is made on behalf of the board of directors of Starcraft and the cost thereof will be borne by Starcraft. The board of directors may use the services of Starcraft’s directors, officers, and others to solicit proxies, personally or by telephone and may arrange with brokerage houses and other custodians, nominees, and fiduciaries to forward solicitation materials to the beneficial owners of the stock held of record by such persons and Starcraft may reimburse them for the fees and reasonable out-of-pocket expenses incurred in doing so.

At the close of business on January 12, 2005, there were 8,968,691 shares of Starcraft common stock outstanding and entitled to vote at the Starcraft Meeting (not including shares issuable upon exercise of options). Each shareholder of record at the close of business on January 12, 2005, is entitled to one vote for each share of Starcraft common stock held.

Purpose of the Starcraft Meeting

The purpose of the Starcraft Meeting is to vote upon a proposal to approve the merger agreement. Approval of the merger agreement will include approval of the proposed merger, the plan of merger and all transactions contemplated by the merger agreement.

Record Date and Outstanding Shares

The close of business on January 12, 2005 has been fixed by the Starcraft board of directors as the record date for determination of the shareholders of Starcraft entitled to notice of, and to vote at, the Starcraft Meeting or any postponement or adjournment of the Starcraft Meeting. Holders of record of Starcraft common stock at the close of business on the record date are entitled to notice of, and to vote at, the Starcraft Meeting. As of the record date, there were approximately 52 shareholders of record holding an aggregate of 8,968,691 shares of Starcraft common stock.

Stock Ownership of Management and Certain Shareholders

As of the record date, the directors and executive officers of Starcraft collectively owned approximately 57.4% of the outstanding shares. Pursuant to voting agreements, four of Starcraft’s largest shareholders, who collectively represent approximately 51.3% of Starcraft’s outstanding shares, have agreed to vote all of their shares in favor of the approval of the merger agreement.

Vote Required

Approval of the merger agreement requires the affirmative vote of at least a majority of the total number of votes entitled to be cast at the Starcraft Meeting.

Quorum; Abstentions; Broker Non-Votes

A majority of all issued and outstanding voting shares of Starcraft common stock as of the record date, represented in person or by proxy, will constitute a quorum for the transaction of business at the Starcraft Meeting. If a quorum is not present, the Starcraft Meeting may be postponed or adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Starcraft Meeting, all proxies will be voted in the same manner as the proxies would have been voted at the original convening of the Starcraft Meeting, except for any proxies that have been effectively revoked or withdrawn prior to the subsequent meeting.

If any Starcraft shareholder submits a proxy that indicates an abstention from voting in all matters, that shareholder’s shares will be counted as present in determining the existence of a quorum at the Starcraft Meeting, but they will not be voted on any matter at the meeting. If you abstain or do not vote, your abstention or non-vote will have the same effect as a vote against the proposal to approve the merger agreement. Nevertheless, an abstention may result in the total votes cast at the Starcraft Meeting representing fewer than 50% of all shares of Starcraft common stock issued and outstanding and entitled to vote as of the record date for the Starcraft Meeting, in which case the vote would not satisfy the shareholder approval requirement for the merger agreement.

Under the rules that govern brokers who have record ownership of shares that are held in “street name” for their clients (who are the beneficial owners of the shares), brokers have discretion to vote the shares on routine matters but not on non-routine matters. The proposals to be presented at the Starcraft Meeting are non-routine matters. Accordingly, brokers will not have discretionary voting authority to vote your shares at the Starcraft Meeting. A “broker non-vote” occurs when brokers do not have discretionary voting authority and have not received instructions from the beneficial owners of the shares. Broker non-votes are counted for purposes of determining whether a quorum is present at the Starcraft Meeting, but are not counted for purposes of determining whether a proposal has been approved. Thus, a broker non-vote will have the same effect as a negative vote with regard to the proposal to approve the merger agreement.

Failing to return your proxy or attend the Starcraft Meeting will reduce the number of votes cast at the Starcraft Meeting and may contribute to a lack of a quorum. Consequently, you are urged to return the enclosed proxy card with your vote marked.

Voting of Proxies; Revocation of Proxies

The proxy accompanying this joint proxy statement/prospectus is solicited on behalf of the Starcraft board of directors for use at the Starcraft Meeting. Please complete, date, and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Starcraft. All properly signed proxies that Starcraft receives prior to the vote at the Starcraft Meeting and that are not revoked will be voted at the Starcraft Meeting according to the instructions indicated on the proxies or, if no direction is indicated, will be voted FOR the approval of the merger agreement.

You may revoke your proxy at any time before it is exercised at the Starcraft meeting by taking any of the following actions:

•	delivering a written notice to the secretary of Starcraft by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the meeting; or

•	attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the Starcraft Meeting, you must bring to the meeting a letter from the broker, bank, or other nominee confirming your beneficial ownership of the shares.

Starcraft’s board of directors does not know of any matter that is not referred to in this joint proxy statement/prospectus to be presented for action at the Starcraft Meeting. If any other matters are properly brought before the meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Rights of Dissenting Shareholders

The Indiana Business Corporation Law grants dissenters’ rights in the merger to the holders of Starcraft common stock. Under the Indiana Business Corporation Law, Starcraft shareholders may dissent from the merger and demand in writing that Starcraft pay the fair value of their shares. Fair value excludes any appreciation or depreciation in anticipation of the applicable merger unless exclusion would be inequitable.

Chapter 44 of the Indiana Business Corporation Law sets forth the required procedures a shareholder requesting dissenters’ rights must follow. Shareholders who elect to exercise dissenters’ rights must strictly comply with all of the procedures to preserve those rights. Failure to strictly comply with the procedures may cause a termination of your dissenters’ rights. Attached as Annex E to this joint proxy statement/prospectus is a copy of Chapter 44 of the Indiana Business Corporation Law. The following information is qualified in its entirety by the provisions of Chapter 44. Please review Chapter 44 for the complete procedures.

Dissenters’ Rights Procedures

If you are a Starcraft shareholder and you wish to exercise your dissenters’ rights, you must satisfy the provisions of Chapter 44 of the Indiana Business Corporation Law. The following describes some of the requirements of Chapter 44.

1. You must deliver a written notice to Starcraft.

Before the shareholder vote is taken, you must deliver to Starcraft a written notice of your intent to demand payment for your shares pursuant to Chapter 44 if the merger is completed. Dissenters’ rights are not available to you unless you fulfill this notice requirement. The written notice must:

•	be sent before the vote on the merger agreement is taken at the Starcraft Meeting; and

•	be sent to the Secretary of Starcraft, 1123 South Indiana Avenue, Goshen, Indiana 46526.

2. Record owners may assert dissenters’ rights on behalf of beneficial owners.

If you are a record owner, such as a broker, who holds Starcraft common stock as a nominee for others, you may assert dissenters’ rights with respect to the shares held for one or more beneficial owners, while not exercising such right for other beneficial owners. You may assert dissenters’ rights as to fewer than all shares registered in your name only if you dissent (in accordance with the provisions of Chapter 44) with respect to all of the shares beneficially owned by any one person, and you notify Starcraft in writing of the name and address of each person on whose behalf you, as record owner, are asserting dissenters’ rights.

3. Beneficial owners may assert dissenters’ rights only with the record owner’s consent.

If you are the beneficial owner of Starcraft shares but you are not the record owner of those shares, you may assert dissenters’ rights as to the shares held on your behalf only if:

•	you submit to Starcraft the record owner’s written consent to the dissent no later than the time you assert dissenters’ rights; and

•	you assert dissenters’ rights with respect to all of your shares or all of those shares over which you have the power to direct the vote.

4. You must refrain from voting “FOR” approval of the merger agreement.

You must not vote “FOR” approval of the merger agreement. If you vote in favor of the merger agreement, your dissenters’ rights will terminate, even if you previously filed a written notice of your intent to demand payment for your shares.

5. Starcraft must notify dissenting shareholders if the merger agreement is approved.

If the merger agreement is approved, Starcraft must send a written notice to each dissenting shareholder within ten days of the approval. The dissenters’ notice must:

•	supply a form that includes the date of the first announcement to news media or to shareholders of the terms of the merger and require that you certify whether you were the beneficial owner of your shares before that date;

•	state where you must send the payment demand and certificates for your shares;

•	set a date by which Starcraft must receive your payment demand and certificates representing your shares (the date may not be fewer than 30 nor more than 60 days after the date Starcraft delivers the dissenters’ notice to you); and

•	include a copy of Chapter 44.

6. Starcraft must return your shares if the merger is not completed by a certain date.

If Starcraft and Quantum do not complete the merger within 60 days after the date set forth in the dissenters’ notice for demanding payment and depositing shares, Starcraft must return your shares to you. If Starcraft and Quantum complete the merger after returning your shares to you, Starcraft must send you a new dissenters’ notice and repeat the payment demand procedure.

7. You must demand payment for your shares.

To preserve statutory dissenters’ rights, you must send Starcraft a payment demand, certify whether you were the beneficial owner of your shares prior to the date set forth in the dissenters’ notice and deposit the certificates formerly representing your shares, all in accordance with the terms of the dissenters’ notice. If you demand payment and deposit stock certificates in accordance with the terms of the dissenters’ notice, you will retain all other rights as a shareholder until the rights are cancelled or modified by the completion of the merger. If you fail to demand payment or deposit stock certificates as required by the dissenters’ notice by the date set forth in the notice, you will not be entitled to payment for your shares and will be considered to have voted in favor of the merger.

8. Starcraft will pay you the estimated fair value of your shares.

Upon the completion of the merger, if you have met all statutory conditions for dissenting shareholders, Starcraft will send you a payment of the amount Starcraft estimates to be the fair value of your shares, accompanied by certain information specified in Chapter 44. However, Starcraft may elect to withhold payment if you acquired beneficial ownership of your shares after the date set forth in the dissenters’ notice as the date of the first announcement to news media or shareholders of the terms of the merger. If Starcraft elects to withhold payment from you and other post-announcement shareholders, Starcraft will offer to pay you Starcraft’s estimate of the fair value of your shares upon your agreement to accept the payment offered in full satisfaction of your dissenters’ demands.

9. You may make an optional second payment demand.

Within 30 days after Starcraft pays you its estimate of the fair value of your shares (or, if you are a post-announcement shareholder, after Starcraft offers to pay you its estimate of the fair value of your shares), you may notify Starcraft of your estimate of the value of your shares and demand payment of your estimate of the fair value of the shares less any payment received on behalf of Starcraft (or, if you are a post-announcement shareholder, reject the offer and demand payment of your estimate of the fair value of the shares). You may exercise this right if:

•	you believe the amount paid or offered by or on behalf of Starcraft is less than the fair value of your shares;

•	Starcraft fails to make payment within 60 days after the date set for demanding payment; or

•	Starcraft has failed to complete the merger and has not returned your deposited certificates within 60 days after the date set for demanding payment.

10. Starcraft will commence an appraisal proceeding if demands for payment remain unsettled.

If a demand for payment by any dissenting shareholder remains unsettled, Starcraft will commence a proceeding in the Circuit Court or the Superior Court of Elkhart County, Indiana to appraise the value of the dissenting shares. Starcraft must commence the appraisal proceeding within 60 days after the receipt by Starcraft of the unsettled demand. All dissenting shareholders whose claims remain unsettled at that time will be made parties to those proceedings. If Starcraft does not commence the proceeding within the 60-day period, Starcraft must pay each dissenter whose demand for payment is unsettled the amount demanded by the dissenter.

11. The court will determine the fair value of your shares.

If you have an unsettled claim, you will be entitled to judgment for the amount, if any, by which the court finds the fair value of your shares, plus interest, exceeds any amount paid to you by or on behalf of Starcraft. In determining the fair value, the court will not consider any appreciation or depreciation due to the anticipation or accomplishment of the merger. If you are a post-announcement shareholder, you will be entitled to judgment for the fair value, plus accrued interest, of your shares. The court could determine that the fair value of your shares of Starcraft common stock is more than, the same as, or less than the consideration paid in the merger. In other words, if you demand appraisal rights, you could receive less consideration for your shares than you would have received under the merger agreement.

12. The court may assess the costs of the appraisal proceeding against you, other dissenting shareholders and/or Starcraft.

The court in an appraisal proceeding will determine and assess costs against all parties in such amounts as the court finds equitable. The court may assess fees and expenses of counsel and experts against Starcraft if the court finds that Starcraft did not substantially comply with the requirements of Chapter 44 or against either Starcraft or a dissenting shareholder if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith. In addition, if the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenting shareholders similarly situated and that the fees for those services should not be assessed against Starcraft, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited.

13. You will retain your rights as a shareholder until the merger is completed.

You will retain the rights, if any, to vote and receive dividends until the merger is completed. Upon the completion of the merger, if you have given proper notice and made a valid demand, you will cease to be a shareholder and will have no rights with respect to your shares except the right to receive payment of the fair value.

If you fail to comply with these procedures, you will lose your dissenters’ rights. Consequently, if you wish to exercise your dissenters’ rights, you should consult a legal advisor before attempting to exercise your dissenters’ rights.

THE MERGER AND RELATED TRANSACTIONS

This section of this joint proxy statement/prospectus describes the proposed merger. While Quantum and Starcraft believe that the description in this section covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to you. You should carefully read this entire document and the other documents Quantum and Starcraft have referred to in this joint proxy statement/prospectus for a more complete understanding of the merger.

Background of the Merger

In connection with Starcraft’s Powertrain Integration joint venture with IMPCO Technologies, Inc. in early 2004, Dale Rasmussen, Quantum’s Chairman and an executive officer of IMPCO, became acquainted with Starcraft. On September 30, 2004, Jeffrey Beitzel, Co-Chief Executive Officer of Starcraft, toured Quantum’s facilities, which included a tour of the Hydrogen HUMMER project, on which both companies had worked as part of a General Motors initiative to supply this vehicle for Governor Schwarzenegger’s California Hydrogen Highway Network demonstration program. During this visit, Alan Niedzwiecki, Quantum’s Chief Executive Officer, discussed with Mr. Beitzel the potential synergies between the companies. Mr. Niedzwiecki expressed an interest to Mr. Beitzel in exploring a possible business combination between Quantum and Starcraft.

On October 6, 2004, representatives of Quantum met Mr. Beitzel and Michael Schoeffler, Co-Chief Executive Officer of Starcraft, at Starcraft’s facilities in Detroit, Michigan, and reviewed Starcraft’s capabilities and facilities. The two management teams also discussed the possibility of working together on additional projects and other strategic opportunities, and explored the synergistic effects of combining the two companies. Both management teams mutually agreed to continue to explore these strategic opportunities.

On October 8, 2004, Quantum and Starcraft executed a mutual confidentiality agreement which provided, among other things, that each party would not disclose and would keep confidential all non-public materials provided to it by the other party.

On October 13, 2004, the Quantum board of directors convened a meeting via teleconference to review strategic opportunities with Starcraft and the possibility of acquiring Starcraft and merging the two companies. Mr. Niedzwiecki and Brian Olson, the Chief Financial Officer of Quantum, provided a detailed presentation of Starcraft’s business and the potential synergies of the two companies to the Quantum board of directors, and the board authorized management to engage Adams Harkness to assist in the evaluation and negotiation of a potential business combination between Quantum and Starcraft.

On October 18, 2004, Messrs. Beitzel and Schoeffler met with Messrs. Niedzwiecki and Olson in Quantum’s facility in Irvine, California, and discussed the possibilities of merging the two companies, including potential benefits of the merger, structure, valuations and consideration.

On October 28, 2004, the Quantum board of directors convened a meeting via teleconference to review additional information pertaining to Starcraft with Quantum’s management and its financial and legal advisors. Quantum’s board of directors was given a full report of the analysis to date by management, and management reviewed the proposed terms of the transaction. A representative of Morrison & Foerster LLP, Quantum’s outside counsel, discussed the fiduciary duties of the board of directors under Delaware law in considering the proposed merger agreement and the transactions contemplated thereby.

At the same meeting, the audit committee of the Quantum board of directors authorized management to engage the company’s independent registered public accounting firm, Ernst & Young LLP, to perform services in connection with the acquisition of Starcraft including accounting and tax due diligence. The board of directors further authorized management to engage the company’s legal advisors, Morrison & Foerster LLP, to commence legal due diligence and drafting of the definitive agreements for the acquisition of Starcraft. On October 29, 2004, with the assistance of its independent financial advisor and outside legal counsel, Quantum commenced a detailed due diligence evaluation of Starcraft and began assessing potential transaction structures and tax considerations.

On November 2, 2004, Messrs. Niedzwiecki, Olson and Rasmussen met with Messrs. Beitzel and Schoeffler, Kelly Rose, the Chairman of the board of directors of Starcraft, and Douglass Goad, Executive Vice President of Starcraft, as well as two other Starcraft directors, at the Specialty Equipment Market Association show in Las Vegas, Nevada, where Starcraft was exhibiting several of its concept vehicles. Quantum’s management team visited the Starcraft exhibit to gain a better understanding of Starcraft’s programs. In a private meeting, the two management teams also discussed other details about the potential merger, including timing of the transaction.

Starcraft, together with its independent financial advisor and outside legal counsel, commenced a detailed due diligence evaluation of Quantum. The parties also began preparing drafts of a merger agreement to be entered into among the parties to the proposed transaction.

On November 7, 2004, Quantum delivered the initial draft merger agreement to Starcraft and its legal and financial advisors. Over the next two weeks, the parties’ respective management teams and the parties’ respective legal and financial advisors negotiated the terms of the merger agreement. During this period, a number of drafts of the merger agreement and related documentation were negotiated and exchanged between the parties. Also during this period, the parties discussed and negotiated various issues, including, without limitation, the scope for the representations and warranties to be made by each of Quantum and Starcraft, the compensation arrangements for Starcraft’s executives following the transaction, the arrangements to be made for the termination of Mr. Rose’s employment agreement, the conduct of the respective parties’ businesses between signing and closing of the transaction, regulatory matters, the parties’ respective conditions to closing, each company’s ability to respond to unsolicited inquiries following announcement of the transaction, the rights of the parties to abandon the transaction and, in such event, any applicable termination fee, and the agreements to be entered into by General Motors and the significant shareholders of Starcraft pursuant to which such persons would agree to vote their shares of common stock of Quantum and Starcraft, respectively, in favor of the transaction. During this period, various members of the parties’ management teams and legal and financial advisors met by telephone several times to continue their reciprocal diligence review of each other’s respective business and personnel. In these meetings, the parties explored in detail their businesses.

On November 10, 2004, Messrs. Niedzwiecki, Olson and Rasmussen met with Messrs. Rose Beitzel, Schoeffler, Joseph Katona, the Chief Financial Officer of Starcraft, and the Starcraft board of directors at Mr. Rose’s residence. Bradley Timon, Controller of Quantum, was also at Starcraft’s facilities in this same time frame conducting financial due diligence. Quantum’s management team presented an overview of Quantum and its strategic vision for merging the two companies. Management also discussed potential business opportunities and provided a status report on due diligence efforts. At the conclusion of the meeting, Quantum’s management was excused, and the Starcraft board of directors held an informal discussion of the matters covered with Quantum’s management.

On November 11, 2004, the Starcraft board held a regular meeting at Starcraft’s headquarters. As a part of this meeting, the Starcraft board of directors engaged in a thorough discussion of a potential transaction with Quantum, based on a preliminary summary of terms that management of Starcraft and Quantum had developed as a result of their discussions. A representative of Barnes & Thornburg LLP, Starcraft’s outside counsel, discussed fiduciary duties of the Starcraft board of directors under Indiana law in considering the proposed merger agreement, the merger and the transactions contemplated therein. The Starcraft board specifically empowered the Governance and Nominating Committee of the board to separately consider and make recommendations to the full board regarding the proposed transaction. After a thorough discussion of the proposal with management, the independent directors met separately, along with counsel, but without the presence of the management directors, to discuss the transactions and, in particular, evaluate aspects of the proposal in which members of management may have special interests. The full board also discussed management’s recommendations respecting engagement of a financial advisor to advise the board in the evaluation of a potential business combination with Quantum. Toward the conclusion of these deliberations, the Governance and Nominating Committee recommended that the board authorize management to continue discussions with Quantum. Based on that recommendation, the Starcraft board authorized management to continue negotiations with Quantum to develop more definitive terms of a potential transaction for further evaluation by the board, and approved the engagement of Starshak Welnhofer as financial advisor to the board with respect to the transaction.

On November 17, 2004, Starcraft’s Governance and Nominating Committee met via teleconference to receive a preliminary evaluation and presentation regarding the financial aspects of the proposed transaction from Starshak Welnhofer. Several management directors were present for this meeting as well. Starshak Welnhofer provided an oral report of its analysis and evaluation of the transaction terms. Starshak Welnhofer later provided a written summary of its observations and preliminary conclusions to the directors. Starcraft management also circulated the current draft of the merger agreement to all of the directors.

On November 18, 2004, Quantum’s management submitted to the Quantum board of directors the preliminary findings from Quantum’s financial, accounting, legal and business due diligence review of Starcraft as informed by its outside advisors. Quantum’s outside counsel provided the Quantum board with the current draft of the merger agreement and written advice as to the fiduciary duties of board members in considering the proposed transaction.

On November 19, 2004, Starcraft’s full board of directors again convened and received reports from management and Starcraft’s counsel regarding the status of the ongoing diligence investigation of Quantum, developments in negotiating definitive terms of a potential transaction and the status of the draft merger agreement. The directors were provided with an updated, detailed term sheet describing the material terms of the transaction. Allen Neuharth, a member of the Starcraft Governance and Nominating Committee, reported to the full board on the November 17 meeting of the Governance and Nominating Committee. The board held further thorough discussion of the proposed transaction terms, particularly the proposed treatment of executive officer employment agreements, the anticipated outcome of discussions between Quantum and Mr. Rose regarding Mr. Rose’s employment provisions, the treatment of stock options in the transaction and the potential availability of alternatives to the transaction. The directors also obtained further input from Starshak Welnhofer regarding the proposed financial terms of the transaction. After discussion, the board directed management to continue negotiations and, particularly, to obtain Quantum’s agreement to an increase in the proposed “walk-away” price from $4.00.

On November 19, 2004, the Quantum board of directors convened a meeting via teleconference and received an update on the analysis of the potential merger with Starcraft. Representatives of Ernst & Young LLP and Morrison & Foerster LLP presented their respective due diligence reports to the board. Representatives of Adams Harkness, Quantum’s financial advisor, reviewed its financial analyses of the proposed merger to date. Management and representatives of Morrison & Foerster LLP also reviewed and discussed the merger agreement including the transaction structure, dissenters’ rights, representations and warranties, “no-shop” provisions, employment agreements, regulatory matters, board composition, stockholder approval, conditions to closing and termination rights.

In anticipation of formal action by the Starcraft board on the morning of November 22, 2004, Starshak Welnhofer provided its formal fairness opinion to the Starcraft board as of November 21, 2004. At its meeting on November 22, 2004, management provided the Starcraft board with the written opinion of Starshak Welnhofer, and a summary of material changes to transaction terms that had been negotiated since the board’s meeting on

November 19, including the increase of the “walk-away” price provision to $5.00, and an updated detailed summary to transaction terms. The Governance and Nominating Committee convened and took formal action recommending that the full board adopt the merger agreement. Finally, the full Starcraft board unanimously adopted the merger agreement, unanimously found the merger to be fair to, advisable and in the best interests of, Starcraft and its shareholders, and unanimously resolved to recommend that the shareholders of Starcraft approve the merger agreement.

On November 22, 2004, the Quantum board of directors convened a meeting. Representatives from Morrison & Foerster LLP presented further analysis of certain legal issues, including Starcraft’s potential environmental liabilities, the provisions of existing employment agreements of Starcraft’s executives, and the revised terms and conditions of the merger agreement. Representatives of Morrison & Foerster LLP reviewed with the board its fiduciary duties. The board discussed the relationship of IMPCO, of which Mr. Rasmussen is an executive officer, with Starcraft’s Powertrain Integration joint venture. Representatives of Adams Harkness reviewed its financial analyses of the proposed merger and rendered its opinion, and later confirmed in writing as of the same date, that, as of that date and subject to the assumptions and qualifications made, matters considered and limitations of the review undertaken by Adams Harkness set forth in the Adams Harkness written opinion, the exchange ratio was fair, from a financial point of view, to the holders of Quantum common stock.

At its November 22 meeting, the Quantum board of directors reviewed and discussed the merger agreement. After a full and candid discussion, in which the merits and risks of the proposed merger were articulated by several directors, the Quantum board of directors unanimously determined that the merger was consistent with, and in furtherance of, the long-term business strategy of Quantum and was advisable, fair to, and in the best interests of, Quantum and its stockholders; and that the likelihood and benefits of completing the merger was sufficient to justify the time, expense and attention of Quantum’s management in negotiating and entering into the merger agreement. Finally, Quantum’s board of directors unanimously approved the merger agreement and the transactions contemplated thereby, unanimously found the merger to be advisable and in the best interests of Quantum and its stockholders, and unanimously resolved to recommend that the stockholders of Quantum approve the issuance of Quantum common stock in the merger and approve the amendment to the Quantum Charter.

Reasons for the Merger

General

In reaching its separate decision on the merger, each board consulted with its senior management, and financial and legal advisors, and considered a number of factors. In view of the complexity and wide variety of information and factors, both positive and negative, considered by each board, neither board found it practical to qualify, rank or otherwise assign any relative or specific weights to the factors it considered. In addition, neither board reached any specific conclusion with respect to each of the factors it considered, or any aspect of any particular factor. Instead, each board conducted an overall analysis of the factors it considered. In considering those factors, individual members of each board may have given weight to different factors. Each board considered all of those factors as a whole and believed that those factors supported its decision.

The factors considered by each board were not identical to the factors considered by the other board. However, both boards identified certain material benefits, common to both companies and their respective stockholders, that both boards expect will result from the merger, as well as certain risks affecting both companies in connection with the merger and certain other considerations common to both companies. These benefits, risks and other considerations are described immediately below. Following the discussion of those matters, the separate factors, both positive and negative, that each board separately considered are described. This section, read as a whole, includes the material factors considered by each board in approving or adopting the merger.

Joint Reasons for the Merger

Both boards believe that the merger will create a stronger company with:

•	complementary revenue streams, customers, capabilities and technologies that, on a combined basis, is well-positioned to address opportunities in the mainstream automotive and alternative fuel markets and the hydrogen economy;

•	a strengthened position as a full-service Tier 1 OEM supplier with complete capabilities from vehicle concept to production for traditional, alternative fuel and hydrogen vehicles and applications;

•	an expanded “one-stop shop” capability with broader resources in terms of vehicle system design, powertrain engineering, systems integration, validation, and second-stage manufacturing and assembly for traditional, alternative fuel and fuel cell vehicle programs, which Quantum believes will allow the combined company to position itself as a strategic supplier in the early stage of development and production of fuel cell vehicles;

•	an enhanced ability to leverage each other’s powertrain engineering, integration, electronic and software capabilities to support anticipated demand from current and new customers and the military to provide complete engine, powertrain, and advanced fuel systems;

•	a complementary management team, a broader organization and an expanded geographic footprint, which Quantum believes will improve the combined company’s ability to meet customer requirements for vehicle development, integration and second-stage and specialty vehicle assembly;

•	a stronger operational base, which Quantum believes will result in increased quality, improved operational efficiencies and enhanced process and production capabilities;

•	greater financial strength with broader revenue streams across established markets, which Quantum believes will provide for sustainable growth, stability, positive cash flows from operations and a solid financial foundation;

•	lower general and administrative expenses through the elimination of redundant public company functions;

•	enriched cross-selling opportunities that Quantum believes will lead to increased market share; and

•	an increased profile within the automotive industry and the financial community.

Both boards also recognize the risks inherent in the transaction, including:

•	the risk that the combined company may not be able to realize, fully or at all, the potential benefits of the merger;

•	the possibility that even if the merger is approved by the stockholders of both companies, it may not be completed;

•	the possibility that potential disruption to existing and prospective relationships could result from the announcement or completion of the merger;

•	the significant adverse impact to the potential future net income of the combined company that will arise due to the non-cash charges for the amortization of any intangible assets resulting from the impact of purchase accounting on the merger;

•	the substantial charges to be incurred in connection with the merger, including transaction expenses, and employee retention and severance costs; and

•	the other risks described under “Risk Factors—Risks Related to the Merger” beginning on page 23.

Both boards determined that the potential benefits of the merger outweigh the potential risks. In the course of their separate deliberations, each board also considered the following factors:

•	historical information concerning the respective businesses, operations, financial condition, results of operations, technology, management, competitive positions, and prospects of Quantum and Starcraft as stand-alone businesses, including results of operations during their most recent fiscal periods;

•	the current and historical economic and market conditions and industry environment in the business of each company, including customer concentrations, industry trends and growth rates, competition and seasonal and cyclical trends;

•	current financial market conditions and historical market prices, volatility and trading information for Quantum and Starcraft common stock;

•	the analyses presented by their respective financial advisors;

•	the results of their respective due diligence process; and

•	the terms and conditions of the merger agreement.

Each board also determined that the provisions of the merger agreement, including the merger consideration, the parties’ representations, warranties and covenants, and the conditions to their respective obligations, were the reasonable product of vigorous arm’s-length negotiations. Each board also considered the provisions of the merger agreement that prohibit solicitation of third-party bids and the acceptance, approval or recommendation of any unsolicited third-party bid, and the provisions which require each party to pay the other a fee upon termination under certain circumstances. Each board concluded that the provisions of the relevant documents reasonably protected the interests of the applicable company’s stockholders or shareholders and did not present any significant impediments to proceeding with the merger considering all of the circumstances.

Quantum’s Reasons for the Merger

The Quantum board of directors believes the merger is in the best interests of Quantum and its stockholders and recommends that Quantum stockholders vote “FOR” approval of the issuance of Quantum common stock in the merger and “FOR” approval of the amendment of the Quantum Charter. In reaching its decision to approve the merger agreement and proceed with the business combination with Starcraft, Quantum’s board of directors consulted with its senior management, and financial and legal advisors, and considered a number of factors. In view of the complexity and wide variety of information and factors, both positive and negative, the board did not determine it practical to qualify, rank or otherwise assign any relative or specific weights to the factors it considered. In addition, the board did not reach any specific conclusion with respect to each of the factors it considered, or any aspect of any particular factor. Instead, the board conducted an overall analysis of the factors it considered. In considering those factors, individual members of the board may have given weight to different factors. The board considered all of those factors as a whole and believed that those factors supported its decision.

Among the factors considered by the Quantum board of directors and supporting its recommendation were the following:

•	its analysis of the business, operations, management and competitive position, financial performance and condition, prospects, capabilities and products of each of Quantum and Starcraft as separate entities and on a combined basis;

•	the strategic nature of the business combination, the complementary services, products and capabilities, and the belief that the combined company will be a stronger and more strategic automotive OEM supplier with broader growth opportunities;

•	the belief that the combined company will benefit from synergies that result from the combination— specifically, the belief that (i) the combined company will be able to provide complete concept to production services to auto manufacturers for traditional, alternative fuel and fuel cell vehicle programs, (ii) the combined company will offer broader resources in terms of vehicle system design, power train engineering, systems integration, validation, and second-stage manufacturing and assembly, (iii) the aggregate amount of general and administrative expenses will be reduced on a combined company basis through the elimination of redundant public company functions and (iv) Quantum will be able to leverage cross-selling opportunities and maximize the use of sales and marketing personnel;

•	the current industry, economic and market conditions and trends, including the willingness of automotive OEMs to outsource systems integration, power train and second-stage assembly for low-volume production and concept vehicle programs;

•	the strategic alternatives reasonably available to Quantum to enhance stockholder value, including remaining a stand-alone entity and pursuing a strategic business combination with another third party;

•	the opportunity for Quantum stockholders to participate in a company with a broader revenue base, and to benefit from future growth of the combined company;

•	the results of Quantum’s due diligence review of Starcraft; and

•	the oral opinion of Adams Harkness, subsequently confirmed by a written opinion dated November 22, 2004, that, as of November 22, 2004, and based upon and subject to the assumptions made, matters considered and limitations of the review undertaken by Adams Harkness set forth in its opinion and based upon such other matters as Adams Harkness considered relevant, the exchange ratio was fair, from a financial point of view, to the holders of Quantum common stock.

The Quantum board also considered the terms of the merger agreement, including:

•	the restrictions on the ability of Starcraft to solicit offers for alternative business transactions;

•	the ability of a party to terminate the merger agreement if the other party alters its recommendation in favor of the merger or fails to confirm its recommendation in favor of the merger;

•	the requirement that each of Quantum and Starcraft must pay the other a termination fee of $3.25 million in the event that the merger agreement is terminated under certain circumstances specified in the merger agreement;

•	the representations and warranties of Starcraft;

•	the covenants of Quantum and Starcraft and the effect of such covenants on the operations of each company prior to completion of the merger; and

•	the ability to complete the merger, including the conditions to the merger requiring receipt of necessary regulatory approvals.

The Quantum board of directors weighed these advantages and opportunities against the challenges inherent in the combination of two business enterprises and other potentially adverse factors, including:

•	the risks described under the section of this joint proxy statement/prospectus entitled “Risk Factors—Risks Related to the Merger,” including the challenges of combining the operations of the two companies;

•	the challenges of combining the businesses of two corporations with diverse geographical operations, the risks associated with the diversion of management resources and the impact of the merger on employees, collaboration partners and customers; and

•	the possibility that the merger may not be completed or that completion of the merger may be unduly delayed.

The above discussion of material factors is not intended to be exhaustive, but does set forth the material factors considered by the Quantum board of directors.

After due consideration, the Quantum board of directors concluded that the potential benefits of the merger to Quantum and its stockholders outweighed the potential risks associated with the merger and unanimously approved the merger. This explanation of the Quantum board of directors’ reasoning and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Regarding Forward-Looking Statements” on page 22 of this joint proxy statement/prospectus.

Starcraft’s Reasons for the Merger

The Starcraft board of directors believes the merger is in the best interests of Starcraft and its shareholders and recommends that Starcraft shareholders vote “FOR” approval of the merger agreement. In unanimously adopting the merger agreement, the Starcraft board of directors considered a number of factors, including the factors discussed in the following paragraphs. In view of the number and wide variety of factors considered in connection with its evaluation of the merger, the Starcraft board of directors did not consider it practical to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its determination. The Starcraft board of directors viewed its position and recommendations as being based on all of the information and factors presented to and considered by it. In addition, individual directors may have given different weight to different information and factors.

In reaching its decision to adopt the merger agreement, the Starcraft board of directors consulted with Starcraft management with respect to strategic and operational matters. The Starcraft board of directors also consulted with Starcraft’s legal counsel with respect to the merger agreement and related issues and with Starshak Welnhofer, Starcraft’s financial advisor, with respect to the financial aspects of the merger. As part of its deliberations, the board empowered its Governance and Nominating Committee to separately evaluate and make recommendations to the full board with respect to the transaction, and the board only took final action on the merger after the unanimous recommendation of that Committee.

Among the factors considered by the Starcraft board of directors and supporting its recommendation were the following:

•	Financial Terms of the Merger. The Starcraft board of directors considered the relationship of the consideration to be paid pursuant to the merger to the market price of Starcraft common stock. The merger consideration represented an implied value for one share of Starcraft common stock as of November 23, 2004, the last trading day in the United States prior to the announcement of the merger, of $17.16, based on the closing price of Quantum common stock reported on Nasdaq on that date. This implied value represented a premium over the $12.05 closing price of Starcraft common stock on November 23, 2004. The implied value also represents a premium over recent historical trading prices of Starcraft common stock. The Starcraft board of directors also considered the form of the merger consideration consisting of Quantum common stock, affording holders of Starcraft common stock the opportunity to become holders of Quantum common stock and participate in the future prospects of the combined businesses of Quantum and Starcraft, which they judged would be enhanced by the merger as described below. They also considered that Quantum has a larger public float and higher trading volume than Starcraft and that, after completion of the merger, Quantum’s market capitalization will be significantly expanded, which could provide greater liquidity for Starcraft’s shareholders. The board also considered the provision of the merger agreement that allows Starcraft to terminate the transaction if the trading value (as defined) of Quantum common stock declines below $5.00 during a specified period of time prior to closing, subject to Quantum’s right to increase the merger consideration if Starcraft exercises that right.

•

Potential Synergies and Diversification of Revenues. The Starcraft board of directors viewed the proposed combination of Starcraft and Quantum as a favorable opportunity for further development of Starcraft’s business. In particular, the combination with Quantum affords Starcraft and its shareholders the opportunity to participate in the development of the hydrogen fuel market by leveraging Quantum’s position as a leader in this developing technology. As this market develops, the automotive industry is expected to have considerable need for engineering, design, integration and low-volume manufacturing—areas in which Starcraft brings extensive experience, expertise and capacity. Moreover, Quantum has shown success in developing customer relationships with multiple OEM’s, and the merger will afford Starcraft the opportunity to leverage those relationships to further diversify its business and the potential to build new business through new customers. The board also noted that General Motors, Starcraft’s principal customer, is a principal shareholder and customer of Quantum that had agreed to vote its Quantum shares in favor of the merger. The board considered that the merger may allow Starcraft to further expand its already favorable relationship with General Motors. Starcraft management had also determined that Starcraft had need of facilities in Southern California to develop its existing business opportunities, and Quantum’s existing facilities could potentially be used to address these opportunities. Finally, combining with Quantum will allow Starcraft to reduce its compensation expenses at the board and executive level and save significant other expenses because it will no longer have to maintain separate compliance and investor relations functions as an independent public company.

•	Due Diligence. The Starcraft board of directors considered management’s report on the results of Starcraft’s due diligence review of Quantum and determined that there were no due diligence issues identified that presented an unacceptable risk to Starcraft with respect to the transaction.

•	Strategic Alternatives. The Starcraft board of directors generally assessed alternatives to the merger and concluded that the merger with Quantum is in the best interests of Starcraft. In considering the merger, the board considered the risks and potential rewards of continuing to execute Starcraft’s business strategy as an independent entity versus the potential for enhancing Starcraft’s revenues and profitability and the potential for shareholders to realize greater value through the merger. The Starcraft board of directors ruled out the alternative of remaining a stand-alone entity because the board believed, based on Quantum’s customer relationships, current and potential markets served, products and industry affiliations, strong balance sheet and financial resources, that combining with Quantum, would provide a better opportunity to maximize the potential of Starcraft’s core business and provide it with enhanced opportunities. The board determined that it would not be in Starcraft’s best interest to conduct a public auction of Starcraft before reaching an agreement with Quantum because of (1) the potential disruption of operations and distraction of management that can result from such a process, (2) the terms proposed by Quantum (which the board deemed favorable based on advice of its financial advisor and consultation with management), (3) the potential that delay could result in a loss of the opportunity to pursue a transaction with Quantum on such terms (or at all) because of the potential for unforeseen changes in the economy, market conditions, or operations of either Starcraft or Quantum; and (4) the board’s assessment that it was unlikely that an auction process would identify a merger partner with similar attributes, such as a promising position in the emerging hydrogen fuel cell market, similar potential to expose Starcraft to new markets and customers, as well as a willingness to pay consideration representing as favorable a premium as that proposed by Quantum. The directors likewise considered provisions of the merger agreement that allow Starcraft to terminate the agreement, subject to payment of a termination fee to Quantum, if the board determines it is necessary to do so to accept an economically superior proposal.

•	Information Regarding the Businesses of the Companies. The Starcraft board of directors considered historical and current information about Quantum’s and Starcraft’s businesses, prospects, financial performance and condition, operations, management and competitive position, management’s knowledge of the industry and conditions in the industry in general, all of which led the board of directors to believe that a combined entity with its greater financial resources may have greater potential and advantages than Starcraft would have as a stand-alone entity.

•	Information Regarding Comparable Transactions. The Starcraft board of directors reviewed and considered summary information provided by its financial advisor regarding comparable merger transactions and the trading performance of stock in comparable companies in the industry, which led the board of directors to believe that the terms of the proposed transaction with Quantum were fair to, and in the best interests of, the Starcraft shareholders.

•	Shareholder Support. The Starcraft board of directors considered the fact that individual directors beneficially owning a majority of the issued and outstanding shares of Starcraft common stock, individually expressed support for the transaction, concurred that the transaction is in Starcraft’s and its shareholders’ best interests and agreed with Quantum to vote their shares in favor of the merger.

•	Tax Treatment. The Starcraft board considered the expected qualification of the transaction as a reorganization for U.S. federal income tax purposes, which was considered beneficial compared to alternative, taxable structures because it generally would enable Starcraft shareholders to defer U.S. federal income tax on the gain in their Starcraft capital stock to the extent they received Quantum common stock in the merger.

•	Merger Agreement. The Starcraft board of directors reviewed with management and counsel the material terms of the merger agreement, including the ability to accept a more favorable alternative transaction, subject to potential liabilities for a termination fee, and the nature and scope of the closing conditions of the merger, in particular the likelihood of obtaining the necessary regulatory approvals and approvals of the Quantum stockholders and Starcraft shareholders, and the likelihood that the merger would be completed.

•	Arm’s-Length Negotiation. The Starcraft board of directors considered that the merger agreement with Quantum was the product of arm’s-length negotiations between Starcraft’s management and counsel and its advisors, on the one hand, and Quantum, on the other, which the Starcraft board of directors believes will help ensure that the transaction is fair to and in the best interests of Starcraft and its shareholders.

•	Starshak Welnhofer Opinion. The Starcraft board of directors evaluated the financial analyses and presentations of Starshak Welnhofer, Starcraft’s financial advisor. The Starcraft board of directors also received from Starshak Welnhofer an opinion dated November 21, 2004 that, based on and subject to the various assumptions and limitations set forth in the opinion, as of the date of such opinion, the merger consideration to be received by the holders of the Starcraft common stock in the proposed merger was fair, from a financial point of view, to the holders of Starcraft common stock. The opinion of Starshak Welnhofer is described in detail under the heading “The Merger and Related Transactions—Opinion of Starcraft’s Financial Advisor” on page 66 of this joint proxy statement/prospectus.

The Starcraft board of directors weighed these advantages and opportunities against the challenges inherent in the combination of two business enterprises and other potentially adverse factors, including:

•	the possibility that the benefits anticipated and sought to be achieved in the merger may not be realized;

•	the fact that Quantum’s business and prospects are focused largely on developing technologies and markets, notably hydrogen fuel system technologies, that have not gained broad acceptance, and, that Quantum’s future revenues may be less than expected because of future competition or for other reasons;

•	in part because of Quantum’s dependence of developing technologies and new markets, the trading value of Quantum’s stock (after the merger) may be subject to greater volatility than Starcraft’s alone;

•	the possibility of disruption to the operations of Starcraft as a result of the merger and the announcement of having entered into the merger agreement;

•	the possibility that the merger may not be completed or that completion of the merger may be unduly delayed;

•	the time, effort and costs involved in combining the two businesses and the risk that integration would divert management attention from the ongoing businesses of the combined company;

•	the provisions of the merger agreement that require the payment of a $3.25 million termination fee or costs of up to $1 million by Starcraft if the merger agreement is terminated due to specified reasons; and

•	the other risks associated with the merger and the businesses of Quantum, Starcraft and the combined company described in the section entitled “Risk Factors” and in the documents incorporated by reference into this joint proxy statement/prospectus.

The Starcraft board of directors also considered the fact that some members of the board and of Starcraft management have interests in the merger that are different from those of Starcraft shareholders generally. The board evaluated and approved the provisions for optionholders (including certain executive officers and directors) to elect to receive cash for their options in the merger, based on a fixed price. The board also fully evaluated and approved arrangements under the merger agreement for Mr. Rose to forego certain benefits to which he is entitled under this employment agreement in exchange for an assignment of certain assets of Starcraft (including the “Starcraft” name) that Quantum deemed non-essential. See “The Merger and Related Transactions—Interests of Certain Starcraft Persons in the Merger” on page 70 of this joint proxy statement/ prospectus.

The above discussion of material factors is not intended to be exhaustive, but does set forth the material factors considered by the Starcraft board of directors.

After due consideration, the Starcraft board of directors concluded that the potential benefits of the merger to Starcraft and its shareholders outweighed the potential risks associated with the merger and unanimously approved the merger. This explanation of the Starcraft board of directors’ reasoning and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Special Note Regarding Forward-Looking Statements” on page 22 of this joint proxy statement/prospectus.

Recommendation of the Quantum Board

Quantum’s board of directors has carefully considered and has unanimously approved the terms and conditions of the merger agreement and the merger, as well as the amendment to the Quantum Charter. The Quantum board of directors believes that the terms of the merger agreement and the merger, including the issuance of Quantum common stock and the other transactions contemplated by the merger agreement, are advisable and in the best interests of Quantum and its stockholders, has unanimously approved the merger agreement, the merger, the issuance of Quantum common stock in the merger and the amendment to the Quantum Charter, and recommends that Quantum stockholders vote “For” approval of the issuance of shares of Quantum common stock in the merger and “For” approval of the amendment to the Quantum Charter.

Recommendation of the Starcraft Board

Starcraft’s board of directors has carefully considered and has unanimously adopted the merger agreement. The Starcraft board of directors believes that the terms of the merger agreement and the merger are fair to, advisable and in the best interests of Starcraft and its shareholders, has unanimously adopted the merger agreement and recommends that Starcraft shareholders vote “For” approval of the merger agreement.

Vote Required

Approval of the issuance of Quantum common stock in the merger requires the affirmative vote of at least a majority of the total number of votes cast at the Quantum Meeting. Approval of the amendment to the Quantum Charter requires the approval of a majority of the shares of Quantum common stock outstanding and entitled to vote on the matter.

Approval of the merger agreement requires the affirmative vote of at least a majority of the total number of votes entitled to be cast at the Starcraft Meeting.

Opinion of Quantum’s Financial Advisor

Adams Harkness provided a fairness opinion to the board of directors of Quantum on November 22, 2004 that, as of the date of such fairness opinion, the exchange ratio was fair, from a financial point of view, to the holders of Quantum common stock. The full text of the fairness opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the fairness opinion, is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference. The fairness opinion, referred to herein, does not constitute a recommendation as to how any stockholder should vote with respect to any matters relating to the merger. The description of the fairness opinion is qualified in its entirety by reference to the full text of the fairness opinion. Stockholders are urged to, and should, read the fairness opinion in its entirety.

Quantum’s board of directors retained Adams Harkness to assist it in its evaluation of the proposed merger and to render an opinion as to the fairness, from a financial point of view, to the stockholders of Quantum of the consideration to be paid in connection with the merger. Pursuant to the terms of Adams Harkness’ engagement letter with the board of directors dated October 27, 2004, Quantum agreed to pay Adams Harkness a fee of $200,000 upon the delivery by Adams Harkness of the fairness opinion and an additional fee in the amount of $50,000 upon delivery by Adams Harkness, if requested by the board of directors, of each affirmation of its fairness opinion other than the first such formal affirmation. Adams Harkness will also receive a fee equal to 1% of the total transaction value upon completion of the merger. Based upon an estimate as of December 8, 2004 of the total transaction value, Quantum will be obligated to pay Adams Harkness an estimated additional fee of approximately $1.6 million upon completion of the merger. Quantum also agreed to reimburse Adams Harkness for all reasonable fees and disbursements of its counsel and all of its reasonable travel and other out-of-pocket expenses arising in connection with its engagement, and to indemnify Adams Harkness and its affiliates to the full extent permitted by law against liabilities relating to or arising out of its engagement, except for liabilities found to have resulted from the willful misconduct or gross negligence of Adams Harkness.

Adams Harkness, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, Adams Harkness may actively trade or hold long or short positions of Starcraft’s or Quantum’s equity securities for either its customers or its own account. Adams Harkness has acted as financial advisor to the board of directors of Quantum in connection with this merger and will receive a fee for its services, a substantial portion of which is contingent upon the completion of the merger. In the past, Adams Harkness has provided financial advisory and financing services to Quantum and has received fees for the rendering of those services. In addition, Adams Harkness may provide investment banking services to Quantum and its affiliates in the future.

The following is a summary of the various sources of information and valuation methodologies used by Adams Harkness in arriving at its fairness opinion. To assess the fairness of the merger, Adams Harkness employed analyses based on the following:

•	valuation metrics derived from selected comparable companies;

•	valuation metrics derived from selected precedent transactions;

•	an exchange ratio analysis that assesses the aggregate value of the transaction based upon historical exchange ratios between the two companies; and

•	a pro-forma contribution and earnings analysis which compared the post transaction ownership with pro-forma 2004 and 2005 income statements and most recent balance sheets.

In conducting its investigation and analysis and in arriving at its opinion, Adams Harkness reviewed the information and took into account the investment, financial and economic factors it deemed relevant and material under the circumstances. For purposes of developing the fairness opinion, Adams Harkness has among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Starcraft and Quantum;

•	reviewed certain internal financial statements and other financial and operating data concerning Starcraft prepared by the management of Starcraft;

•	considered certain financial forecasts prepared by the management of Starcraft;

•	discussed the past and current operations and financial condition and the prospects of Starcraft, including information relating to strategic, financial and operational benefits anticipated from the merger, with senior executives of Starcraft;

•	considered certain internal financial statements and other financial operating data concerning Quantum prepared by the management of Quantum;

•	discussed certain financial forecasts prepared by the management of Quantum;

•	discussed the past and current operations and financial condition and the prospects of Quantum, including information relating to strategic, financial and operational benefits anticipated from the merger, with senior executives of Quantum;

•	reviewed the reported prices and trading activity for Starcraft common stock;

•	compared the financial performance of Starcraft and the prices and trading activity of Starcraft common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	reviewed the merger agreement and certain related documents; and

•	considered such other factors and performed such other analyses as Adams Harkness has deemed appropriate.

In rendering its fairness opinion, Adams Harkness assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Adams Harkness by, or on behalf of, Quantum and Starcraft, and did not independently verify such information. Adams Harkness also relied on the assurances of the management of Quantum that they were not aware of any facts that would make such information misleading. Adams Harkness assumed, with the board of directors’ consent, that:

•	with respect to forecasts relating to the prospects of Quantum or Starcraft provided to Adams Harkness by the companies’ respective managements, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Quantum and Starcraft, respectively, as to the future financial performance of such company;

•	detailed future projections beyond September 2005 from Starcraft management were not available;

•	all material assets and liabilities (contingent or otherwise, known or unknown) of each of Quantum and Starcraft are as set forth in the historic and projected financial statements of each company, respectively, as provided to Adams Harkness;

•	obtaining any regulatory and other approvals and third-party consents required for completion of the merger would not have an adverse effect on the contemplated benefits of the merger; and

•	the merger would be completed in accordance with the terms set forth in the merger agreement.

In conducting its analyses to support its fairness opinion, Adams Harkness did not obtain, nor was it provided with, an independent evaluation or appraisal of any of the assets of Quantum or Starcraft. Adams Harkness’ fairness opinion did not predict or take into account any possible economic, monetary or other changes which may occur, or information which may become available, after the date of its fairness opinion.

Public Company Peer Analysis

Adams Harkness established a group of publicly traded companies that it deemed comparable to Quantum and Starcraft based on similarity of services offered, markets served and financial performance (referred to as the peer group companies) and analyzed certain operating performance characteristics and public market valuation metrics of such peer group companies. Such information included:

•	last twelve months (referred to as LTM) revenue and projected 2004 and 2005 revenue;

•	LTM earnings before interest and taxes, depreciation and amortization (referred to as EBITDA) and projected 2004 and 2005 EBITDA;

•	LTM earnings per share (referred to as EPS) and projected 2004 and 2005 EPS;

•	ratio of enterprise value to LTM revenue and 2004 and 2005 projected revenue;

•	ratio of enterprise value to LTM EBITDA and 2004 and 2005 projected EBITDA; and

•	ratio of share price to LTM EPS and projected 2004 and 2005 EPS.

Adams Harkness established the following group of ten publicly traded companies that it deemed comparable to Quantum and Starcraft:

Company	Market Capitalization
(in millions)
Borgwarner, Inc.	$2,832.7
Dana Corporation	$2,527.0
CLARCOR, Inc.	$1,320.6
Tesma International, Inc.	$1,076.2
Woodward Governor Company	$757.0
Tenneco Automotive Inc.	$637.6
Standard Motor Products Inc.	$307.2
IMPCO Technologies, Inc.	$113.6
Westport Innovations Inc.	$103.8
Edelbrock Corporation	$90.5

(1)	Market capitalization is derived from share prices as of the close of trading on November 22, 2004 and the number of fully diluted shares outstanding are taken from each company’s most recent SEC filings.

Using publicly available information, Adams Harkness calculated for each of the peer group companies (1) a revenue multiple by dividing its enterprise value by its revenue for the LTM for which financial information is available, (2) an EBITDA multiple by dividing its enterprise value by its LTM EBITDA and (3) a price/earning multiple (referred to as the P/E multiple) by dividing its price by its LTM earnings. The following table sets forth information concerning these calculations for CY 2004 which are based on Thomson I/B/E/S calculations for the first three calendar quarters and projected fourth calendar quarter revenue, EBITDA and earnings per share estimates, divided by the enterprise value or stock price, as applicable, as of November 22, 2004:

	Revenue Multiple	EBITDA Multiple	P/E Multiple
Mean	1.1x	8.0x	19.9x
Median	0.9x	8.2x	17.3x
Stripped Mean	1.0x	8.0x	18.1x

The following table sets forth the information concerning these calculations for CY 2005, which are based on Thomson I/B/E/S projected CY 2005 revenue, EBITDA and earnings per share estimates divided by the enterprise value or stock price, as applicable, as of November 22, 2004:

	Revenue Multiple	EBITDA Multiple	P/E Multiple
Mean	1.1x	6.9x	14.7x
Median	0.8x	6.8x	13.0x
Stripped Mean	0.9x	6.8x	14.5x

Adams Harkness then applied stripped mean multiples (excluding high and low data points) to the financials of Starcraft for both CY 2004 and CY 2005, to calculate the implied valuation based on revenue and EBITDA for Starcraft:

	Revenue		EBITDA
	CY 2004	CY 2005	CY 2004	CY 2005
Implied Transaction Value	$159.2	$164.6	$16.2	$75.3

Precedent Transaction Analysis

Adams Harkness assessed the transaction and relative valuations associated with selected precedent publicly disclosed acquisitions it deemed relevant. Adams Harkness reviewed 10 precedent transactions (including three pending transactions) it deemed comparable to Quantum and Starcraft. Adams Harkness analyzed the transaction value to the target company’s net sales multiple for the last twelve months, the target company’s EBITDA multiple for the last twelve months and the target company’s net income multiple for the last twelve months.

Since market conditions change over time, valuation metrics derived from precedent transactions may or may not be accurate proxies for value at a given point in time.

The selected transactions were:

Date Completed	Target Name	Acquiror Name
Pending	BRC S.r.l.	IMPCO Technologies, Inc.
Pending	Edelbrock Corporation	Management
Pending	Dana Corporation—Automotive Aftermarket Business	The Cypress Group
8/6/2004	Stanadyne Automotive Corporation	Kohlberg & Co LP
6/3/2004	Noveon International Inc.	Lubrizol Corp
5/10/2004	Owosso Corporation	Allied Motion Technologies Inc.
1/12/2004	Kelsey-Hayes Co—Autospecialty Operations	Universal Automotive Inc.
10/1/2003	Warn Industries Inc.	Dover Resources Inc.
5/1/2003	Synchro-Start Products, Inc.	Woodward Governor Company
7/3/2002	GVH Entwicklungsgesellschaft	Westport Innovations Inc.

As part of its analysis of the above transactions, Adams Harkness analyzed the ratio of transaction value to the net sales for the last twelve months of the target companies, the transaction value to EBITDA for the last twelve months of the target companies and the transaction value to the net income for the last twelve months of the target companies. The following table sets forth information concerning these analyses:

	Transaction Value/Sales LTM	Transaction Value/EBITDA LTM	Transaction Value/Net Income LTM
Mean	1.1x	14.9x	24.3x
Median	1.0x	6.3x	21.5x

Adams Harkness calculated the implied transaction value of Starcraft, by applying the mean multiples for sales and EBITDA, to be between $66.8 million and $171.0 million.

Contribution/Earnings Analysis

Based on, among other things, the number of outstanding shares of Starcraft common stock and Quantum common stock, Adams Harkness calculated the pro-forma ownership of the combined company after the completion of the merger, which showed that shareholders of Starcraft would own approximately 40% of the combined company post-merger (excluding any Starcraft options assumed by Quantum and excluding shares of Quantum common stock issuable upon conversion of the Starcraft Convertible Notes). Based on management projections and the pro-forma ownership of the combined company, Adams Harkness calculated that the pro-forma revenue contribution of Starcraft to the combined company for calendar year 2004 and calendar year 2005 would be 85.5% and 82.7%, respectively. Based on the consolidated pro-forma balance sheet information from the most recently available financial statements of Quantum and Starcraft, Adams Harkness calculated that Starcraft would contribute 46.1% of total current assets, 61.3% of total assets, 81.7% of total current liabilities and 51.4% of shareholders equity to the combined company.

Exchange Ratio Analysis

Adams Harkness reviewed the historical closing stock prices for Quantum and Starcraft over the last twelve months, as of market close on November 22, 2004 and calculated the daily exchange ratios. Based on these exchange ratios over the last twelve months, Adams Harkness calculated an average exchange ratio and then ran a +1/-1 standard deviation. The mean over the last twelve months was a ratio of 2.2x:1x (Quantum:Starcraft). Standard deviation was calculated as 0.9x so the range used for this valuation method was 1.3x-3.1x.

	Low	High
Exchange Ratio	1.3x	3.1x

Based on Quantum’s closing stock price of $7.45 as of November 22, 2004, this implies a valuation range for Starcraft between $88 million and $210 million.

Discounted Cash Flow Analysis

Because detailed future projections from Starcraft management were not available, Adams Harkness was unable to generate a meaningful discounted cash flow analysis. As a result, the calculation of an implied valuation for Starcraft was impossible and the discounted cash flow analysis has been deemphasized.

Summary of Financial and Comparative Analyses

The foregoing summary does not purport to be a complete description of the analyses performed by Adams Harkness. The preparation of a fairness opinion is a complex process. Adams Harkness believes that its analyses must be considered as a whole, and that selecting portions of such analysis without considering all analyses and factors would create an incomplete view of the processes underlying its fairness opinion. Any estimates contained in Adams Harkness’ analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Such estimates are inherently subject to uncertainty. Adams Harkness advised the board of directors that the financial and comparative analyses conducted by it in rendering its fairness opinion (specifically, the peer group analysis, the selected precedent transactions analysis, and the exchange ratio analysis) constituted a “going concern” analysis of Quantum and Starcraft. Taken together, the information and analyses employed by Adams Harkness lead to Adams Harkness’ overall opinion that the exchange ratio is fair, from a financial point of view, to holders of Quantum common stock.

Opinion of Starcraft’s Financial Advisor

Starshak Welnhofer provided a fairness opinion to the board of directors of Starcraft on November 21, 2004 that, as of the date of such fairness opinion, the exchange ratio was fair, from a financial point of view, to the holders of Starcraft common stock. The full text of the fairness opinion, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the fairness opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated herein by reference. Specifically, the Starshak Welnhofer letter expresses the opinion, subject to the assumptions and limitations set forth in the letter, that the issuance of 21,000,000 shares of Quantum common stock by Quantum to the holders of Starcraft’s outstanding shares of common stock, and cash or Quantum stock options to the holders of Starcraft stock options and deferred directors’ shares, respectively, upon the completion of the merger, is fair from a financial point of view, to Starcraft and its shareholders, taken as a group. The fairness opinion, referred to herein, does not constitute a recommendation as to how any shareholder should vote with respect to the merger agreement and merger. The description of the fairness opinion is qualified in its entirety by reference to the full text of the fairness opinion. Shareholders are urged to, and should, read the fairness opinion in its entirety.

Starcraft’s board of directors retained Starshak Welnhofer to evaluate and to render an opinion as to the fairness from a financial point of view to the shareholders of Starcraft of the consideration to be paid in connection with the merger. Pursuant to the terms of Starshak Welnhofer’s engagement letter with the board of directors dated November 5, 2004, Starcraft agreed to pay Starshak Welnhofer a fee of $125,000, $50,000 upon execution of the engagement letter and $75,000 upon the delivery of the fairness opinion. Starcraft also agreed to reimburse Starshak Welnhofer for all reasonable fees and disbursements of its counsel and all of its reasonable travel and other out-of-pocket expenses arising in connection with its engagement, and to indemnify Starshak Welnhofer and its affiliates to the full extent permitted by law against liabilities relating to or arising out of its engagement, except for liabilities found to have resulted from the willful misconduct or gross negligence of Starshak Welnhofer.

Starshak Welnhofer, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Starshak Welnhofer’s role as financial advisor to the board of directors of Starcraft in connection with this merger has been limited to expressing the opinion described above. No part of Starshak Welnhofer’s fee is contingent upon the completion of the merger. In the past, Starshak Welnhofer has provided financial advisory and financing services to Starcraft and has received fees for the rendering of those services.

The following is a summary of the various sources of information and valuation methodologies used by Starshak Welnhofer in arriving at its fairness opinion. To assess the fairness of the merger, Starshak Welnhofer based its analysis on:

•	valuation metrics derived from selected comparable companies;

•	valuation metrics derived from selected transactions;

•	ratios of the relative historical share prices of the two companies; and

•	a pro-forma revenue and earnings analysis of the merged companies for Quantum’s pro-forma fiscal year 2005 and fiscal year 2006 forecasted income statements, balance sheets and cash flow statements.

In conducting its investigation and analysis and in arriving at its opinion, Starshak Welnhofer reviewed the information and took into account the investment, financial and economic factors it deemed relevant and material under the circumstances. For purposes of developing the fairness opinion, Starshak Welnhofer has among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Starcraft and Quantum, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Starcraft prepared by the management of Starcraft;

•	considered certain financial forecasts prepared by the management of Starcraft;

•	discussed the past and current operations and financial condition and the prospects of Starcraft, including information relating to strategic, financial and operational benefits anticipated from the merger, with senior executives of Starcraft;

•	considered certain internal financial statements and other financial operating data concerning Quantum prepared by the management of Quantum;

•	discussed certain financial forecasts prepared by the management of Quantum;

•	discussed the past and current operations and financial condition and the prospects of Quantum, including information relating to strategic, financial and operational benefits anticipated from the merger, with senior executives of Quantum;

•	reviewed the reported prices and trading activity for Starcraft and Quantum common stock;

•	compared the financial performance of Starcraft and the prices and trading activity of Starcraft common stock with that of certain other comparable publicly-traded companies and their securities;

•	compared the financial performance of Quantum and the prices and trading activity of Quantum common stock with that of certain other comparable publicly-traded companies and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	reviewed the merger agreement and certain related documents; and

•	considered such other factors and performed such other analyses as Starshak Welnhofer has deemed appropriate.

In rendering its fairness opinion, Starshak Welnhofer assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Starshak Welnhofer by, or on behalf of, Starcraft and Quantum, respectively, and did not independently verify such information. Starshak Welnhofer also relied on the assurances of the management of Starcraft that they were not aware of any facts that would make such information misleading. Starshak Welnhofer further assumed that:

•	with respect to forecasts relating to the prospects of Starcraft or Quantum provided to Starshak Welnhofer by the companies’ respective managements, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Starcraft and Quantum, respectively, as to the future financial performance of such company;

•	all material assets and liabilities (contingent or otherwise, known or unknown) of each of Starcraft and Quantum are as set forth in the historic and projected financial statements of each company respectively, as provided to Starshak Welnhofer;

•	obtaining any regulatory and other approvals and third party consents required for completion of the merger would not have an adverse effect on the contemplated benefits of the merger; and

•	the merger would be completed in accordance with the terms set forth in the merger agreement.

In conducting its analyses to support its fairness opinion, Starshak Welnhofer did not obtain, nor was it provided with, an independent evaluation or appraisal of any of the assets of Starcraft or Quantum. Starshak Welnhofer’s fairness opinion did not predict or take into account any possible economic, monetary or other changes which may occur, or information which may come available, after the date of its fairness opinion.

Comparable Company Analysis

Starshak Welnhofer selected a group of publicly traded companies that it deemed comparable to Starcraft based on the similarity of services offered, markets served and financial performance, and analyzed certain operating performance and market valuation metrics of these companies, including, as of November 19, 2004, the most recently available:

•	last twelve months (“LTM”) revenue;

•	LTM earnings before interest and taxes, depreciation and amortization (“EBITDA”);

•	LTM earnings per share (“EPS”);

•	ratio of market capitalization LTM revenue;

•	ratio of market capitalization to LTM EBITDA; and

•	ratio of share price to LTM EPS.

Starshak Welnhofer selected the following group of publicly traded companies that it deemed comparable to Starcraft: Magna International, Collins Industries, Miller Industries, Inc., Spartan Motors and Supreme Industries. Using publicly available information for each of these companies, Starshak Welnhofer calculated (1) a revenue multiple by dividing its market capitalization by its LTM revenue; (2) an EBITDA multiple by dividing its market capitalization by its LTM EBITDA; and (3) a price/earnings (“P/E”) multiple by dividing its share price by its LTM earnings per share. Starshak Welnhofer then identified the low and the high of each multiple for each company during the twelve month period ending on November 19, 2004. Then, Starshak Welnhofer computed the average low and the average high for each multiple for the selected group of comparable companies.

The following table sets forth the low and high averages described above:

	Revenue Multiple	EBITDA Multiple	P/E Multiple
Average High	0.425x	8.1x	19.5x
Average Low	0.273x	5.2x	12.6x

Starshak Welnhofer then applied these multiples to financial forecasts of Starcraft for its fiscal year 2005 to calculate the range of implied fair value ($ in millions except share price) for Starcraft’s market capitalization and share price as of November 19, 2004 based on the revenue, EBITDA and P/E multiples shown above:

	Revenue Multiple	EBITDA Multiple	P/E Multiple
Average High Implied Market Capitalization	$75.0	$101.6	$104.9
Average High Implied Share Price	$8.32	$11.33	$11.70
Average Low Implied Market Capitalization	$48.0	$65.1	$67.5
Average Low Implied Share Price	$5.34	$7.26	$7.53

Thus, as of November 19, 2004, the last trading day before the issuance of its opinion, Starshak Welnhofer concluded that fair value of Starcraft common stock, valued on a minority basis was in the range of approximately $5.34 and $11.70 per share, before considering an appropriate control premium in connection with the merger. Starcraft’s closing stock price on November 19, 2004 was $11.42 per share, near the high end of the fair value range computed by Starshak Welnhofer.

Control Premium Analysis

Starshak Welnhofer assessed the transaction and relative valuations associated with selected publicly disclosed acquisitions it deemed relevant, and concluded that a control premium of as high as 30% might be appropriate to apply to the fair value of Starcraft common stock valued on a minority basis. Applying this control premium, Starshak Welnhofer derived a fair value of Starcraft’s common stock to be in the range of approximately $6.94 to $15.21 per share valued on a control basis. The mid point of this range was approximately $11.08 per share. While this mid-point was less than Starcraft’s closing stock price on November 19, 2004 of $11.42 per share, the stock price on November 19th did not reflect certain non-public information regarding the company’s forecasted future operating performance.

Pro Forma Analysis

Starshak Welnhofer evaluated the merger on a pro forma basis by combining the financial forecasts supplied by Starcraft’s management with those supplied by Quantum’s management for the periods corresponding to Quantum’s fiscal years ending April 30, 2005 and 2006. Starshak Welnhofer then assessed the likely impact of the merger on Quantum’s share price based on the combined pro forma financial metrics after giving effect to the proposed merger. Based on Starshak Welnhofer’s analysis of Quantum’s forecasted pro forma revenue, EPS and EBITDA for Quantum’s fiscal year 2005 and fiscal year 2006, Starshak Welnhofer concluded that, in its view, based on the forecasts provided by the respective management of each company, the 2.341 shares of Quantum common stock to be received by Starcraft’s shareholders in the merger should have a value in excess of the $11.08 mid-point of the fair value of Starcraft’s common stock valued on a control basis.

Starshak Welnhofer believes that this conclusion is further supported by the provision in the merger agreement that gives Starcraft the right to terminate the merger agreement if (a) the daily volume weighted average price of Quantum’s shares over the ten trading days ending on the business day following the Starcraft Meeting is less than $5 per share, and (b) Quantum elects not to increase the exchange ratio by an amount necessary to provide Starcraft’s shareholders with consideration whose value, determined on the same daily volume weighted average basis, would be at least $11.70 per share for each Starcraft share exchanged.

Exchange Ratio Analysis

Starshak Welnhofer also reviewed the historical closing stock prices for Starcraft and Quantum for the twelve month period ending on November 19, 2004, and calculated for each trading day during that period the ratio of Starcraft’s daily closing share price to Quantum’s daily closing share price. Starshak Welnhofer computed the mean ratio for this period to be 2.2:1x and the standard deviation to be 0.9x. In Starshak Welnhofer’s view, this data also provided support for the conclusion that the 2.341 exchange ratio of number of Quantum’s shares to the number of Starcraft’s shares specified in the merger agreement was fair to Starcraft’s shareholders.

Discounted Cash Flow Analysis

Starshak Welnhofer did not perform a discounted cash flow analysis of Starcraft’s or Quantum’s anticipated future performance on either a stand alone or on a combined pro-forma basis because Starshak Welnhofer did not have access to sufficient detailed future projections from either company to complete a meaningful analysis. Accordingly, Starshak Welnhofer has expressed no view regarding a concluded valuation of Starcraft’s shares applying this methodology.

Summary of Financial and Comparative Analyses

The foregoing summary does not purport to be a complete description of the analyses performed by Starshak Welnhofer. The preparation of a fairness opinion is a complex process. Starshak Welnhofer believes that its analyses must be considered as a whole, and that selecting portions of such analysis without considering all analyses and factors would create an incomplete view of the processes underlying its fairness opinion. Any estimates contained in Starshak Welnhofer’s analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Such estimates are inherently subject to uncertainty. Starshak Welnhofer advised the board of directors that the financial and comparative analyses conducted by it in rendering its fairness opinion (specifically, the peer group analysis, the selected precedent transactions analysis, and the exchange ratio analysis) constituted a “going concern” analysis of Starcraft and Quantum. Taken together, the information and analyses employed by Starshak Welnhofer lead to Starshak Welnhofer’s overall opinion that the exchange ratio is fair, from a financial point of view, to holders of Starcraft common stock.

Interests of Certain Quantum Persons in the Merger

In July 2004, Starcraft and IMPCO Technologies Inc. formed Powertrain Integration, LLC as a joint venture. Powertrain Integration provides powertrain integration, engineering expertise and production capabilities for low-volume, on-highway vehicle applications. Prior to Quantum’s spin-off from IMPCO in July 2003, IMPCO was the sole stockholder of Quantum. Dale L. Rasmussen, Quantum’s Chairman of the board of directors, serves as an executive officer of IMPCO.

As a result of this interest, Mr. Rasmussen may be more likely to vote to approve the merger agreement than if this interest did not exist. Quantum’s stockholders should consider this interest in deciding whether to approve the proposals contained herein.

Interests of Certain Starcraft Persons in the Merger

In considering the recommendation of the Starcraft board of directors to adopt the merger agreement, Starcraft shareholders should consider that some of Starcraft’s directors and officers have interests in the merger that differ from, or are in addition to, their interests as Starcraft shareholders. The Starcraft board of directors was aware of these interests and considered them, among other matters, in adopting the merger agreement.

As a result of these interests, these directors and officers could be more likely to vote to approve the merger agreement than if they did not hold these interests, and may have reasons for doing so that are not the same as the interests of Starcraft’s other shareholders. Starcraft shareholders should consider these interests in deciding whether to approve the merger agreement.

Employment Agreements

Quantum has agreed to offer employment after the merger to five key executive employees of Starcraft on substantially the terms of their current employment agreements as in effect with Starcraft.

Jeffrey P. Beitzel, Michael H. Schoeffler, Richard C. Anderson, Douglass C. Goad and Joseph E. Katona III each have a current employment agreement with Starcraft, pursuant to which each of them receives an annual base salary of $700,000, $550,000, $550,000, $550,000 and $140,000, respectively. The term of each of the employment agreements is two years, followed by automatic extensions for successive two year periods, except that Mr. Katona’s employment agreement has a term of one year with automatic extensions for successive one year terms.

Each of these executives except Mr. Katona is entitled to receive the following severance benefits in the event that his contract is not renewed or is terminated without reasonable cause, which is defined as a willful, flagrant and repeated failure to perform duties or comply with the board of directors’ instructions, or the conviction of a felony that might have a material adverse effect on Starcraft:

•	two years of salary, for which the executive may select salary continuation or a lump sum payment;

•	full benefit plan participation in the event that salary continuation is selected;

•	five years of salary continuation and benefits in the event that his employment is terminated by his disability;

•	two years of severance and benefits paid to his surviving family if his employment is terminated by his death; and

•	the right to compel repurchase of any of his outstanding stock options.

Mr. Katona is entitled to receive the following severance benefits unless he is terminated for reasonable cause, which is defined as misconduct, breach of fiduciary duty, failure to perform his job responsibilities, conviction or guilty plea in connection with any violation of law other than minor traffic violation or the breach of any term of his employment agreement with Starcraft:

•	six months of salary continuation;

•	six months continuation of life and health insurance benefits; and

•	the right to compel repurchase of any of his outstanding stock options.

Mr. Katona’s agreement provides that he may terminate his employment and collect his severance benefits upon any change of control, defined as an acquisition of more than 50% of the voting securities of his employer, or an acquisition of more than 25% of the voting securities if the acquiror also obtains a seat on the board of directors.

With respect to the other four executives, Starcraft is prohibited from locating the executive’s place of work more than fifteen miles from his residence, requiring the executive to travel more than ten days in any calendar year, making any changes to its vacation policies that are less favorable from the executive’s point of view and from making any changes in the office space, executive assistant and other working conditions that are less favorable from the executive’s point of view. The executive may terminate his employment in the event of a change in job responsibilities to which he has not consented.

Starcraft has the obligation to pay each executive’s membership fees for country clubs, social clubs and golf clubs of the executive’s choosing, personal tax preparation fees and personal umbrella insurance coverage of at least $10 million.

All of the executives are bound by noncompetition provisions that restrict them from competing with Starcraft for two years following termination with reasonable cause, except that Mr. Katona is only restricted while he is receiving severance benefits. The other executives are not restricted if their employment is terminated without reasonable cause or if they terminate their employment as a result in a change in their job responsibilities without their consent.

Separation and Related Agreements with Kelly L. Rose

As described below in “Agreements Related to the Merger—Separation and Related Agreements with Kelly L. Rose,” Starcraft has agreed to terminate its employment agreement with Kelly L. Rose, Chairman of the board of directors of Starcraft. Upon the closing of the merger, on terms to be mutually agreed, Starcraft and Mr. Rose (or his designee) will enter into agreements providing for the following:

•	Mr. Rose will be paid all salary and bonus amounts earned through his date of termination;

•	Mr. Rose will be engaged as a consultant to Starcraft through December 31, 2005 at annual compensation of $450,000, to paid in full upon Mr. Rose’s termination, death or disability;

•	Mr. Rose will receive continuation of health benefits for two years;

•	Mr. Rose will receive continuation of directors and officers insurance coverage for six years;

•	Mr. Rose will have continued use of his office and executive assistant;

•	Starcraft will pay on Mr. Rose’s behalf the amount of any excise taxes determined to result from any payments or benefits provided to Mr. Rose under any of the Rose agreements, up to a maximum of $300,000;

•	Mr. Rose and Starcraft will release each other and their respective affiliates from liabilities arising out of or relating to Mr. Rose’s employment by Starcraft and any financial or other obligation otherwise outstanding as of the closing of the merger;

•	Starcraft will transfer to Mr. Rose the assets, including equipment, inventory, land, building and business records, related to the Starcraft accessories business, including the parts business, kit business, and second stage and aftermarket conversion, kits, parts, components and accessories business;

•	Starcraft will transfer its rights in the “Starcraft” name to Mr. Rose, and Mr. Rose will grant Starcraft a license to use the “Starcraft” name for limited purposes; and

•	Starcraft will transfer certain other patents, trademarks and license agreements to Mr. Rose, with maintenance fees to be paid by Starcraft during the existing terms only.

Stock Options

Certain directors and officers of Starcraft have outstanding options to purchase shares of Starcraft common stock. Outstanding options to purchase Starcraft common stock will, at the holder’s election, either be assumed by Quantum or cancelled and exchanged for a payment equal to the difference, if any, between $15.61 per share and the applicable exercise price. Each option will remain subject to the same terms and conditions set forth in Starcraft’s stock option plan. Holders of outstanding interests in Starcraft’s directors’ share plan will cancel their interests in exchange for a payment of $15.61 per share of Starcraft common stock represented by the interest. See “Security Ownership of Certain Beneficial Owners and Management of Starcraft.”

In addition, Quantum plans to pay an aggregate of approximately $50,000 to Messrs. Katona, Neuharth, Starshak and Stewart in connection with the termination of options to purchase an aggregate of 61,950 shares of Starcraft common stock held by these individuals with exercise prices in excess of $15.61 per share. Messrs. Neuharth, Starshak and Stewart are members of the Starcraft board and Mr. Katona is Starcraft’s Chief Financial Officer.

Appointments to Quantum Board of Directors

Quantum has agreed to appoint Jeffrey P. Beitzel, Co-Chief Executive Officer of Starcraft, to the board of directors of Quantum upon completion of the merger.

Indemnification

Pursuant to the merger agreement, for a period of six years after the effective time of the merger, Quantum has agreed to indemnify, defend and hold harmless, each present and former director, officer or employee of Starcraft or any of its subsidiaries against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, either arising out of or pertaining to the merger and related transaction or otherwise with respect to any acts or omissions occurring at or prior to the effective time, to the same extent as provided in Starcraft’s charter in effect immediately prior to the merger.

Insurance

The merger agreement also provides that Quantum will maintain for a period of six years after the effective time of the merger, officers’ and directors’ liability insurance with respect to acts or omissions occurring before the effective time of the merger covering each such person currently covered by Starcraft’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of the merger agreement, provided that Quantum is not required to expend more than $200,000 per year in annual premiums.

Registration Rights

In the merger agreement, Quantum agreed to enter into a registration rights agreement with each of Kelly L. Rose, Jeffrey P. Beitzel, Douglass C. Goad and Richard C. Anderson pursuant to which Quantum will use its reasonable best efforts to file a registration statement to permit the resale of shares of Quantum common stock received by these Starcraft shareholders in the merger. See “Agreements Related to the Merger—Registration Rights Agreement.”

Board Composition

Upon the closing of the merger, Quantum’s board of directors will consist of five directors with two vacancies and Mr. Jeffrey P. Beitzel, currently Co-Chief Executive Officer of Starcraft, will be appointed to fill one of the vacancies. Quantum intends to appoint one additional director to the board who qualifies as an “independent director” under the Nasdaq Marketplace Rules to fill the remaining vacancy.

As a result, immediately following the closing of the merger, the Quantum board will consist of Alan P. Niedzwiecki, Dale L. Rasmussen, Brian A. Runkel, G. Scott Samuelsen, Thomas J. Tyson, Jeffrey P. Beitzel and one additional independent director.

Structure of the Merger

The merger transaction involves the acquisition by Quantum of Starcraft through the merger of Quake Sub, Inc., a wholly owned subsidiary of Quantum, with and into Starcraft. Starcraft will be the surviving corporation in the merger and will be a wholly owned subsidiary of Quantum following the merger. Each share of Starcraft common stock will be converted into the right to receive 2.341 shares of Quantum common stock pursuant to the merger agreement.

Material U.S. Federal Income Tax Consequences of the Merger

In the opinion of Barnes & Thornburg LLP, counsel to Starcraft, and Morrison & Foerster LLP, counsel to Quantum, the following is a discussion of the material U.S. federal income tax consequences of the merger to Starcraft shareholders who exchange their shares of Starcraft common stock for shares of Quantum common stock in the merger. This discussion addresses only Starcraft shareholders who are U.S. Holders (as defined below) and hold shares of Starcraft common stock as a capital asset. It does not address all of the U.S. federal income tax consequences that may be relevant to a particular Starcraft shareholder in light of that shareholder’s individual circumstances or to a Starcraft shareholder who is subject to special rules, including, without limitation:

•	a financial institution or insurance company;

•	a tax-exempt organization;

•	a shareholder who is not a U.S. Holder;

•	a mutual fund;

•	a trader in securities that elects mark-to-market accounting;

•	a dealer or broker in securities or foreign currencies;

•	a shareholder who holds shares of Starcraft common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction;

•	a shareholder who acquired his or her shares of Starcraft common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	a person who has a functional currency other than the U.S. dollar; and

•	a person who exercises dissenters’ rights.

The following discussion is based on the Code, applicable U.S. Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. This discussion is not binding on the Internal Revenue Service, which is referred to in this joint proxy statement/prospectus as the “IRS.” There can be no assurance that the IRS will agree with the conclusions stated herein, or that the conclusions will be upheld by a court if challenged by the IRS. In addition, this discussion does not address any state, local or foreign tax consequences of the merger. Starcraft shareholders are urged to consult their tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances including the applicability and effect of U.S. federal, state, local, foreign and other tax laws.

“U.S. Holder” refers to a beneficial holder of shares of common stock that is (i) an individual citizen or resident of the United States, (ii) a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust that (x) is subject to the supervision of a court within the United States and the control of one or more U.S. persons as described in Section 7701(a)(30) of the Code or (y) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other entity treated as a partnership for U.S. federal income tax purposes holds shares of common stock, the tax treatment of the partnership and a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership that holds shares of common stock or a partner in such a partnership, you are urged to consult your tax advisor regarding the tax consequences of the merger.

It is a condition to the completion of the merger that Quantum receive a written opinion from its legal counsel, Morrison & Foerster LLP, and that Starcraft receive a written opinion from its legal counsel, Barnes & Thornburg LLP, in each case dated as of the effective date of the merger, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither Quantum nor Starcraft intends to waive this closing condition. However, if either Quantum or Starcraft waives receipt of such opinion and the material tax consequences are expected to differ from those described below, Quantum and Starcraft will resolicit the approval of their shareholders after providing appropriate disclosure. The opinions will rely on certain assumptions as well as representations and covenants made by Quantum and Starcraft. If any of those assumptions, representations or covenants is inaccurate, counsel may not be able to render the required opinions or the opinions may not be relied upon, and the tax consequences of the merger could differ from those discussed here. An opinion of counsel is not binding on the IRS or any court, nor does it preclude the IRS from adopting a contrary position. No ruling has been or will be sought from the IRS on the U.S. federal income tax consequences of the merger.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, for U.S. federal income tax purposes:

•	a Starcraft shareholder whose shares of Starcraft common stock are exchanged in the merger for shares of Quantum common stock will not recognize gain or loss, except to the extent of cash, if any, received in lieu of a fractional share of Quantum common stock;

•	a Starcraft shareholder’s aggregate tax basis in shares of Quantum common stock received in the merger (including any fractional share interests deemed to be received and exchanged for cash) will equal the aggregate tax basis of the shares of Starcraft common stock surrendered in the merger; and

•	a Starcraft shareholder’s holding period for shares of Quantum common stock received in the merger will include the holding period for the shares of Starcraft common stock surrendered in the merger.

Cash in Lieu of Fractional Shares

To the extent that a Starcraft shareholder receives cash in lieu of a fractional share of Quantum common stock, the shareholder will be deemed to have received that fractional share in the merger and then to have received the cash in exchange for that fractional share. The shareholder will generally recognize capital gain or loss equal to the difference between the cash received and the portion of the shareholder’s tax basis in the shares of Starcraft common shares surrendered allocable to that fractional share. This capital gain or loss will generally be long-term capital gain or loss if the Starcraft shareholder’s holding period for its shares of Starcraft common stock exceeds one year at the effective time of the merger.

Backup Withholding and Information Reporting

Non-corporate U.S. Holders of shares of Starcraft common stock may be subject to information reporting and backup withholding on any cash payments received in lieu of a fractional share interest in Quantum. These U.S. Holders will not be subject to backup withholding, however, if they furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on IRS Form W-9 or successor form, or are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against that holder’s U.S. federal income tax liability, provided the required information or appropriate claim for refund is furnished to the IRS.

U.S. Holders receiving Quantum common stock as a result of the merger generally will be required to retain records pertaining to the merger and generally will be required to file with their U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts related to the merger.

Tax matters are very complicated, and the tax consequences of the merger to a Starcraft shareholder will depend on that shareholder’s particular circumstances. Starcraft shareholders are urged to consult their own tax advisors regarding the specific tax consequences of the merger, including the applicability of U.S. federal, state, local, foreign and other tax laws and the effect of any proposed change in the tax law.

Anticipated Accounting Treatment of the Merger

The merger will be accounted for using the purchase method of accounting for financial accounting purposes in accordance with U.S. generally accepted accounting principles. The purchase method accounts for a merger as an acquisition of one company by another, and Quantum will be deemed the acquiring company because:

•	Quantum is issuing common stock in connection with the merger in a ratio that represents a premium over the market value of Starcraft common stock upon signing of the merger agreement;

•	Quantum stockholders will own a majority share of the voting rights in the combined entity following the merger; and

•	Quantum’s chairman of the board of directors and Quantum’s chief executive officer will continue to serve in those respective capacities of the combined entity.

Purchase accounting requires that the purchase price and costs of the acquisition be allocated to all of the assets acquired and liabilities assumed, based on their relative fair values. This allocation will be made based upon valuations and other studies that have not yet been finalized. Accordingly, the purchase accounting adjustments made in connection with the development of the pro forma combined financial information appearing elsewhere in this joint proxy statement/prospectus are preliminary and have been made solely for purposes of developing such pro forma combined financial information. As the purchase price for the merger exceeds the amounts assigned to the fair value of Starcraft’s net assets acquired, the excess cost will be recognized by Quantum as an asset referred to as goodwill. Earnings or losses of Starcraft will be included in Quantum’s financial statements from the effective date of the merger. See “Unaudited Pro Forma Condensed Combined Financial Statements.”

Regulatory Filings

The merger is subject to the requirements of the HSR Act, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and specified waiting periods are terminated or expire. Quantum and Starcraft anticipate filing as soon as practicable the required information and materials to notify the Department of Justice and the Federal Trade Commission of the merger. The waiting period will expire 30 days following filing (or if such 30th day falls on a Saturday, Sunday or federal public holiday, the next business day) unless extended by a request for additional information or the waiting period is earlier terminated. However, if the reviewing agency issues a request for additional information and documentary materials during the initial 30 day waiting period, such request extends the waiting period until the date that is 30 days after the companies have substantially complied with the request.

The Federal Trade Commission or the Antitrust Division of the Department of Justice may challenge the merger on antitrust grounds, either before or after expiration of the waiting period or completion of the merger. Additionally, at any time before or after the completion of the merger, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Quantum cannot assure you that a challenge to the merger will not be made or that, if a challenge is made, Quantum will prevail.

Registration and Listing of Quantum Common Stock and Delisting of Starcraft Common Stock

Quantum common stock is currently listed on The Nasdaq National Market under the symbol “QTWW.” This joint proxy statement/prospectus is part of a Quantum registration statement on Form S-4 to register under the Securities Act the shares of Quantum common stock to be issued as consideration in the merger. Quantum has agreed to list the shares of Quantum common stock to be issued in connection with the merger on The Nasdaq National Market prior to the closing date of the merger. Following the merger, the common stock of Starcraft will be deregistered under the Securities Exchange Act of 1934 and will be delisted from The Nasdaq SmallCap Market and will no longer trade under the symbol “STCR.”

Restrictions on Resales of Shares by Affiliates

The shares of Quantum common stock to be issued in connection with the merger will be registered under the Securities Act and will be freely transferable under the Securities Act, except for shares of Quantum common stock issued to any person who is deemed to be an “affiliate” of Starcraft at the time of the Starcraft Meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of Starcraft and may include Starcraft executive officers and directors, as well as significant Starcraft stockholders.

Starcraft’s affiliates may not sell their shares of Quantum common stock acquired in connection with the merger unless the sale, transfer or other disposition:

•	has been registered under the Securities Act;

•	is made in conformity with Rule 145 under the Securities Act; or

•	is made in conformity with some other exemption from the registration requirement under the Securities Act.

Quantum’s registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, does not cover the resale of shares of Quantum common stock to be received by Starcraft affiliates in the merger. Quantum has agreed to file a registration statement on Form S-3 (or other available registration form) to permit the resale of the shares of Quantum common stock issuable upon conversion of the Starcraft Convertible Notes and the resale by certain shareholders of Starcraft of the shares of Quantum common stock they will receive in the merger. For a description of Quantum’s agreement to file these resale registration statements, see “The Merger Agreement—Resale Registration Statements.”

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma condensed combined financial statements are presented to illustrate the effects of the merger on the historical financial position and operating results of Starcraft and Quantum as of October 31, 2004 and for the year ended April 30, 2004 and the six months ended October 31, 2004. The pro forma statements are based on the historical financial statements of Quantum and Starcraft after giving effect to the merger as a purchase of Starcraft by Quantum using the purchase method of accounting and the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements. The pro forma statements have been derived from, and should be read in conjunction with, the historical financial statements, including the notes thereto, of each of Quantum and Starcraft incorporated by reference or included in this joint proxy statement/prospectus.

The pro forma information is based on preliminary estimates and assumptions set forth in the notes to such information. The pro forma information is preliminary and is being furnished solely for informational purposes and is not necessarily indicative of the combined results of operations or financial position that might have been achieved for the period or date indicated, nor is it necessarily indicative of results that may occur. It does not reflect cost savings expected to be realized from the elimination of certain expenses and from the synergies to be created or the costs to implement such cost savings or synergies. No assurance can be given that operating cost savings and synergies will be realized.

Pro forma adjustments are necessary to reflect the estimated purchase price, the new capital structure and to adjust amounts related to Starcraft’s net tangible and intangible assets to a preliminary estimate of their fair values. Pro forma adjustments are also necessary to reflect the amortization expense related to amortizable intangible assets, changes in depreciation and amortization expense resulting from fair value adjustments to net tangible assets, reversal of goodwill impairment charges recorded by Starcraft, changes in minority interest in income of subsidiary, certain transaction costs, and the income tax effect related to the pro forma adjustments.

The pro forma adjustments and allocation of purchase price are preliminary and are based in part on estimates of the fair value of the assets acquired and liabilities assumed. In determining purchase price allocations, management has considered a number of factors, including preliminary valuations.

The final purchase price allocation will be completed after asset and liability valuations are finalized by management. A final determination of these fair values, which cannot be made prior to the completion of the merger, will include management’s consideration of all pertinent factors. This final valuation will be based on the actual net tangible and intangible assets of Starcraft that exist as of the date of the completion of the merger. Any final adjustments may change the allocations of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma condensed combined financial statements. Amounts preliminarily allocated to intangible assets may change significantly, which could result in a material change in amortization of intangible assets. In addition, the impact of ongoing integration activities, the timing of the completion of the merger and other changes in Starcraft’s net tangible and intangible assets prior to completion of the merger could cause material differences in the information presented.

The unaudited pro forma condensed combined balance sheet is presented as if the merger had been completed on October 31, 2004 and, due to different fiscal period ends, combines the historical balance sheet of Quantum at October 31, 2004 and the historical balance sheet of Starcraft at October 3, 2004. The unaudited pro forma condensed combined statement of operations of Quantum and Starcraft for the year ended April 30, 2004 is presented as if the merger had been completed on May 1, 2003 and, due to different fiscal period ends, combines the historical results of Quantum for the year ended April 30, 2004 and the historical results of Starcraft for the twelve months ended March 28, 2004. The unaudited pro forma condensed combined statement of operations of Quantum and Starcraft for the six months ended October 31, 2004 is presented as if the merger had been completed on May 1, 2003 and, due to different fiscal period ends, combines the historical results of Quantum for the six months ended October 31, 2004 and the historical results of Starcraft for the six months ended October 3, 2004.

The historical results of Starcraft for the twelve months ended March 28, 2004 were calculated as the historical results of Starcraft for its fiscal year ended September 28, 2003, plus the results of its six month period ended March 28, 2004, less the results of its six month period ended March 30, 2003. The historical results of Starcraft for the six months ended October 3, 2004 were calculated as the historical results of Starcraft for its fiscal year ended October 3, 2004, less the results of its six month period ended March 28, 2004.

The unaudited pro forma condensed combined financial statements should be read in conjunction with Quantum’s historical financial statements and accompanying notes for its fiscal year ended April 30, 2004 and the six month period ended October 31, 2004 incorporated by reference in this joint proxy statement/prospectus, and Starcraft’s historical financial statements included elsewhere herein for its fiscal year ended October 3, 2004. The unaudited pro forma condensed combined financial statements are not intended to represent or be indicative of the consolidated results of operations or financial condition of the combined company that would have been reported had the merger been completed as of the dates presented, and should not be taken as representative of the future consolidated results of operations or financial position of the combined company.

There were no intercompany balances or transactions between Quantum and Starcraft. No material pro forma adjustments were required to conform Starcraft’s accounting policies to Quantum’s accounting policies. Certain reclassifications have been made to conform Starcraft’s historical amounts to Quantum’s presentation.

Quantum has not yet identified any pre-merger contingencies where the related asset, liability or impairment is probable and the amount of the asset, liability, or impairment can be reasonably estimated. Upon completion of the merger and prior to the end of the purchase price allocation period, if information becomes available which would indicate it is probable that such events have occurred and the amounts can be reasonably estimated, such items will be included in the final purchase price allocation.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET OF

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

AND STARCRAFT CORPORATION

AS OF OCTOBER 31, 2004

(in thousands)

	Quantum October 31, 2004	Starcraft October 3, 2004 (a)	Pro Forma Adjustments		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$8,411	$1,173	$(7,110	)(b)	$2,474
Marketable securities held to maturity	46,629	—	—		46,629
Accounts receivable, net	5,849	23,383	(55	)(b)	29,177
Inventories, net	6,099	13,547	(209	)(b)	19,437
Other current assets	547	6,932	(24	)(b)	7,455

Total current assets	67,535	45,035	(7,398)		105,172
Net property, plant and equipment	8,008	14,517	(601	)(b)(c)	21,924
Marketable securities held to maturity	7,843	—	—		7,843
Intangible assets, net	12,830	12,860	(6,160	)(d)	19,530
Goodwill	—	77,443	49,094	(b)	126,537
Other assets	90	1,506	—		1,596

Total assets	$96,306	$151,361	$34,935		$282,602

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current maturities of long-term debt	$—	$310	$—		$310
Accounts payable and accrued liabilities	4,266	24,278	3,332	(b)	31,876
Deferred revenue	183	—	—		183

Total current liabilities	4,449	24,588	3,332		32,369
Long-term debt, net of current maturities	—	18,854	—		18,854
Deferred income taxes	—	4,938	—		4,938
Stockholders’ equity:
Common stock	32	149,831	(149,810	)(e)	53
Additional paid-in-capital	120,005	9,665	124,898	(e)	254,568
Accumulated deficit	(28,180)	(56,794)	56,794	(e)	(28,180)
Accumulated other comprehensive income	—	279	(279	)(e)	—

Total stockholders’ equity	91,857	102,981	31,603		226,441

Total liabilities and stockholders’ equity	$96,306	$151,361	$34,935		$282,602

See accompanying notes.

Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a)	Certain reclassifications have been made to the historical presentation of Starcraft in order to conform to the pro forma condensed combined presentation.

(b)	Under the purchase method of accounting, the total estimated consideration as shown in the table below is allocated to Starcraft’s tangible and intangible assets and liabilities based on their estimated fair values as of the date of the completion of the merger. The preliminary estimated consideration is allocated as follows (in thousands):

Allocation of Purchase Price

Calculation of Consideration:
Purchase of Starcraft common shares (1)	$134,584
Cash payments for Starcraft stock options and directors’ shares (2)	7,110
Direct transaction fees and expenses (3)	3,151
Separation agreement with Starcraft’s chairman of the board (4)	1,070

Total consideration	145,915

Consideration Allocated to Acquired Net Assets Based on Fair Value:
Starcraft historical book value of net assets acquired	102,981
Adjustments to bring acquired assets and liabilities to fair value:
Property, plant and equipment, net (c)	—
Intangible assets (d)	(6,160)
Goodwill elimination	(77,443)

Fair value of net assets acquired	19,378

Excess of Consideration Over Fair Value of Acquired Net Assets	$126,537

Goodwill Adjustment

Elimination of Starcraft’s historical book value recorded for goodwill	$(77,443)
Excess of consideration over fair value of acquired net assets	126,537

Net goodwill adjustment	$49,094

(1)	Represents the value of 20,995,705 shares of Quantum common stock to be issued in exchange for the outstanding shares of Starcraft common stock in the merger, based on 8,968,691 shares of Starcraft common stock outstanding as of November 23, 2004 and based on the weighted average price of $6.41 of Quantum’s common stock as reported on The Nasdaq National Market for the two day period before and after the date the merger was announced (November 23, 2004). If the daily volume weighted average price of Quantum common stock over the ten trading days ending on the business day following the Starcraft Meeting is less than $5.00, Quantum may elect to increase the exchange ratio. In such event, the amount of actual consideration may differ materially. A material difference in the consideration may also materially affect the recognition amount of intangible assets and goodwill.

(2)

Represents the estimated maximum cash payments that would be required attributable to Starcraft’s stock options and directors’ shares that are vested and outstanding on the day the merger is completed. Each outstanding option to purchase a share of Starcraft common stock will be either (i) converted into an option to acquire 2.341 shares of Quantum common stock, at an exercise price equal to the current Starcraft exercise price divided by 2.341, or (ii) canceled in exchange for a payment of the difference between $15.61 and the exercise price of the vested Starcraft stock option. Holders of interests in Starcraft’s directors’ share plan will receive $15.61 per share, and their interests in the plan will terminate. On November 23, 2004, there were 8,968,691 shares of Starcraft common stock outstanding, 833,401 shares subject to outstanding Starcraft stock options and 28,074 shares of Starcraft common stock subject to directors’ share plan rights. For purposes of this pro forma presentation, it is assumed that all holders of in-the-money options to purchase shares of Starcraft common stock will cancel their rights in exchange for the payment. Holders of options that have exercise prices above $15.61 per share will have their options cancelled in exchange for cash payments totaling $50,000. The actual calculation of consideration attributable to the stock options is dependent on the holders of the options and may differ materially when the merger is completed.

(3)	Represents Quantum’s estimated direct merger costs, including financial advisory, legal, accounting and other costs.

(4)	Represents the estimated value of the separation agreement with Starcraft’s chairman of the board in connection with the merger. Per terms of the separation agreement, the combined company will transfer the net assets of Starcraft’s kit and parts business to the outgoing chairman, valued at $0.7 million, and cover excise taxes and other expenses totaling $0.4 million.

(c)	Represents the estimated required adjustments required to record Starcraft’s net property, plant and equipment at its estimated fair value. This adjustment is preliminary and is based on management’s estimates. The actual adjustment may differ materially and will be based on final valuations.

(d)	Of the total estimated purchase price, a preliminary estimate of $6.7 million has been allocated to intangible assets which consist of $5.4 million allocated to Starcraft’s existing second-stage assembly contracts with General Motors to be amortized over two to three years and $1.3 million allocated to Starcraft’s existing technology to be amortized over two to three years. The historical book value recorded for intangible assets of $12.9 million is adjusted by $6.2 million as a result of these preliminary estimates. This adjustment is preliminary and is based on management’s estimates and the preliminary work of independent appraisers. The actual adjustment may differ materially and will be based on final valuations.

(e)	Represents adjustments to reflect the elimination of the components of the historical equity of Starcraft totaling $103.0 million and the issuance of $134.6 million of new Quantum common stock.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

AND STARCRAFT CORPORATION

YEAR ENDED APRIL 30, 2004

(in thousands, except per share amounts)

	Quantum Twelve Month Period Ending April 30, 2004	Starcraft Twelve Month Period Ending March 28, 2004 (a)	Pro Forma Adjustments		Pro Forma
Revenue:
Net product sales	$18,624	$185,928	$(830	)(b)	$203,722
Contract revenue	9,495	2,076	—		11,571

Total revenue	28,119	188,004	(830)		215,293

Costs and expenses:
Cost of product sales	12,865	147,841	(352	)(b)	160,354
Research and development	15,657	1,924	—		17,581
Selling, general and administrative	7,270	19,832	(481	)(b)	26,621
Goodwill impairment	—	47,900	(47,900	)(c)	—
Amortization of intangibles	1,660	360	2,320	(d)	4,340

Total costs and expenses	37,452	217,857	(46,413)		208,896

Operating income (loss)	(9,333)	(29,853)	45,583		6,397
Interest income (expense), net	411	(455)	—		(44)
Other income, net	27	14	—		41

Income (loss) before minority interest and income taxes	(8,895)	(30,294)	45,583		6,394

Minority interest in income of subsidiary	—	(6,962)	6,962	(e)	—

Income (loss) before income taxes	(8,895)	(37,256)	52,545		6,394

Income tax expense	(39)	(1,840)	1,840	(f)	(39)

Net income (loss)	$(8,934)	$(39,096)	$54,385		$6,355

Net income (loss) per share—basic and diluted:
Basic	$(0.33)				$0.13
Diluted	$(0.33)				$0.13
Number of shares used in per share calculation:
Basic	27,257				48,253	(g)
Diluted	27,257				48,793	(h)

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

(a)	The historical results of Starcraft for the twelve months ended March 28, 2004 were calculated as its historical results for its fiscal year ended September 28, 2003, plus the results of its six month period ended March 28, 2004, less the results of its six month period ended March 30, 2003. Reclassifications have been made to the historical presentation of Starcraft in order to conform to the pro forma combined presentation.

(b)	Represents the elimination of operating revenues and expenses associated with Starcraft’s kit and parts business that will be transferred to the outgoing chairman of Starcraft in connection with a separation agreement.

(c)	Represents the reversal of the impairment to goodwill recorded by Starcraft of their prior merger with Wheel to Wheel, Inc. during the 12 months ended March 28, 2004. Goodwill, as adjusted for the preliminary allocation of calculated consideration, is not considered to be impaired on a pro forma basis for the year ended April 30, 2004.

(d)	Represents the pro forma adjustment to reflect incremental amortization resulting from fair value adjustment to amortizable intangible assets as illustrated below. This adjustment is preliminary and based upon management’s estimates of the fair value. The actual adjustment may differ materially and will be based upon final valuations.

	Fair Value	Useful Life	Annual Amortization	Starcraft Historical Amortization	Increase (decrease)
	(in thousands)
Contracts	$5,400	2.5	$2,160	$360	$1,800
Existing technology	1,300	2.5	520	—	520

Identified intangible assets	$6,700		$2,680	$360	$2,320

(e)	Represents the reversal of the minority interest in income of Starcraft’s subsidiaries Tecstar LLC and Tecstar Manufacturing Canada Limited. On a historical basis, Starcraft consolidated its 50% ownership for financial reporting purposes beginning prior to the twelve month period through the date its merger with Wheel to Wheel, Inc., which was completed in January 2004. Thereafter, recordings for the minority interest ceased as Starcraft effectively owned 100% of the Tecstar entities. For purposes of the pro forma presentation, the acquisition of the remaining 50% minority interest of the Tecstar entities is considered to have occurred at the beginning of Starcraft’s twelve month period ended March 28, 2004.

(f)	Represents the estimated allowable utilization of Quantum’s net operating loss carry forwards.

(g)	The pro forma basic weighted average number of shares are calculated by adding Quantum’s weighted average basic shares outstanding after giving effect to the number of shares of Starcraft common shares outstanding as of the date the merger was announced multiplied by the exchange ratio of 2.341.

(h)	The pro forma diluted weighted average number of shares are calculated by adding Quantum’s weighted average diluted shares outstanding after giving effect to the number of shares of Starcraft common shares outstanding as of the date the merger was announced multiplied by the exchange ratio of 2.341.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS OF QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC. AND

STARCRAFT CORPORATION

SIX MONTHS ENDED OCTOBER 31, 2004

(in thousands, except per share data)

	Quantum Six Month Period Ending October 31, 2004	Starcraft Six Month Period Ending October 3, 2004 (a)	Pro Forma Adjustments		Pro Forma
Revenue:
Net product sales	$5,611	$87,319	$(415	)(b)	$92,515
Contract revenue	5,706	3,130	—		8,836

Total revenue	11,317	90,449	(415)		101,351

Costs and expenses:
Cost of product sales	4,604	77,022	(176	)(b)	81,450
Research and development	8,294	3,672	—		11,966
Selling, general and administrative	3,739	9,060	(241	)(b)	12,558
Goodwill impairment	—	—	—		—
Amortization of intangibles	830	1,080	260	(c)	2,170

Total costs and expenses	17,467	90,834	(157)		108,144

Operating loss	(6,150)	(385)	(258)		(6,793)
Interest income (expense), net	439	(726)	—		(287)
Other expense, net	(19)	—	—		(19)

Loss before income taxes	(5,730)	(1,111)	(258)		(7,099)

Income tax benefits (expense)	(5)	2,118	(1,768	)(d)	345

Net income (loss)	$(5,735)	$1,007	$(2,026)		$(6,754)

Net income (loss) per share—basic and diluted:
Basic	$(0.18)				$(0.13)
Diluted	$(0.18)				$(0.13)
Number of shares used in per share calculation:
Basic	31,696				52,692 (e)
Diluted	31,696				52,692 (e)

See accompanying notes.

NOTES TO UNAUDITED PRO FORMA

CONDENSED COMBINED STATEMENT OF OPERATIONS

(a)	The historical results of Starcraft for the six months ended October 3, 2004 were calculated as its historical results for its fiscal year ended October 3, 2004, less the results of its six month period ended March 28, 2004. Reclassifications have been made to the historical presentation of Starcraft in order to conform to the pro forma combined presentation.

(b)	Represents the elimination of operating revenues and expenses associated with Starcraft’s kit and parts business that will be transferred to the outgoing chairman of Starcraft in connection with a separation agreement.

(c)	Represents the pro forma adjustment to reflect incremental amortization resulting from fair value adjustment to amortizable intangible assets as illustrated below. This adjustment is preliminary and based upon management’s estimates of the fair value. The actual adjustment may differ materially and will be based upon final valuations.

	Fair Value	Useful Life	Six Months Amortization	Starcraft Historical Amortization	Increase (decrease)
	(in thousands)
Contracts	$5,400	2.5	$1,080	$1,080	$—
Existing technology	1,300	2.5	260	—	260

Identified intangible assets	$6,700		$1,340	$1,080	$260

(d)	Represents the elimination of income tax benefits recorded by Starcraft that were not permanent.

(e)	The pro forma basic and diluted weighted average number of shares are calculated by adding Quantum’s weighted average basic and diluted shares outstanding after giving effect to the number of shares of Starcraft common shares outstanding as of the date the merger was announced multiplied by the exchange ratio of 2.341.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the merger agreement. This summary may not contain all of the information that is important to the stockholders of Quantum and Starcraft and thus this description is qualified in its entirety by reference to the merger agreement, attached as Annex A, which you are urged to read carefully and in its entirety.

The Merger

At the completion of the merger, Quantum will acquire Starcraft through the merger of Merger Sub, a wholly owned subsidiary of Quantum, with and into Starcraft. Starcraft will be the surviving corporation in the merger and will be a wholly owned subsidiary of Quantum following the merger.

Date of Closing

The merger agreement provides that the merger will close on the third business day following the satisfaction or waiver of each of the conditions to the merger, unless Quantum, Merger Sub, and Starcraft agree otherwise in writing (the “Closing Date”). Conditions to the merger include the approval by the shareholders of Starcraft of the merger agreement and the merger transactions, and the approval by the Quantum stockholders of the issuance of Quantum common stock in the merger and the amendment to the Quantum Charter. The Merger will become effective at the time the articles of merger are filed with the Secretary of State of the State of Indiana, or at a subsequent time specified in the articles of merger (the “effective time,” or the “completion of the merger.”)

Articles of Incorporation and Bylaws of Starcraft

At the effective time, the articles of incorporation of Starcraft will be amended to read as set forth in Exhibit “A” to the merger agreement. Unless Quantum determines otherwise prior to the effective time, the bylaws of Merger Sub will be the bylaws of the surviving corporation.

Directors and Officers of Starcraft Following the Merger

At the effective time, the directors of Merger Sub shall become the directors of the surviving corporation. The officers of Starcraft immediately prior to the effective time shall continue to be the officers of the surviving corporation.

Conversion of Securities; Adjustment of Exchange Ratio

Upon completion of the merger, each issued and outstanding share of Starcraft common stock will be canceled and converted into the right to receive 2.341 shares of Quantum common stock, for an aggregate of approximately 21 million shares. Shares held by Starcraft shareholders who have not voted their shares in favor of the merger and who have properly asserted dissenters’ rights for such shares under the Indiana Business Corporation Law will not be converted into the right to receive shares of Quantum common stock.

Upon completion of the merger, each right to acquire a share of Starcraft common stock upon conversion of the Starcraft Convertible Notes shall be converted in accordance with the terms of the Starcraft Convertible Notes into the right to receive that number of shares of Quantum common stock into which they are convertible immediately prior to the effective time, multiplied by 2.341.

Quantum will not issue any fractional shares. Instead of receiving a fractional share, Starcraft common shareholders will receive cash equal to the product of such fractional share multiplied by the closing sales price per share of Quantum common stock on The Nasdaq National Market on the business day preceding the Closing Date.

If the daily volume weighted average price of Quantum stock over a period of ten trading days ending on the business day following the Starcraft Meeting (the “Measurement Value”) is less than $5.00 per share and Starcraft satisfies certain notice requirements, then Quantum may, at its sole discretion, elect to increase the exchange ratio in a manner calculated to cause the aggregate number of shares of Quantum stock issuable on the merger to equal the quotient of $121,500,000 divided by the Measurement Value. If Quantum does not elect to increase the exchange ratio, Starcraft may terminate the merger agreement. If Quantum elects to increase the exchange ratio, but the merger is not completed within a specified period of time, Starcraft may again request an increase in the exchange ratio. Quantum will have no obligation to increase the exchange ratio.

Exchange of Certificates

As soon as reasonably practical after the completion of the merger, an exchange agent will mail a letter of transmittal and exchange instructions to each holder of record of Starcraft common stock, to be used to surrender and exchange certificates evidencing shares of Starcraft common stock for certificates evidencing shares of Quantum common stock, and cash in lieu of any fractional share. Holders of Starcraft common stock should not send in their Starcraft stock certificates until they receive a letter of transmittal from the exchange agent after the effective time of the merger, with instructions for the surrender of Starcraft stock certificates. After receipt of such transmittal forms, each holder of certificates formerly representing Starcraft common stock will be able to surrender their certificates to the exchange agent, and each such holder will receive in exchange therefor:

•	a certificate or certificates evidencing the number of whole shares of Quantum common stock to which such holder is entitled; and

•	any cash which may be payable in lieu of a fractional share of Quantum common stock.

At any time after six months after the completion of the merger, any funds or shares of Quantum stock not disbursed to holders of Starcraft common stock may be delivered to Quantum, and thereafter holders of shares of Starcraft common stock will be treated as general creditors of the surviving company only.

Employee Benefit Matters; Employee Stock Options

At the effective time of the merger, Starcraft will take all actions necessary to provide that either (i) outstanding options to purchase Starcraft common stock will be assumed by Quantum and converted into options to purchase Quantum common stock based on the exchange ratio described above, with all restrictions on the exercisability of Starcraft stock options continuing in full force and effect and the term, exercisability, vesting schedule and other provisions of the stock options remaining unchanged, or (ii) the holder of a Starcraft stock option may agree to surrender and cancel the stock option in full in exchange for a payment to be made at the effective time equal to the difference, if any, between $15.61 per share of Starcraft common stock and the applicable per share exercise price, multiplied by the number of shares of vested, exercisable Starcraft common stock subject to that stock option. In addition, each holder of an outstanding interest in Starcraft’s directors’ share plan shall have agreed to surrender and cancel such interest in exchange for a payment made at the effective time of $15.61 per share of Starcraft common stock represented by such interest. If all Starcraft option holders were to elect to receive cash in exchange for their options, payment for options and directors’ share plan interests would amount to approximately $7.1 million.

Quantum agreed to file with the SEC, no later than 30 days after the effective date of the merger, a registration statement on Form S-8 relating to shares of Quantum stock issuable pursuant to assumed Starcraft stock options, if any, that are eligible for inclusion on Form S-8.

Starcraft has agreed to terminate its employment agreement with Kelly Rose. Starcraft and Mr. Rose will enter into agreements providing for the separation of Mr. Rose from Starcraft as of the effective time, the entry into certain consulting arrangements and the conveyance of certain assets to Mr. Rose. See “The Merger and Related Transactions—Interests of Certain Starcraft Persons in the Merger” and “Agreements Related to the Merger—Separation and Related Agreements with Kelly L. Rose.”

Quantum has agreed to offer employment following the merger to five executive officers of Starcraft on substantially the terms of their current employment agreements as in effect with Starcraft. See “The Merger and Related Transactions—Interests of Certain Starcraft Persons in the Merger.”

Dissenting Shares

Starcraft shares held by shareholders who have not voted the shares in favor of the merger and who have properly asserted dissenters’ rights for such shares in accordance with Chapter 44 of the Indiana Business Corporation Law will not be converted into the right to receive any shares of Quantum common stock. Such shareholders shall be entitled to such rights as are granted by the provisions of Chapter 44, except that all shares held by shareholders who have failed to perfect or have effectively withdrawn or lost their rights to demand payment for such shares under Chapter 44 shall be deemed to have been converted into and to have become exchangeable for the right to receive Quantum stock as described above in “—Conversion of Securities; Adjustment of Exchange Ratio” and “—Exchange of Certificates.”

Starcraft shall give Quantum prompt notice of any instruments served, and the opportunity to direct all negotiations and proceedings, with respect to any shareholder asserting dissenters’ rights. Starcraft has agreed not to make any payments or offer to settle or settle any demands made under Chapter 44 without the prior written consent of Quantum.

Quantum will not be obligated to effect the merger if the holders of more than 5% of the issued and outstanding shares of Starcraft’s common stock elect to exercise dissenters’ rights.

Representations and Warranties

The merger agreement contains customary representations and warranties of Starcraft relating to, among other things:

•	corporate organization and qualification to do business;

•	articles of incorporation and bylaws;

•	capitalization;

•	subsidiaries;

•	authority to enter into the merger agreement;

•	board of directors approval;

•	the absence of conflicts under charter documents, applicable laws or material obligations to third parties;

•	required consents or approvals and violations of any instruments or law;

•	financial statements and filings and reports with the SEC;

•	the absence of certain changes or events;

•	taxes and tax returns;

•	intellectual property;

•	compliance with applicable laws and governmental permit requirements;

•	the absence of material litigation;

•	brokers’ and finders’ fees;

•	employee benefit plans and employment agreements;

•	labor and employment matters;

•	property and leases;

•	the absence of liens;

•	environmental matters;

•	material contracts and commitments;

•	insurance;

•	information supplied by Starcraft for inclusion in this joint proxy statement/prospectus;

•	certain business practices;

•	customers and suppliers;

•	amendment to Starcraft’s Rights Agreement;

•	the inapplicability of takeover laws to the merger;

•	the receipt of an opinion of Starcraft’s financial advisor;

•	affiliate transactions; and

•	the maintenance of books and records.

In addition, the merger agreement contains certain customary representations of Quantum relating to, among other things:

•	corporate organization and qualification to do business;

•	certificate of incorporation and bylaws;

•	capitalization;

•	subsidiaries;

•	authority to enter into the merger agreement;

•	board of directors approval;

•	the absence of conflicts under charter documents, applicable laws or material obligations to third parties;

•	required consents or approvals and violations of any instruments or law;

•	financial statements and filings and reports with the SEC;

•	the absence of certain changes or events;

•	taxes and tax returns;

•	intellectual property;

•	compliance with applicable laws and governmental permit requirements;

•	the absence of material litigation;

•	brokers’ and finders’ fees;

•	information supplied by Quantum for inclusion in this joint proxy statement/prospectus; and

•	the impact of the merger on Quantum’s obligations under its spinoff agreements with IMPCO.

Conduct of Business Before Completion of the Merger

Starcraft agreed that until the earlier of the completion of the merger or the termination of the merger agreement or unless Quantum consents in writing, Starcraft will:

•	carry on business diligently in the ordinary course of business and in a manner consistent with past practice or in accordance with the budget established by Starcraft and provided to Quantum; and

•	use its best efforts to preserve intact the present Starcraft business organization, keep available the services of present officers and employees and preserve its customer, supplier and other business relationships.

Starcraft agreed that until the earlier of the completion of the merger or the termination of the merger agreement or unless Quantum consents in writing, Starcraft will not:

•	amend or otherwise change its articles of incorporation or bylaws or equivalent organizational documents;

•	issue, sell, pledge or dispose of, or grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of capital stock of Starcraft or any of its subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, of Starcraft or any of its subsidiaries (except for certain shares issuable under Starcraft’s existing stock option plans and directors’ share plan); or (ii) any material assets of Starcraft or any of its subsidiaries, except in the ordinary course of business and in a manner consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•	reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except for redemptions or purchases required under its stock option plans in accordance with their present terms;

•	acquire any corporation, partnership, other business organization or any division thereof or any material amount of assets;

•	incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice;

•	authorize or make any commitment with respect to certain capital expenditures;

•	with certain exceptions, increase the compensation or benefits provided to directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice;

•	grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of Starcraft or of any of its subsidiaries;

•	establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

•	take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

•	make any material tax election or settle or compromise any material U.S. federal, state, local or other non-U.S. income tax liability;

•	pay, discharge or satisfy any claim, liability or obligation other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in Starcraft’s balance sheet, or subsequently incurred in the ordinary course of business and consistent with past practice;

•	amend, modify or consent to the termination of any material contract other than in the ordinary course of business and consistent with past practice;

•	commence or settle any material litigation, suit, claim, action, proceeding or investigation;

•	knowingly take, or allow to be taken, or fail to take any action which act or omission would jeopardize qualification of the merger as a reorganization within the meaning of Section 368 of the Code;

•	fail to maintain property and assets in customary repair, order and condition, reasonable wear and use excepted;

•	fail to maintain books account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

•	fail to comply in all material respects with applicable laws;

•	engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the completion of, or otherwise adversely affect the merger or any of the transactions related to the merger; and

•	announce an intention, enter into any formal or informal agreement or arrangement, or otherwise make a commitment to do any of the foregoing.

Quantum agreed that until the earlier of the completion of the merger or the termination of the merger agreement or unless Starcraft consents in writing, Quantum will not:

•	amend or otherwise change its certificate of incorporation or bylaws in any manner adverse to the interest of Starcraft’s shareholders;

•	issue, sell, pledge or dispose of, or grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of (i) any shares of any class of its or its subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest, for less than reasonably equivalent fair market value (other than shares issuable pursuant to existing equity compensation plans or pursuant to outstanding warrants); or (ii) any material assets for less than reasonably equivalent fair market value, except in the ordinary course of business and in a manner consistent with past practice;

•	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

•	declassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except for redemptions or purchases pursuant to existing stock option plans in accordance with their present terms;

•	knowingly take, or allow to be taken, or fail to take any action which act or omission would jeopardize qualification of the merger as a reorganization within the meaning of Section 368 of the Code;

•	engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the completion of or otherwise adversely affect the merger or any of the transactions related to the merger; or

•	announce an intention, enter into any formal or informal agreement or arrangement, or otherwise to make a commitment to do any of the foregoing.

Merger Sub agreed that until the earlier of the completion of the merger or the termination of the merger agreement, Merger Sub shall not engage in activities of any nature except as provided in or contemplated by the merger agreement.

Starcraft, Quantum and Merger Sub agreed that neither they nor any of their subsidiaries would take any action that would, or would reasonably be expected to, result in any of the representations and warranties set forth in the merger agreement being untrue in any material respect or, where applicable, untrue in any respect, or certain conditions to the merger agreement not being satisfied.

Stockholders’ and Shareholders’ Meetings

Quantum and Starcraft agreed to take all action necessary in accordance with applicable law and their respective charter documents to convene meetings of their respective stockholders and shareholders, to be held as promptly as practicable after this registration statement, of which this joint proxy statement/prospectus is a part, is declared effective, for the purpose of considering and taking action on, in the case of Starcraft, the merger agreement and related transactions, and, in the case of Quantum, the issuance of Quantum common stock and the amendment to the Quantum Charter, as contemplated by the merger agreement.

The merger agreement also requires the boards of directors of Quantum and Starcraft to include in this joint proxy statement/prospectus a recommendation that their respective stockholders and shareholders approve the proposals contained in this joint proxy statement/prospectus, not subsequently withdraw or modify their recommendations (except as provided below), and use reasonable best efforts to obtain such approval. However, should either party receive an acquisition proposal satisfying certain criteria, and the respective board of directors determines (i) in good faith, after having received advice from outside counsel, that such action is required by its fiduciary duties under applicable law, and (ii) that the acquisition proposal is a superior proposal, the board of directors of that party may withdraw or modify its approval or recommendation of the merger transactions or approve or recommend, or propose publicly to approve or recommend, the new acquisition proposal.

Registration Statement; Proxy Statement

Starcraft and Quantum have agreed to prepare and file with the SEC the registration statement of which this joint proxy statement/prospectus is a part. Both parties agree to use reasonable efforts to have the registration statement declared effective. Quantum has agreed to take any action required to be taken under any applicable state securities laws in connection with the issuance of Quantum common stock in the merger.

Accountants’ Letters

Starcraft and Quantum have each agreed to have delivered to the other party a letter from their respective independent auditors in connection with the registration statement of which this joint proxy statement/prospectus is a part, in a form acceptable to the other party, and in scope and substance customary for letters of its kind. The letters will be dated within two business days before the registration statement becomes effective. An update to each letter dated two business days prior to the Closing Date will be provided if requested.

Regulatory Approvals

Quantum common stock currently trades on The Nasdaq National Market. Quantum will apply to list on The Nasdaq National Market the shares of Quantum common stock issuable pursuant to the merger transaction.

Quantum and Starcraft agreed to file, if necessary, a pre-merger notification and all other required documents with the Federal Trade Commission, the Antitrust Division of the United States Department of Justice and any other requesting governmental authority, in accordance with the HSR Act. Both parties agreed to cooperate fully with each other and any government agency in connection with the making of all filings and responses.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that, from and after the effective time of the merger, the surviving corporation’s articles of incorporation will contain provisions no less favorable with respect to indemnification than those in effect prior to the merger. These provisions may not be amended, repealed or otherwise modified for a period of six years from the effective time in any manner that would affect adversely the rights of those who were directors, officers, employees, fiduciaries or agents of Starcraft at or prior to the effective time, unless such modification shall be required by law.

Quantum agreed to cause the surviving corporation to comply fully with all rights of indemnification arising out of or pertaining to the merger, or with respect to acts or omissions occurring at or prior to the effective time, to the same extent as provided in Starcraft’s articles of incorporation or bylaws or any applicable contract or agreement, for a period of six years.

The surviving corporation is required to use its best efforts to maintain in effect for six years from the effective time the current directors’ and officers’ liability insurance policies maintained by Starcraft, or policies of at least the same coverage; provided, however, that in no event will the surviving corporation be required to expend more than 200% of current annual premiums paid by Starcraft for such insurance.

No Solicitation

Starcraft agreed that it will not, directly or indirectly, through any officer, director, employee, investment banker, attorney, advisor, representative, agent or otherwise:

•	solicit, initiate or encourage the submission of any offer or proposal relating to:

(i) any bona fide written proposal or offer from any person relating to any direct or indirect acquisition of all or a substantial part of Starcraft’s assets or the assets of any of its material subsidiaries;

(ii) any bona fide written proposal or offer from any person relating to any direct or indirect acquisition of over 15% of any class of Starcraft’s equity securities or any class of the equity securities of any of its material subsidiaries;

(iii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of Starcraft; or

(iv) any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving Starcraft or any of its material subsidiaries, other than those contemplated by the merger agreement;

•	enter into any agreement with respect to any of the above; or

•	participate in any discussions or negotiations regarding any of the above, or furnish to any person any information with respect to the above, except that Starcraft may do so if:

(i) Starcraft’s board of directors determines in good faith, after having received advice from outside legal counsel, that such action is required by its fiduciary duties under applicable law;

(ii) the board of directors determines in good faith that the acquisition proposal constitutes a superior proposal (as specified in the merger agreement); and

(iii) Starcraft gives prior written notice to Quantum and Merger Sub and enters into a customary confidentiality agreement.

Starcraft also agreed to:

•	terminate immediately any ongoing discussions or negotiations with third parties with respect to any proposal described above; and

•	promptly advise Quantum of any acquisition proposal described above or any request for information with regard to the same, the terms and conditions of the proposal or request and the identity of the person making the proposal or request, and any changes in any such proposal or request, and must provide Quantum with information and/or updates on the status of the proposal or request.

Quantum agreed that it will not, directly or indirectly, through any officer, director, employee, investment banker, attorney, advisor, representative, agent or otherwise:

•	solicit, initiate or encourage the submission of any offer or proposal relating to:

(i) any bona fide written proposal or offer from any person relating to any direct or indirect acquisition of all or a substantial part of Quantum’s assets or the assets of any of its material subsidiaries;

(ii) any bona fide written proposal or offer from any person relating to any direct or indirect acquisition of or over 35% of any class of Quantum’s equity securities or any class of the equity securities of any of its material subsidiaries;

(iii) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 35% or more of any class of equity securities of Quantum; or

(iv) any merger, consolidation, business combination, sale of all or a substantial part of the assets, liquidation, dissolution or similar transaction involving Quantum or any of its material subsidiaries, other than those contemplated by the merger agreement;

•	enter into any agreement with respect to any of the above; or

•	participate in any discussions or negotiations regarding any of the above, or furnish to any person any information with respect to the above, except that Quantum may do so if:

(i) Quantum’s board of directors determines in good faith, after having received advice from outside legal counsel, that such action is required by its fiduciary duties under applicable law;

(ii) the board of directors determines in good faith that the acquisition proposal constitutes a superior proposal (as specified in the merger agreement); and

(iii) Quantum gives prior written notice to Starcraft and enters into a customary confidentiality agreement.

Quantum also agreed to:

•	terminate immediately any ongoing discussions or negotiations with third parties with respect to any proposal described above; and

•	promptly advise Starcraft of any acquisition proposal described above or any request for information with regard to the same, the terms and conditions of the proposal or request and the identity of the person making the proposal or request, and any changes in any such proposal or request, and must provide Starcraft with information and/or updates on the status of the proposal or request.

Nothing contained in the merger agreement prohibits either Quantum or Starcraft from taking and disclosing to its respective stockholders or shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to their respective stockholders or shareholders, if the respective board of directors determines in good faith, after having received advice in writing from outside legal counsel, that such action is required under applicable law. However, Quantum and Starcraft and their respective boards of directors may not withdraw or modify, or propose publicly to withdraw or modify, their positions with respect to the merger, or approve or recommend, or propose publicly to approve or recommend, another acquisition proposal; provided that if the board of directors determines (i) in good faith, after having received advice from outside counsel, that such action is required by its fiduciary duties under applicable law, and (ii) that the proposal constitutes a superior proposal, the respective board of directors may withdraw or modify its approval or recommendation of the merger or approve or recommend, or propose publicly to approve or recommend, the new acquisition proposal.

Quantum Board of Directors

Quantum agreed that the number of directors comprising Quantum’s full board of directors will be increased to not more than seven voting members immediately after the merger becomes effective. Quantum has agreed to appoint Jeffrey P. Beitzel, currently Co-Chief Executive Officer of Starcraft, to the Quantum board of directors. However, to the extent that this appointment would cause Quantum to fail to have a majority of directors who qualify as independent directors under the Nasdaq Marketplace Rules, Quantum will take all actions reasonably necessary to appoint an independent director concurrently with the appointment of Mr. Beitzel.

Tax Treatment

Quantum and Starcraft intend the merger to qualify as a reorganization under Section 368(a) of the Code. The parties agreed to use reasonable efforts to cause the merger to qualify as such, and to obtain legal opinions to that effect.

Voting Agreements

Quantum has entered into voting agreements with Starcraft shareholders Kelly L. Rose, Richard C. Anderson, Douglass C. Goad and Jeffrey P. Beitzel, and Starcraft has agreed to use its best efforts to keep these voting agreements in full force and effect. Starcraft has entered into a voting agreement with General Motors, and Quantum has agreed to use its best efforts to keep such voting agreement in full force and effect. See “Agreements Related to the Merger—Voting Agreements” for a description of the voting agreements.

Resale Registration Statements

Quantum agreed to use commercially reasonable efforts to file a registration statement on Form S-3 with respect to the shares of its common stock that may be issued upon conversion of the Starcraft Convertible Notes and to maintain the effectiveness of the registration statement for such time as may be required under the terms of a registration rights agreement among Starcraft and the holders of the Starcraft Convertible Notes.

Quantum agreed to enter into a registration rights agreement with each of Kelly L. Rose, Jeffrey P. Beitzel, Douglass C. Goad and Richard C. Anderson pursuant to which Quantum will use its reasonable best efforts to file a registration statement to permit the resale of shares of Quantum common stock received by these Starcraft shareholders in the merger. See “Agreements Related to the Merger—Registration Rights Agreements.”

Closing Conditions

The respective obligations of Quantum and Starcraft to effect the merger are subject to a number of conditions, including the following:

•	the approval of the merger agreement by the shareholders of Starcraft;

•	the approval of the issuance of common stock in the merger and the amendment to the Quantum Charter by the stockholders of Quantum;

•	the termination or expiration of all waiting periods under the HSR Act, and clearance under any applicable comparable laws of foreign countries;

•	the absence of any law, judgment, decree or order preventing or prohibiting the merger;

•	the registration statement of which this joint proxy statement/prospectus is a part shall have become effective and no stop order suspending the effectiveness of the registration statement shall be in effect; and

•	the shares of Quantum common stock to be issued in the merger shall have been approved for listing on The Nasdaq National Market, and Nasdaq shall not have objected to the completion of the merger transactions.

The obligations of Quantum and Merger Sub to effect the merger are subject to the satisfaction of a number of additional conditions, including the following:

•	Starcraft and its subsidiaries shall have performed in all material respects all obligations required to be performed by them, except that Starcraft’s no-solicitation obligation must be performed in all respects;

•	the representations and warranties of Starcraft contained in the merger agreement shall be true in all material respects, and, where qualified as to materiality, true in all respects;

•	there shall have been no material adverse change with respect to Starcraft;

•	Starcraft shall have obtained all consents or approvals necessary to provide for the continuation in full force and effect of all of its material contracts and those of its subsidiaries;

•	arrangements to accomplish the redemption or conversion of all of Starcraft’s options, warrants and convertible securities shall be satisfactory to Quantum and enforceable against the holders of any such options, warrants and convertible securities;

•	Quantum shall have received executed certain affiliate agreements from each person named as an affiliate by Starcraft;

•	Quantum shall have received a written opinion from Morrison & Foerster LLP to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code;

•	the holders of no more than 5% of Starcraft shares as of the Closing Date shall have elected to, or continue to have contingent rights to, exercise dissenters’ or similar rights under the Indiana Business Corporation Law with respect to such shares;

•	certain individuals shall have entered into new employment agreements with Quantum or the surviving corporation in the form included as Exhibits C-1 through C-5 of the merger agreement, which is attached as Annex A; and

•	Starcraft shall have terminated its employment agreement and entered into separation and related agreements with Mr. Rose on terms substantially in the form included as Exhibit D to the merger agreement, which is attached as Annex A.

The obligation of Starcraft to effect the merger is subject to the satisfaction of a number of additional conditions, including the following:

•	Quantum and Merger Sub and their subsidiaries shall have performed in all material respects all obligations required to be performed by them, except that Quantum’s no-solicitation obligation must be performed in all respects;

•	the representations and warranties of Quantum and Merger Sub contained in the agreement shall be true in all material respects, and, where qualified as to materiality, true in all respects;

•	there shall have been no material adverse change in respect to Quantum; and

•	Starcraft shall have received a written opinion from Barnes & Thornburg LLP to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

Termination

The merger agreement may be terminated at any time prior to the completion of the merger, whether before or after approval by the stockholders or shareholders of Quantum or Starcraft:

•	by the mutual written consent of each of Quantum, Merger Sub and Starcraft;

•	by Quantum, Merger Sub or Starcraft if the completion of the merger has not occurred on or before May 31, 2005, unless that party’s failure to fulfill any obligation under the merger agreement caused or resulted in the failure of completion of the merger;

•	by Quantum, Merger Sub or Starcraft if any government authority has issued a final and nonappealable injunction, order, decree or ruling that has the effect of making the merger illegal or otherwise prevents or prohibits the completion of the merger;

•	by either Quantum or Starcraft if the other party’s breach of a representation and warranty or obligation under the agreement is not cured within ten days’ notice of such breach;

•	by either Quantum or Starcraft if the other party breaches its non-solicitation covenants in the merger agreement;

•	by Quantum or Merger Sub if Starcraft’s board of directors has accepted, approved or recommended an acquisition proposal other than the merger, or proposed publicly to do so;

•	by Starcraft if Quantum’s or Merger Sub’s board of directors has accepted, approved or recommended an acquisition proposal other than the merger, or proposed publicly to do so;

•	by Quantum or Merger Sub if the registration statement, of which this joint proxy statement/prospectus is a part, is effective, and for any reason other than the inability to provide adequate notice under Indiana law subsequent to effectiveness, Starcraft fails to call and hold a duly convened meeting of its shareholders for purposes of obtaining approval of the merger by May 31, 2005;

•	by Starcraft if the registration statement, of which this joint proxy statement/prospectus is a part, is effective, and for any reason other than the inability to provide adequate notice under Delaware law subsequent to effectiveness, Quantum fails to call and hold a duly convened meeting of its stockholders for purposes of obtaining approval of the issuance of Quantum common stock by May 31, 2005;

•	by either Quantum or Starcraft, if the Starcraft shareholders fail to approve the merger, provided that Starcraft shall not have the right to terminate if that failure is caused or related to Starcraft’s willful breach of the merger agreement;

•	by either Quantum or Starcraft, if the Quantum stockholders fail to approve the issuance of Quantum common stock, provided that Quantum shall not have the right to terminate if that failure is caused or related to Quantum’s willful breach of the merger agreement; or

•	by Starcraft in the event that the daily volume weighted average price of Quantum stock over a period of ten trading days ending on the business day following the Starcraft Meeting (the “Measurement Value”) is less than $5.00 per share, Starcraft satisfies certain notice requirements, and Quantum, in its sole discretion, does not elect to increase the exchange ratio in a manner calculated to cause the aggregate number of shares of Quantum stock issuable on the merger to equal the quotient of $121,500,000 divided by the Measurement Value. If Quantum elects to increase the exchange ratio, but the merger is not completed within a specified period of time, Starcraft may again request an increase of the exchange ratio. Quantum has no obligation to increase the exchange ratio.

Termination Fees and Expenses

Quantum and Starcraft have agreed that, except as described below, whether or not the merger is completed, costs and expenses incurred in connection with the merger shall be paid by the party incurring such expenses, except that Quantum shall pay the HSR Act filing fee.

Starcraft has agreed to pay Quantum a fee of $3.25 million, less amounts previously paid, in the event that:

•	Starcraft is in breach of the no-solicitation provisions of the merger agreement;

•	the merger agreement is terminated by Quantum or Merger Sub due to the Starcraft board’s withdrawal or modification of its recommendation of the merger agreement, or its acceptance, approval or recommendation of an acquisition proposal other than this merger, or, if the registration statement is effective, Starcraft’s failure to call and hold a duly convened meeting of its shareholders for purposes of obtaining approval by May 31, 2005;

•	any person other than Quantum or an affiliate of Quantum has become the beneficial owner of more than 35% percent of the then outstanding shares of Starcraft and the merger agreement has been terminated due to the closing not occurring by May 31, 2005 or due to a material breach of the agreement by Starcraft;

•	the agreement is terminated by Quantum or Starcraft because Starcraft shareholder approval is not obtained and another party has made or announced an intention to make an acquisition proposal prior to the Starcraft Meeting, and the proposed competing transaction (or a transaction relating thereto) is entered into by Starcraft within 12 months after the date that Starcraft shareholder approval of the merger was sought to be obtained, and certain other conditions are satisfied; or

•	the agreement is terminated by Starcraft upon acceptance of a superior proposal.

Quantum has agreed to pay Starcraft a fee of $3.25 million, less amounts previously paid, in the event that:

•	Quantum is in breach of the no-solicitation provisions of the merger agreement;

•	the merger agreement is terminated by Starcraft due to the Quantum board’s withdrawal or modification of its recommendation of the issuance of Quantum common stock in the merger or the amendment to the Quantum Charter, or its acceptance, approval or recommendation of an acquisition proposal other than this merger, or, if the registration statement is effective, Quantum’s failure to call and hold a duly convened meeting of its stockholders for purposes of obtaining approval by May 31, 2005;

•	any person other than Starcraft or an affiliate of Starcraft has become the beneficial owner of more than 35% of the then outstanding shares of Quantum and the merger agreement has been terminated due to the closing not occurring by May 31, 2005 or due to a material breach of the agreement by Quantum;

•	the agreement is terminated by Quantum or Starcraft because Quantum stockholder approval is not obtained and another party has made or announced an intention to make an acquisition proposal prior to the Quantum Meeting, and the proposed transaction (or a transaction relating thereto) is entered into by Starcraft within 12 months after the Quantum stockholder approval was sought to be obtained, and certain other conditions are satisfied; or

•	the agreement is terminated by Quantum upon acceptance of a superior proposal.

If the agreement is terminated due to the failure of Quantum or Starcraft to obtain the approval of its stockholders or shareholders, that party shall reimburse the other party for fees and expenses up to a maximum of $1 million.

If the agreement is terminated by either Quantum or Starcraft due to the other party’s breach of a representation and warranty or obligation under the agreement that is not cured within ten days notice of such breach, the other party shall reimburse the other party for fees and expenses up to a maximum of $1 million.

Amendment and Waiver

The merger agreement may be amended at any time by action taken or authorized by the respective boards of directors of Quantum and Starcraft, but after approval by the shareholders of Starcraft of the matters presented in connection with the merger to them, no amendment shall be made that changes the amount or form of the merger consideration or which by law requires further approval by the Starcraft shareholders, without their further approval. Quantum and Starcraft may extend the time for performance of the obligations or other acts of the other parties to the merger agreement, may waive inaccuracies in the representations or warranties contained in the merger agreement or may waive compliance with any agreements or conditions for the benefit of each party contained in the merger agreement.

AGREEMENTS RELATED TO THE MERGER

The following is a summary of the material provisions of various agreements entered into by the parties in connection with or related to the merger. This summary may not contain all of the information that is important to the stockholders of Quantum and the shareholders of Starcraft and thus these descriptions are qualified in their entirety by reference to the agreements attached hereto, which you are urged to read carefully and in their entirety.

Voting Agreements

The following describes the material terms of the voting agreements between Quantum and certain of Starcraft’s shareholders relating to the voting of their shares of Starcraft common stock, and the voting agreement between Starcraft and General Motors relating to the voting of General Motors’ shares of Quantum common stock. The voting agreements were entered into to induce Starcraft and Quantum to enter into the merger agreement. The forms of the voting agreements are attached to this joint proxy statement/prospectus as Annex G and Annex H.

Voting of Shares

The voting agreements provide that at every meeting of securityholders and on every action or approval by written consent of the shareholders, the securityholder will:

•	cause all securities owned by him or it to be voted in favor of the approval of the merger agreement, the other transactions contemplated by the merger agreement, and any matter that could reasonably be expected to facilitate the merger transaction;

•	cause all securities owned by him or it to vote in favor of any alternate structure as may be agreed upon by Quantum and Starcraft to effect the merger transaction, provided that the alternative structure is on terms no less favorable than those set forth in the merger agreement;

•	cause all securities owned by him or it to be voted against any other acquisition proposal or any other action, proposal, agreement or transaction that would result in a breach of any covenant, representation, or warranty or any other obligation or agreement under the merger agreement, which could reasonably result in any of the conditions to Starcraft’s or Quantum’s respective obligations under the merger agreement not being fulfilled or which would be inconsistent with the transactions contemplated by the merger agreement;

•	not take any action, in his or its capacity as shareholder, that would prevent the completion of the merger; and

•	cause all securities owned by him or it to be voted in favor of any other matter related to the completion of the transactions contemplated by the merger agreement.

In addition, each securityholder agreed, in his or its capacity as securityholder, not to enter into any agreement, discussions or negotiations with respect to an acquisition proposal with any person other than Quantum or Starcraft or any of their respective affiliates.

Nothing in the voting agreements limits or restricts the securityholder from (a) acting in his or its capacity as a director or officer of Starcraft or Quantum, or (b) voting in his or its sole discretion on any matter other than those referred to in the voting agreements. Nothing in the voting agreements shall be construed to require the securityholder, in his or its capacity as a director or officer of Starcraft or Quantum, to act or fail to act in accordance with his or its fiduciary duties in such capacity.

Restrictions on Transfer of Securities and Voting Rights

Each securityholder who has executed a voting agreement also agrees that he or it will not do any of the following in a manner that conflicts or may conflict with his or its obligations under the voting agreement:

•	transfer, sell, assign, give, pledge, exchange or otherwise dispose of any of his or its securities or any securities convertible into or exchangeable or exercisable for such securities;

•	deposit any of his or its securities into a voting trust or enter into a voting agreement or arrangement with respect to any securities or grant any proxy or power of attorney with respect thereto; or

•	enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition or transfer of any interest in or the voting of his or its securities, any securities convertible into or exchangeable for such securities.

Conditions to the Securityholders’ Obligations

The securityholders’ obligations under the voting agreements are subject to the following conditions:

•	the absence of any material adverse change in either Quantum or Starcraft; and

•	the recommendation by Starcraft’s board of directors that Starcraft shareholders vote “For” the merger, in the case of the Starcraft shareholders, and the recommendation by Quantum’s board of directors that Quantum stockholders vote “For” the matters presented herein, in the case of General Motors.

Termination

The voting agreements and all obligations of the parties thereunder shall terminate immediately, without any further action being required, on the earlier of (i) May 31, 2005 or (ii) the date the merger agreement is terminated according to its terms.

Separation and Related Agreements with Kelly L. Rose

Starcraft has agreed to terminate its employment, severance, change of control and similar agreements with Kelly L. Rose, Chairman of the board of directors of Starcraft. Upon the closing of the merger, on terms to be mutually agreed, Starcraft and Mr. Rose (or his designee) will enter into a Separation Agreement, a Mutual Release of Claims, a Consulting Agreement, an Asset Purchase and Sale Agreement and an Assignment of Patents, Trademarks and Licenses. Starcraft and Quantum expect that these agreements will provide for the following:

•	Mr. Rose will be paid all salary and bonus amounts earned through his date of termination;

•	Mr. Rose will be engaged as a consultant to Starcraft through December 31, 2005 at annual compensation of $450,000, to paid in full upon Mr. Rose’s termination, death or disability;

•	Mr. Rose will receive continuation of health benefits for two years;

•	Mr. Rose will receive continuation of directors and officers insurance coverage for six years;

•	Mr. Rose will have continued use of his office and executive assistant;

•	Starcraft will pay on Mr. Rose’s behalf the amount of any excise taxes determined to result from any payments or benefits provided to Mr. Rose under any of the Rose agreements, up to a maximum of $300,000;

•	Mr. Rose and Starcraft will release each other and their respective affiliates from liabilities arising out of or relating to Mr. Rose’s employment by Starcraft and any financial or other obligation otherwise outstanding as of the closing of the Merger;

•	Starcraft will transfer to Mr. Rose the assets, including equipment, inventory, land, building and business records, related to the Starcraft accessories business, including the parts business, kit business, and second stage and aftermarket conversion, kits, parts, components and accessories business;

•	Starcraft will transfer its rights in the “Starcraft” name to Mr. Rose, and Mr. Rose will grant Starcraft a license to use the “Starcraft” name for limited purposes; and

•	Starcraft will transfer certain other patents, trademarks and license agreements to Mr. Rose, with maintenance fees to be paid by Starcraft during the existing terms only.

The parties expect to execute agreements reflecting the final terms of their agreements prior to the closing of the merger, with such agreements effective upon consummation of the merger. However, there can be no assurance that the parties will successfully reach agreement on the final terms. The foregoing summary of the terms of the agreements to be entered into between Starcraft and Mr. Rose (or his designee) may not contain all of the information that is important to the stockholders of Quantum and the shareholders of Starcraft. Accordingly, this description is qualified in its entirety by reference to the forms of agreements to be entered into between Starcraft and Mr. Rose, which have been filed as exhibits to the registration statement of which this joint proxy statement/prospectus is a part.

Registration Rights Agreements

Under the terms of the merger agreement, Quantum agreed to enter into a registration rights agreement with each of Kelly L. Rose, Jeffrey P. Beitzel, Douglass C. Goad and Richard A. Anderson, to permit resale of the shares of Quantum common stock received by these individuals in the merger.

Pursuant to the registration rights agreements, Quantum will:

•	use its reasonable best efforts to file a shelf registration statement with respect to the merger shares received by these individuals in the merger, and to maintain the effectiveness of the registration statement through the first anniversary of the completion of the merger;

•	pay all registration expenses, except that each selling securityholder is responsible for all selling commissions and discounts and any out-of-pocket expenses of such selling securityholders; and

•	indemnify the selling securityholders from and against any losses caused by any untrue statement of material fact contained in the shelf registration statement.

Each selling securityholder generally will be required to provide information about itself and the specifics of the sale, be named as a selling securityholders in the related prospectus, deliver a prospectus to purchasers, indemnify Quantum from any liabilities relating to any untrue statement of material fact provided by such securityholder for inclusion in the registration statement and be bound by the provisions of the registration rights agreement which are applicable to such holder.

Starcraft Convertible Notes

In July 2004, Starcraft issued $15 million aggregate principal amount of 8.5% Convertible Subordinated Notes. The notes bear interest at 8.5% and mature in July 2009 with interest payable semiannually on January 1 and July 1 of each year. Payments can be made in either cash or stock, with the form of payment to be determined in Starcraft’s discretion. The notes are convertible at the option of the holder, subject to certain conditions, in whole or in part, into shares of Starcraft common stock at a conversion price of $15.60 per share. Upon completion of the merger, in accordance with the terms of the notes, Quantum will assume the obligation to issue shares of its common stock upon conversion of the Starcraft Convertible Notes at the original conversion price, as adjusted by the exchange ratio. In the event that the value of the shares of Quantum common stock issuable in the merger in exchange for a share of Starcraft common stock (as reflected by the final exchange ratio) is less than the conversion price in effect immediately prior to the completion of the merger, the conversion price will be adjusted pursuant to the terms of the notes. If the closing price of Quantum’s common stock immediately prior to the effective time of the merger is less than $6.67 per share, the conversion price of the notes will be reduced and the number of shares of Quantum common stock issuable upon conversion of the notes will increase accordingly. Payment obligations under the Starcraft Convertible Notes will remain the obligation of Starcraft.

Under the terms of the merger agreement, Quantum has agreed to file a registration statement with respect to the shares of Quantum common stock that may be issued upon conversion of the Starcraft Convertible Notes and to maintain the effectiveness of the registration statement for such time as may be required under the terms of the registration rights agreement entered into among Starcraft and the holders of the Starcraft Convertible Notes.

Amendment to Starcraft Rights Plan

Starcraft is a party to a rights agreement dated as of August 12, 1997 with Computershare Investor Services LLC, under which Starcraft issues one right for each outstanding share of common stock. Each right entitles the registered holder to purchase from Starcraft one share of common stock at $15 per share, subject to adjustment. The rights become exercisable if a person or group (other than certain related persons) acquires or announces a tender offer for prescribed percentages of Starcraft’s shares or is declared an “adverse person” by Starcraft’s board. In these events, each right holder may purchase shares with a value equal to twice the exercise price. Furthermore, if Starcraft engages in certain mergers or similar business combinations, a right holder may purchase shares of the acquiring company with a value equal to twice the purchase price of the right. The rights expire on August 12, 2007.

On November 23, 2004, Starcraft amended the rights agreement so that its provisions will not apply to the proposed transaction with Quantum. The rights agreement will, however, apply to alternative transactions that might be proposed by other parties without advance approval of the Starcraft board.

DESCRIPTION OF QUANTUM CAPITAL STOCK

The following summary of the material features of Quantum capital stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Quantum Charter, the Quantum bylaws and other applicable law. See “Comparison of Rights of Holders of Quantum Common Stock and Starcraft Common Stock” beginning on page 105 and “Where You Can Find More Information” beginning on page 118.

Authorized Capital Stock

Under the Quantum Charter, Quantum has authority to issue a total of 80,000,000 shares of all classes of stock, of which 20,000,000 may be shares of preferred stock and 60,000,000 may be shares of common stock. Of the authorized shares of common stock, 12,000,000 shares are designated as Series A common stock and 6,000,000 shares are designated as Series B common stock.

As of January 12, 2005, there were a total of 30,734,874 shares of Quantum common stock and 999,969 shares of Series B common stock outstanding. There were also warrants outstanding to purchase 245,444 shares of Quantum common stock and options outstanding to purchase 2,587,865 shares of Quantum common stock as of such date. As of January 12, 2005, no shares of Series A common stock or shares of preferred stock were outstanding.

The Quantum stockholders are being asked to approve an amendment to the Quantum Charter to increase to 100,000,000 the number of authorized shares of Quantum common stock, which will increase to 120,000,000 the authorized shares of all classes of stock, and to eliminate Series A common stock. For a description of this proposal, see “The Quantum Meeting—For Quantum Stockholders Only—Proposal to Amend and Restate the Quantum Charter” on page 42. Based on the number of shares of common stock of Quantum and Starcraft outstanding as of January 12, 2005, Quantum will have approximately 51.7 million shares of common stock outstanding and 999,969 shares of Series B common stock upon completion of the merger (excluding any exercise of outstanding or assumed options and warrants and excluding shares of Quantum common stock issuable upon conversion of the Starcraft Convertible Notes). No shares of preferred stock will be outstanding.

Common Stock

Except as set forth below, holders of all series of Quantum common stock are entitled to one vote for each share on all matters voted on by stockholders. Holders of Quantum common stock do not have cumulative voting rights in the election of directors.

Holders of Quantum common stock do not have subscription, redemption or conversion privileges. Subject to the preferences or other rights of any preferred stock that may be issued from time to time, holders of Quantum common stock are entitled to participate ratably in dividends on Quantum common stock as declared by Quantum’s board. Holders of Quantum common stock are entitled to share ratably in all assets available for distribution to stockholders in the event of liquidation or dissolution of Quantum, subject to distribution of the preferential amount, if any, to be distributed to holders of preferred stock. No holder of any Quantum capital stock has any preemptive right to subscribe for or to purchase any Quantum securities of any class or kind.

Series A Common Stock

On January 23, 2003, in connection with Quantum’s first registered public offering of common stock, the outstanding shares of Series A common stock, pursuant to the terms of the Quantum Charter, were converted into Quantum common stock. Pursuant to the terms of the Quantum Charter, Series A common stock, prior to conversion, had the right to receive certain anti-dilution adjustments and other rights in the event, among others, that Quantum issued additional shares of common stock as a dividend or other distribution on outstanding Quantum common stock. There are currently no shares of Series A common stock outstanding. If the proposal to amend the Quantum Charter is approved by Quantum stockholders, the Series A common stock will be eliminated as a class of authorized capital stock. See “The Quantum Meeting—For Quantum Stockholders Only—Proposal to Amend and Restate the Quantum Charter.”

Series B Common Stock

Shares of Series B common stock are not entitled to vote on any matters voted on by stockholders except as otherwise specifically required by law. In the event Quantum issues additional shares of common stock as a dividend or other distribution on outstanding Quantum common stock, or a subdivision or combination of Quantum common stock into a smaller or greater number of shares, the number of shares of Series B common stock will be adjusted to that number of shares of Series B common stock that is equal to the percentage of all outstanding shares of all series of Quantum common stock (excluding shares issued pursuant to a board-approved stock option or equity incentive plan) that the holders of Series B common stock held prior to such event. Upon the transfer of any of the outstanding shares of Series B common stock to any person or entity that is not controlled by or under common control with General Motors, the transferred shares of Series B common stock will convert into an equal number of shares of Quantum common stock. Subject to the preferences or other rights of any preferred stock that may be issued from time to time, holders of Series B common stock will be entitled to participate ratably in dividends on Quantum common stock as declared by Quantum’s board. Holders of Series B common stock will be entitled to share ratably in all assets available for distribution to stockholders in the event of liquidation or dissolution of Quantum, subject to distribution of the preferential amount, if any, to be distributed to holders of preferred stock.

Preferred Stock

The Quantum Charter authorizes the board, without any vote or action by the holders of Quantum common stock, to issue up to 20,000,000 shares of preferred stock from time to time in one or more series. Quantum’s board is authorized to determine the number of shares and designation of any series of preferred stock and the dividend rights, dividend rate, conversion rights and terms, voting rights (full or limited, if any), redemption rights and terms, liquidation preferences and sinking fund terms of any series of preferred stock. Issuances of preferred stock would be subject to the applicable rules of Nasdaq or other organizations on whose systems Quantum stock may then be quoted or listed. Depending upon the terms of preferred stock established by Quantum’s board, any or all series of preferred stock could have preference over Quantum common stock with respect to dividends and other distributions and upon liquidation of Quantum. Issuance of any such shares with voting powers, or issuance of additional shares of Quantum common stock, would dilute the voting power of outstanding Quantum common stock. Quantum has no present plans to issue any preferred stock.

Warrants

In connection with the spin-off, Quantum issued warrants to purchase an aggregate of 300,000 shares of Quantum common stock to holders of outstanding IMPCO warrants as of the date of the distribution at an exercise price of $5.83 per share and a term expiring in January 2006. As of January 12, 2005, there were 245,444 shares of Quantum common stock subject to outstanding warrants.

Transfer Agent and Registrar

Mellon Investor Services LLC is the transfer agent and registrar for Quantum common stock.

COMPARISON OF RIGHTS OF HOLDERS OF QUANTUM COMMON STOCK

AND STARCRAFT COMMON STOCK

This section of this joint proxy statement/prospectus describes material differences between the rights of stockholders of Quantum common stock and the rights of shareholders of the Starcraft common stock. The rights compared are those found in the respective companies’ charter documents and corporate law provisions for Delaware and Indiana, which are the states in which each of the respective companies is incorporated. While Quantum and Starcraft believe that these descriptions address the material differences, this summary may not contain all of the information that is important to stockholders of Quantum and shareholders of Starcraft. Quantum stockholders and Starcraft shareholders should read this entire document and the documents referred to in this summary carefully for a more complete understanding of the differences between the rights of Quantum stockholders, on the one hand, and Starcraft shareholders, on the other.

Size of the Board

Quantum

The size of the Quantum board is fixed from time to time by resolution of the board of directors. Currently, there are five directors. Upon completion of the merger, there will be seven directors.

Starcraft

The size of the Starcraft board is fixed from time to time by resolution of the board of directors. Currently, there are nine directors.

Board Classification

Quantum

The Quantum board is divided into three classes, with each class serving a staggered three-year term.

Starcraft

The Starcraft board is also divided into three classes, with each class serving a staggered three-year term.

Removal of Directors

Quantum

Subject to the rights of any class or series of preferred stock having the right to elect directors under specified circumstances, any Quantum director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all voting stock then outstanding, voting together as a single class.

Starcraft

Any Starcraft director or the entire board may be removed, but only for cause and only by the affirmative vote of holders of at least 80% of the voting power of all shares entitled to vote generally in any election of directors, voting together as a single class, subject to the rights of the holders of any class or series of then-outstanding preferred stock.

Board Vacancies

Quantum

The Quantum Charter provides that, subject to rights of preferred stockholders, board vacancies may be filled either by a majority of the remaining directors then in office, even though less than a quorum, and not by the stockholders.

Starcraft

The Starcraft articles of incorporation provide that board vacancies may only be filled by a majority of the continuing directors, subject to the rights of the holders of any class or series of preferred stock then outstanding.

Limitation on Director Liability

Quantum

The Quantum Charter limits a director’s liability to Quantum or to its stockholders for monetary damages to the fullest extent permitted by Delaware law. A Quantum director is not personally liable for breach of fiduciary duty as a director, except, if required by Delaware law, for liability:

•	for any breach of the duty of loyalty to Quantum or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividend or unlawful stock purchase or redemption; or

•	for any transaction from which the director derived an improper personal benefit.

Starcraft

The Starcraft articles of incorporation eliminate a director’s personal liability for loss or damage if the director’s breach of, or failure to act in accordance with, the standards of conduct set forth in the articles of incorporation do not constitute willful misconduct or recklessness or if the director acted

•	in good faith,

•	with the care an ordinarily prudent person in a like position would have exercised under similar circumstances, and

•	in a manner the director reasonably believed was in Starcraft’s best interests.

Indemnification of Directors and Officers

Quantum

Quantum indemnifies its directors and officers to the fullest extent allowed under Delaware law. Additionally, Quantum has entered into indemnification agreements with all of its directors and executive officers which, among other things, may require Quantum to advance expenses incurred by directors and officers as a result of any proceeding against them as to which they could be indemnified.

Starcraft

Starcraft indemnifies its directors and officers to the fullest extent allowed under the Indiana Business Corporation Law and any other applicable laws. Starcraft also requires payment of expenses in advance upon receipt of a written affirmation of the director’s or officer’s good faith belief that the director or officer acted in accordance with the standards of conduct set forth in the articles of incorporation, provided Starcraft also receives a written undertaking to repay the amount advanced if the director or officer is ultimately determined not to have met the prescribed standard of conduct.

Business Combination Following a Change of Control

Quantum

Under Section 203 of the Delaware General Corporation Law, some business combinations by Delaware corporations with interested stockholders are subject to a three-year moratorium unless specified conditions are met. Section 203 prohibits a Delaware corporation from engaging in a business combination with an interested stockholder for three years following the date that the person became an interested stockholder. With some exceptions, an interested stockholder is generally a person or group who or which owns 15% or more of the corporation’s outstanding voting stock, including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only, or is an affiliate or associate of the corporation and was the owner of 15% or more of such voting stock at any time within the previous three years.

Because the Quantum Charter and the Quantum bylaws do not contain a provision expressly electing not to be governed by Section 203 of the Delaware General Corporation Law, Quantum is subject to Section 203. However, because the Quantum board approved the merger prior to the execution of the merger agreement, the business combination that will result from the merger is not subject to Section 203.

Starcraft

Starcraft’s articles of incorporation require that certain business combinations between Starcraft (or any majority-owned subsidiary of Starcraft) and a 10% or greater shareholder either (1) be approved by at least 80% of the total number of outstanding voting shares of Starcraft or (2) either be approved by a majority of certain directors unaffiliated with such 10% or greater shareholder or involve consideration per share generally equal to the higher of (a) the highest amount paid by such 10% shareholder or its affiliates in acquiring any shares of the Starcraft common stock or (b) the “fair market value” (generally, the highest closing sale price of the Starcraft common stock during the thirty days preceding the date of the announcement of the proposed business combination or on the date the 10% or greater shareholder became such, whichever is higher).

Chapter 43 of the Indiana Business Corporation Law prohibits certain business combinations, including mergers, sales of assets, recapitalizations and reverse stock splits, between corporations that have over 100 shareholders and an interested shareholder, defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares, for five years following the date on which the shareholder obtained 10% ownership unless the business combination was approved in advance of that date by the board of directors. If prior approval is not obtained, several price and procedural requirements must be met before the business combination can be completed. These requirements are similar to those contained in Starcraft’s articles of incorporation and are described above. In general, the price requirements contained in the Indiana Business Corporation Law may be more stringent than those imposed in Starcraft’s articles of incorporation. However, the procedural restraints imposed by Starcraft’s articles of incorporation are somewhat broader than those imposed by the Indiana Business Corporation Law. Also, the provisions of the Indiana Business Corporation Law may change at some future date, but these provisions of the articles of incorporation may only be amended by an 80% vote of the shareholders of Starcraft.

Amendments to the Quantum Charter or the Starcraft Articles of Incorporation

Quantum

The Quantum Charter requires the affirmative vote of the holders of at least 80% of the then-outstanding shares, voting together as a single class, to amend charter provisions relating to:

•	stockholder action;

•	the number, election and tenure of directors;

•	the nomination of director candidates and the proposal of business by stockholders;

•	the filling of vacancies on Quantum’s board; and

•	the removal of directors.

Starcraft

The Starcraft articles of incorporation reserve to Starcraft the right to reclassify, and to increase or decrease the number of, any class or series of its authorized shares. They also reserve to Starcraft the right to amend, alter, change or repeal any provision of or amendment to the articles, in any manner prescribed or permitted by the Indiana Business Corporation Law, except with regards to Article 7, “Directors,” and Article 9, “Provisions for Certain Business Combinations,” for which amendments require the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of voting stock, voting together as a single class.

Under Indiana law, amendments proposed by the board of directors for approval by the shareholders must be approved by

•	a majority of the votes entitled to be cast on the amendment by any voting group with respect to which the amendment would create dissenters’ rights; and

•	the votes of a majority of the quorum at a shareholders’ meeting of each voting group entitled to vote on the amendment.

Amendments to Bylaws

Quantum

The Quantum Charter provides that provisions of Quantum’s bylaws relating to the matters listed in “—Amendments to the Quantum Charter or the Starcraft Articles of Incorporation,” including the stockholder notice procedures, may be amended only by the affirmative vote of a majority of the entire board or by the affirmative vote of the holders of at least 80% of the voting power of the outstanding shares of voting stock, voting together as a single class. Amendments to other provisions of Quantum’s bylaws require at least a two-thirds vote.

Starcraft

The Starcraft board has authority to amend the bylaws by a majority vote of the full board. Shareholders do not have any power to amend the bylaws.

Authorized Capital Stock

Quantum

The Quantum Charter authorizes the issuance of up to 20,000,000 shares of preferred stock, par value $0.001 per share, and 60,000,000 shares of common stock, par value $0.001 per share. Of those shares of common stock, 12,000,000 shares are designated as Series A common stock and 6,000,000 shares are designated as Series B common stock.

As of January 12, 2005, 30,734,874 shares of Quantum common stock, no shares of Series A common stock, 999,969 shares of Series B common stock and no shares of Quantum preferred stock were issued and outstanding.

Upon approval by Quantum stockholders, the Quantum Charter will be amended to authorize the issuance of an additional 40,000,000 shares of common stock and eliminate the Series A common stock. The total number of shares of Quantum common stock authorized after the merger would be 100,000,000, of which 2,000,000 shares will be designated as Series B common stock.

Starcraft

The Starcraft articles of incorporation authorize the issuance of up to 20,000,000 shares of common stock, without par value, as well as up to 2,000,000 shares of preferred stock, without par value. The Starcraft board is vested with authority to determine and state the designations and the relative preferences, limitations, voting rights, if any, and other rights of the preferred stock and of each series of preferred stock.

As of January 12, 2005, 8,968,691 shares of Starcraft common stock were issued and outstanding. No Starcraft preferred stock has been issued.

Dividends

Quantum

Delaware law provides that the directors of a corporation may declare and pay dividends on capital stock. Dividends may only be paid out of surplus, which is the excess of net assets of the corporation over capital, or, if the corporation does not have adequate surplus, out of net profits for the current or immediately preceding fiscal year, unless the net assets are less than the capital of any outstanding preferred stock. The Quantum Charter places no additional restrictions on the board’s ability to declare dividends. Holders of all series of Quantum common stock share ratably any dividend declared by Quantum, subject to the rights of preferred stockholders.

Starcraft

Indiana law provides that the directors of a corporation may authorize a distribution. However, distributions may not be made if, after giving effect to the distribution, the corporation would not be able to pay its debts as they come due in the ordinary course of business or the corporation’s total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The Starcraft articles of incorporation place no additional restrictions on the board’s ability to declare dividends. The articles of incorporation also permit the board to authorize and direct payment of dividends to the holders of any class or series without obtaining the affirmative vote or written consent of that class or series.

Stock Repurchases; Redemptions; Conversions

Quantum

The Quantum Charter does not provide for the redemption of Quantum common stock.

Starcraft

Under Indiana law, a corporation may acquire its own shares. The Starcraft articles of incorporation provide that Starcraft may acquire issued and outstanding shares of preferred stock and common stock, subject only to the restrictions of Indiana law and other applicable laws.

Election of Directors

Quantum stockholders and Starcraft shareholders do not have cumulative voting rights.

Appraisal or Dissenters’ Rights

Quantum

Under the Delaware General Corporation Law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to appraisal (or dissenters’) rights pursuant to which that shareholder may receive cash in the amount of the fair market value of his or her shares in lieu of consideration he or she would otherwise receive in the transaction. These rights are not available (a) with respect to the sale, lease or exchange of all or substantially all of the assets of a corporation, (b) with respect to a merger or consolidation by a corporation, the shares of which are either listed on a national securities exchange, such as Nasdaq, or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or are held of record by more than 2,000 holders if those stockholders receive only shares of the surviving corporation, or shares of any other corporation, which are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders, plus cash in lieu of fractional shares, or (c) to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger because the merger agreement does not amend the existing certificate of incorporation, each share of the surviving corporation outstanding prior to the merger is an identical outstanding or treasury share after the merger, and the number of shares to be issued in the merger does not exceed 20% of the shares of the surviving corporation outstanding immediately prior to the merger and if certain other conditions are met. Because Quantum’s stock is listed on a national exchange, Quantum stockholders are not entitled to appraisal rights in this merger.

Starcraft

Starcraft shareholders, however, do have dissenters’ rights. Under the Indiana Business Corporation Law, Starcraft shareholders may dissent from the merger and demand in writing that Starcraft pay the fair value of their shares. Fair value excludes any appreciation or depreciation in anticipation of the applicable merger unless exclusion would be inequitable.

Chapter 44 of the Indiana Business Law sets forth the required procedures a shareholder requesting dissenters’ rights must follow. A copy of Chapter 44 of the Indiana Business Corporation Law is attached as Annex E to this joint proxy statement/prospectus. Shareholders who elect to exercise dissenters’ rights must strictly comply with all of the procedures to preserve those rights.

Action by Written Consent

Quantum

The Quantum Charter prohibits the stockholders from acting by written consent. All stockholder actions must be taken at a duly called annual or special meeting.

Starcraft

The Starcraft articles of incorporation authorize Starcraft shareholders to consent in writing to any action required or permitted to be taken at any shareholders’ meeting, provided that the written consent is signed by all of the shareholders entitled to vote on the action and is filed with the minutes of the shareholder proceedings.

Annual Meeting

Quantum

The annual meeting of Quantum stockholders is held on the date and at the place fixed by the board of directors.

Starcraft

Starcraft’s bylaws specify that the annual meeting shall be held each year at 10:00 a.m. on the tenth day of January, or if that day is a legal holiday, on the next succeeding day that is not a legal holiday.

Special Meetings of Stockholders and Shareholders

Quantum

The Quantum Charter does not permit stockholders to call a special meeting of Quantum stockholders. Except as otherwise required by law or by any preferred stock designation, special meetings of stockholders may be called only by the chairman of the board, a majority of the board or by Quantum’s chief executive officer. No business other than that stated in the notice of meeting may be transacted at any special meeting.

Starcraft

Similarly, the Starcraft bylaws provide that special meetings of Starcraft shareholders may be called only by the chairman of the board or by the board pursuant to a resolution adopted by a majority of the total number of directors. The business transacted at the meeting shall be confined to the purposes stated in the call and to matters related to the purpose.

Advance Notice Requirements of Stockholder and Shareholder Nominations

Quantum

In order to nominate an individual for election to the board, the Quantum bylaws require a stockholder to be a stockholder of record at the time of giving notice and to provide timely written notice of the nomination to the corporation secretary. Notice is timely if it is given at least 120 days before the first anniversary of the date written notice of the previous year’s meeting was given, except that if the date of the annual meeting is more than 30 calendar days before or more than 60 calendar after that anniversary date, notice must be given not earlier than the close of business on the 120th calendar day before the annual meeting and not later than the close of business on the later of the 90th day before the annual meeting or the tenth calendar day following public announcement of the meeting date. The same time frame applies to stockholder nominations to be made at special meetings. However, if the number of directors to be elected to Quantum’s board is increased and there is no public announcement naming all of the nominees for director or specifying the size of Quantum’s increased board, a stockholder’s notice will also be considered timely, but only with respect to nominees for any new positions created by the increase, if it is delivered to Quantum’s secretary not later than the close of business on the tenth calendar day following public announcement by Quantum.

Starcraft

Under Starcraft’s bylaws, shareholders who are entitled to vote for the election of directors and who provide timely written notice to the corporation secretary may nominate a person for election to the board. Notice is timely if Starcraft receives it not less than 60 days prior to the shareholders’ meeting, except that if Starcraft gives less than 70 days’ notice of the meeting, notice is timely if Starcraft receives it not later than the close of business on the tenth day following the day on which notice of the meeting date was mailed to shareholders or publicly disclosed. The notice must include certain personal and Starcraft ownership information for the nominee and the nominating shareholder.

Advance Notice Requirements of Stockholder and Shareholder Business

Quantum

The same notice provisions described above in “—Advance Notice Requirements of Stockholder and Shareholder Nominations—Quantum” apply to stockholders’ notice to Quantum relating to the conduct of business other than nominations. Certain personal and ownership information is also required to be included in the notice. If the chairman of the meeting determines that the business was not properly brought before the meeting in accordance with Quantum’s stockholder notice procedures, the business will not be conducted at the meeting.

Starcraft

Starcraft shareholders who have the legal right and authority to make a proposal and who provide timely notice may bring business before the annual meeting. Notice is timely if Starcraft receives it not less than 60 days prior to the shareholders’ meeting, except that if Starcraft gives less than 70 days’ notice of the meeting, notice is timely if Starcraft receives it not later than the close of business on the tenth day following the day on which notice of the meeting date was mailed to shareholders or publicly disclosed.

For each matter the shareholder proposes to bring before the annual meeting, the notice must set forth:

•	a brief description of the matter and the reason for bringing it at the annual meeting;

•	the name and record address of the shareholder proposing the matter;

•	the class and number of Starcraft shares the shareholder beneficially owns; and

•	any material interest of the shareholder in the matter.

The chairman of the board shall determine whether business is properly brought before the annual meeting and in accordance with the bylaws. If he determines business is not properly brought, he shall so declare at the annual meeting and that proposed business shall not be transacted.

Rights of Inspection

Quantum

Neither the Quantum Charter nor Quantum’s bylaws provides for inspection rights.

Starcraft

Shareholders of Starcraft are entitled to inspect and copy, at their own expense, after giving Starcraft five business days’ written notice, the following books and records:

•	the articles of incorporation;

•	the bylaws;

•	minutes of all shareholders’ meetings and records of all actions taken by shareholders without a meeting for the previous three years;

•	resolutions of the Starcraft board with respect to one or more classes or series of shares, fixing their relative rights, preferences and limitations, if shares issued pursuant to those resolutions are outstanding;

•	all written communications from Starcraft to the shareholders for the previous three years;

•	a list of the names and business addresses of the current directors and officers; and

•	the most recent annual report filed with the Secretary of State of Indiana.

Starcraft shareholders are also entitled to inspect and copy, at their own expense, after giving Starcraft five business days’ written notice, the following records, provided that the demand is made in good faith and for a proper purpose, describes with reasonable particularity the purpose and the records are directly connected to that purpose:

•	to the extent not otherwise subject to inspection: (a) minutes of all shareholders’ meetings and records of all actions taken by shareholders without a meeting; (b) excerpts of minutes from board and committee meetings; and (c) records of any actions taken by the board or by any committee without a meeting;

•	appropriate Starcraft accounting records; and

•	the original stock book or another record of shareholders in a form that permits preparation of a list of the names and addresses of all shareholders, in alphabetical order by class of shares, stating the number and class of shares held by each shareholder.

Transactions Between the Corporation and its Directors and Officers

Quantum

Delaware law provides that a transaction between a corporation and one of its directors or officers or between the corporation and an entity with which a director or officer is affiliated shall be valid if:

•	the director or officer discloses the material facts to the board and the transaction is approved by a majority of disinterested directors; or

•	the director or officer discloses the material facts to the shareholders, and the shareholders approve the transaction; or

•	the transaction is fundamentally fair to the corporation as of the time it is authorized, approved or ratified by the directors or the shareholders.

The Quantum Charter does not address transactions between the corporation and its directors and officers.

Starcraft

The Starcraft articles of incorporation provide that any contract or other transaction between Starcraft and any director, or between Starcraft and any entity in which the director has a material financial interest or is a general partner, director, officer or trustee, shall be valid for all purposes if:

•	the material facts of the contract or transaction are disclosed or known to the board, a committee authorized to act on the matter or the shareholders entitled to vote on the matter; and

•	the board, committee or shareholders authorize, approve or ratify the contract or transaction.

The contract or transaction is authorized, approved or ratified by:

•	the board or a committee upon the affirmative vote of a majority of disinterested directors regardless of whether the majority constitutes a quorum and notwithstanding the presence of the interested director, provided a single director cannot authorize, approve or ratify the contract or transaction; or

•	the shareholders upon the vote of a majority of the shares entitled to be counted, in which voted shares owned or voted under the control of the director or any entity that has an interest in the contract or transaction may be counted, provided that a majority of the shares, whether or not present, shall constitute a quorum.

Shareholders’ Rights Plan

Quantum

Quantum does not have a stockholders’ rights plan.

Starcraft

Starcraft is a party to a rights agreement dated as of August 12, 1997 with Computershare Investor Services LLC, under which Starcraft issues one right for each outstanding share of common stock. Each right entitles the registered holder to purchase from Starcraft one share of common stock at $15 per share, subject to adjustment. The rights become exercisable if a person or group (other than certain related persons) acquires or announces a tender offer for prescribed percentages of Starcraft’s shares or is declared an “adverse person” by Starcraft’s board. In these events, each right holder may purchase shares with a value equal to twice the exercise price. Furthermore, if Starcraft engages in certain mergers or similar business combinations, a right holder may purchase shares of the acquiring company with a value equal to twice the purchase price of the right. The rights expire on August 12, 2007.

On November 23, 2004, Starcraft amended the rights agreement so that its provisions will not apply to the proposed transaction with Quantum. The rights agreement will, however, apply to alternative transactions that might be proposed by other parties without advance approval of the Starcraft board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

AND MANAGEMENT OF QUANTUM

The following table sets forth information about the beneficial ownership of each class of Quantum’s securities as of January 12, 2005. It shows shares beneficially owned by each of the following:

•	each person or group of affiliated persons known by Quantum to beneficially own more than 5% of each class of its outstanding securities;

•	each of Quantum’s directors;

•	each of Quantum’s named executive officers; and

•	all current directors and executive officers of Quantum as a group.

Quantum has determined the beneficial ownership shown on this table in accordance with the rules of the SEC. Under those rules, if a person held options or warrants to purchase shares of Quantum common stock that were currently exercisable or exercisable within 60 days of January 12, 2005, those shares are included in that person’s reported holdings and in the calculation of the percentage of Quantum common stock owned. Except as otherwise provided below, the percentage of beneficial ownership is based on 30,734,874 shares of common stock and does not reflect 999,969 shares of Series B common stock outstanding as of January 12, 2005. General Motors owns 100% of the outstanding shares of Series B common stock, which shares will convert on a one-for-one basis into shares of Quantum common stock in the event General Motors transfers such shares to a person that is not controlled by or under common control with General Motors. Each person named in the table has sole voting and investment power over the shares listed by that person’s name, except where indicated otherwise in the footnotes or where community property laws affect ownership rights. Except as otherwise indicated, the address of each of the persons in this table is: c/o Quantum Fuel Systems Technologies Worldwide, Inc., 17872 Cartwright Road, Irvine, California 92614.

Name of Beneficial Owner	Shares	Percent
5% or Greater Stockholders:
General Motors Corporation (1)	3,513,439	11.4%
Wellington Management Company, LLP (2)	2,487,940	8.1%
Directors and Executive Officers:
Dale L. Rasmussen (3)	123,804	*
Brian A. Runkel (4)	10,000	*
G. Scott Samuelsen (5)	15,000	*
Thomas J. Tyson (6)	15,000	*
Alan P. Niedzwiecki (7)	89,275	*
W. Brian Olson (8)	99,000	*
Glenn D. Moffett (9)	18,750	*
Cathryn T. Johnston (10)	9,900	*
All current directors and executive officers as a group (9 persons) (11)	380,729	1.2%

*	Represents less than 1%.
(1)	The shares owned by General Motors exclude 999,969 shares of non-voting Series B common stock, which shares will convert on a one-for-one basis into shares of Quantum common stock in the event General Motors transfers such shares to a person that is not controlled by or under common control with General Motors. The address of General Motors is 300 Renaissance Center, Detroit, Michigan 48265.
(2)	Based solely on information contained in the Schedule 13G filed on February 12, 2004 by Wellington Management Company, LLC (“WMC”), WMC has shared voting power with respect to 2,213,240 shares of Quantum common stock and shared dispositive power with respect to 2,487,940 shares of Quantum common stock. WMC, as the parent holding company of Wellington Trust Company, NA, and in its capacity as an investment advisor for shares owned of record by clients of WMC, is deemed to beneficially own 2,487,940 shares of Quantum common stock. The address of WMC and Wellington Trust Company, NA, is 75 State Street, Boston, MA 02109.

(3)	Consists of 123,804 shares issuable upon exercise of outstanding options that are exercisable within 60 days after January 12, 2005.
(4)	Consists of 10,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after January 12, 2005.
(5)	Consists of 15,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after January 12, 2005.
(6)	Consists of 15,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after January 12, 2005.
(7)	Includes 89,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after January 12, 2005.
(8)	Consists of 99,000 shares issuable upon exercise of outstanding options that are exercisable within 60 days after January 12, 2005.
(9)	Consists of 18,750 shares issuable upon exercise of outstanding options that are exercisable within 60 days after January 12, 2005.
(10)	Consists of 9,900 shares issuable upon exercise of outstanding options that are exercisable within 60 days after January 12, 2005.
(11)	Includes 380,454 shares issuable upon exercise of outstanding options that are exercisable within 60 days after January 12, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF STARCRAFT

The following table sets forth information about the beneficial ownership of each class of Starcraft’s securities as of January 12, 2005. It shows shares beneficially owned by each of the following:

•	each person or group of affiliated persons known by Starcraft to beneficially own more than 5% of each class of its outstanding securities;

•	each of Starcraft’s directors;

•	each of Starcraft’s named executive officers; and

•	all current directors and executive officers of Starcraft as a group.

Starcraft has determined the beneficial ownership shown on this table in accordance with the rules of the SEC. Under those rules, if a person held options or warrants to purchase shares of Starcraft common stock that was currently exercisable or exercisable within 60 days of January 12, 2005, those shares are included in that person’s reported holdings and in the calculation of the percentage of Starcraft common stock owned. Except as otherwise provided below, the percentage of beneficial ownership is based on 8,968,691 shares of Starcraft common stock outstanding as of January 12, 2005. Each person named in the table has sole voting and investment power over the shares listed by that person’s name, except where otherwise indicated in the footnotes or where community property laws affect ownership rights. Except as otherwise indicated, the address of each of the persons in this table is: 1123 South Indiana Avenue, Goshen, Indiana 46526.

Name of Beneficial Owner	Shares	Percent
5% or Greater Shareholders:
Husic Capital Management (1)	477,181	5.3%
Directors and Executive Officers:
Kelly L. Rose (2)(3)	1,644,243	17.7
Jeffrey P. Beitzel (4)	1,079,140	12.0
Douglass C. Goad	1,149,043	12.8
Richard C. Anderson	1,172,169	13.1
David J. Matteson (3)	19,478	*
Allen H. Neuharth (3)(5)	25,250	*
John M. Collins (3)	34,050	*
Michael H. Schoeffler (3)	240,475	2.6
Michael J. Starshak (3)	23,650	*
David L. Stewart (3)	23,650	*
G. Raymond Stults (3)	35,245	*
Joseph E. Katona III (3)	58,500	*
All current directors and executive officers as a group (12 persons) (6)	5,515,643	57.4%

*	Represents less than 1%.
(1)	Based solely on information contained in Amendment No. 2 to Schedule 13G filed on January 10, 2005 by Husic Capital Management, Frank J. Husic & Co., the sole general partner of Husic Capital Management, and Frank J. Husic, the sole shareholder of Frank J. Husic & Co. The address of Husic Capital Management is 555 California Street, Suite 200, San Francisco, California 94104.
(2)	Includes 110,250 shares owned by Mr. Rose’s spouse and 30,683 shares held in a charitable foundation as to which Mr. Rose disclaims beneficial ownership.
(3)

Includes the following shares subject to currently exercisable options granted under the Starcraft Corporation 1993 Stock Incentive Plan (the “1993 Incentive Plan”) and/or the Starcraft Corporation 1997 Stock Incentive Plan (“1997 Incentive Plan” and together with the 1993 Incentive Plan, the “Incentive Plans”): 300,562 shares subject to currently exercisable options held by Mr. Rose; 168,262 shares subject to currently exercisable options held by Mr. Schoeffler; and 56,000 shares subject to currently exercisable options held by Mr. Katona. Also includes 15,250; 15,250; 23,650; 23,650; 23,650 and 10,000 shares subject to exercisable options held respectively by each of Mr. Collins, Mr. Matteson, Mr. Starshak, Mr. Neuharth, Mr. Stewart and Mr. Stults.

(4)	Excludes 39,023 shares held by an independent trustee for the benefit of members of Mr. Beitzel’s immediate family.
(5)	Shares are held in trusts for the benefit of family members.
(6)	This total includes 636,274 shares subject to stock options granted under the Incentive Plans that are exercisable or will be exercisable within 60 days after January 12, 2005.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, have audited Quantum’s financial statements and financial statement schedule included in Quantum’s Annual Report on Form 10-K for the year ended April 30, 2004, as set forth in their report, which is incorporated by reference in this joint proxy statement/prospectus. Quantum’s financial statements and financial statement schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

The consolidated financial statements of Starcraft as of October 3, 2004 and September 28, 2003 and for each of the three years in the period ended October 3, 2004 have been included with this joint proxy statement/prospectus in reliance on the report of Crowe Chizek and Company LLC, independent registered public accounting firm, included herein, and given on the authority of said firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares of Quantum common stock to be issued in the merger will be passed upon for Quantum by Morrison & Foerster LLP, Irvine, California. The material U.S. federal income tax consequences of the merger will be passed upon for Quantum by Morrison & Foerster LLP, Irvine, California, and for Starcraft by Barnes & Thornburg LLP, Indianapolis, Indiana.

WHERE YOU CAN FIND MORE INFORMATION

Quantum files annual, quarterly, and special reports, proxy statements, and other information with the SEC. Quantum’s common stock is traded on The Nasdaq National Market under the symbol “QTWW.” You may read and copy any document filed by Quantum at the SEC’s public reference facilities or on the SEC’s website at http://www.sec.gov, as discussed in more detail below.

Starcraft files annual, quarterly and special reports, proxy statements, and other information with the SEC. Starcraft’s common stock is traded on The Nasdaq SmallCap Market under the symbol “STCR.” You may read and copy any document filed by Starcraft at the SEC’s public reference facilities or on the SEC’s website at http://www.sec.gov, as discussed in more detail below.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows Quantum to “incorporate by reference” the information it files with the SEC. The information incorporated by reference is considered a part of this joint proxy statement/prospectus, and any later information that Quantum files with the SEC will automatically update and supersede this information. This joint proxy statement/prospectus is part of a registration statement on Form S-4 filed by Quantum with the SEC.

Quantum incorporates by reference the documents listed below and any additional documents filed by Quantum with the SEC between the date of this joint proxy statement/prospectus and the date of the Quantum special meeting. The documents Quantum incorporates by reference are:

•	Quantum’s Annual Report on Form 10-K for the fiscal year ended April 30, 2004 filed with the SEC on July 1, 2004;

•	Quantum’s Quarterly Report on Form 10-Q for the three months ended July 31, 2004 filed with the SEC on September 1, 2004;

•	Quantum’s Quarterly Report on Form 10-Q for the three months ended October 31, 2004 filed with the SEC on December 9, 2004;

•	Quantum’s current report on Form 8-K filed with the SEC on November 23, 2004;

•	Quantum’s definitive proxy statement on Schedule 14A filed with the SEC on August 23, 2004; and

•	The description of Quantum’s common stock contained in its Form 10 Registration Statement filed with the SEC on February 13, 2002 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

The SEC allows Starcraft to “incorporate by reference” into this joint proxy statement/prospectus certain information that Starcraft files with it. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this prospectus. You should read the information incorporated by reference because it is an important part of this prospectus.

Starcraft incorporates by reference the following documents that it previously filed with the SEC pursuant to the Exchange Act:

•	Starcraft’s Annual Report on Form 10-K for the fiscal year ended October 3, 2004 filed with the SEC on December 17, 2004; and

•	The description of Starcraft’s common stock contained in its registration statement on Form 8-A filed with the SEC on June 3, 1993, including any amendment or report filed for the purpose of updating such description.

Any document, and any statement contained in a document, incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is incorporated on deemed to be incorporated by reference herein, modifies on supersedes such document or statement. Any such document or statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available without charge, excluding all exhibits unless such exhibits have been specifically incorporated by reference in this joint proxy statement/prospectus. You may obtain documents incorporated by reference by requesting them in writing or by telephone from the appropriate company as follows:

Quantum Fuel Systems Technologies Worldwide, Inc.	Starcraft Corporation
17872 Cartwright Road	1123 South Indiana Avenue
Irvine, California 92614	Goshen, Indiana 46526
Attention: Cathryn T. Johnston, Secretary	Attention: Joseph E. Katona III, Secretary
Phone: (949) 399-4500	Phone: (574) 534-7827
Internet: www.qtww.com	Internet: www.starcraftcorp.com

Neither Quantum nor Starcraft incorporate the contents of their websites into this joint proxy statement/prospectus.

In order to ensure timely delivery of the documents, any requests should be made by February 21, 2005.

In addition, copies of the documents incorporated by reference may be inspected and copied at the following public reference facility maintained by the SEC:

Judiciary Plaza

Room 1024

450 Fifth Street, N.W.

Washington, D.C. 20549

Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy statements, and other information regarding each of Quantum. The address of the SEC website is http://www.sec.gov. Reports, proxy statements, and other information concerning Quantum can also be inspected at The Nasdaq Stock Market, Inc., Operations, 1735 K Street, N.W., Washington, D.C.

Quantum has filed a registration statement under the Securities Act with the SEC with respect to the Quantum common stock to be issued under the merger agreement with Starcraft. This joint proxy statement/prospectus constitutes the prospectus of Quantum filed as part of the registration statement. This joint proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted as provided by the rules and regulations of the SEC. You may inspect and copy the registration statement at any of the addresses listed above.

Securityholders should only rely on the information contained or incorporated by reference in this joint proxy statement/prospectus in determining how to vote. Neither Quantum nor Starcraft has authorized anyone to provide you with information that is different from the information contained in, attached to, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated January 19, 2005. Securityholders should not assume that the information contained in this document is accurate as of any date other than that date, and neither the mailing of this joint proxy statement/prospectus to the Quantum stockholders or the Starcraft shareholders nor the issuance of shares of Quantum common stock in connection with the merger shall create any implication to the contrary.

TRANSACTION OF OTHER BUSINESS

At the date of this joint proxy statement/prospectus, the only business which the board of directors intends to present or knows that others will present at the meeting is as set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By Order of the Board of Directors,

January 19, 2005	Alan P. Niedzwiecki Chief Executive Officer of Quantum Fuel Systems Technologies Worldwide, Inc. (Authorized Officer)

By Order of the Board of Directors,

January 19, 2005	Michael H. Schoeffler Co-Chief Executive Officer of Starcraft Corporation (Authorized Officer)

ANNEX A

AGREEMENT AND PLAN OF MERGER

Among

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.,

QUAKE SUB, INC.

and

STARCRAFT CORPORATION

Dated as of November 23, 2004

i

ii

iii

AGREEMENT AND PLAN OF MERGER, dated as of November 23, 2004 (this “Agreement”), among Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Parent”), Quake Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Parent (“Purchaser”), and Starcraft Corporation, an Indiana corporation (the “Company”).

W I T N E S S E T H :

WHEREAS, the Boards of Directors of Parent (“Parent Board”), Purchaser (“Purchaser Board”) and the Company (the “Company Board”) have each determined that it is in the best interests of their respective stockholders and shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

WHEREAS, for federal income tax purposes, it is intended that the transaction contemplated herein shall qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Parent and the Company have received voting agreements (the “Voting Agreements”) from certain stockholders of Parent and shareholders of the Company agreeing to vote in favor of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement:

“affiliate” of a specified person means a person who, directly or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner,” with respect to any securities, means a person who shall be deemed to be the beneficial owner of such securities (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly; (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject to the passage of time or other conditions), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such securities. No person shall be deemed to have acquired beneficial ownership of Shares or shares of Parent Stock for purposes of this Agreement by virtue of execution of this Agreement or any agreement contemplated by this Agreement until the Closing.

“business day” means any day on which banks are not required or authorized to close in the City of New York, New York.

“Company Acquisition Proposal” means (i) any bona fide written proposal or offer from any person relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of the Company or of any of its material Subsidiaries or (B) over fifteen percent (15%) of any class of equity securities of the Company or of any of its material Subsidiaries; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning fifteen percent (15%) or more of any class of equity securities of the Company; or (iii) any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its material Subsidiaries, other than the Transactions; provided, however, that for purposes of Section 8.3 of this Agreement, each reference above to “15%” shall be changed to “35%.” A Company Acquisition Proposal includes a Company Superior Proposal.

“Company Common Stock” means the common stock, without par value, of the Company, together with the corresponding common share purchase rights associated with such shares of the Company’s common stock in accordance with the Rights Agreement.

“Company Expenses” means an amount equal to all out-of-pocket expenses and fees of the Company, up to One Million Dollars ($1,000,000) in the aggregate (including, without limitation, fees and expenses payable by the Company to all investment banking firms and other persons, and their respective agents and counsel, for structuring the Transactions and all fees of the Company’s counsel, accountants, experts and consultants, and all printing expenses), actually incurred or accrued by the Company or on the Company’s behalf in connection with the Transactions, and actually incurred or accrued by investment banking firms and other persons, in connection with the negotiation, preparation, execution and performance of this Agreement and the structuring of the Transactions.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Daily Volume Weighted Average Price” means the daily volume weighted average price based on trading on the Nasdaq National Market between 9:30 a.m. and 4:00 p.m. Eastern Time as reported by Bloomberg Financial L.P., or any successor.

“Environmental Claim” means all claims or causes of actions, whether or not asserted, including but not limited to claims by any person or Governmental Authority or other third party, alleging potential liability or responsibility for violation of any Environmental Law or Environmental Permit or for threat or injury to the environment, health or safety, personal injury (including sickness, disease or death) or property or natural resource damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), investigation, cleanup, removal, remedial or response action or costs, contribution, restitution, administrative civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon a Pre-Existing Environmental Condition.

“Environmental Laws” means any United States federal, state, local or non-United States laws, statutes (including common law), regulations, directives, ordinances, orders, policies, or decrees relating to (i) Releases or threatened Releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, generation, treatment, recycling, recovery, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of human health or the environment, including any natural resources.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with a person and which, together with the person or any Subsidiary, is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Governmental Authority” means any of the following which has jurisdiction and is exercising lawful authority: (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal); (iv) multinational organization or body; or (v) individual, entity or body exercising, and entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature (including Nasdaq).

“Hazardous Substances” means (i) any material, substance or waste which is defined or regulated as a “hazardous substance,” “pollutant,” “contaminant,” “hazardous material,” “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “infectious waste,” “radioactive,” “toxic substance” or any other formulation intended to define, list or classify substances by reason of deleterious property, such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, or reproductive toxicity by any Governmental Authority pursuant to any Environmental Law; (ii) petroleum, petroleum products and fuel additives, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; and (iv) polychlorinated biphenyls, and asbestos.

“Intellectual Property” means (i) all United States, non-United States and international patents and patent applications, all letters patent or equivalent rights and applications, including any reissue, extension, division, continuation, or continuation-in-part applications throughout the world; (ii) all Trademarks; (iii) copyright registrations and applications for registrations thereof, certificates of copyright and copyrighted interests throughout the world, and all rights in mask works; and (iv) trade secrets under all applicable Law, including know-how and confidential and proprietary information.

“knowledge” means as to any party the actual knowledge of each director and executive officer of such party or such knowledge as such officers and directors should reasonably be expected to have in the conduct of their duties.

“Law” or “Laws” means any applicable United States or non-United States statute, law, ordinance, regulation, restriction, rule, code, executive order, injunction, judgment, decree or other order of any Governmental Authority.

“Liens” means pledges, claims, liens, charges, restrictions of any nature, leases, assignments, subleases, easements, covenants, rights-of-way, encumbrances, adverse claims, mortgages, options, rights of first refusal, agreements, limitations on voting rights, and security interests of any kind or nature whatsoever.

“Material Adverse Effect” means, as to any party, any event, circumstance, change or effect that is or is reasonably likely to be materially adverse to the business, assets, liabilities, financial condition or results of operations of such party and its Subsidiaries, taken as a whole.

“Order” means any (i) temporary, preliminary or permanent order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, stipulation, subpoena, writ or award that is or has been issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (ii) agreement with any Governmental Authority that is or has been entered into in connection with any Proceeding.

“Parent Acquisition Proposal” means (i) any bona fide written proposal or offer from any person relating to any direct or indirect acquisition of (A) all or a substantial part of the assets of Parent or of any of its material Subsidiaries or (B) over thirty-five percent (35%) of any class of equity securities of Parent or of any of its material Subsidiaries; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning thirty-five percent (35%) or more of any class of equity securities of Parent; or (iii) any merger, consolidation, business combination, sale of all or a substantial part of the assets, liquidation, dissolution or similar transaction involving Parent or any of its material Subsidiaries, other than the Transactions. A Parent Acquisition Proposal includes a Parent Superior Proposal.

“Parent Expenses” means an amount equal to all out-of-pocket expenses and fees of Parent or Purchaser, up to One Million Dollars ($1,000,000) in the aggregate (including, without limitation, fees and expenses payable by Parent or Purchaser to all banks, investment banking firms, other financial institutions and other persons and their respective agents and counsel, for arranging, committing to provide or providing any financing for the Transactions or structuring the Transactions and all fees of Parent’s and Purchaser’s counsel, accountants, experts and consultants, and all printing expenses), actually incurred or accrued by Parent or Purchaser or on their behalf in connection with the Transactions, and actually incurred or accrued by banks, investment banking firms, other financial institutions and other persons and assumed by Parent or Purchaser in connection with the negotiation, preparation, execution and performance of this Agreement, the structuring and financing of the Transactions, and any financing commitments or agreements relating thereto.

“Permitted Liens” means (a) liens held by Comerica Bank under the credit facilities set forth on Section 3.18 of the Company Disclosure Schedule; (b) liens for unpaid Taxes that either (i) are not yet due and payable or (ii) are currently being contested in good faith by appropriate proceedings and disclosed in Section 3.15 of the Company Disclosure Schedule; (c) liens or restrictions or rights set forth on or referred to in Sections 3.1, 3.3, 3.13, or 3.14 of the Company Disclosure Schedule or in the Notes or related documents; (d) the interests of lessors under operating leases and purchase money liens of lessors under capital leases and so long as the lien only attaches to the asset purchased or acquired and only secured the purchase price of the asset; (e) liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of the Company and not in connection with the borrowing of money, and which liens either (i) are for sums not yet due and payable, or (ii) are currently being contested in good faith by appropriate proceedings and disclosed in Section 3.15 of the Company Disclosure Schedule; (f) liens arising from deposits made in connection with obtaining workers’ compensation or other unemployment insurance; (g) liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of the Company and not in connection with the borrowing of money; (h) liens arising by reason of security for surety or appeal bonds in the ordinary course of business of the Company; (i) with respect to any real property, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of companies engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Company, or materially interfere with the ordinary conduct of the business of the Company, excluding, however, any monetary liens (other than the payment of real estate taxes and assessments that are liens for sums not yet due and payable) except to the extent expressly assumed by Parent; (j) the interests of licensors under any license agreements for intellectual property, including software, imbedded software, and the like; and (k) restrictions contained in the Company’s or any Subsidiary’s Articles of Incorporation or Bylaws, or any Subsidiary’s Operating Agreement or Partnership Agreement or Bylaws.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Pre-Existing Environmental Condition” means (i) any presence, Release or threatened Release of any Hazardous Substances at, on, under, from or to any property currently or formerly owned, leased, controlled or operated by the Company or any of its Subsidiaries before or at the Closing (and any migration therefrom, whether before or after the Closing); (ii) any presence, Release or threatened Release of any Hazardous Substances at, on, under, from or to any other location before or at the Closing (and any migration therefrom, whether before or after the Closing); and (iii) any other circumstances occurring before or at the Closing forming the basis of any actual or alleged violation of, or liability under, any Environmental Law.

“Proceeding” means any action, litigation, arbitration, suit, claim, proceeding or investigation or review of any nature, civil, criminal, regulatory or otherwise, before any Governmental Authority.

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, ejecting, injecting, escaping, leaching, migrating, dumping or disposing into the indoor or outdoor environment, including without limitation the abandonment or discarding or disposal of barrels, drums, containers, tanks and other receptacles containing or previously containing any Hazardous Substances.

“S/OX” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of Company Common Stock issued and outstanding immediately prior to the Effective Time.

“Subsidiaries” or a “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

“Tax” or “Taxes” means (i) all net income, gross income, gross receipts, value-added, sales, use, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever imposed by any Governmental Authority, together with any interest, any penalties or additions to tax with respect thereto, and including any fees or penalties imposed on a person in respect of any information Tax Return made to a Governmental Authority; (ii) any liability for payment of amounts described in clause (i) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Authority (or any agent thereof) relating to Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

“Trademarks” means trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names and addresses, general use e-mail addresses and other source identifiers, together with (i) all national, foreign and state registrations, applications for registration and renewals and extensions thereof; (ii) all common law rights related thereto; (iii) all goodwill associated therewith; and (iv) and all benefits, privileges, causes of action and remedies relating to any of the foregoing.

This Agreement sets forth the meaning of the following defined terms in the locations indicated below:

Defined Term	Location of Definition
Action	3.9
Agreement	Preamble
Antitrust Division	6.10
Articles of Merger	2.2
Audited 2004 Financial Statements	6.3(c)
Blue Sky Laws	3.5(b)
Certificates	2.9(b)
Closing	2.2

Defined Term	Location of Definition
Closing Date	2.2
Code	Recitals
Company	Preamble
Company Balance Sheet	3.7(c)
Company Board	Recitals
Company Disclosure Schedule	Preamble to Article 3
Company Group	3.15(a)
Company Owned Intellectual Property	3.14(d)
Company Preferred Stock	3.3(a)
Company SEC Reports	3.7(a)
Company Shareholder Approval	3.4(a)
Company Shareholders’ Meeting	6.1(a)
Company Stock Options	2.7(a)
Company Superior Proposal	6.5(a)
Company Voting Agreements	6.15(a)
Confidentiality Agreement	6.4(b)
Directors’ Share Plan	2.7(a)
Dissenting Shares	2.8(a)
Distribution Agreement	4.13(a)
Effective Time	2.2
Environmental Permits	3.16(b)
ERISA	3.10(a)
Exchange Agent	2.9(a)
Exchange Ratio	2.6(a)
Fee	8.3(a)
FTC	6.10
GAAP	3.7(b)
GM Rights	4.3(b)
HSR Act	3.5(b)
Indemnified Parties	6.8(b)
Indiana Law	2.3
IP Contracts	3.14(a)
Leased Property	3.13(a)
Leases	3.13(f)
Listed Transaction	3.15(d)
Material Contracts	3.18(a)
Measurement Date	8.1(i)
Measurement Value	8.1(i)
Merger	2.1
Merger Consideration	2.6
Multiemployer Plan	3.10(c)
Multiple Employer Plan	3.10(c)
Noteholder Registration Statement	6.17(a)
Notes	2.6(e)
Outside Date	8.1(b)
Owned Property	3.13(a)
Parent	Preamble
Parent Balance Sheet	4.6(c)
Parent Board	Recitals
Parent Disclosure Schedule	Preamble to Article 4
Parent Group	4.11(a)

Defined Term	Location of Definition
Parent IP Contracts	4.10(a)
Parent Owned Intellectual Property	4.10(d)
Parent Preferred Stock	4.3(a)
Parent Registered Intellectual Property	4.10(e)
Parent SEC Reports	4.6(a)
Parent Stock	2.6(a)
Parent Stockholder Approval	4.4(a)
Parent Stockholders’ Meeting	6.1(b)
Parent Superior Proposal	6.6(a)
Parent Voting Agreements	6.15(b)
Permits	3.6
Plans	3.10(a)
Preliminary 2004 Financial Statements	3.7(b)
Proxy Statement	3.12
Purchaser	Preamble
Purchaser Board	Recitals
Registered Intellectual Property	3.14(e)
Registration Statement	3.12
Renewal Date	8.1(i)
Reportable Transaction	3.15(d)
Rights	3.3(b)
Rights Agreement	3.3(b)
Series A Common Stock	4.3(a)
Series B Common Stock	4.3(a)
Surviving Corporation	2.1
Tax Exempt Use Property	3.15(f)
Transactions	3.4(a)
Voting Agreements	Recitals

ARTICLE 2

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Indiana Law, Purchaser shall at the Effective Time be merged with and into the Company (the “Merger”). As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”). From and after the Effective Time, the Surviving Corporation shall be a wholly-owned Subsidiary of Parent.

2.2 Effective Time; Closing. The closing (the “Closing”) shall be held at the offices of Morrison & Foerster LLP, 19900 MacArthur Boulevard, Irvine, California 92612, or such other place as the parties shall agree, at 10:00 am Pacific Time, on the third business day following the satisfaction or waiver, as the case may be, of the conditions set forth in Article 7 or at such other date, time and place as the parties shall agree in writing. The date on which the Closing occurs is referred to as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) with the Secretary of State of the State of Indiana, in such form as is required by, and executed in accordance with, the relevant provisions of Indiana Law. The Merger shall become effective at the time of such filing or at such subsequent date or time as Parent and the Company shall agree and specify in the Articles of Merger (the date and time the Merger becomes effective being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Business Corporation Law of the State of Indiana (“Indiana Law”). Without

limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4 Articles of Incorporation; By-laws.

(a) At the Effective Time, the Articles of Incorporation of the Company shall be amended to read as set forth in Exhibit “A” until thereafter amended as provided by Indiana Law and such Articles of Incorporation and shall be the Articles of Incorporation of the Surviving Corporation.

(b) Unless otherwise determined by Parent prior to the Effective Time, the By-laws of Purchaser as set forth in Exhibit “B” shall, effective as of the Effective Time, be the By-laws of the Surviving Corporation, until thereafter amended as provided by Law, the Articles of Incorporation of the Surviving Corporation and such By-laws.

2.5 Directors and Officers. The directors of Purchaser immediately prior to the Effective Time shall as of the Effective Time become the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall continue to be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Purchaser, the Company or the holders of any of the following securities (the aggregate of (a), (d) and (e), is the “Merger Consideration”):

(a) Each Share (other than any Shares to be canceled pursuant to Section 2.6(b) and any Dissenting Shares) shall be canceled and shall be converted automatically into the right to receive 2.341 shares (“Exchange Ratio”) of common stock, par value $.001 per share, of Parent (“Parent Stock”) and cash in lieu of fractional shares as set forth in Section 2.10, payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 2.9, of the certificate that formerly evidenced such Share. Parent shall have the right to increase the Exchange Ratio as provided in Section 8.1(i). If, prior to the Effective Time, Parent should split or combine the shares of Parent Stock, or pay a stock dividend or other stock distribution in, or in exchange for, shares of Parent Stock, or engage in any similar transaction, the Exchange Ratio will be appropriately adjusted to reflect such split, combination, dividend, exchange or other distribution or similar transaction. Each Dissenting Share shall not be converted into the right to receive any shares of Parent Stock and shall only have the rights described in Section 2.8.

(b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and retired without any conversion thereof and shall cease to exist, and no payment or distribution shall be made with respect thereto.

(c) Each share of common stock, no par value, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one (1) duly authorized, validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.

(d) Each holder of a Company Stock Option shall be given the election (i) to receive the cash payment described in Section 2.7(a), or (ii) to have such Company Stock Option cancelled and converted into the Parent options described in Section 2.7(a).

(e) Each right to acquire a share of Company Common Stock upon conversion of those certain 8.5% Convertible Subordinated Promissory Notes (the “Notes”), due July 1, 2009, in aggregate principal amount of $15,000,000 issued by the Company shall be converted in accordance with the terms of such Notes into the right to receive that number of shares of Parent Stock equal to the number of shares of Company Common Stock into which they are convertible immediately prior to the Effective Time, multiplied by the Exchange Ratio.

2.7 Employee Stock Options.

(a) Prior to the Effective Time, the Company shall have adopted such resolutions, taken such actions and obtained any necessary consents (including the consent of individual option holders or awardees, if necessary) as may be required to provide that (i) (A) every option to acquire shares of Company Common Stock outstanding at the Effective Time (the “Company Stock Options”) shall be assumed by Parent as of the Effective Time and shall thereafter be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, the number (rounded to the nearest whole number) of shares of Parent Stock determined by multiplying the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time by the Exchange Ratio, at a price per share (rounded to the nearest whole cent) equal to the exercise price per share of Company Common Stock otherwise purchasable pursuant to such Company Stock Option divided by the Exchange Ratio; provided, however, that with respect to any Company Stock Option that is an incentive stock option within the meaning of the Code, such substitution shall be effected in accordance with Section 424(a) of the Code; or (B) the holder of such Company Stock Option shall have agreed to surrender and cancel such Company Stock Option in full in exchange for a payment (to be made at the Effective Time by Parent) equal to the difference, if any, between $15.61 per share of Company Common Stock and the applicable per-share exercise price, multiplied by the number of shares of Company Common Stock subject to such Company Stock Option and then vested and exercisable; and (ii) each holder of an outstanding interest in the Company’s directors share plan effective as of July 3, 1995 (the “Directors’ Share Plan”) shall have agreed to surrender and cancel such interest in exchange for a payment (to be made at the Effective Time by Parent) equal to $15.61 per share of Company Common Stock represented by such interest.

(b) The Company shall take all action reasonably necessary to approve the disposition of the Company Stock Options in connection with the Transactions so as to exempt such dispositions under Rule 16b-3 of the Exchange Act. To the extent any option holder becomes a director or executive officer of Parent at or before the Effective Time, Parent shall take all action reasonably necessary to approve the issuance of any replacement option so as to exempt such award under Section 16b-3 of the Exchange Act.

2.8 Dissenting Shares.

(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and which are held by shareholders who shall have not voted such Shares in favor of the Merger and who shall have properly asserted dissenters’ rights for such Shares in accordance with Chapter 44 of the Indiana Business Corporation Law (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive any shares of Parent Stock. Such shareholders shall be entitled only to such rights as are granted by the provisions of such Chapter 44, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to demand payment for such Shares under such Chapter 44 shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive Parent Stock under Section 2.6(a), without any interest thereon, upon surrender, in the manner provided in Section 2.9, of the certificate or certificates that formerly evidenced such Shares.

(b) The Company shall give Parent (i) prompt notice of any demands for payment or notices of intent to demand payment received by the Company, under such Chapter 44 withdrawals of such demands, and any other instruments served pursuant to Indiana Law and received by the Company; and (ii) the opportunity to direct all negotiations and proceedings with respect to any shareholders asserting dissenters’ rights under such Chapter 44. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment or offer to settle or settle any such demands made under such Chapter 44.

2.9 Surrender of Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as exchange agent (the “Exchange Agent”) for the holders of Shares to receive Parent Stock to which holders of Shares shall become entitled pursuant to Section 2.6(a). Within three (3) business days after the Effective Time, Parent or Purchaser shall deposit with the Exchange Agent certificates representing the number of whole shares of Parent Stock and cash in lieu of fractional shares into which such Shares are converted in the Merger. Such funds shall be invested by the Exchange Agent or other person engaged for that purpose by the Exchange Agent.

(b) As soon as reasonably practicable (and in any event within 10 business days) after the Effective Time, Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive shares of Parent Stock pursuant to Section 2.6(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor such shares of Parent Stock, and any cash in lieu of fractional shares, which such holder has the right to receive pursuant to the provisions of this Article 2, and such Certificate shall then be canceled. No interest shall accrue or be paid on amounts payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If delivery of Parent Stock is to be made to a person other than the person in whose name the surrendered Certificate is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such transfer shall have paid all transfer and other taxes required by reason of the delivery of Parent Stock to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of Parent that such taxes either have been paid or are not applicable.

(c) At any time following the date that is six (6) months after the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to it any shares of Parent Stock and any funds which had been made available to the Exchange Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar Laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation, Parent, nor the Exchange Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar Law.

(d) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable Law.

(e) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, Parent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the number of whole shares of Parent Stock and cash in lieu of fractional shares into which the Shares are converted in the Merger in accordance with this Article 2. When authorizing such issuance in exchange therefor, Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give Parent a bond in such reasonable sum as it may direct as indemnity, or such other form of indemnity, as Parent shall reasonably direct, against any claim that may be made against Parent with respect to the Certificate alleged to have been lost, stolen or destroyed. Subject to the preceding sentence, no dividends that are declared on shares of Parent Stock after the Effective Time will be paid to persons entitled to receive certificates representing shares of Parent Stock until such persons surrender their

Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of Parent Stock shall be issued, any dividends which shall have become payable with respect to such shares of Parent Stock between the Effective Time and the time of such surrender.

(f) Each of the Surviving Corporation, Purchaser and Parent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Shares, the Company Stock Options, or the Notes such taxes and other amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, and the rules and regulations promulgated thereunder, and pursuant to the applicable provisions of state, local and foreign Tax laws. To the extent that amounts are so deducted, withheld and paid to the applicable taxing authority by the Surviving Corporation, Purchaser or Parent, as the case may be, such deducted, withheld and paid amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, the Company Stock Options, or the Notes, as the case may be, in respect of which such deduction, withholding and payment was made by the Surviving Corporation, Purchaser or Parent.

2.10 No Fractional Shares. No fractional shares of Parent Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share of Parent Stock pursuant to Section 2.6, cash adjustment will be paid to each holder in respect of any fractional share of Parent Stock that would otherwise be issuable to such holder (after taking into account all the certificates representing Shares delivered by such holder). The amount of such adjustment shall be the product of such fraction of a share of Parent Stock multiplied by the closing sales price per share of Parent Stock on the Nasdaq National Market on the business day preceding the Closing Date.

2.11 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in Law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either Purchaser or the Company, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of either or both of Purchaser or the Company, as appropriate, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

2.12 Plan of Merger. The Plan of Merger to be filed with the Articles of Merger shall consist of the text of this Article 2, omitting Section 2.2 and this Section 2.12, provided, that (i) the final Exchange Ratio shall be specified in the text of Section 2.6(a), (ii) the words “as set forth in Exhibit “B” in Section 2.4(b) shall be omitted, and (iii) the second sentence of Section 2.6(a) shall be omitted. The Plan of Merger shall also include necessary definitions of terms provided for in this Agreement and shall be in such customary and legally sufficient form appropriate for filing with the Articles of Merger as Company and Parent reasonably approve.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure letter (the “Company Disclosure Schedule”) delivered to Parent, with section references in the Company Disclosure Schedule that correspond to the applicable sections of this Agreement, or in the Company SEC Reports on file with (or furnished to) the SEC, in each case at or prior to the execution of this Agreement, the Company hereby represents and warrants to Parent and Purchaser that:

3.1 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its Subsidiaries is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction in which it is organized and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not, individually or in the aggregate, have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed as a foreign entity to do business and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule lists the names and jurisdiction of incorporation or organization of all the Subsidiaries of the Company, whether consolidated or unconsolidated. The outstanding securities of the Subsidiaries of the Company consist of (i) shares of capital stock or other equity interests that are owned, directly or indirectly, by the Company; and (ii) such securities as are set forth in Section 3.1(b) of the Company Disclosure Schedule. All outstanding shares of capital stock of, or other equity interests in, each such Subsidiary (A) have been duly authorized, validly issued and are fully paid and nonassessable; (B) are owned directly or indirectly by the Company, free and clear of all Liens except as set forth on Section 3.1(b) of the Company Disclosure Schedule; and (C) are free of all other restrictions (including restrictions on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests) that would prevent the operation by the Surviving Corporation of such Subsidiary’s business as presently conducted. Except as set forth above or in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of or other equity or voting interests in any person.

(c) The Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity other than the interests in Subsidiaries set forth in Section 3.1(b) of the Company Disclosure Schedule.

3.2 Articles of Incorporation and By-laws. The Company has heretofore made available to Parent a complete and correct copy of the Articles of Incorporation and the By-laws or equivalent organizational documents of the Company, each as amended to date, and each of its Subsidiaries. All such Articles of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Articles of Incorporation, By–laws or equivalent organizational documents. The minute books of the Company contain complete and correct records of all meetings and accurately reflect all consents, resolutions and other material actions taken by the shareholders, the Company Board and all committees of the Company Board since October 1, 1999.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 20,000,000 shares of common stock, no par value, and 2,000,000 shares of preferred stock, no par value (“Company Preferred Stock”). As of the date hereof: (i) 8,968,691 Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) no shares of Company Preferred Stock were issued and outstanding; (iii) no Shares are held in the treasury of the Company; (iv) no Shares are held by any of the Company’s Subsidiaries; (v) 833,401 shares of Company Common Stock are subject to outstanding options, 814,030 of which are vested and exercisable in accordance with their terms and 19,371 of which remain unvested; (vi) 833,401 shares of Company Common Stock are reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to stock option plans of the Company or any of the Company’s Subsidiaries; and (vii) rights to receive 28,074 shares of Company Common Stock as deferred compensation are vested under the Directors’ Share Plan. Since June 27, 2004 to the date of this Agreement, no Shares or securities convertible into or exercisable for shares of Company Common Stock or other securities of the Company have been issued other than the Notes and Shares issued pursuant to the exercise of employee stock options or stock incentive rights granted pursuant to stock option plans of the Company and outstanding as of June 27, 2004.

(b) Except as set forth in this Section 3.3 and except for (i) the Voting Agreements; (ii) the rights (the “Rights”) issued pursuant to the Rights Agreement dated as of August 12, 1997, between the Company and Harris Trust & Savings Bank, as Rights Agent (the “Rights Agreement”); and (iii) the Notes, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, the Company or any of its Subsidiaries. No bonds, debentures, notes or other indebtedness of the Company or its Subsidiaries having the right to vote on any matters on which the shareholders of the Company may vote are issued or outstanding.

(c) All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or any capital stock of any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person.

(d) Section 3.3(d) of the Company Disclosure Schedule sets forth a complete and correct list as of the date of this Agreement of all outstanding options to purchase Shares or other securities of the Company and the exercise prices thereof.

(e) Each outstanding share of capital stock or other equity interests owned of record by the Company in each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each such share or other equity interest is owned by the Company or another of its Subsidiaries free and clear of all Liens.

3.4 Authority Relative to This Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the Merger, to obtaining the Company Shareholder Approval, to consummate the transactions contemplated hereby, including the Merger (the “Transactions” or, individually, “Transaction”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on its part, and no other corporate proceedings on the part of the Company under the Indiana Business Corporation Law are necessary to authorize this Agreement or to consummate the Transactions other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares (the “Company Shareholder Approval”) and the filing and recordation of appropriate merger documents as required by Indiana Law. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except (i) that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) The restrictions on business combinations contained in Chapter 43 of Indiana Law have been satisfied with respect to, or are not applicable to, the Transactions.

(c) The Company Shareholder Approval is the only vote of the holders of any class or series of the Company’s capital stock required by applicable Law and the Company’s organizational instruments to duly effect the approval and adoption of this Agreement and the Transactions. Pursuant to meetings duly noticed and convened in accordance with all applicable Laws and the Company’s Articles of Incorporation and By-laws, and at each of which a quorum was present, the Company Board, after full and deliberate consideration, unanimously has (i) duly approved this Agreement and resolved that the Merger and the Transactions are fair to, advisable and in the best interest of the Company’s shareholders; (ii) resolved to unanimously recommend to the Company’s shareholders that they approve and adopt this Agreement and the Transactions; and (iii) directed that the Merger be submitted for consideration by the holders of Company Common Stock at the Company Shareholders’ Meeting for such purpose.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and the delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Articles of Incorporation or By-laws or equivalent organizational documents of the Company or any of its Subsidiaries; (ii) subject, in the case of the Merger, to obtaining the Company Shareholder Approval, conflict with or violate any Law applicable to the Company or any of its Subsidiaries or any Law by which any property or asset of the Company or any of its Subsidiaries is bound or affected; or (iii) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation by which the Company or any of its Subsidiaries is bound.

(b) The execution and the delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”), state takeover laws, the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), Nasdaq, the requirements in the countries where a merger filing may be necessary or advisable, and filing and recordation of appropriate merger documents as required by Indiana Law; and (ii) where the failure to obtain such consents, approvals, authorizations or Permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions and would not have a Material Adverse Effect.

3.6 Permits; Compliance. Each of the Company and its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or its Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits” or, individually, “Permit”), except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in conflict with, or in default, breach or violation of any Law applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, or any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries is bound, except for any such conflicts, defaults, breaches or violations that would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect.

3.7 SEC Filings; Financial Statements.

(a) The Company has timely filed or furnished all forms, reports and documents it is required to file or furnish with or to the SEC since January 1, 2003 (the “Company SEC Reports”). The Company SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder; and (ii) did not, at the time they were filed or furnished, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file or furnish any form, report or other document with the SEC.

(b) Each of (i) the consolidated financial statements (including, in each case, any notes thereto) contained in the Company SEC Reports, (ii) the Company’s preliminary annual consolidated financial statements for the fiscal year ending October 3, 2004 provided to Parent (the “Preliminary 2004 Financial Statements”) and (iii) as of the Closing, the Audited 2004 Financial Statements, were prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth on the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of June 27, 2004 including the notes thereto (the “Company Balance Sheet”), neither the Company nor any of its Subsidiaries has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since June 27, 2004 that would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect. Crowe Chizek & Company LLC, who has expressed its opinion with respect to the financial statements of the Company and its Subsidiaries included in the SEC Reports is an independent public or certified public accountant firm as required under the Securities Act and the Exchange Act.

(d) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC as exhibits to the Company SEC Reports and that are currently in effect.

(e) The Company is in compliance with the provisions of S/OX applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of the Company’s independent auditors and outside counsel, respectively, to ensure the Company’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of S/OX which shall become applicable to the Company after the date hereof.

3.8 Absence of Certain Changes or Events. Since October 3, 2004, except as contemplated by this Agreement, the Company and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since October 3, 2004, there has not been:

(a) any change in the business, operations, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of the Company or any of its Subsidiaries having, or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

(b) any damage, destruction or loss (whether or not covered by insurance) with respect to any property or asset of the Company or any of its Subsidiaries and having, or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect;

(c) any change by the Company in its financial or tax accounting methods, principles or practices;

(d) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice;

(e) any entry by the Company or any of its Subsidiaries into any commitment or transaction material to the Company and its Subsidiaries taken as a whole except in the ordinary course of business consistent with past practices;

(f) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities; or

(g) any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice.

3.9 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property or asset of the Company or any of its Subsidiaries, before any Governmental Authority that could have a Material Adverse Effect or is reasonably likely to result in liability of the Company in excess of $300,000 (including all related claims); or seeks to materially delay or prevent the consummation of any Transaction. Neither the Company nor any of its Subsidiaries nor any property or asset of the Company or any of its Subsidiaries is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, except as would not prevent or materially delay consummation of the Merger or not would have a Material Adverse Effect.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Company Disclosure Schedule lists (i) all material employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all material bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other material benefit plans, programs or arrangements, and all material employment, termination, severance or other contracts or agreements to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has any obligation or which are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, officer or director of the Company or any ERISA Affiliate and (ii) any material contracts, arrangements or understandings between the Company or any of its Subsidiaries and any employee of the Company or any of its Subsidiaries including, without limitation, any contracts, arrangements or understandings relating in any way to a sale of the Company or any of its Subsidiaries (collectively, the “Plans”).

(b) The Company has delivered to Purchaser true, correct and complete copies of all documents creating or evidencing any Plan listed in Section 3.10(a) of the Company Disclosure Schedule including (without limitation) (i) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan; (ii) all Internal Revenue Service determination, opinion, notification and advisory letters, and any pending applications and correspondence to or from the Internal Revenue Service or the Department of Labor with respect to any such application or letter; (iii) all written communications to any employee or employees relating to any Plan and any proposed Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company received by employees in the last two (2) years; (iv) nondiscrimination test reports for each applicable Plan for most recent plan year; (v) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Plan for the most recent plan year; and (vi) all reports, forms and other documents required to be filed with any Governmental Authority in the last three (3) years (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA). Neither the Company nor any of its Subsidiaries has any express or implied commitment (x) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (y) to enter into any contract or agreement to provide compensation or benefits to any individual other than in the ordinary course of business, or (z) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable law.

(c) None of the Plans is a (i) defined benefit plan (within the meaning of Section 3(35) of ERISA); (ii) a plan subject to Section 412 of the Code; (iii) a multiemployer plan (within the meaning of Section 3(37)(A) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”); or (iv) a pension plan for which the Company or any of its Subsidiaries could incur liability under Section 4063 or 4064 of ERISA or Section 413(c) of the Code (a “Multiple Employer Plan”). None of the Plans (x) provides for the payment of separation, severance, termination or similar-type benefits to any person, (y) obligates the Company or any of its Subsidiaries to pay separation, severance, termination or similar-type benefits solely or partially as a result of any Transaction, or (z) obligates the Company or any of its Subsidiaries to make any payment or provide any benefit as a result of a “change in control,” within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any of its Subsidiaries except as may otherwise be required by applicable Law. Each of the Plans is subject only to the laws of the United States or a political subdivision thereof.

(d) Each Plan is and has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and its Subsidiaries have performed all material obligations required to be performed by them under, and are not in any material respect in default under or in violation of, and the Company has no knowledge of any material default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any such Action.

(e) All reports, forms and other documents required to be filed with any Governmental Authority or furnished to employees with respect to any Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports) have been timely filed or furnished and are materially accurate.

(f) All expenses and liabilities relating to the Plans have been, and will on the Closing be, fully and properly accrued on the Company’s books and records and disclosed in accordance with GAAP and in Plan financial statements.

(g) Each of the Plans that is intended to qualify under Section 401(a) of the Code has been timely amended to incorporate the applicable provisions of the Uruguay Round Agreements Act of 1994, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Small Business Job Protection Act of 1996, the Taxpayers’ Relief Act of 1997, the IRS Restructuring and Reform Act of 1998, the Community Renewal Tax Relief Act of 2000, the Economic Growth and Tax Relief Reconciliation Act of 2001, and subsequent legislation enacted through the date hereof and is the subject of a favorable determination, notification, or opinion letter issued by the Internal Revenue Service after January 1, 1997 approving each such Plan as so amended. Each trust maintained pursuant to any such Plan has been determined by the Internal Revenue Service to be exempt from taxation under Section 501 of the Code. Nothing has occurred since the date of the Internal Revenue Service’s favorable determination letter that could reasonably be expected to adversely affect the qualification of the Plan and its related trust.

(h) There has not been any prohibited transaction (within the meaning of Sections 406 or 407 of ERISA or Section 4975 of the Code) with respect to any Plan.

(i) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions are or were fully deductible for federal income tax purposes and no such deduction has been challenged or disallowed by any Governmental Authority and, to the knowledge of the Company, no fact or event exists which could give rise to any such challenge or disallowance.

(j) All of the Plans, to the extent applicable, are in compliance with the continuation of group health coverage provisions contained in Section 4980B of the Code and Sections 601 through 608 of ERISA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996 (including the regulations set forth in Parts 160, 162, and 164 of Title 45 of the Code of Federal Regulations), the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, and any amendment to each such act, or any similar state law requirements.

(k) Each of the Plans can be amended, terminated or otherwise discontinued after the Closing Date in accordance with its terms, without any liability to the Company, Purchaser or any of its Affiliates other than with respect to accrued obligations and medical and welfare claims incurred prior to such amendment or termination.

(l) Neither the Company nor any of its ERISA Affiliates currently maintains or has maintained in the six (6) years preceding the Closing Date any material employee benefit plan, program, or arrangement that is not subject to United States law or that covers individuals who are not employed in the United States.

3.11 Labor and Employment Matters.

(a) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any of their respective employees which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement, work council agreement, work force agreement or any other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. Neither the Company nor any of its Subsidiaries has breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no grievances outstanding against the Company or any of its Subsidiaries under any such agreement or contract. There are no unfair labor practice complaints pending against the Company or any of its Subsidiaries before the National Labor Relations Board or any other court or tribunal or any current union representation questions involving employees of the Company or any of its Subsidiaries. There is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries. The consent of any labor union is not required to consummate the Transactions. There is no obligation to inform, consult or obtain consent whether in advance or otherwise of any works council, employee representatives or other representative bodies in order to consummate the Transactions.

(b) The Company and its Subsidiaries are in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, individual and collective consultation, notice of termination, redundancy and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any of its Subsidiaries and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. To the knowledge of the Company, the Company and its Subsidiaries have paid in full to all employees or adequately accrued for in accordance with GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted and is now pending or, to the Company’s knowledge, threatened with respect to the Company. There is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted and is now pending or, to the Company’s knowledge, threatened before the United States Equal Employment Opportunity Commission,

or any other Governmental Authority in any jurisdiction in which the Company or any of its Subsidiaries have employed or employ any person. No inquiry or investigation affecting the Company or any of its Subsidiaries has been made and is now pending or, to the Company’s knowledge, threatened by the Commission for Racial Equality, the Equal Opportunities Commission or any similar body.

(c) The employment of each of the employees of the Company or any of its Subsidiaries is terminable at will, without cause or prior notice. Neither the consummation of the Transactions nor any termination of employment of any employees of the Company or any of its Subsidiaries will result in or give rise to (i) any liability to make any severance, retention, termination, change of control, “golden parachute,” or any other payment to present or former employees; or (ii) the acceleration of any other rights or benefits to any present or former employee, whether pursuant to a Plan, Law, contract or otherwise. There are no customs, established practices or discretionary arrangements of the Company or, to the knowledge of the Company, any of its Subsidiaries in relation to the termination of employment of any of its employees (whether voluntary or involuntary). Neither the Company nor, to the knowledge of the Company, any of its Subsidiaries has any outstanding liability to pay compensation for loss of office or employment or a redundancy payment to any present or former employee. There is no term of employment of any employee of the Company or any of its Subsidiaries which shall entitle that employee to treat the consummation of the Transactions as amounting to a breach of his contract of employment or entitling him to any payment or benefit whatsoever or entitling him to treat himself as redundant or otherwise dismissed or released from any obligation.

3.12 Information in Registration Statement and Proxy Statement. The information relating to and provided by the Company and its Subsidiaries, or their respective representatives, to be contained in the registration statement on Form S-4 to be filed with the SEC by Parent for the purpose of registering the shares of Parent Stock to be issued in the Merger (the “Registration Statement”) and the joint proxy statement to be distributed in connection with the Parent Stockholders’ Meeting and the Company Shareholders’ Meeting to vote upon this Agreement (such joint proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company and at the time of the Company Shareholders’ Meeting, with respect to the Proxy Statement, and, at the date it is declared effective, with respect to the Registration Statement, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not false or misleading. The Proxy Statement and the Registration Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the Securities Act, as applicable, and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Purchaser or any of their representatives for inclusion in the Proxy Statement or the Registration Statement.

3.13 Property and Leases.

(a) Section 3.13(a) of the Company Disclosure Schedule lists all of the real property owned or currently leased by the Company (the “Owned Property” and the “Leased Property,” respectively). All such real property is in all material respects adequate for the uses for which it is currently devoted. Company has good and insurable title in fee simple absolute to the Owned Property indicated on Section 3.13(a) of the Company Disclosure Schedule to be owned by it, and to the buildings, structures and improvements therein, free and clear of any and all Liens, except Permitted Liens.

(b) All leases of the Leased Property leased for the use or benefit of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any of its Subsidiaries, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any of its Subsidiaries, except as would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect.

(c) The current use of the facilities located on the Owned Property and the Leased Property does not violate any applicable local zoning or similar land use or government regulations of any Governmental Authority in any material respect.

(d) The Owned Property is not subject to any outstanding purchase options nor has the Company or any of its Subsidiaries entered into any outstanding contracts, agreements, commitments, letters of intent or similar written understandings as of the date hereof with others for the sale, mortgage, pledge, hypothecation, assignment, sublease, lease or other transfer of all or any part of the Owned Property, and no person has any right or option to acquire, or right of first refusal with respect to, the Company’s interest in the Owned Property or any part thereof.

(e) Neither the Owned Property nor the Leased Property violates any material provisions of any applicable building code, fire, health or safety regulations, or other governmental ordinances, orders or regulations, of any Governmental Authority, and the Company and its Subsidiaries are in material compliance with all applicable Laws relating to the Owned Property or the Leased Property or any part thereof.

(f) The Company has delivered to Purchaser true, correct and complete copies of all leases relating to the Leased Property and all amendments and modifications thereof (“Leases”). All such Leases are valid, binding and in full force and effect and are enforceable by the Company or its Subsidiaries in accordance with their terms, except (i) that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The Company and its Subsidiaries have performed all material obligations required to be performed by them to date under each such Lease, and there has been no material breach or default under any such leases by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto, nor any such breach or default by the Company or any of its Subsidiaries, or, to the knowledge of the Company, any other party thereto which with notice or lapse of time or both would constitute an event of default thereunder.

3.14 Intellectual Property.

(a) Section 3.14(a) of the Company Disclosure Schedule contains an accurate and complete list of all Material Contracts, licenses, sublicenses, agreements and other arrangements as to which the Company or any of its Subsidiaries is a party and pursuant to which any person (including the Company or any of its Subsidiaries) is authorized to use Intellectual Property, other than computer software licenses that are readily commercially available (collectively, the “IP Contracts”). Section 3.14(a) of the Company Disclosure Schedule contains an accurate and complete list of all Trademarks of the Company and its Subsidiaries used in the business of the Company and its Subsidiaries as currently conducted, whether either owned by or registered in the name of the Company or any of its Subsidiaries or owned by third parties and licensed to the Company or any of its Subsidiaries, specifying as to each, as applicable: (i) the owner of such Intellectual Property; and (ii) the jurisdictions by or in which such Trademarks have been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and dates of issuance, registration or filing.

(b) The Company and its Subsidiaries have all requisite right, title and interest in, or valid and enforceable rights under IP Contracts, to use all Intellectual Property necessary to the conduct of their business as presently conducted. Neither the Company nor any of its Subsidiaries has knowledge that, nor has the Company or any of its Subsidiaries received any oral, written, or other communication claiming or alleging that, the conduct of the businesses of the Company and its Subsidiaries as currently conducted infringes upon or misappropriates the Intellectual Property rights, rights of publicity or privacy, or any other rights of, or libels or defames, any third party or person or constitutes unfair competition or trade practices (the Company and its Subsidiaries are not aware of any basis therefore and have not received any oral, written, or other communication claiming or alleging any of the foregoing).

(c) Each item of Intellectual Property currently used by each of the Company or its Subsidiaries and material to the conduct of its business as currently conducted is either (i) exclusively owned by it and was created solely by its employees acting within the scope of their employment or by third parties, all of which employees and third parties have written agreements by which they validly assigned all of their rights, title and interest, including Intellectual Property rights therein, in and to such item of Intellectual Property to the Company or its Subsidiaries, as applicable; or (ii) duly and validly licensed to the Company or its Subsidiaries for use in the manner currently used by the Company or its Subsidiaries under an IP Contract.

(d) Each item of Intellectual Property currently owned by or registered in the name of the Company or any of its Subsidiaries (the “Company Owned Intellectual Property”) (i) is subsisting and in full force and effect; (ii) has not been abandoned or passed into the public domain; (iii) is free and clear of any Lien (other than Permitted Liens and the rights of Kelly L. Rose to acquire certain Company Owned Intellectual Property in connection with the Merger); (iv) to the knowledge of the Company, has not been, and is not currently, infringed upon or misappropriated by any third parties or persons; (v) is not subject to any outstanding judgment, order, decree, stipulation or injunction; (vi) to the knowledge of the Company and its Subsidiaries, is not the subject of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand, pending or threatened, which challenges the legality, validity, enforceability, use or ownership thereof; and (vii) any applications, registrations and other filings for which will not be required to be renewed for at least ninety (90) days after the Closing. The Company and its Subsidiaries have taken reasonable steps sufficient to safeguard and maintain the secrecy and confidentiality of and their proprietary rights in all of the Company Owned Intellectual Property not otherwise protected by patents, patent applications, or copyright or trademark law.

(e) The Company has delivered or will deliver to Parent within ten (10) days after the execution of this Agreement copies of all United States, non-United States and international (i) patents, patent applications, all letters patent or equivalent rights and applications, including any reissue, extension, division, continuation, or continuation-in-part applications of the Company and each of its Subsidiaries; and (ii) all registrations of the Company and each of its Subsidiaries of, and applications to register, other Intellectual Property rights, including, without limitation, with respect to trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names and addresses, copyrightable works, copyrights and mask works (collectively, under both clauses (i) and (ii), “Registered Intellectual Property”). Except to the extent that there is not a Material Adverse Effect on the Company and its Subsidiaries, all necessary registration, maintenance and renewal fees in connection with each item of Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other Governmental Authority or domain name registrar(s) in the United States or non-United States jurisdictions, as the case may be (including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office or their respective counterparts in any relevant non-United States jurisdiction), for the purposes of maintaining the Company’s and its Subsidiaries’ rights in such Registered Intellectual Property.

(f) The Company has no knowledge of any facts, circumstances or information that (i) would render any Registered Intellectual Property invalid or unenforceable; (ii) would adversely affect any pending application for any Registered Intellectual Property; or (iii) would adversely affect, impede or otherwise limit the ability of any of the Company or its Subsidiaries to use, commercialize, license or exploit any Intellectual Property in the manner currently used by the Company and its Subsidiaries in the conduct of their business.

(g) Upon the Closing, all the Company Owned Intellectual Property (other than Company Owned Intellectual Property required to be assigned to Kelly L. Rose) will be owned by the Company or will be immediately available for use by the Company on terms and conditions substantially identical to those under which Company or its Subsidiaries presently use such Company Owned Intellectual Property, without any affirmative act by the Company or any other person.

(h) All directors, officers, management employees, and technical and professional employees of the Company and its Subsidiaries are under written obligation to the Company and its Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and its Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

3.15 Taxes.

(a) Returns Filed and Taxes Paid. All material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries (the “Company Group”) have been duly filed on a timely basis and such Tax Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Company Group with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. The Company Group has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no Liens on any of the assets of the Company Group with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that are being contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(b) Tax Reserves. The amount of the Company Group’s liability for unpaid Taxes for all periods ending on or before October 3, 2004 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), reflected on the balance sheet contained in the Preliminary 2004 Financial Statements, and the amount of the Company Group’s liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the balance sheet contained in the Preliminary 2004 Financial Statements, as adjusted for operations and transactions in the ordinary course of business since October 3, 2004 in accordance with past custom and practice.

(c) Returns Furnished. The Company has made available to Parent true and complete copies of (i) relevant portions of federal and any other material income tax audit reports, statements of deficiencies, closing or other agreements received by or on behalf of the Company Group relating to Taxes; and (ii) all federal and state income or franchise tax returns for the Company Group for all periods ending on and after October 31, 2001. No member of the Company Group has ever been a member of an affiliated group filing consolidated returns other than a group of which the Company was the common parent corporation. No member of the Company Group does business in or derives income from any state, local, territorial or foreign taxing jurisdiction other than those for which all Tax Returns have been made available to Parent.

(d) Tax Deficiencies; Audits; Statutes of Limitations. The Tax Returns of the Company Group have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or, to the Company’s knowledge, orally, formally or informally). No deficiencies exist or have been asserted (either in writing or, to the Company’s knowledge, orally, formally or informally) or are expected to be asserted with respect to Taxes of the Company Group, and no member of the Company Group has received notice (either in writing or orally, formally or informally) or, to the Company’s knowledge, expects to receive notice that it has not filed a Tax Return or paid Taxes required to be filed or paid by it. No member of the Company Group is a party to any action or proceeding for assessment or collection of Taxes, nor has such event been asserted or threatened (either in writing or, to the Company’s knowledge, orally, formally or informally) against the Company Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Tax Returns of the Company Group. Each member of the Company Group has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement penalty within the meaning of Code Section 6662. No member of the Company Group has participated in a listed transaction within the meaning of Treasury Regulations Section 1.6011-4T(b)(2) (“Listed Transaction”) (determined without regard to whether such transaction is a reportable transaction under that regulation (“Reportable Transaction”)).

(e) Tax Sharing Agreements. The Company Group is not (nor has it ever been) a party to any tax sharing agreement or tax indemnity agreement and has not assumed the Tax liability of any other person under contract.

(f) Tax Elections and Special Tax Status. No member of the Company Group is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982. None of the assets of the Company Group is tax exempt use property within the meaning of Section 168(h) of the Code (“Tax Exempt Use Property”). No member of the Company Group has entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Company Group pursuant to Section 162(m) of the Code. The Company Group has not agreed, nor is it required, to make any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise. No member of the Company Group has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

3.16 Environmental Matters. Except insofar as the failure of any of the following statements in this Section 3.16 to be accurate would not have a Material Adverse Effect on the Company:

(a) The operations of the Company and its Subsidiaries are, and have at all times been, in compliance with all applicable Environmental Laws.

(b) The Company and its Subsidiaries have obtained and are in compliance in all material respects with all Permits required under any Environmental Law (“Environmental Permits”), and each such Environmental Permit is in full force and effect, and will not cease to be in full force and effect after the Closing solely as a result of the Merger and the other Transactions.

(c) Neither the Company, its Subsidiaries nor any property currently or formerly owned, leased, controlled or operated by the Company or its Subsidiaries is subject to any Order or, to the Company’s knowledge, proposed Order under any Environmental Law. Neither the Company nor any of its Subsidiaries has received any written or, to the Company’s knowledge, oral notice from any person or Governmental Authority regarding or alleging, and no condition or circumstance exists that is reasonably likely to result in (with or without notice or lapse of time or both), a violation or failure to comply with any term or requirement of any Environmental Law or Environmental Permit.

(d) There are no Proceedings (whether adjudicatory, rulemaking, licensing or otherwise) pending or to the Company’s knowledge threatened in law or in equity, or under any administrative or regulatory authority before any Governmental Authority, by against or affecting the Company, its Subsidiaries, the business conducted by the Company and its Subsidiaries, or any property currently or formerly owned, leased, controlled or operated by the Company or its Subsidiaries involving any actual or alleged Environmental Claim or any potential suspension, revocation, revision, limitation, restriction, termination or invalidation of any Environmental Permit. Neither the Company nor any of its Subsidiaries has received any notice or other communication (whether written or to the Company’s knowledge oral) from any person or Governmental Authority, and no condition or circumstance exists, that (with or without notice or lapse of time or both) is likely to directly or indirectly give rise to, or serve as a basis for, the commencement of any such Proceeding;

(e) Neither the Company nor any of its Subsidiaries has Released or threatened to Release, or arranged for any other person to Release, any Hazardous Substance at, on, under, from or to any property currently or formerly owned, leased, controlled or operated by the Company or any of its Subsidiaries, except in each case (i) in full compliance with Environmental Law; (ii) in a manner that would not give rise to any Environmental Claim; and (iii) at a location that is (A) fully permitted for such Release; (B) has not been listed or proposed for listing on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act or any similar list under any other Environmental Law; and (C) is not subject to any Proceeding or Order for investigation or cleanup under any Environmental Law.

(f) No Release or threatened Release of any Hazardous Substance has occurred, or is occurring, at, on, under, from or to (i) any property currently or formerly owned, leased, controlled or operated by the Company or its Subsidiaries; or (ii) to the Company’s knowledge any other location at which any Hazardous Substance generated, transported, stored, treated or disposed by the Company or its Subsidiaries has come to be located, and to the Company’s knowledge no Hazardous Substance is present in, on, under or about, or migrating to or from any such property that could give rise to any Environmental Claim.

(g) There are no Liens, declarations or deed restrictions that have arisen or been imposed pursuant to any Environmental Law on any property owned, leased, controlled or operated the Company or any of its Subsidiaries, and no action of any Governmental Authority or other person has been taken or, to the knowledge of the Company, is in process which could subject any of such properties to such Liens, declarations or deed restrictions.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, pursuant to any applicable Environmental Law (including any so-called “transaction-triggered” or “responsible property transfer” Environmental Laws) or Environmental Permits, result in any obligations for site investigation, remediation or other action with respect to any Hazardous Substance, or any notice to, or consent of, any Governmental Authorities or other person.

(i) Neither the Company nor any of its Subsidiaries is party to any agreement pursuant to which the Company or its Subsidiaries has agreed to defend, indemnify or hold harmless any other person for any Environmental Claim or other liability or loss arising under or related to Environmental Law.

(j) The Company has provided to Parent complete and correct copies of all studies, reports, surveys, assessments, audits, correspondence, investigations, analysis, tests, and other documents (whether in hard copy or electronic form) in the Company’s, its Subsidiaries’ or the Company’s or its Subsidiaries’ counsel’s possession or control or to which the Company or any of its Subsidiaries has access relating to the presence or alleged presence of Hazardous Substances at, on or affecting any real property currently or formerly owned, leased, controlled or operated by the Company or its Subsidiaries, or regarding the Company’s or its Subsidiaries’ compliance with any applicable Environmental Law.

(k) Notwithstanding the foregoing, to the extent any of the statements in this Section 3.16 apply to property other than Owned Property or the Leased Property, each such representation is made and shall be deemed made only to the Company’s knowledge.

3.17 Amendment to Rights Agreement.

(a) The Company Board has taken all necessary action so that none of the execution or delivery of this Agreement, nor performance by the respective parties hereto of their obligations hereunder, nor any of the Transactions will cause (i) the Rights to become exercisable under the Rights Agreement; (ii) Parent or Purchaser or any of their affiliates to be deemed an “Acquiring Person” (as defined in the Rights Agreement); or (iii) the “Share Acquisition Date” (as defined in the Rights Agreement) to occur upon any such event.

(b) The “Distribution Date” (as defined in the Rights Agreement) has not occurred.

3.18 Material Contracts.

(a) Clauses (i) through (viii) of Section 3.18 of the Company Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any of its Subsidiaries is a party (such contracts, agreements and arrangements as are required to be set forth in Section 3.18(a) of the Company Disclosure Schedule or as required to be filed with any Company SEC Report and the IP Contracts being “Material Contracts,” or a “Material Contract”):

(i) each contract and agreement that (A) is likely to involve consideration of more than $500,000, in the aggregate, during the fiscal year ended October 3, 2004, or (B) is likely to involve consideration of more than $500,000, in the aggregate, over the remaining term of such contract, and which, in either case, cannot be canceled by the Company or any of its Subsidiaries without penalty or further payment and without more than ninety (90) days’ notice;

(ii) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or any of its Subsidiaries is a party except any such contract that can be canceled by the Company or any of its Subsidiaries without penalty or further payment and without more than ninety (90) days’ notice;

(iii) all management contracts (excluding contracts for employment) and contracts with other consultants involving payments in excess of $300,000, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any of its Subsidiaries or income or revenues related to any product of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party;

(iv) all contracts and agreements evidencing indebtedness for borrowed money in excess of $500,000;

(v) all material contracts and agreements with any Governmental Authority to which the Company or any of its Subsidiaries is a party;

(vi) all contracts and agreements that limit, or purport to limit, the ability of the Company or any of its Subsidiaries to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

(vii) all material contracts or arrangements that result in any person or entity holding a power of attorney from the Company or, to the knowledge of the Company, any of its Subsidiaries that relates to the Company, any of its Subsidiaries or their respective businesses; and

(viii) all other contracts and agreements, whether or not made in the ordinary course of business, the absence or breach of which would have a Material Adverse Effect.

(b) Each Material Contract is a legal, valid and binding agreement of the Company, the Company is not in default under any Material Contract and none of the Material Contracts has been canceled by the other party. To the Company’s knowledge, no other party is in breach of, violation of or default under any Material Contract. The Company and its Subsidiaries are not in receipt of any claim of default under any such Material Contract. Neither the execution of this Agreement nor the consummation of any Transaction shall constitute a default, give rise to cancellation rights, or otherwise adversely affect any of the Company’s rights under any Material Contract. The Company has furnished or made available to Parent true and complete copies of all Material Contracts, including any amendments thereto.

3.19 Insurance.

(a) As of the date hereof, the Company and its Subsidiaries are, and continually since the later of October 1, 2001 or the date of acquisition by or merger with the Company or an affiliate of Company have been, insured by insurers, reasonably believed by the Company to be of recognized financial responsibility and solvency, against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.

(b) With respect to each such insurance policy, (i) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, except (A) that such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought; (ii) neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c) At no time subsequent to October 1, 2001 has the Company or, to the knowledge of the Company, any of its Subsidiaries (i) been denied any insurance or indemnity bond coverage which it has requested; (ii) made any material reduction in the scope or amount of its insurance coverage; or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases in the amount of coverage with respect thereto (or with respect to similar insurance) in prior years (except for increases in insurance premium for such coverages such as are consistent with premium increases in the insurance industry as a whole for coverages for businesses such as the Company’s business) or that any current insurance coverage will not be available in the future, other than as a result of the Transactions, substantially on the same terms as are now in effect.

3.20 Brokers. No broker, finder or investment banker other than Starshak Welnhofer & Co. is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Starshak Welnhofer & Co. pursuant to which such firm would be entitled to any payment relating to the Transactions.

3.21 Takeover Laws. The Company Board has taken all action, if any, necessary to ensure that no provision of the Company’s Articles of Incorporation or By-laws or Indiana Law or any other law of the State of Indiana will impose any additional procedural, voting, approval, fairness or other restrictions on the timely consummation of the Transactions or restrict, impair or delay the ability of Parent or Purchaser to engage in any Transaction or to vote or otherwise exercise all rights as a shareholder of the Company. Other than the HSR Act and similar anti-trust laws, no other “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or regulation of any Governmental Authority is applicable to the Company or the Transactions.

3.22 Customers and Suppliers. There has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any customer who accounted for more than ten percent (10%) of the Company’s sales (on a consolidated basis) during the period from June 27, 2004 to the date hereof, or any supplier from whom the Company and its Subsidiaries purchased more than ten percent (10%) of the goods or services (on a consolidated basis) which it purchased during the same period. The Company has no reason to believe that the benefits of any relationship with any of such customers or suppliers will not continue after the Effective Time in substantially the same manner as prior to the date hereof assuming the Company and its Subsidiaries continue to be operated substantially as before the Closing.

3.23 Certain Business Practices. Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee or agent of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries has:

(a) used any funds for contributions, gifts, entertainment or other unlawful payments relating to political activity in violation of applicable Laws;

(b) made any payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign in violation of applicable Laws, or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended;

(c) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended; or

(d) made any other such payment in violation of applicable Laws.

3.24 Affiliate Transactions. There are no existing contracts, transactions, indebtedness or other arrangements, or any related series thereof, between the Company or any of its Subsidiaries, on the one hand, and any of the directors, officers or other affiliates of the Company and its Subsidiaries, on the other hand.

3.25 Opinion of Financial Advisor. The Company has received the opinion of Starshak Welnhofer & Co. to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

3.26 Books and Records.

(a) The books, records and accounts of the Company and its Subsidiaries, in all material respects (i) have been maintained in accordance with good business practices on a basis consistent with prior years; (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; and (iii) accurately and fairly reflect the basis for the financial statements contained in the SEC Reports.

(b) The Company has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with generally accepted accounting principles; and (B) to maintain accountability for assets.

(c) The Company maintains a system of disclosure controls and procedures that comply with Rules 13a-14 and 13a-15 of the Exchange Act and that are designed to ensure that information required to be disclosed by the Company in its reports or other documents filed with or furnished to the SEC is recorded, processed, summarized and reported within the time periods required by the SEC’s rules and forms, including, without limitation, controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s senior management, including its principal executive and principal financial officers, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

Except as set forth in the disclosure letter (the “Parent Disclosure Schedule”) delivered to the Company, with section references in the Parent Disclosure Schedule that correspond to the applicable sections of this Agreement, or in the Parent SEC Reports on file with (or furnished to) the SEC, in each case at or prior to the execution of this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

4.1 Corporate Organization. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and State of Indiana, respectively, and has the requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the business or operations of Parent and Purchaser and their respective Subsidiaries taken as a whole.

4.2 Certificate of Incorporation and By-laws. Parent has heretofore made available to the Company a complete and correct copy of the Certificate of Incorporation and the By-laws of Parent, each as amended to date. Such Certificate of Incorporation and By laws are in full force and effect. Parent is not in violation of any of the provisions of its Certificate of Incorporation or By-laws.

4.3 Capitalization.

(a) The authorized capital stock of Parent consists of 42,000,000 shares of Parent Stock; 12,000,000 shares of Series A common stock, par value $.001 per share (“Series A Common Stock”); 6,000,000 shares of Series B common stock, par value $.001 per share (“Series B Common Stock”); and 20,000,000 shares of preferred stock, par value $.001 per share (“Parent Preferred Stock”). As of November 22, 2004: (i) 30,711,924 shares of Parent Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (ii) no shares of Series A Common Stock were issued and outstanding; (iii) 999,969 shares of Series B Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable; (iv) no shares of Parent Preferred Stock were issued and outstanding; (v) no shares of Parent Stock were held in the treasury of Parent; (vi) no shares of Parent Stock were held by any of Parent’s Subsidiaries; (vii) 2,638,131 shares of Parent Stock were subject to outstanding options to purchase Parent Stock; (viii) 1,519,668 shares of Parent Stock were reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to stock option plans of Parent; and (ix) 245,444 shares of Parent Stock subject to outstanding warrants to purchase Parent Stock.

(b) Except as set forth in this Section 4.3 and except for (i) the Voting Agreements and (ii) the rights issued pursuant to the Registration Rights Agreement dated June 12, 2001, and the Stock Transfer Agreement dated June 12, 2001 between Parent and GM (the “GM Rights”), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its Subsidiaries or obligating Parent or any of its Subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its Subsidiaries.

(c) All shares of Parent Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Stock or any capital stock of any of its Subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other person.

(d) Each outstanding share of capital stock of each of its Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another of its Subsidiaries free and clear of all Liens.

4.4 Authority Relative to This Agreement.

(a) Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject, in the case of the issuance of Parent Stock, to obtaining approval of the stockholders of Parent, to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action on their parts, and no other corporate proceedings on the part of Parent under the Delaware General Corporation Law or Purchaser under the Indiana Business Corporation Law are necessary to authorize this Agreement or to consummate the Transactions, other than (i) the amendment of Parent’s Certificate of Incorporation to increase its authorized capital stock; (ii) the approval of the stockholders of Parent for the issuance of Parent Stock pursuant to this Agreement (“Parent Stockholder Approval”); and (iii) with respect to the Merger, the filing and recordation of appropriate merger documents as required by Indiana Law. This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally; and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b) Pursuant to meetings duly noticed and convened in accordance with all applicable Laws and Parent’s Certificate of Incorporation and By-laws, and at each of which a quorum was present, Parent Board, after full and deliberate consideration, unanimously has (i) duly adopted this Agreement and resolved that the Merger and the Transactions are in the best interests of Parent’s stockholders; and (ii) resolved unanimously to recommend to all of Parent’s stockholders that they affirmatively vote to approve the issuance of Parent Stock in the Merger at the Parent Stockholders’ Meeting. Purchaser Board unanimously has duly approved this Agreement and has determined that the Merger is advisable. The affirmative vote (in person or by duly authorized and valid proxy) at the Parent Stockholders’ Meeting of the holders of a majority of (i) the total votes cast on the proposal to approve the issuance of Parent Stock pursuant to the Merger and the Transactions, and (ii) the outstanding shares of Parent’s capital stock entitled to vote to approve the amendment to Parent’s Certificate of Incorporation, are the only votes of the holders of any class or series of Parent’s capital stock required by applicable Law (including the rules and regulations and listing requirements of the Nasdaq National Market) and Parent’s organizational instruments to effect such approval.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or the Articles of Incorporation or By-laws of Purchaser, assuming the amendment of Parent’s Certificate of Incorporation to increase Parent’s authorized capital stock; (ii) subject, in the case of the issuance of Parent Stock and the amendment of Parent’s Certificate of Incorporation, to obtaining approval of Parent’s stockholders, conflict with or violate any Law applicable to Parent or Purchaser or any Law by which any property or asset of either of them is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Purchaser pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Purchaser from performing any of their material obligations under this Agreement.

(b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws, state takeover laws, the HSR Act, Nasdaq, the requirements in the countries where a merger filing may be necessary or advisable, and the filing and recordation of appropriate merger documents as required by Indiana Law; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing their material obligations under this Agreement.

4.6 SEC Filings; Financial Statements.

(a) Parent has timely filed all forms, reports and documents required to be filed by it with the SEC since January 1, 2003 (the “Parent SEC Reports”). The Parent SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, or the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder; and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Parent SEC Reports was prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of Parent as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c) Except as and to the extent set forth on the consolidated balance sheet of Parent as of July 31, 2004, including the notes thereto (the “Parent Balance Sheet”), Parent has no liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business consistent with past practice since July 31, 2004 that would not prevent or materially delay consummation of the Merger and would not have a Material Adverse Effect. Ernst & Young LLP, who has expressed its opinion with respect to the financial statements of Parent included in the SEC Reports is an independent public or certified public accountant firm as required under the Securities Act and the Exchange Act.

(d) Parent is in compliance with the provisions of S/OX applicable to it as of the date hereof and has implemented such programs and has taken reasonable steps, upon the advice of Parent’s independent auditors and outside counsel, respectively, to ensure Parent’s future compliance (not later than the relevant statutory and regulatory deadlines therefor) with all provisions of S/OX which shall become applicable to Parent after the date hereof.

4.7 Information in Registration Statement and Proxy Statement. The information relating to Parent and Purchaser contained in the Registration Statement and the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company and at the time of the Company Shareholders’ Meeting, with respect to the Proxy Statement, and at the date it is declared effective, with respect to the Registration Statement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Shareholders’ Meeting which shall have become false or misleading. The Proxy Statement and the Registration Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents.

4.8 Absence of Certain Changes or Events. Since April 30, 2004, except as contemplated by this Agreement, the Parent, Purchaser and their respective Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since April 30, 2004, there has not been any change in the business, operations, financial condition, assets or liabilities (including, without limitation, contingent liabilities) of the Parent, Purchaser and their respective Subsidiaries having, or reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

4.9 Absence of Litigation. Except as disclosed in the Parent SEC Reports filed prior to the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened against Parent, or any property or asset of Parent, before any Governmental Authority that could have a Material Adverse Effect or seeks to materially delay or prevent the consummation of any Transaction. Neither Parent nor any property or asset of Parent is subject to any continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent, continuing investigation by, any Governmental Authority, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority that would prevent or materially delay consummation of the Merger or would have a Material Adverse Effect.

4.10 Intellectual Property.

(a) Section 4.10 of the Parent Disclosure Schedule contains an accurate and complete list of all material contracts, licenses, sublicenses, agreements and other arrangements as to which Parent or any of its Subsidiaries is a party and pursuant to which any person (including Parent or any of its Subsidiaries) is authorized to use Intellectual Property, other than computer software licenses that are readily commercially available (collectively, the “Parent IP Contracts”). Section 4.10 of the Parent Disclosure Schedule contains an accurate and complete list of all Trademarks of Parent and its Subsidiaries used in the businesses of Parent and its Subsidiaries as currently conducted, whether either owned by or registered in the name of Parent or any of its Subsidiaries or owned by third parties and licensed to Parent or any of its Subsidiaries, specifying as to each, as applicable: (i) the owner of such Intellectual Property; and (ii) the jurisdictions by or in which such Trademarks have been issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and dates of issuance, registration or filing.

(b) Parent and its Subsidiaries have all requisite right, title and interest in, or valid and enforceable rights under the Parent IP Contracts, to use all Intellectual Property necessary to the conduct of their business as presently conducted. Neither Parent nor any of its Subsidiaries has knowledge that, nor has Parent or any of its Subsidiaries received any oral, written, or other communication claiming or alleging that, the conduct of the businesses of Parent and its Subsidiaries as currently conducted infringes upon or misappropriates the Intellectual Property rights, rights of publicity or privacy, or any other rights of, or libels or defames, any third party or person or constitutes unfair competition or trade practices (Parent and its Subsidiaries are not aware of any basis therefore and have not received any oral, written, or other communication claiming or alleging any of the foregoing).

(c) Each item of Intellectual Property currently used by each of Parent or its Subsidiaries and material to the conduct of its business as currently conducted is either (i) exclusively owned by it and was created solely by its employees acting within the scope of their employment or by third parties, all of which employees and third parties have written agreements by which they validly assigned all of their rights, title and interest, including Intellectual Property rights therein, in and to such item of Intellectual Property to Parent or its Subsidiaries, as applicable; or (ii) duly and validly licensed to Parent or its Subsidiaries for use in the manner currently used by Parent or its Subsidiaries under a Parent IP Contract.

(d) Each item of Intellectual Property currently owned by or registered in the name of Parent or any of its Subsidiaries (the “Parent Owned Intellectual Property”) (i) is subsisting and in full force and effect; (ii) has not been abandoned or passed into the public domain; (iii) is free and clear of any Lien subject to Permitted Liens; (iv) to the knowledge of Parent, has not been, and is not currently, infringed upon or misappropriated by any third parties or persons; (v) is not subject to any outstanding judgment, order, decree, stipulation or injunction; (vi) to the knowledge of Parent, is not the subject of any charge, complaint, action, suit, proceeding, hearing, investigation, claim or demand, pending or threatened, which challenges the legality, validity, enforceability, use or ownership thereof; and (vii) any applications, registrations and other filings for which will not be required to be renewed for at least ninety (90) days after the Closing. Parent and its Subsidiaries have taken reasonable steps sufficient to safeguard and maintain the secrecy and confidentiality of and their proprietary rights in all of the Parent Owned Intellectual Property not otherwise protected by patents, patent applications, or copyright or trademark law.

(e) Parent has delivered or will deliver to the Company within ten (10) days after execution of this Agreement copies of all United States, non-United States and international (i) patents, patent applications, all letters patent or equivalent rights and applications, including any reissue, extension, division, continuation, or continuation-in-part applications of Parent and each of its Subsidiaries; and (ii) all registrations of Parent and each of its Subsidiaries of, and applications to register, other Parent Intellectual Property rights, including, without limitation, with respect to trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names and addresses, copyrightable works, copyrights and mask works (collectively, under both clauses (i) and (ii), “Parent Registered Intellectual Property”). Except to the extent that there is not a Material Adverse Effect on Purchaser and its Subsidiaries, all necessary registration, maintenance and renewal fees in connection with each item of Parent Registered Intellectual Property have been paid and all necessary documents and certificates in connection with such Parent Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other Governmental Authority or domain name registrar(s) in the United States or non-United States jurisdictions, as the case may be (including, without limitation, the United States Patent and Trademark Office, the United States Copyright Office or their respective counterparts in any relevant non-United States jurisdiction), for the purposes of maintaining Parent’s and its Subsidiaries’ rights in such Parent Registered Intellectual Property.

(f) Parent has no knowledge of any facts, circumstances or information that (i) would render any Parent Registered Intellectual Property invalid or unenforceable; (ii) would adversely affect any pending application for any Parent Registered Intellectual Property; or (iii) would adversely affect, impede or otherwise limit the ability of any of Parent or its Subsidiaries to use, commercialize, license or exploit any Parent Intellectual Property in the manner currently used by Parent and its Subsidiaries in the conduct of their business.

(g) All directors, officers, management employees, and technical and professional employees of Parent and its Subsidiaries are under written obligation to Parent and its Subsidiaries to maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to Parent and its Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

4.11 Taxes.

(a) Returns Filed and Taxes Paid. All material Tax Returns required to be filed by or on behalf of Parent and its Subsidiaries (“Parent Group”) have been duly filed on a timely basis and such Tax Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Tax Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by Parent Group with respect to items or periods covered by such Tax Returns (whether or not shown on or reportable on such Tax Returns) or with respect to any period prior to the date of this Agreement. Parent Group has withheld and paid over all material Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party. There are no Liens on any of the assets of Parent Group with respect to Taxes, other than Liens for Taxes not yet due and payable or for Taxes that are being contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

(b) Tax Reserves. The amount of Parent Group’s liability for unpaid Taxes for all periods ending on or before July 31, 2004 does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), reflected on the Parent Balance Sheet, and the amount of Parent Group’s liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, materially exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the Parent Balance Sheet, as adjusted for operations and transactions in the ordinary course of business since July 31, 2004 in accordance with past custom and practice.

4.12 Brokers. No broker, finder or investment banker other than Adams, Harkness & Hill, Inc. is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

4.13 Prior Transactions. The execution and delivery of this Agreement by Parent, and the performances of this Agreement by Parent, including the exchange of Shares for Parent Stock as contemplated by Section 2.6(a) will not

(a) result in the Quantum Common Shares (as defined in the Contribution and Distribution Agreement dated as of July 23, 2002 by and between IMPCO Technologies, Inc. and Parent (the “Distribution Agreement”)) issued pursuant to the Distribution Agreement failing to qualify as qualified property for purposes of Sections 355(c)(2) or 361(c)(2) of the Code by reason of Section 355(e) of the Code; or

(b) violate any obligation of Parent under or relating to the Distribution Agreement.

ARTICLE 5

CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date of this Agreement and the Effective Time, unless Parent shall otherwise agree in writing and except as specifically permitted or required by this Agreement, the businesses of the Company and its Subsidiaries shall be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice or in accordance with the budget established by the Company and provided to Parent. The Company shall use its best efforts to preserve substantially intact the business organization of the Company and its Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and its Subsidiaries, and to preserve the current relationships of the Company and its Subsidiaries with customers, suppliers and other persons with which the Company or any of its Subsidiaries has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement, neither the Company nor any of its Subsidiaries shall, between the date of this Agreement and the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

(a) amend or otherwise change its Articles of Incorporation or By-laws or equivalent organizational documents;

(b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any of its Subsidiaries (except for the issuance of a maximum of 860,733 shares of Company Common Stock issuable pursuant to the Company stock option plans and the Directors’ Share Plan outstanding on the date hereof in accordance with their present terms); or (ii) any material assets of the Company or any of its Subsidiaries, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except for redemptions or purchases required under Company Stock Option Plans in accordance with their present terms;

(e) (i) acquire (including, without limitation, by merger, share exchange, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) authorize, or make any commitment with respect to (A) any single capital expenditure which is, individually, in excess of $300,000, (B) in each financial quarter, in the aggregate for the Company and its Subsidiaries taken as a whole in excess of $500,000 or (C) commitments in accordance with the budget established by the Company and provided to Parent; or (iv) make or direct to be made any capital investments or equity investments in any entity, other than investments in any of its wholly-owned Subsidiaries, in excess of $300,000 for a single transaction and $300,000 in the aggregate;

(f) except for changes expressly required or contemplated in this Agreement, increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any of its Subsidiaries who are not directors or officers of the Company; or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any of its Subsidiaries; or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

(g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

(h) make any material tax election or settle or compromise any material United States federal, state, local or other non-United States income tax liability;

(i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the Company Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice;

(j) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company’s or any of its Subsidiaries’ rights thereunder, other than in the ordinary course of business and consistent with past practice;

(k) commence or settle any material Action;

(l) knowingly take, or allow to be taken, or fail to take any action which act or omission would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368 of the Code;

(m) fail to maintain its property and assets in customary repair, order and condition, reasonable wear and use excepted;

(n) fail to maintain its books account and records in the usual, regular and ordinary manner, in accordance with generally accepted accounting principles applied on a consistent basis;

(o) fail to comply in all material respects with applicable Laws;

(p) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect any of the Transactions; or

(q) announce an intention, enter into any formal or informal agreement or arrangement, or otherwise make a commitment to do any of the foregoing.

5.2 Conduct of Business of Parent. Except as expressly contemplated by this Agreement, between the date of this Agreement and the Effective Time, Parent shall not, directly or indirectly, do, or propose to do, any of the following without the prior written consent of the Company:

(a) amend or otherwise change its Articles of Incorporation or By-laws in any manner adverse to the interest of the Company securityholders;

(b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of Parent or any of its Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of Parent or any of its Subsidiaries for less than reasonably equivalent fair market value (other than shares issuable pursuant to Parent’s equity compensation plans or pursuant to outstanding warrants); or (ii) any material assets of Parent or any of its Subsidiaries for less than reasonably equivalent fair market value, except in the ordinary course of business and in a manner consistent with past practice;

(c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

(d) declassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock, except for redemptions or purchases pursuant to existing stock option plans in accordance with their present terms;

(e) knowingly take, or allow to be taken, or fail to take any action which act or omission would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368 of the Code;

(f) engage in any action or enter into any transaction or permit any action to be taken or transaction to be entered into that could reasonably be expected to delay the consummation of, or otherwise adversely affect any of the Transactions; or

(g) announce an intention, enter into any formal or informal agreement or arrangement, or otherwise to make a commitment to do any of the foregoing.

5.3 Conduct of Business of Purchaser. During the period from the date of this Agreement to the Effective Time, Purchaser shall not engage in activities of any nature except as provided in or contemplated by this Agreement.

5.4 No Contravention. The Company, Parent and Purchaser shall not, and shall not permit any of their respective Subsidiaries to take any action that would, or would reasonably be expected to, result in:

(a) any of the representations and warranties of such party set forth in this Agreement that is qualified as to materiality being untrue;

(b) any of such representations and warranties that is not so qualified being untrue in any material respect; or

(c) any condition to the Merger set forth in Article 7 not being satisfied.

ARTICLE 6

ADDITIONAL AGREEMENTS

6.1 Shareholders’ and Stockholders’ Meetings.

(a) The Company, acting through the Company Board, shall, in accordance with applicable Law and the Company’s Articles of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its shareholders as promptly as practicable following the date upon which the Registration Statement becomes effective for the purpose of considering and taking action on this Agreement and the Transactions (the “Company Shareholders’ Meeting”); and (ii) subject to Section 6.5(b), (A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to the Purchaser or Parent, the recommendation of the Company Board that the shareholders of the Company approve and adopt this Agreement and the Transactions; and (B) use its reasonable best efforts to obtain such approval and adoption.

(b) Parent, acting through Parent Board, shall, in accordance with applicable Law and Parent’s Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following the date upon which the Registration Statement becomes effective for the purpose of considering and taking action on the issuance of Parent Stock contemplated by this Agreement and the Transactions (the “Parent Stockholders’ Meeting”); and (ii) subject to Section 6.6(b), (A) include in the Proxy Statement, and not subsequently withdraw or modify in any manner adverse to the Company, the recommendation of Parent Board that the stockholders of Parent approve the issuance of Parent Stock pursuant to this Agreement; and (B) use its reasonable best efforts to obtain such approval and adoption.

6.2 Registration Statement; Proxy Statement.

(a) As promptly as possible, the Company and Parent shall prepare, and Parent shall file with the SEC, the Registration Statement and use reasonable efforts to have the Registration Statement declared effective.

The Company and Parent shall prepare and file a preliminary joint Proxy Statement which shall be included as a prospectus in the Registration Statement. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement and Registration Statement, and notify each other of the receipt of any comments of the SEC and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to each other promptly copies of all correspondence between the parties or any representative of the parties and the SEC. The parties shall provide each other and counsel the opportunity to review the Proxy Statement and Registration Statement, including all amendments and supplements thereto, prior to filing them with the SEC and shall give each other and counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Parent Stockholders’ Meeting and the Company Shareholders’ Meeting at the earliest practicable time. The Registration Statement and the Proxy Statement and all amendments and supplements thereto, shall comply with applicable Law and be in form and substance satisfactory to the Company and Parent.

(b) Each of the Company and Parent shall use its reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practical after such filing. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Parent Stock in the Merger and the Company shall furnish all information concerning the Company and its security holders as may be reasonably requested in connection with any such action.

(c) If, at any time, prior to receipt of approval from the Company’s shareholders or Parent’s stockholders, any event or change occurs which is required to be described in an amendment or supplement to the Proxy Statement or Registration Statement, the parties shall promptly notify each other and shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in any such amendment or supplement of the Proxy Statement to the Company’s shareholders and Parent’s stockholders.

6.3 Accountants’ Letter.

(a) The Company shall cause to be delivered to Parent a letter of Crowe Chizek & Company LLC, the Company’s independent auditors, such letter dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to Parent, in form and substance reasonably satisfactory to Parent, and customary in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company, if requested by Parent, shall use reasonable efforts to cause to be delivered to Parent an update, dated not more than two (2) business days prior to the Closing Date, of the letter of its independent auditors described in the preceding sentence.

(b) Parent shall cause to be delivered to the Company a letter of Ernst & Young LLP, Parent’s independent auditors, such letter dated a date within two (2) business days before the date on which the Registration Statement shall become effective and addressed to the Company, in form and substance reasonably satisfactory to the Company, and customary in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. Parent, if requested by the Company, shall use reasonable efforts to cause to be delivered to the Company an update, dated not more than two (2) business days prior to the Closing Date, of the letter of its independent auditors described in the preceding sentence.

(c) The Company shall cause its consolidated financial statements (including notes thereto) for the year ended October 3, 2004 (the “Audited 2004 Financial Statements”) to be audited by Crowe Chizek & Company LLC and shall receive an unqualified report of such firm with respect thereto. Promptly upon issuance of such Audited 2004 Financial Statements and report, the Company shall provide a copy to Parent.

6.4 Access to Information; Confidentiality.

(a) From the date hereof until the Effective Time, to the extent permitted by applicable Law, the Company shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of the Company and its Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each of its Subsidiaries, and shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through their officers, employees or agents, may reasonably request. From the date hereof until the Effective Time, to the extent permitted by applicable Law, Parent shall, and shall cause its Subsidiaries and the officers, directors, employees, auditors and agents of Parent and its Subsidiaries to, afford the officers, employees and agents of the Company complete access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of Parent and each of its Subsidiaries, and shall furnish the Company with such financial, operating and other data and information as the Company, through their officers, employees or agents, may reasonably request.

(b) All information obtained by Parent or Purchaser, on the one hand, or the Company, on the other, pursuant to this Section 6.4 shall be kept confidential in accordance with the confidentiality agreement, dated October 8, 2004 (the “Confidentiality Agreement”), between Parent and the Company.

(c) From the date of this Agreement to the Effective Time, each of the Company and Parent will cause one (1) or more of their respective designated representatives to confer on a regular and frequent basis with representatives of the other party and to report the general status of its ongoing operations and to deliver to the other party (on a monthly basis) unaudited consolidated balance sheets and related consolidated statements of income for the period since the last such report. Such financial statements shall be materially complete, accurate and correct and present fairly, in all material respects, the financial condition as of the end of each such period and shall present fairly in all material respects the results of operations for such period, in accordance with GAAP consistently applied, except for the absence of footnotes thereto and normal year-end adjustments, consistent with past practice. Each of the Company and Parent will promptly notify the other party of any material change in the normal course of its or its Subsidiaries’ business or in its or its Subsidiaries’ properties.

(d) No investigation pursuant to this Section 6.4 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

6.5 No Solicitation of Transactions by the Company.

(a) Neither the Company nor any of its Subsidiaries shall, directly or indirectly, through any officer, director, employee, investment banker, attorney, advisor, representative, agent or otherwise, (i) solicit, initiate or encourage the submission of, any Company Acquisition Proposal, including a Company Superior Proposal; (ii) enter into any agreement with respect to any Company Acquisition Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or facilitate, any Company Acquisition Proposal, except that the Company may take any action referred to in this clause (iii) if: (A) the Company Board determines in good faith, after having received advice from outside legal counsel, that such action is required by its fiduciary duties under applicable Law; (B) the Company Board determines in good faith that the Company Acquisition Proposal constitutes a Company Superior Proposal; and (C) after giving prior written notice to Parent and Purchaser and entering into a customary confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement. For purposes of this Agreement, a “Company Superior Proposal” means any bona fide written proposal, not solicited, initiated or encouraged in violation of this Section 6.5, made by a third person to acquire, directly or indirectly, for consideration consisting of cash or securities, all of the equity securities of the Company entitled to vote generally in the election of directors or all or substantially all of the assets of the Company, if and only if, the Company Board reasonably determines (after consultation with its financial advisor and outside counsel): (x) that the proposed transaction would be more favorable from a financial point of view to its shareholders than the Merger and the Transactions taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by Parent; and (y) that the person or entity making such Company Superior Proposal is capable of consummating such Company Acquisition Proposal (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person).

(b) Except as set forth in this Section 6.5(b), neither the Company Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Company Board or any such committee of this Agreement, the Merger or any other Transaction. Notwithstanding the foregoing, in the event that, in connection with a Company Acquisition Proposal, the Company Board determines in good faith (i) after having received advice from outside counsel, that such action is required by its fiduciary duties under applicable Law; and (ii) that the Company Acquisition Proposal constitutes a Company Superior Proposal, the Company Board may withdraw or modify its approval or recommendation of the Transactions or approve or recommend, or propose publicly to approve or recommend, such Company Acquisition Proposal.

(c) The Company shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Company Acquisition Proposal.

(d) The Company shall promptly advise Parent orally and in writing of (i) any Company Acquisition Proposal or any request for information with respect to any Company Acquisition Proposal, the material terms and conditions of such Company Acquisition Proposal or request and the identity of the person making such Company Acquisition Proposal or request and the material terms of the Company Acquisition Proposal or request; and (ii) any changes in any such Company Acquisition Proposal or request. The Company shall keep Parent informed of the status of such Company Acquisition Proposal or request and promptly provide Parent with copies of all information provided in writing by the party making the Company Acquisition Proposal or request.

(e) Nothing contained in this Section 6.5 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company’s shareholders, if the Company Board determines in good faith, after having received advice in writing from outside legal counsel, that such action is required under applicable Law; provided, however, that neither the Company nor the Company Board nor any committee thereof shall, except as permitted by Section 6.5(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement, the Merger or any other Transaction or shall approve or recommend, or propose publicly to approve or recommend, any Company Acquisition Proposal, including a Company Superior Proposal.

(f) The Company agrees, except as the Company Board reasonably determines in good faith to be required by its fiduciary duties under applicable Law, after having received advice in writing from outside legal counsel, not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

6.6 No Solicitation of Transactions by Parent.

(a) Neither Parent nor any of its Subsidiaries shall, directly or indirectly, through any officer, director, employee, investment banker, attorney, advisor, representative, agent or otherwise, (i) solicit, initiate or encourage the submission of, any Parent Acquisition Proposal, including a Parent Superior Proposal; (ii) enter into any agreement with respect to any Parent Acquisition Proposal; or (iii) participate in any discussions or negotiations regarding, or furnish to any person, any information with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or facilitate, any Parent Acquisition Proposal, except that Parent may take any action referred to in this clause (iii) if: (A) Parent Board determines in good faith, after having received advice from outside legal counsel, that such action is required by its fiduciary duties under applicable Law; (B) Parent Board determines in good faith that the Parent Acquisition Proposal constitutes a Parent Superior Proposal; and (C) after giving prior written notice to the Company and entering into a customary confidentiality agreement on terms no less favorable to Parent than those contained in the Confidentiality Agreement. For purposes of this Agreement, a “Parent Superior Proposal” means any bona fide written proposal, not solicited, initiated or encouraged in violation of this Section 6.6, made by a third person to acquire, directly or indirectly, for consideration consisting of cash or securities, all of the equity securities of Parent entitled to vote generally in the election of directors or all or substantially all of the assets of Parent, if and only if, Parent Board reasonably determines (after consultation with its financial advisor and outside counsel): (x) that the proposed transaction would be more favorable from a financial point of view to its stockholders than the Merger and the Transactions taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by the Company; and (y) that the person or entity making such Parent Superior Proposal is capable of consummating such Parent Acquisition Proposal (based upon, among other things, the availability of financing and the degree of certainty of obtaining financing, the expectation of obtaining required regulatory approvals and the identity and background of such person).

(b) Except as set forth in this Section 6.6(b), neither Parent Board nor any committee thereof shall withdraw or modify, or propose to withdraw or modify, in a manner adverse to the Company, the approval or recommendation by Parent Board of the issuance of Parent Stock in the Merger. Notwithstanding the foregoing, in the event that, in connection with a Parent Acquisition Proposal, Parent Board determines in good faith (i) after having received advice from outside counsel, that such action is required by its fiduciary duties under applicable Law; and (ii) that the Parent Acquisition Proposal constitutes a Parent Superior Proposal, Parent Board may withdraw or modify its approval or recommendation of the issuance of Parent Stock in the Merger or approve or recommend, or proposed publicly to approve or recommend, such Parent Acquisition Proposal.

(c) Parent shall, and shall direct or cause its directors, officers, employees, representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Parent Acquisition Proposal.

(d) Parent shall promptly advise the Company orally and in writing of (i) any Parent Acquisition Proposal or any request for information with respect to any Parent Acquisition Proposal, the material terms and conditions of such Parent Acquisition Proposal or request and the identity of the person making such Parent Acquisition Proposal or request and the material terms of the Parent Acquisition Proposal or request; and (ii) any changes in any such Parent Acquisition Proposal or request. Parent shall keep the Company informed of the status of such Parent Acquisition Proposal or request and promptly provide the Company with copies of all information provided in writing by the party making the Parent Acquisition Proposal or request.

(e) Nothing contained in this Section 6.6 shall prohibit Parent from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to Parent’s stockholders, if Parent Board determines in good faith, after having received advice in writing from outside legal counsel, that such action is required under applicable Law; provided, however, that neither Parent nor Parent Board nor any committee thereof shall, except as permitted by Section 6.6(b), withdraw or modify, or propose publicly to withdraw or modify, its position with respect to the issuance of Parent Stock in the Merger or shall approve or recommend, or propose publicly to approve or recommend, any Parent Acquisition Proposal, including a Parent Superior Proposal.

6.7 Employee Benefits Matters.

(a) Parent shall offer employment with Parent or the Surviving Corporation to those persons set forth on Exhibit “C” on substantially the terms set forth on Exhibits “C-1” through “C-5.”

(b) The Company shall cause its employment, severance, change of control, and similar agreements with Kelly Rose to be terminated at or prior to the Effective Time, and the Company and Kelly L. Rose shall enter into agreements providing for the separation from service of Mr. Rose as of the Effective Time, and the consulting arrangements, payments and conveyances to or for the benefit of Mr. Rose substantially on the terms described on Exhibit “D.”

6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) The Articles of Incorporation of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article 10 of the Amended and Restated Articles of Incorporation of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by Law.

(b) Parent shall cause the Surviving Corporation, to the fullest extent permitted under applicable Law, to indemnify, defend and hold harmless, each present and former director, officer or employee of the Company or any of its Subsidiaries (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (i) arising out of or pertaining to the Transactions; or (ii) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time, to the same extent as provided in the Company’s Articles of Incorporation or By-laws or any applicable contract or agreement as in effect on the date hereof, in each case for a period of six (6) years after the date hereof. In the event of any such claim, action, suit, proceeding or investigation, (A) the Company or the Surviving Corporation, as the case may be, shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to the Company or the Surviving Corporation, promptly after statements therefor are received; and (B) the Company and the Surviving Corporation shall cooperate in the defense of any such matter; provided, however, that neither the Company nor the Surviving Corporation shall be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld); and provided, further, that neither the Company nor the Surviving Corporation shall be obligated pursuant to this Section 6.8(b) to pay the fees and expenses of more than one (1) counsel for all Indemnified Parties in any single action except to the extent that two (2) or more of such Indemnified Parties shall have conflicting interests in the outcome of such action; and provided, further, that, in the event that any claim for indemnification is asserted or made within such six (6)-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim.

(c) The Surviving Corporation shall use its best efforts to maintain in effect for six (6) years from the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company, or instead, policies of at least the same coverage containing terms and conditions that are not materially less favorable, with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to Section 6.8(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance (which premiums the Company represents and warrants to be $100,000 per annum in the aggregate).

6.9 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of:

(a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect; and

(b) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

6.10 HSR Act Filing. As promptly as possible after the date of this Agreement, if required by any Law, each of Parent and the Company shall file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) a pre-merger notification in accordance with the HSR Act with respect to the Merger pursuant to this Agreement, and shall file an antitrust notification in any other jurisdiction if required by any Law. Each of Parent and the Company shall furnish promptly to the FTC, the Antitrust Division and any other requesting Governmental Authority any additional information requested by either of them pursuant to the HSR Act or any other antitrust notification in connection with such filings. Parent and the Company shall cooperate fully with each other in connection with the making of all such filings or responses, including, subject to applicable Law and privileges, including the attorney-client privilege, providing copies of all such documents to the other party and its advisors prior to filing or responding.

6.11 Public Announcements. Parent and the Company agree that no public release or announcement concerning the Transactions shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any United States or non-United States securities exchange or the Nasdaq Stock Market, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

6.12 Affiliates. Promptly after execution of this Agreement, each of the Company and Parent shall deliver to the other a letter identifying all persons who are “affiliates” of the Company or Parent, as applicable, for purposes of Rule 145 under the Securities Act. Each of the Company and Parent shall use all reasonable efforts to cause each person named in the letter delivered by it to deliver to the other party on or before the mailing of Proxy Statement a written “affiliates” agreement, substantially in the form of Exhibit “F.” Certificates surrendered for exchange by any person constituting an “affiliate” of the Company within the meaning of Rule 145 under the Securities Act shall not be exchanged by the Exchange Agent for shares of Parent Stock until the parties have received such agreement described in the preceding sentence.

6.13 Parent Board. Parent Board will, prior to the Effective Time, cause the number of directors comprising a full Parent Board to be increased immediately following and conditioned on the Effective Time to not more than seven (7) voting members, one (1) of which shall include Jeff Beitzel; provided, that to the extent such appointment would cause Parent to fail to have a majority of directors who qualify as independent directors under the Nasdaq Stock Market rules, Parent shall take all actions reasonably necessary to identify an individual who qualifies as an independent director under the Nasdaq Stock Market rules who is willing to serve as a director of Parent and shall appoint concurrently Jeff Beitzel and such additional independent director to serve on Parent Board. If prior to his appointment as a director of Parent, Mr. Beitzel shall decline or be unable to serve as a director of Parent, the Company Board shall designate another person to serve in such person’s stead, subject to the approval of a majority of Parent Board at that time and subject to compliance with the Nasdaq Stock Market rules. Mr. Beitzel shall provide Parent with his written consent to serve as a director of Parent and to be named as a director in the joint Proxy Statement. Nothing in this Section 6.13 shall limit Parent’s ability to comply with its contractual obligation to elect a director nominated by General Motors.

6.14 Tax Treatment. The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. Each party shall use all reasonable efforts to cause the Merger to so qualify and to obtain the opinions of Morrison & Foerster LLP and Barnes & Thornburg LLP to the effect that the Merger will be treated for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and that Parent, Purchaser and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Each of Parent and the Company will, upon the request of such counsel, provide customary representation letters, substantially in the form attached hereto as Exhibits “G” and “H,” each dated on or about the date the Proxy Statement is mailed to the stockholders of Parent and the shareholders of the Company and reissued as of the Closing Date.

6.15 Voting Agreements.

(a) The Company shall use its best efforts to keep those certain Voting Agreements (the “Company Voting Agreements”) between Parent and those persons on Exhibit “I” entered into as of the date hereof in full force and effect.

(b) Parent shall use its best efforts to keep those certain Voting Agreements (“Parent Voting Agreements”) between the Company and those persons on Exhibit “J” entered into as of the date hereof in full force and effect.

6.16 Nasdaq Listing. Parent shall use all reasonable efforts to cause the shares of Parent Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date. The Company shall cooperate with Parent and provide such information as may be reasonably requested by Parent to obtain such listing approval.

6.17 Resale Registration Statements.

(a) To the extent legally permitted under the Securities Act, other applicable Laws and the policies of the SEC, Parent shall use commercially reasonable efforts to file, as soon as reasonably practicable after the Effective Time (and in any event within 10 days thereafter), a registration statement on Form S-3 (or other available registration form) (the “Noteholder Registration Statement”) in order to register for resale any shares of the common stock of Parent that may be issued upon conversion of the Notes, and to cause the Noteholder Registration Statement to become effective as soon as reasonably practicable after receiving the clearance of the SEC of the Noteholder Registration Statement and to maintain the effectiveness of such registration statement for such time as may be required under the terms of the Registration Rights Agreement dated July 12, 2004 among the Company and the holders of the Notes. Parent’s obligations in respect of the Noteholder Registration Statement will be subject to the noteholders’ compliance with their obligations under that certain Registration Rights Agreement dated July 12, 2004.

(b) Parent shall enter into a registration rights agreement with Kelly L. Rose. Jeffrey P. Beitzel, Douglass C. Goad and Richard C. Anderson in the form set forth on Exhibit “E” to provide for resale of shares of Parent Stock received by such individuals in the Merger.

6.18 Form S-8. Parent shall file with the SEC, no later than thirty (30) days after the Effective Time, a registration statement on Form S-8 (or any successor form) relating to shares of Parent Stock issuable pursuant to assumed awards under the Company Stock Options, if any, that are eligible for inclusion on Form S-8, and shall use all commercially reasonable efforts to maintain the current status of the prospectus contained therein, as well as comply with Blue Sky Laws, for so long as such Company Stock Options remain outstanding.

6.19 Reservation of Parent Stock. Parent shall take all actions reasonably necessary for the issuance of shares of Parent Stock upon conversion of the Notes in accordance with Section 2.6(e), including the reservation of a sufficient number of authorized but unissued shares of Parent Stock for the issuance of such Parent Stock upon conversion of the Notes.

ARTICLE 7

CONDITIONS TO THE MERGER

7.1 Mutual Conditions to the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) Shareholder and Stockholder Approval. This Agreement and the Transactions shall have been approved and adopted by the affirmative vote of the shareholders of the Company in accordance with (i) Indiana Law; (ii) its Articles of Incorporation; and (iii) the rules and regulations of the Nasdaq Stock Market. The issuance of Parent Stock pursuant to the Merger shall have been approved by the affirmative vote of the stockholders of Parent in accordance with the rules and regulations of the Nasdaq Stock Market.

(b) HSR Act; Other Competition Acts. Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act and in the other countries where a merger filing was necessary shall have expired or been terminated.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(d) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, and no stop order suspending effectiveness of the Registration Statement shall have been issued, and no action, suit, proceedings or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing. Parent shall have received all state securities or “blue sky” authorizations necessary to issue Parent Stock pursuant to the Merger.

(e) Listing Approval. Parent Stock to be issued pursuant to the Merger shall have been approved for listing on the Nasdaq National Market, subject to official notice of issuance, and Nasdaq shall not have objected to the consummation of the Transactions.

7.2 Parent Conditions. The obligations of Parent and Purchaser to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) The Company and its Subsidiaries shall have performed in all material respects their obligations under this Agreement required to be performed at or prior to the Closing Date, except that the obligations provided for in Section 6.5 shall have been performed in all respects. The representations of the Company contained in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time, except as contemplated by this Agreement. Parent shall have received a certificate of Company as to the satisfaction of this condition.

(b) Since the date of this Agreement there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(c) The Company shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by the Surviving Corporation pursuant to the merger to any obligation, right or interest of the Company or any of its Subsidiaries under the Material Contracts.

(d) Arrangements to accomplish the redemption or conversion of all options, warrants and convertible securities of the Company (including the Notes) as contemplated herein, and any ancillary or supporting documentation deemed necessary by Parent to provide for such arrangements, shall be satisfactory to Parent in its reasonable discretion and enforceable against the holders of any such options, warrants and convertible securities.

(e) Parent shall have received executed affiliate agreements in substantially the form of Exhibit “F” from each person named as an affiliate in the Company letter referred to in Section 6.12.

(f) Parent shall have received a written opinion, dated as of the Closing Date, from Morrison & Foerster LLP, counsel to Parent, substantially in the form attached hereto as Exhibit “K,” to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Purchaser and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, their counsel shall be entitled to rely upon customary representation provided by the parties hereto substantially in the form attached as Exhibits “G” and “H.”

(g) Holders of no more than five percent (5%) of the Shares as of the Closing Date shall have elected to, or continue to have contingent rights to, exercise dissenters’ or similar rights under Indiana Law with respect to such shares.

(h) Those persons set forth in Exhibit “C” shall have entered into employment agreements with Parent or Surviving Corporation on substantially the terms set forth on Exhibits “C-1” through “C-5”.

(i) The Company shall have caused its employment, severance, change of control, and similar agreements with Kelly Rose to be terminated at or prior to the Effective Time, and the Company and Kelly L. Rose shall have entered into agreements providing for the separation from service of Mr. Rose as of the Effective Time, and the consulting arrangements, payments and conveyances to or for the benefit of Mr. Rose substantially on the terms described on Exhibit “D.”

7.3 Company Conditions. The obligations of the Company to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a) Parent and Purchaser shall have performed in all material respects their obligations under this Agreement required to be performed at or prior to the Closing Date, except that the obligations provided for in Section 6.6 shall have been performed in all respects. The representations of Parent and Purchaser contained in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time, except as contemplated by this Agreement. The Company shall have received a certificate of Parent as to the satisfaction of this condition.

(b) The Company shall have received a written opinion, dated as of the Closing Date, from Barnes & Thornburg LLP, counsel to the Company, substantially in the form attached hereto as Exhibit “L,” to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that Parent, Purchaser and the Company will each be a party to that reorganization within the meaning of Section 368(b) of the Code; it being understood that in rendering such opinion, tax counsel shall be entitled to rely upon customary representations provided by the parties hereto substantially in the form attached as Exhibits “G” and “H.”

(c) Since the date of this Agreement there shall not have been any state of facts, event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

ARTICLE 8

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time, whether before or after any approval and adoption of this Agreement and the Transactions by the shareholders of the Company or the stockholders of Parent:

(a) By mutual written consent of each of Parent, Purchaser and the Company.

(b) By either Parent, Purchaser or the Company if (i) the Effective Time shall not have occurred on or before May 31, 2005 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date; or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling which has become final and nonappealable and has the effect of making consummation of the Merger illegal or otherwise preventing or prohibiting consummation of the Merger.

(c) By the Company if there shall have been a breach of a representation and warranty or obligation of Parent or Purchaser hereunder that would give rise to the failure of a condition set forth in Section 7.3(a) and, if such breach (other than a breach of Section 6.6) is curable, such default shall have not been remedied within ten (10) days after receipt by Parent of notice in writing from the Company specifying in reasonable detail such breach and requesting that it be remedied; provided, that such ten (10)-day period shall be extended for so long as Parent or Purchaser shall be making all reasonable efforts to cure such breach, unless the breach is not susceptible of a cure.

(d) By Parent if there shall have been a breach of a representation and warranty or obligation of the Company hereunder that would give rise to the failure of a condition set forth in Section 7.2(a) and, if such breach (other than a breach of Section 6.5) is curable, such default shall have not been remedied within ten (10) days after receipt by the Company of notice in writing from Parent or Purchaser specifying in reasonable detail such breach and requesting that it be remedied; provided, that such ten (10)-day period shall be extended for so long as the Company shall be making all reasonable efforts to cure all such breaches, unless the breach is not susceptible of a cure.

(e) By Parent or Purchaser if (i) the Company Board shall have withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation (or failed to make such recommendation) of this Agreement or the Transactions, or shall have resolved to do any of the foregoing, in each case whether or not permitted by the terms of this Agreement; (ii) the Company Board shall have approved or recommended a Company Acquisition Proposal other than the Merger or proposed publicly to do so, in each case whether or not permitted by the terms of this Agreement; or (iii) the Registration Statement is effective, and for any reason (other than the inability to provide adequate notice under Indiana Law subsequent to such effectiveness) the Company fails to call and hold a duly convened meeting of the shareholders of the Company for purposes of obtaining the Company Shareholder Approval by the Outside Date.

(f) By the Company if (i) Parent Board shall have withdrawn or modified in a manner adverse to the Company its approval or recommendation (or failed to make such recommendation) of the issuance of Parent Stock in the Merger, or shall have resolved to do any of the foregoing, in each case whether or not permitted by the terms of this Agreement; (ii) Parent Board shall have approved or recommended a Parent Acquisition Proposal other than the Merger or proposed publicly to do so, in each case whether or not permitted by the terms of this Agreement; or (iii) the Registration Statement is effective, and for any reason (other than the inability to provide adequate notice under Delaware law subsequent to such effectiveness) Parent fails to call and hold a duly convened meeting of the stockholders of Parent for purposes of obtaining Parent Stockholder Approval by the Outside Date.

(g) By Parent or the Company if the Company Shareholder Approval is not obtained at a duly held meeting of shareholders or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to the Company where the failure to obtain the Company Shareholder Approval shall have been caused by or related to the Company’s willful breach of this Agreement.

(h) By Parent or the Company if Parent Stockholder Approval is not obtained at a duly held meeting of stockholders or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(h) shall not be available to Parent where the failure to obtain Parent Stockholder Approval shall have been caused by or related to Parent’s willful breach of this Agreement.

(i) By the Company in the event that:

(i) the Daily Volume Weighted Average Price of Parent Stock over a period of ten (10) trading days (the “Measurement Value”) ending on the business day following the Company Shareholder’s Meeting (the “Measurement Date”) is less than $5.00 per share; and

(ii) the Company notifies Parent orally and in writing by 5:00 p.m. Pacific Time on the day following the Measurement Date that the Company desires to exercise its rights under this Section 8.1(i); and

(iii) Parent does not notify the Company orally and in writing on or before 5:00 p.m. Pacific Time on the date two (2) business after the Company’s notification under subsection (ii), above (during which two (2) business days the Closing shall not occur unless Parent has increased the Exchange Ratio as provided in this Section 8.1(i)(iii)), that Parent exercises its right to increase the Exchange Ratio in a manner calculated to cause the aggregate number of shares of Parent Stock issuable on the Merger under Section 2.6(a) to equal the quotient of $121,500,000 divided by the Measurement Value determined as of the date of Parent’s notice pursuant to this Section 8.1(i)(iii). Parent shall have no obligation to increase the Exchange Ratio;

For purposes of this Section 8.1(i), the fifth business day following the Measurement Date is referred to as a “Renewal Date” and the fifth business day following such Renewal Date and any subsequent Renewal Date shall likewise be a “Renewal Date.” If Parent has exercised its right to increase the Exchange Ratio, but the Closing does not occur on or before the following Renewal Date, the Company shall again have the right to recalculate the Measurement Value as of the business day following that Renewal Date (or any subsequent Renewal Date until the Closing occurs or this Agreement is terminated) in the manner provided in Section 8.1(i)(i) above and, if the Measurement Value as so calculated is less than $5.00 per share, the Company shall again be entitled to exercise its termination rights under this Section 8.1(i) upon notice to Parent as provided in Section 8.1(i)(ii), subject to Parent’s right to increase the Exchange Ratio as provided in Section 8.1(i)(iii), which shall in turn be subject to the Closing occurring on or before the following Renewal Date as provided herein. Parent shall have no obligation to increase the Exchange Ratio.

(j) By the Company upon acceptance of a Company Superior Proposal; provided, that the Company is not in breach of Section 6.5 and complies with Section 8.3(a).

(k) By Parent upon acceptance of a Parent Superior Proposal; provided, that Parent is not in breach of Section 6.6 and complies with Section 8.3(a).

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except as set forth in this Section 8.2, Section 8.3 and Article 9 and nothing herein shall relieve any party from liability for any fraud or willful breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

8.3 Fees.

(a) Acquisition Proposal.

(i) The Company shall pay Parent promptly (but in no event later than one (1) business day after the first of such events shall have occurred) a fee of $3.25 million (the “Fee”), which amount shall be payable in immediately available funds, less any amounts previously paid under Section 8.3(b) or (c), in the event:

(A) the Company is in breach of Section 6.5;

(B) this Agreement is terminated by Parent or Purchaser pursuant to Section 8.1(e);

(C) any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, shall have become the beneficial owner of more than thirty-five percent (35%) of the then-outstanding Shares, and this Agreement shall have been terminated pursuant to Section 8.1(b) or (d);

(D) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(g) and (x) a Company Acquisition Proposal has been proposed to the Company or its shareholders at or prior to the time the Company Shareholder Approval is sought to be obtained; or (y) any third party (other than Parent or an affiliate thereof) shall have publicly announced an intention to make a Company Acquisition Proposal with respect to the Company at or prior to the time the Company Shareholder Approval is sought to be obtained, and either: (A) such proposed Company Acquisition Proposal has not been absolutely and unconditionally withdrawn or abandoned by such third party (unless the Company Board publicly announces that it unconditionally rejects the Company Acquisition Proposal within ten (10) days after the announcement thereof by the third party); or (B) notwithstanding the withdrawal of such Company Acquisition Proposal as provided in the foregoing clause (A), an agreement for such Company Acquisition Proposal (or substantially similar transaction with the same party or one or more of its affiliates) is entered into, or such Company Acquisition Proposal (or substantially similar transaction with the same party or one or more of its affiliates) is consummated, within twelve (12) months of the date the Company Shareholder Approval is sought to be obtained as provided above; or

(E) this Agreement is terminated pursuant to Section 8.1(j).

(ii) Parent shall pay the Company promptly (but in no event later than one (1) business day after the first of such events shall have occurred) the Fee, which amount shall be payable in immediately available funds, less any amounts previously paid under Section 8.3(b) or (c), in the event:

(A) Parent is in breach of Section 6.6;

(B) this Agreement is terminated by the Company pursuant to Section 8.1(f);

(C) any person (including, without limitation, Parent or any affiliate thereof), other than the Company or any affiliate of the Company, shall have become the beneficial owner of more than thirty-five percent (35%) of the then-outstanding shares of Parent Stock, and this Agreement shall have been terminated pursuant to Section 8.1(b) or (c);

(D) this Agreement is terminated by Parent or the Company pursuant to Section 8.1(h), and (x) a Parent Acquisition Proposal has been proposed to Parent or its stockholders at or prior to the time Parent Stockholder Approval is sought to be obtained; or (y) any third party (other than Parent or an affiliate thereof) shall have publicly announced an intention to make a Parent Acquisition Proposal with respect to Parent at or prior to the time Parent Stockholder Approval is sought to be obtained, and either: (A) such proposed Parent Acquisition Proposal has not been absolutely and unconditionally withdrawn or abandoned by such third party (unless Parent Board publicly announces that it unconditionally rejects the Parent Acquisition Proposal within ten (10) days after the announcement thereof by the third party); or (B) notwithstanding the withdrawal of such Parent Acquisition Proposal as provided in the foregoing clause (A), an agreement for such Parent Acquisition Proposal (or substantially similar transaction with the same party or one or more of its affiliates) is entered into, or such Parent Acquisition Proposal (or substantially similar transaction with the same party or one or more of its affiliates) is consummated, within twelve (12) months of the date Parent Stockholder Approval is sought to be obtained as provided above; or

(E) this Agreement is terminated pursuant to Section 8.1(k).

(b) Shareholder and Stockholder Votes. In the event this Agreement is terminated pursuant to Section 8.1(g), the Company shall pay Parent the Parent Expenses in immediately available funds, and in no event later than three (3) business days after submission of statements therefor. In the event this Agreement is terminated pursuant to Section 8.1(h), Parent shall pay the Company the Company Expenses in immediately available funds, and in not event later than three (3) business days after submission of statements therefor.

(c) Breach. In the event this Agreement is terminated by the Company pursuant to Section 8.1(c), Parent shall pay the Company promptly the Company Expenses. In the event this Agreement is terminated by Parent or Purchaser pursuant to Section 8.1(d), the Company shall pay Parent promptly the Parent Expenses.

(d) Other Costs. Except as set forth in this Section 8.3, all costs and expenses incurred in connection with this Agreement, the Voting Agreements and the Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated. Parent shall pay the applicable HSR Act filing fee and any other applicable antitrust fees.

8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of the Company Board or Parent Board at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the shareholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

8.5 Waiver. Subject to Section 6.3, at any time prior to the Effective Time, any party hereto may extend the time for the performance of any obligation or other act of any other party hereto, waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto, or waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE 9

GENERAL PROVISIONS

9.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.1):

if to Parent or Purchaser:

Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road

Irvine, California 92614

Facsimile No: 949-474-3086

Attention: Alan P. Niedzwiecki

with a copy to:

Morrison & Foerster LLP

19900 MacArthur Boulevard

Twelfth Floor

Irvine, California 92612

Facsimile No: 949-251-7149

Attention: Craig S. Mordock

if to the Company:

Starcraft Corporation

1123 South Indiana Avenue

Goshen, Indiana 46526

Facsimile No: 574-534-1238

Attention: Michael H. Schoeffler

with a copy to:

Barnes & Thornburg LLP

121 West Franklin Street, Suite 200

Elkhart, Indiana 46516

Facsimile No: 574-296-2535

Attention: Rand W. Nilsson

9.2 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the

Transactions be consummated as originally contemplated to the fullest extent possible. The representations and warranties of the parties hereto set forth in this Agreement shall expire at the Effective Time.

9.3 Entire Agreement; Assignment. This Agreement and the Voting Agreements constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent; provided, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations; and provided, further, that no such assignment may effect any change in the form or amount of the Merger Consideration required under Article 2.

9.4 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.8 and the express provisions of Exhibits “C” and “E” (which are intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

9.5 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Indiana applicable to contracts executed in and to be performed in that State. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Indiana state or federal court thereof. The parties hereto hereby

(a) submit to the exclusive jurisdiction of any state or federal court sitting in the State of Indiana for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and

(b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

9.7 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver; and acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.7.

9.8 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

9.9 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.10 Investigation. The respective representations of Parent, Purchaser and the Company contained herein or in the certificates or other documents delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation conducted by any party hereto either before or after the execution of this Agreement.

IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By:	/s/ ALAN P. NIEDZWIECKI
Name:	Alan P. Niedzwiecki
Title:	President and Chief Executive Officer

QUAKE SUB, INC.

By:	/s/ ALAN P. NIEDZWIECKI
Name:	Alan P. Niedzwiecki
Title:	President

STARCRAFT CORPORATION

By:	/s/ MICHAEL H. SCHOEFFLER
Name:	Michael H. Schoeffler
Title:	Co-Chief Executive Officer

ANNEX B

November 22, 2004

The Board of Directors

Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road

Irvine, CA 92614

Members of The Board of Directors:

We understand that Starcraft Corporation (“Starcraft”), Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum”) and a wholly owned subsidiary of Quantum (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated November 20, 2004 (the “Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into Starcraft. Pursuant to the Merger, Starcraft will become a wholly owned subsidiary of Quantum and each outstanding share of common stock, no par value (the “Starcraft Common Stock”) of Starcraft, other than shares held in treasury or held by Quantum or any affiliate of Quantum, will be converted into the right to receive 2.341 shares (the “Exchange Ratio”) of common stock, par value $0.001 per share (the “Quantum Common Stock”) of Quantum. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have asked for our opinion (the “Fairness Opinion”) as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to holders of Quantum Common Stock.

Adams Harkness, Inc. (“Adams Harkness”), as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings, distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of our business we may actively trade or hold long or short positions of Starcraft’s or Quantum’s equity securities for either our customers or our own account. We have acted as financial advisor to the Board of Directors of Quantum in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Merger. In the past, Adams Harkness has provided financial advisory and financing services to Quantum and have received fees for the rendering of these services.

For purposes of developing our Fairness Opinion, we have among other things:

i) reviewed certain publicly available financial statements and other business and financial information of Starcraft and Quantum, respectively;

ii) reviewed certain internal financial statements and other financial and operating data concerning Starcraft prepared by the management of Starcraft;

iii) considered certain financial forecasts prepared by the management of Starcraft;

iv) discussed the past and current operations and financial condition and the prospects of Starcraft, including information relating to strategic, financial and operational benefits anticipated from the Merger, with senior executives of Starcraft;

v) considered certain internal financial statements and other financial operating data concerning Quantum prepared by the management of Quantum;

vi) discussed certain financial forecasts prepared by the management of Quantum;

vii) discussed the past and current operations and financial condition and the prospects of Quantum, including information relating to strategic, financial and operational benefits anticipated from the Merger, with senior executives of Quantum;

viii) reviewed the reported prices and trading activity for Starcraft Common Stock;

ix) compared the financial performance of Starcraft and the prices and trading activity of Starcraft Common Stock with that of certain other comparable publicly-traded companies and their securities;

x) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

xi) reviewed the Agreement and certain related documents; and

xii) Considered such other factors and performed such other analyses as we have deemed appropriate.

In connection with our review and arriving at our Fairness Opinion, we have not independently verified any information received from Starcraft or Quantum, have relied on such information, and have assumed that all such information is complete and accurate in all material respects. We have also relied on the assurances of management of Quantum that they are not aware of any facts that would make such information misleading. With respect to any forecasts reviewed relating to the prospects of Starcraft or Quantum, including information relating to the strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of management of Starcraft and Quantum, respectively. We have not conducted, nor have we received copies of, any independent valuation or appraisal of any of the assets of Starcraft or Quantum, nor have we been furnished with any such appraisals. We have assumed that any material liabilities (contingent or otherwise, known or unknown) of Starcraft or Quantum are as set forth in the historic and projected financial statements of each company, respectively.

Our Fairness Opinion is necessarily based on financial, economic and securities market conditions prevailing as of the date hereof, and on the conditions and prospects, financial and otherwise, of Starcraft and Quantum as known to us on the date hereof. It should be understood that (i) subsequent developments may affect the conclusions expressed in this Fairness Opinion if it were to be rendered as of a later date, and (ii) Adams Harkness, Inc. disclaims any obligation to advise any person of any change in any manner affecting this opinion that may come to our attention after the date of this opinion. We have not undertaken to reaffirm or revise this Fairness Opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this Fairness Opinion.

We have also assumed that, in the course of obtaining necessary regulatory and third party approvals and consents for the Merger, no modification, delay, limitation, restriction, or conditions will be imposed that will have an adverse effect on Starcraft, Quantum or the contemplated benefits of the Merger, and the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended.

It is agreed between the Board of Directors and Adams Harkness that this letter is directed to and is for the information of the Board of Directors of Quantum only, may not be relied upon by any other person or used for

B-2

any other purpose without our prior written consent, except that a copy may be included in its entirety in any filing made by the Company with the Securities and Exchange Commission. It is also agreed that this Fairness Opinion does not address the relative merits of the Transaction or the other business strategies that might be available to Quantum, the decision of the Board of Directors to proceed with the Transaction, or the prices at which Quantum’s Common Stock will trade following the announcement or consummation of the Merger. Adams Harkness expresses no opinion or recommendation as to how the shareholders of Starcraft or Quantum should vote at the shareholders’ meetings held in connection with the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view to holders of Quantum Common Stock.

Sincerely,

/s/    ADAMS HARKNESS, INC.

B-3

ANNEX C

November 21, 2004

Board of Directors

Starcraft Corporation

1123 South Indiana Avenue

Goshen, IN 46526

Re:	Acquisition of Starcraft by Quantum

Gentlemen:

You have requested us to advise you with respect to our opinion whether the acquisition by Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum”) of all of the outstanding shares of the capital stock (the “Existing Shares”) together with all of the outstanding stock options and deferred directors’ shares (the “Stock Equivalents”) of Starcraft Corporation (“Starcraft” or the “Company”) would be fair, from a financial point of view, to Starcraft and the shareholders of Starcraft, taken as a group. Subject to the terms and conditions set forth in a certain Agreement and Plan of Merger dated on or about the date hereof and in substantially the form of the draft agreement dated November 19, 2004, provided to us by your counsel (the “Agreement”) by and among Quantum, Starcraft, and Quake Sub, Inc., a newly formed wholly owned subsidiary of Quantum will merge into Starcraft, and Quantum will issue 21,000,000 new shares of Quantum’s common stock (the “New Shares”) to the holders of the Existing Shares in exchange for their Existing Shares and will offer to the holders of the Stock Equivalents the right to receive either a specified cash amount, or, alternatively, certain common stock equivalents in Quantum having terms similar to the Stock Equivalents (the “Additional Consideration”) in exchange for their Stock Equivalents (the “Transaction”).

Starshak Welnhofer & Co., in the course of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements, and valuations for various other purposes. In addition, we have worked closely with Starcraft for several years, and are fully aware of the Company’s current condition and its future prospects.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and historical information relating to the Company and Quantum, (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of the Company, including estimates and financial forecasts for the fiscal years 2004, 2005 and 2006 prepared by management of the Company, that were provided to us by the Company and not publicly available, (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of Quantum, including estimates and financial forecasts for the fiscal years 2005 through 2008 prepared by the management of Quantum and not publicly available, (iv) conducted discussions with members of the senior management of the Company and Quantum concerning the business and financial prospects of the Company and Quantum, (v) considered certain pro-forma effects of the Transaction on Quantum’s consolidated financial statements, (vi) reviewed the Agreement (including attachments), and (vii) conducted such other financial studies, analyses, and investigations, and considered such other information as we deemed necessary or appropriate.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information (including the Company’s or Quantum’s financial forecasts) and have relied on its being complete and accurate in all material respects. Further, our determination is necessarily based upon market, economic and other conditions as they exist and can be evaluated and/or the information made available to us, as of the date hereof. We do not have any obligation to update, revise or reaffirm this opinion. We have assumed that the Agreement in the current form provided to us will be signed by the parties and performed without modification, and that the Shares will be acquired by Quantum in accordance therewith.

C-1

Letter to Starcraft Board of Directors November 21, 2004	Page 2

Our opinion does not address the relative merits of the transactions contemplated by the Agreement as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. Neither are we expressing any opinion as to the price at which the New Shares of Quantum will trade at any future time.

It is understood that this letter is for the information of the Board of Directors of Starcraft only in connection with its consideration of the Transaction, and is not to be quoted or referred to or be reproduced, in whole or in part, except for the inclusion of this letter in the Company’s proxy materials to be filed with the SEC and circulated together with Quantum’s registration statement, prospectus and proxy statement for soliciting shareholder approval of this transaction, nor shall this letter be used for any other purposes, without the prior written consent of Starshak Welnhofer & Co. (which consent shall not be unreasonably withheld). Starcraft may, however, disclose and provide copies of this letter to its corporate counsel, independent auditors and other financial advisors.

In connection with this opinion, Starcraft has agreed to pay us a fee for our services, and has also agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. In addition, we have performed other investment banking and financial advisory services for the Company in the past for which we have received customary compensation.

Based upon and subject to the foregoing, it is our opinion that the issuance of the 21,000,000 New Shares of common stock and the Additional Consideration at closing by Quantum to the holders of the Existing Shares and the Stock Equivalents, respectively, in the merger as consideration for the acquisition by Quantum of the Existing Shares and the Stock Equivalents is fair, from a financial point of view, to Starcraft and its shareholders, taken as a group.

Very truly yours,

Starshak Welnhofer & Co.

/s/ William G. Welnhofer

C-2

ANNEX D

United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 10-K

☒	Annual report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the fiscal year ended October 3, 2004.

or

☐	Transition report pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 for the transition period from to .

Commission File number: 0-22048

STARCRAFT CORPORATION

(Exact name of registrant as specified in its charter)

Indiana	34-1817634
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Post Office Box 1903, 1123 South Indiana Avenue, Goshen, Indiana 46526

(Address of principal executive offices)

Registrant’s telephone number, including area code: (574) 534-7827

Securities registered pursuant to Section 12(b) of the Act:

None

Securities registered pursuant to Section 12(g) of the Act:

Common Stock, without par value

Common Share Purchase Rights

(Title of Class)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is an accelerated, filer (as defined in rule 12b-2 of the Act).    Yes  ☐    No  ☒

The aggregate market value of the issuer’s voting common stock held by non-affiliates, as of October 3, 2004, was $31,135,000.

The number of shares of the registrant’s common stock, without par value, outstanding as of December 1, 2004, was 8,968,691 shares.

Documents Incorporated by Reference

Document	Part of Form 10-K into Which the Document is Incorporated
None.

STARCRAFT CORPORATION

Form 10-K

PART I

ITEM 1. BUSINESS

OVERVIEW

Starcraft Corporation, an Indiana corporation founded in 1990, including Tecstar, LP, Tecstar Manufacturing Canada Limited, and Wheel to Wheel, LLC (the “Company” or “Starcraft”), is a second-stage manufacturer of motor vehicles, primarily pick-up trucks and sport utility vehicles. The business also has engineering and design capabilities for concept vehicles, and distributes automotive accessories through a dealer network. The Company became a public company in July 1993, and its shares are currently trading on the NASDAQ SmallCap Market under the ticker symbol “STCR.”

BACKGROUND

Starcraft traces its name to 1903 when Star Tank Company was founded in Goshen, Indiana as a maker of metal farm equipment, then became a leading manufacturer of aluminum boats and recreational vehicles and, finally, led the automotive conversion industry by producing luxury van conversions for middle and upper income consumers. In January 1991, the Company purchased certain of the assets of the automotive and recreational vehicle divisions, including intellectual property, from a group of companies in a consolidated bankruptcy proceeding. Starcraft simultaneously sold the recreational vehicle assets to a third party.

In July 1994, a Starcraft subsidiary acquired substantially all of the assets of Imperial Industries, Inc., another conversion vehicle manufacturer. In February 1997, another Starcraft subsidiary purchased the assets of National Mobility Corporation in Elkhart, Indiana, a manufacturer of vehicles for the mobility impaired. In February 1998, a Starcraft subsidiary started manufacturing and marketing commercial shuttle buses. In May 2001, the Starcraft subsidiary sold its van conversion business, and in August 2001, the other Starcraft subsidiary sold the bus and mobility business. The results of the sale of these two businesses are recorded in the Company’s financial statements as discontinued operations in fiscal 2001.

In October 1998, the Company, with a partner, Wheel to Wheel, Inc. (“Wheel to Wheel”), started an OEM Automotive Supply business now known as Tecstar, L.P. The primary purpose of this business is to provide final exterior and interior assemblies on vehicles directly to the OEM automobile manufacturers. In May 2002, Starcraft and Wheel to Wheel started Tecstar Manufacturing Canada Limited (“Tecstar Canada”), an OEM Automotive Supply business similar to Tecstar, L.P. We refer to Tecstar, L.P. and Tecstar Canada collectively as “Tecstar.” In October 2003, the Company, along with Wheel to Wheel, started Tarxien Automotive Products Limited (“Tarxien”), an OEM compliant painting and plastic injection molding business.

In January 2004, the Company acquired Wheel to Wheel, its partner in Tecstar and Tarxien. As a result, the Company owns directly or indirectly 100% of the equity interests in Tecstar and Wheel to Wheel.

SUBSEQUENT EVENT

On November 23, 2004, the Company entered into an Agreement and Plan of Merger whereby Quantum Fuel Systems Technologies Worldwide Inc. (“Quantum”) will acquire all of the outstanding shares of Starcraft Corporation in a tax-free stock-for-stock exchange valued at approximately $185 million at announcement, including the assumption of debt and other consideration. Under the terms of the definitive Agreement and Plan of Merger, each Starcraft shareholder will receive 2.341 shares of Quantum common stock for every share of Starcraft common stock. Refer to Item 7 for additional detail regarding this proposed merger.

BUSINESS

In 1998, the Company started a new operation with Wheel to Wheel to supply conversion vehicle type products directly to OEM automotive customers as a Tier 1 automotive supplier named Tecstar. In 2002, the

Company invested in a similar operation in Tecstar Canada, Oshawa, Ontario, Canada with Wheel to Wheel. In January 2004, the Company acquired Wheel to Wheel and now directly or indirectly owns 100% of Tecstar. Tecstar’s business is OEM automotive supply and is the primary driver of the Company’s financial results. All of Tecstar’s OEM Automotive Supply sales in 2004, 2003 and 2002 were to General Motors Corporation (“GM”) and its subsidiaries.

Tecstar’s strategy is to provide OEM’s with faster time to market, less costly, high quality exterior and interior appearance packages. At October 3, 2004, Tecstar operated four manufacturing facilities in close proximity to the OEM vehicle assembly plants. Each facility is QS 9001 registered. Tecstar also operates a parts distribution operation supplying parts for the H2 Hummer to OEM dealers, and wheels for trucks and SUV’s to OEM dealers.

Tecstar receives vehicle chassis from the OEM and adds certain appearance items such as ground effects, wheels and badging. Chassis are provided by the OEM on a drop-ship basis and are not included in the sales of the Company. After completing the final appearance assembly work, the vehicles are placed back into the normal OEM distribution stream. The vehicles carry the full OEM warranty and are marketed directly by the OEM through its dealerships. Tecstar engineers and validates the products to OEM standards. Programs range from two to five years and are backed by contractual agreements with the OEM. A summary of contract lengths and sales is included in Management’s Discussion and Analysis of Financial Condition and Results of Operations, Item 7 of this report. Tecstar provides a limited warranty of its products to the OEM, which is substantially the same as the OEM warranty provided to the OEM’s retail customers.

The major domestic market for Tecstar’s products is highly competitive. Competition is based primarily on price, product engineering and performance, technology, quality and overall customer service, with the relative importance of such factors varying among products. Tecstar’s global competitors include a large number of other well-established independent manufacturers.

The Company’s sales are directly impacted by the size of the automotive industry and GM’s market share. Further, GM periodically reduces production or closes plants for several months for model changeovers. During the fourth quarter of fiscal year 2000 and continuing into the second quarter of fiscal 2001, one of the Company’s manufacturing facilities was substantially shut down as a result of a GM vehicle model changeover. This adversely affected the Company’s 2000 and 2001 financial results. The facility was back in production in the third quarter of fiscal 2001. Accordingly, a decline in sales in the automotive market or in GM’s automotive sales, or production cutbacks and plant shut downs for model changeovers by GM, could have an adverse impact on the Company’s sales and profits. Sales are subject to long-term contracts with GM, which, at its option, may extend or reduce the terms of such contracts depending upon market conditions and chassis manufacturing plans. Continued sales and growth of this segment is subject to the Company’s ability to continue to satisfactorily perform and to obtain such contracts over time.

At October 3, 2004, Tecstar’s backlog of firm orders was $4.8 million compared with a backlog of $4.3 million at September 28, 2003. The increase in backlog is primarily due to the addition of the Ontario, Canada operation in 2003. Tecstar utilizes an internal sales force and independent manufacturer representatives to market and sell its services.

PATENTS AND TRADEMARKS

Other companies have manufactured conversion vehicles, boats, motor homes and other recreational vehicles under the name “Starcraft.” In 1991 Starcraft acquired certain of the assets of the van conversion business, and recreational vehicle business, from a group of companies in a consolidated bankruptcy proceeding. The sale included intellectual property rights. Starcraft immediately sold the recreational vehicle assets to an unrelated RV company. Prior to the 1991 sale to Starcraft, another corporation in the boating industry had purchased marine business assets and related intellectual property, and independently registered the “Starcraft”

mark and related trademarks for use with boats and marine products. Starcraft has no control over the quality of boats produced and sold under the “Starcraft” mark. Starcraft retains ownership of “Starcraft” and related registered marks for use with automotive products, recreational vehicle products, conversion vans, shuttle buses and mobility vans. It licenses the use of the “Starcraft” brand to the owners of the Starcraft RV business, as well as the owners of the former conversion vehicle and bus and mobility businesses. While license agreements reserve some control over the quality of licensees’ products, Starcraft does not have control over a licensee’s business operations. The amended license agreement for the owner of the conversion vehicle business requires payment of a license fee of $100 for each conversion vehicle unit sold for the calendar year 2005, and thereafter, provided, however, for calendar years 2007 and 2008 a guaranteed minimum license fee of $146,500 for year 2007 and $70,700 for 2008 shall be due.

MANUFACTURING

OEM second stage manufacturing facilities have been established in Louisiana, Texas and New Jersey in the United States and in Oshawa, Ontario, Canada. The New Jersey facility will be shutdown the first quarter of fiscal 2005. All facilities are located near GM assembly plants. Tecstar also has an engineering center, corporate office and parts distribution operations near Detroit, Michigan. In addition, Tecstar operates a tooling and plastics manufacturer in Rochester Hills, Michigan and a paint and injection plastics molder in Ontario, Canada. Wheel to Wheel operates an administrative, engineering and concept vehicle development facility in Troy, Michigan and also has a powertrain facility in Madison Heights, Michigan.

Substantially all components for the business are purchased from outside suppliers. The Company does supply various painted parts and plastic parts internally from its Canadian paint facility and its plastics manufacturer in Rochester Hills. The primary raw material used in the components is plastic, which the Company believes is readily available from several sources. One of Tecstar’s primary plastics vendors has experienced some financial difficulties. To date, minimal supply problems have been encountered. However, to mitigate any potential supply disruptions, Tecstar has established relationships with additional suppliers. The Company’s products are generally produced to firm orders and are designed and engineered by the Company. However, from time to time the Company may experience delays in delivery of certain components or materials from suppliers.

SAFETY AND REGULATION

The manufacture, distribution and sale of the Company’s products are subject to governmental regulations in the United States at the federal, state and local levels. The most extensive regulations are promulgated under the National Traffic and Motor Vehicle Safety Act, which, among other things, empowers the National Highway Traffic Safety Administration (“NHTSA”) to require a manufacturer to remedy certain “defects related to motor vehicle safety” or vehicles that fail to conform to all applicable federal motor vehicle safety standards.

Federal Motor Vehicle Safety Standards are promulgated by the NHTSA. Many of the Company’s components are affected by these standards. The Company engages various testing companies, which also perform testing for NHTSA, to test certain of the Company’s components. The Company believes that its components subject to these standards meet or exceed applicable standards. Promulgation of additional safety standards in the future could require the Company to incur additional testing and engineering expenses which could adversely affect the Company’s results of operations. NHTSA can require automotive manufacturers to recall products. The Company has not experienced any material recalls.

The Company’s international sales are subject to foreign tariffs and taxes, changes in which are difficult to predict and which can adversely affect sales. Starcraft’s products must also comply with government safety standards imposed in its foreign markets.

Both federal and state authorities have various environmental control standards relating to air, water and noise pollution that affect the business and operations of the Company. The Company believes that it has complied in all material respects with applicable environmental regulations and standards and does not currently expect that any failure of compliance will have any material adverse effect on the Company.

Like other automotive manufacturers, the Company may be subject to claims that its products caused or contributed to damage or injury sustained in vehicle accidents or may be required to recall products deemed to contain defects related to motor vehicle safety. Any such claims in excess of the Company’s insurance coverage or material product recall expenses could adversely affect the Company’s financial condition and results of operations.

EMPLOYEES

As of October 3, 2004, the Company employed 601 people. Of these, 434 were production line associates and 167 were salaried sales, engineering and administrative staff. In addition to its employee personnel, Tecstar utilized 91 contract laborers in its plants. During peak production periods, the Company may increase its work force. Historically, the available labor force has been adequate to meet such periodic requirements. The Company considers its relationships with its personnel to be satisfactory.

ITEM 2. PROPERTIES

The following table summarizes the Company’s properties as of October 3, 2004:

Location	Size of Facility	Owned or Leased	Lease Term Remaining	Type of Operation
Goshen, Indiana	5,000 s.f.	Leased	5 Years	Executive and Administrative Offices

Goshen, Indiana	10,000 s.f.	Owned	N/A	Parts warehouse, Offices and Manufacturing

Shreveport, Louisiana	38,000 s.f.	Leased	4 Years	Manufacturing and Assembly

Haslett, Texas*	200,000 s.f.	Leased	3 Years	Manufacturing and Assembly

Bridgewater, NJ	38,000 s.f.	Leased	Month-to-Month	Manufacturing and Assembly

Madison Heights, MI	40,000 s.f.	Leased	2 Years	Offices, Engineering and Production Development

Livonia, MI	25,000 s.f.	Leased	3 Years	Parts Warehouse and Offices

Oshawa, Ontario, Canada	79,000 s.f.	Leased	8 Years	Manufacturing and Assembly

Rochester Hills, MI	24,000 s.f.	Leased	5 Years	Tooling and RIM plastics manufacturing

Vaughan, Ontario, Canada	67,000 s.f.	Leased	3 Years	Paint and injection molding manufacturing

Walled Lake, MI	20,000 s.f.	Leased	2 Years	Engineering and specialty car manufacturing

Troy, MI	45,000 s.f.	Owned	N/A	Engineering, administration and concept vehicles

Madison Heights, MI	50,000 s.f.	Leased	6 Years	Engine assembly and modification

Troy, MI	13,000 s.f.	Leased	1 Year	Engineering services

*	The Haslett, Texas lease is ten years with an option to cancel at five years.

ITEM 3. LEGAL PROCEEDINGS

The Company does not anticipate that any pending legal proceeding to which it is party will have any material adverse effect on its financial condition or results of operations. The Company maintains product liability insurance which it currently considers adequate.

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None.

PART II

ITEM 5. MARKET FOR REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Starcraft’s common stock is quoted on the NASDAQ SmallCap Market. As of October 3, 2004, there were 53 shareholders of record of Starcraft’s common stock. The Company believes its shares are owned beneficially by approximately 2,287 beneficial owners.

The following table sets forth the high and low daily sales prices for Starcraft common stock for the periods indicated as quoted on the NASDAQ.

Quarter Ended	High	Low
December 29, 2002	$7.62	$5.76
March 30, 2003	12.73	5.62
June 29, 2003	23.76	8.66
September 28, 2003	37.30	17.62
December 28, 2003	41.90	24.84
March 28, 2004	34.76	12.17
June 27, 2004	15.92	9.43
October 3, 2004	13.93	7.01

Dividend Policy. During the second quarter of fiscal 2004, the Company declared and issued a 5% common stock dividend. As a result, the Company issued 421,539 additional shares of common stock. The Company has paid no cash dividends since its initial public offering. The Company currently intends to retain earnings for use in the operation and expansion of its business and, therefore, does not anticipate paying cash dividends on Common Stock in the foreseeable future. The payment of dividends is within the discretion of the Board of Directors and will be dependent, among other things, upon earnings, capital requirements, any financing agreement covenants and the financial condition of the Company.

Anti-Takeover Provisions. Indiana law and the Company’s Articles of Incorporation and Code of By-laws contain provisions that restrict the acquisition of control of the Company. Such provisions can affect the rights of shareholders acquiring substantial interests in the Company’s shares. For example, a shareholder who acquires more than 10% of the Company’s shares without prior board approval will be limited in the timing and terms of any transaction it may enter into with the Company and will be subject to related provisions.

SHAREHOLDER RIGHTS PLAN

In August 1997, the Company adopted a Shareholders Rights Plan issuing one right for each outstanding share of common stock. Each right entitles the registered holder to purchase from the Company one share of common stock at $15 per share, subject to adjustment. The rights become exercisable if a person or group (other than certain related persons) acquires or announces a tender offer for prescribed percentages of the Company’s shares or is declared an “adverse person” by the Company’s Board of Directors. In these events, each right holder may purchase shares with a value equal to twice the exercise price. Furthermore, if the Company engages in certain mergers or similar business combinations a right holder may purchase shares of the acquiring company with a value of two times the purchase price of the right. The rights expire on August 12, 2007.

On November 23, 2004, the Company amended the Rights Plan so that it will not apply to the transaction with Quantum.

SALES OF UNREGISTERED SECURITIES

The Company had no sales of unregistered securities that have not been reported previously.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes the number of shares issuable under Starcraft’s equity compensation plans, the weighted-average exercise price and the number of shares available for issuance, as of October 3, 2004.

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted-average exercise price for outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)(2)	832,299	$8.88	71,678

Equity compensation plans not approved by security holders(2)	1,102	1.36	26,000

Total	833,401	$8.87	97,678

(1)	The foregoing information is provided for previously approved plans before giving effect to proposed amendments presented herein for approval at the annual meeting. Of such shares, (i) 159,311 options remained exercisable at year-end under the 1993 Incentive Plan, but no further awards may be made under that plan; (ii) 672,988 options were outstanding at year-end under the 1997 Incentive Plan, and an additional 71,678 shares are currently available for issuance thereunder, either as options or as awards of shares, as described above; and (iii) up to 30,000 additional shares may be awarded to directors under the Directors Share Plan, under which directors are permitted to receive shares of stock in lieu of current or deferred fees for board service.
(2)	The only equity compensation plan not approved by shareholders is the Starcraft Corporation Sales Representatives Option Plan which provides for the issuance of options for restricted shares to certain independent sales representatives of Starcraft.

ITEM 6. SELECTED FINANCIAL DATA

(dollars in thousand, except per share data)	Year Ended
	October 3, 2004		Sept. 28, 2003	Sept. 29, 2002	Sept. 30, 2001		Oct. 1, 2000
Income Statement Data
Net Sales:
Domestic		$173,210	$191,401	$104,422		$48,647		$75,176
Export		193	701	262		287		139
Total Net Sales		173,403	192,102	104,684		48,934		75,315

Cost of Goods Sold		150,339	147,835	79,748		38,184		56,719
Gross Profit		23,064	44,267	24,936		10,750		18,596
Operating Expenses		19,091	19,163	15,515		9,898		8,336
Goodwill Impairment		47,900	—	—		—		—
Amortization of Intangibles		1,440	—	—		—		—
Compensation Expense From Warrant and Option Redemption		—	—	2,096		—		—
Operating Income (Loss)		(45,367)	25,104	7,325		852		10,260

Interest Expense		(940)	(457)	(476)		(547)		(864)
Other, Net		—	33	589		293		82

Income (Loss) Before Minority Interest and Income Taxes		(46,307)	24,680	7,438		598		9,478

Minority Interest		610	10,832	4,087		70		4,918

Income Tax Expense (Credit)		(1,897)	2,060	388		26		379

Income from Continuing Operations		(45,020)	11,788	2,963		502		4,181

Loss from Discontinued Operations		—	—	—		(3,679)		(8,528)

Net Income (Loss)		$(45,020)	$11,788	$2,963		$(3,177)		$(4,347)

Weighted Average Common Shares Outstanding (a)		7,772	4,975	4,770		4,680		4,646

Basic Earnings (Loss) Per Share (a)		$(5.79)	$2.37	$0.62		$(0.68)		$(0.93)

Diluted Earnings (Loss) Per Share (a)	$	(b )	$2.14	$0.52	$	(b )	$	(b )

Balance Sheet Data
Working Capital		$20,447	$21,959	$9,066		$2,040		$2,165
Total Assets		151,361	58,730	39,092		22,010		34,994
Long-Term Debt		18,854	9,148	12,704		8,092		9,957
Shareholders’ Equity (Deficit)		102,981	12,640	331		(2,703)		77
Book Value per Share		11.48	2.51	0.07		(0.58)		0.02

(a)	Retroactively adjusted for 5% stock dividends issued in March 2003 and March 2004.
(b)	Not presented herein since effect is antidilutive.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The consolidated statements of income summarize operating results for the last three years. This section of Management’s Discussion highlights the main factors affecting the changes in operating results during the three-year period.

2004 VERSUS 2003

(Dollars in Thousands)

	2004		2003		2003 to 2004 Change
Net sales	$173,403	100.0%	$192,102	100.0%	(9.7)%
Cost of goods sold	150,339	86.7%	147,835	77.0%	1.7%
Gross profit	23,064	13.3%	44,267	23.0%	(47.9)%
Selling and promotion expenses	2,897	1.7%	1,866	1.0%	55.3%
General and administrative expenses	16,194	9.3%	17,297	9.0%	(6.4)%
Goodwill impairment	47,900	27.6%	—	—	—
Amortization of intangibles	1,440.8%		—	—	—
Operating income	(45,367)	(26.2)%	25,104	13.0%	(280.7)%
Interest expense	(940)	(.5)%	(457)	(.2)%	105.7%
Other income	—	—	33	0.0%	(100.0)%
Income before income taxes and minority interest	(46,307)	(26.7)%	24,680	12.8%	(287.6)%
Minority interest	(610)	(.4)%	(10,832)	(5.6)%	94.4%
Income tax (expense) benefit	1,897	1.1%	(2,060)	(1.1)%	192.1%

Net Income (loss)	(45,020)	(26.0)%	11,788	6.1%	(481.9)%

Net sales decreased $18.7 million and 9.7% to $173.4 million in 2004. Primary sales decreases were $11.2 million from the product discontinuance and closing of the New Jersey facility and $23.4 million from product demand reductions in our Canadian facility. These declines were partially offset by increased sales of $13.6 million from businesses acquired in 2004. Businesses acquired in 2004 include Wheel to Wheel, Tarxien and Classic Design Concepts, Inc. (“Classic Design”), which are further described later in this section. Our Shreveport facility increased sales by 27.9% due to a new product introduction while the Texas facility sales decreased 2.2% primarily due to softness in the overall sport utility vehicle market. Parts distribution sales increased 7.4% to $30.5 million due to sales generated from the new wheel distribution program. H2 parts sales, which are included in parts distribution sales, declined 27.8%, which is consistent with the decline of the overall H2 vehicle market, which reported a decrease in sales of 23.9% and the elimination of two high volume parts. Fiscal 2004 consisted of 53 weeks of activity versus 52 weeks in fiscal 2003.

Gross profit decreased from $44.3 million (23.0% of sales) to $23.1 million (13.3% of sales) in 2004. In addition to the effect from lower sales at the New Jersey and Canadian facilities, gross profit was adversely affected by minimal gross profit generation from businesses acquired in 2004, and a temporary interruption in the supply of chassis to the Texas facility. Gross profit as a percentage of sales also decreased in 2004 due to increased product mix of the parts distribution business, which carries a lower margin than the second stage manufacturing sales. Total second stage revenue declined by $45.8 million in 2004 compared to prior year levels.

Selling and promotion expenses increased to $2.9 million (1.7% of sales) in 2004 compared to $1.9 million (1.0% of sales) in 2003. Acquired businesses in 2004 accounted for $.5 million of the increase in selling and promotion expenses. Show and travel expense increased by $.5 million in 2004.

General administrative expenses decreased 6.4% to $16.2 million in 2004 due to reductions in employee incentive compensation, partially offset by increases in salaries and $1.2 million of additional general and administrative expenses associated with businesses acquired in 2004. General and administrative expenses as a percentage of sales in 2004 approximated 2003.

A goodwill impairment charge of $47.9 million was recorded during the second quarter of fiscal 2004 related to the Company’s acquisition of Wheel to Wheel, its partner in Tecstar. According to Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” purchase accounting guidelines applied to this non-cash transaction. Goodwill generated from the transaction was $125 million. This goodwill is not subject to amortization, but rather is tested annually for impairment per SFAS No. 142 “Goodwill and Other Intangible Assets.” The principal driver of this impairment test is the trading price of the Company’s shares at the time of testing for impairment. Due to a material decline in the trading price of the Company’s shares, the Company decided to perform its annual impairment test in the second quarter of fiscal 2004. Accordingly, a $47.9 million, non-cash charge was recorded.

Amortization expense attributable to intangible assets recorded in the Wheel to Wheel merger was $1.4 million in 2004.

Interest expense was $.9 million in 2004 compared to $.5 million in 2003 primarily due to higher borrowing levels. In addition, in the fourth quarter of 2004 the Company completed a $15 million private placement of unsecured senior subordinated convertible notes bearing interest at 8.5%, which is higher than the Company’s current revolving credit line interest rate.

Minority interest results from the Company owning 50% of Tecstar prior to the January 2004 merger with Wheel to Wheel. In 2003, Tecstar’s profits were much higher than 2004 levels resulting in a much higher minority interest.

Income tax benefit of $1.9 million in 2004 is attributable to federal tax refunds received from research and development credits and a $1.1 million deferred tax credit arising from the reversal of the valuation allowance recorded against certain deferred tax assets. See Note 7 of notes to consolidated financial statements for further information on income taxes.

Income tax expense for 2003 is comprised of state tax expense and Canadian tax on the profits of the Canadian operations, net of a $1.3 million deferred tax credit arising from the reduction of the valuation allowance for the NOL carryforward deferred tax asset. The Company did not record any U.S. federal income tax expense in 2004 and 2003 due to net operating loss tax carry forwards generated from losses in prior years.

2003 VERSUS 2002

(Dollars in Thousands)

	2003		2002		2002 to 2003 Change
Net sales	$192,102	100.0%	$104,684	100.0%	83.5%
Cost of goods sold	147,835	77.0%	79,748	76.2%	85.4%
Gross profit	44,267	23.0%	24,936	23.8%	77.5%
Selling and promotion expenses	1,866	1.0%	2,014	1.9%	(7.3)%
General and administrative expenses	17,297	9.0%	13,501	12.9%	28.1%
Compensation expense from redemption of warrants and options	—	—	2,096	2.0%	(100.0)%
Operating income	25,104	13.0%	7,325	7.0%	242.7%
Interest expense	(457)	(.2)%	(476)	(.5)%	(4.0)%
Other income	33	0%	589.6%		(94.4)%
Income before income taxes and minority interest	24,680	12.8%	7,438	7.1%	231.8%
Minority interest	(10,832)	(5.6)%	(4,087)	(3.9)%	165.0%
Income tax expense	(2,060)	(1.1)%	(388)	(.4)%	430.9%

Net Income	$11,788	6.1%	2,963	2.8%	297.8%

Net sales increased 83.5% to $192 million in 2003.

Sales increased $87.4 million in 2003, primarily due to an increase in demand for its products from its OEM customer, increased capacity expansion in the Texas facility resulting from increased product demand, the addition of the H2 parts program for the Hummer sport utility vehicle and the start-up of the Ontario, Canada program.

The increased sales generated $19.3 million more gross profit in 2003 compared to 2002 primarily due to the increased sales. Gross profit as a percentage of sales slightly decreased from 23.8% in 2002 to 23.0% in 2003 due to increased product mix of the H2 parts business, which carries a lower margin.

General administrative expenses increased $3.8 million in 2003 due to higher support requirements for the increased sales, primarily for the increased capacity in Texas and the new plant in Canada. The Company incurred a $1.1 million foreign currency gain in 2003 which reduced general and administrative expense, which was partially offset by merger related costs and a provision for asset impairment. General and administrative expenses as a percentage of sales decreased to 9.0% in 2003 because the fixed expenses did not increase proportionately with the sales growth.

In 2002, the Company reached agreement to redeem and cancel 360,000 warrants and 500,000 options to purchase shares of common stock, previously issued to two individuals, both of whom are directors and one of whom is an officer of the Company, as incentive for their partial guarantee of the Company’s debt. The Company incurred a one-time expense of $2.1 million in 2002.

Other income in 2002 included $332 related to the cancellation of debt owed to a former vendor of the van conversion business.

Minority interest results from the Company owning 50% of the OEM Automotive Supply business. Income tax expense for 2003 is comprised of state tax expense and Canadian tax on the profits of the new operation in Canada, net of $1.3 million of deferred tax credit arising from the reduction of the valuation allowance for the NOL carryforward deferred tax asset. The Company did not record any U.S. federal income tax expense in 2003 due to net operating loss tax carry forwards generated from losses in prior years and the reduction in the valuation allowance for deferred tax assets. Income tax expense in 2002 was comprised only of state taxes, as the Canadian operation had not begun operations.

Federal income tax expense was impacted by the elimination of our deferred tax asset valuation allowance in 2003 by $1.3 million. This deferred tax asset, of which the majority is attributable to the $3.2 million dollars in NOL carryforwards at September 30, 2003, was fully reserved in previous years due to uncertainties in eventual recognition of the benefit of this asset. See Note 7 of notes to consolidated financial statements for further information on income taxes.

SEASONALITY AND TRENDS

The Company’s sales and profits are dependent on the automotive markets, primarily located in North America and one customer. The business may be influenced by a number of factors including OEM programs affecting price and supply, interest rates, gasoline prices, atypical weather for any sales region, OEM plant shutdowns and model year changeovers. Sales are dependent upon long-term contracts.

In the ordinary course of business, the Company has entered into multiple contracts of varying size and duration with General Motors (GM). At the end of these contracts, the Company seeks to replace the expiring contracts with similar contracts. However, the Company can provide no assurances it will be able to continue to do so in the future. To mitigate this potential exposure, the Company generally structures its facility leases and vendor supply contracts to correspond with the terms of its GM contracts. Due to the lack of availability of suitable buildings, the Oshawa, Ontario, Canada lease is ten years compared to a five year program life for the other plants.

The Company is currently largely dependent upon one customer and contractual agreements with this customer. The terms of the agreements are tied to the customer’s anticipated life of the vehicle chassis. Following is a summary of existing program lives and the percentage of 2004 sales attributable to each plant. The program lives are tied to contractual agreements, but may be shortened or extended based upon market conditions and chassis manufacturing plans at the option of the customer. Historically, the customer has continued programs upon the introduction of a new vehicle chassis, although the Company is not assured of receiving such new contracts.

Plant Location (a)	Estimated Program Life	Percentage of 2004 Sales
Shreveport, LA	Jul 2006	6.6%
Haslett, TX—Tahoe	Jan 2006	33.3%
Haslett, TX—Suburban	Jul 2006	23.7%
Livonia, MI	(b)	17.6%
Oshawa, Ontario, Canada	Jul 2007	6.0%

(a)	The Company’s plants typically have several different programs being manufactured on the same vehicle chassis.
(b)	Parts distribution. No determinable program life. The Company intends to continue to develop its parts distribution business.

The sales program related to the New Jersey facility ended in October 2004. Sales for this program accounted for 2.8% of the Company’s sales in fiscal year 2004.

A supply program in Shreveport ended during the fourth quarter of fiscal 2003. The Company had minimal sales for the Shreveport plant during the first six months of 2004 compared to $6.1 million during the first six months of fiscal 2003. A new supply program started during the third quarter of fiscal 2004, which returned the Shreveport facility to profitability, and should continue at this pace into fiscal 2005.

The Canadian facility operated at a loss for fiscal 2004 due to substantially reduced sales volume. Operating losses at this facility will continue to occur if sales volumes do not increase. We do not anticipate sales in the first quarter of fiscal 2005 to improve over current levels. Currently, the Company is working with its customer in attempts to increase sales at this location, and anticipates a return to profitability at this facility during fiscal 2005. Businesses acquired during the year incurred $2.8 million in operating losses in 2004. Results for these businesses are expected to improve in 2005.

ACQUISITIONS AND JOINT VENTURES

In January 2004, the Company and Wheel to Wheel Acquisition Company, LLC, an Indiana corporation and a wholly owned subsidiary of the Company (the “Acquisition Subsidiary”), consummated an Agreement and Plan of Merger (the “Merger Agreement”) with Wheel to Wheel and the shareholders of Wheel to Wheel (the “Shareholders”). The Merger Agreement provided for the acquisition of Wheel to Wheel by the Company pursuant to a merger of Wheel to Wheel with and into the Acquisition Subsidiary (the “Merger”), with the Acquisition Subsidiary surviving the Merger and continuing as a wholly owned subsidiary of the Company.

Wheel to Wheel owned 50% of Starcraft’s joint venture subsidiaries Tecstar, LP and Tecstar Manufacturing Canada Limited. As a result of the Merger, the Company owns directly or indirectly 100% of the equity interests in the Tecstar entities and Wheel to Wheel.

In the Merger, the Shareholders of Wheel to Wheel collectively received 3,550,000 shares of Starcraft common stock. The Company entered into employment and non-competition agreements with the three key executives of Wheel to Wheel. The merger agreement restricts transfer of the shares issued in the merger for two years, with provisions for up to approximately 500,000 shares in 2004 and 300,000 shares in 2005 to be available for sale without contractual restriction, subject to compliance with applicable securities laws and Company policy.

Wheel to Wheel provides design, engineering, validation and testing of automotives and automotive components and also manufactures show and specialty vehicles and pace cars.

Wheel to Wheel is the sole provider of engineering, design and validation services to Tecstar. Tecstar could be significantly harmed if Wheel to Wheel no longer provided these services. The merger of the Company and Wheel to Wheel enabled the Company to control this critical aspect of Tecstar’s business.

In addition, Wheel to Wheel generated incremental revenues of approximately $5 million in the specialty vehicle and automotive engineering markets in the Company’s fiscal year 2004.

The acquisition of Wheel to Wheel was treated as a purchase for financial reporting purposes. Accordingly, the purchase price was first allocated to the fair value of assets received, net of assumed liabilities. The remaining purchase price was then allocated to any identifiable intangible assets, which in this case, included a customer relationship and several supply contracts, with the remainder allocated to goodwill. The identifiable intangible assets, valued at $14.3 million, are being amortized to expense over the expected lives of the assets ranging from three to twenty years. Goodwill, approximating $125 million at acquisition, will not be amortized to expense, but will be evaluated annually for any impairment in the carrying value, and adjusted accordingly through the income statement. As previously discussed, the Company performed its annual review of goodwill impairment and recorded a $47.9 million, non-cash charge in the second quarter of fiscal 2004.

On July 13, 2004, the Company and IMPCO Technologies Inc. of Cerritos, California announced the formation of Powertrain Integration, LLC (“PI”). The new company will provide Powertrain integration, engineering expertise and production capabilities to satisfy the OEM need for low volume, on-highway vehicle applications. PI is owned 51% by Wheel to Wheel, a wholly owned subsidiary of Starcraft, and 49% by IMPCO. PI expects revenues to begin in calendar 2005.

In October 2003, Starcraft and Wheel to Wheel jointly acquired the assets of Tarxien in Ontario, Canada. Tarxien, with $6.6 million in sales in 2004, was acquired for its OEM-compliant, highly efficient horizontal paint line, and its plastic injection molding facilities that will further support Starcraft’s ongoing automotive aftermarket initiatives.

In November 2003, the Company acquired the assets of Classic Design of Walled Lake, Michigan. Classic Design provides design and engineering services, concepting and show car development for automotive OEMs, primarily Ford Motor Company. Classic Design also develops and markets aftermarket parts. Classic Design’s senior staff brings additional expertise in direct sales and corporate relationships. Classic Design contributed $1.8 million in sales in fiscal 2004.

The total purchase price of the assets, net of assumed liabilities, for Tarxien and Classic Design was $1.2 million.

In October 2004, the Company formed a 50-50 joint venture company with AM General LLC to provide second-stage manufacturing capabilities and design and engineering expertise for low volume OEM needs. The venture, named Amstar, will also offer a full line of aftermarket accessories to compliment the General Motors special equipment packages available for the HUMMER consumer.

LIQUIDITY AND CAPITAL RESOURCES

Operating activities generated $7.7 million in cash in 2004 compared to $13.7 million in 2003. Cash generated in 2004 before working capital usage was $7.1 compared to generation of $24.4 million in 2003. Cash generated by reducing accounts receivable levels associated with the decline in sales was $3.0 million net of inventory increases associated with the wheel program, and net of reductions in accounts payables. Cash used for accounts receivable, inventories and accounts payable in 2003 to fund the sales growth was $6.7 million.

The Company invested $5.7 million in property and equipment during 2004 primarily attributed to leasehold improvements in the Texas plant, tooling to develop the aftermarket parts business and tooling and engineering projects.

In January 2004, the Company entered into a $30 million revolving credit agreement with its current lending institution, and a new lending institution, which matures on April 1, 2006. The facility was amended to accommodate the increased revolver needs associated with the Wheel to Wheel acquisition. Advances under the agreement are limited to a specific percentage of eligible receivables and inventories, subject to a maximum of $30 million. The advances bear interest subject to a pricing matrix with ranges of  3/4% below the prime rate to  1/4% above the prime rate dependent upon a ratio of funded debt to EBITDA. The revolver also contains a LIBOR based borrowing option with rates ranging from 150 to 250 basis points above Euro dollar rates, dependent upon the same calculation. Substantially all of the Company’s assets collateralize the borrowings.

As discussed in Note 6 of the notes to consolidated financial statements, the Company and its subsidiaries, have two bank lines of credit, which provide for $35 million of credit subject to borrowing base limitations of which $1 million was outstanding at October 3, 2004.

The Company, in relation to the acquisition of Wheel to Wheel, entered into employment contracts with three employees that among other things, allow for severance payments of two years worth of base salary for termination without cause. Obligations under these severance agreements total $1.8 million annually. The Company had previously entered into two employment contracts with two and five year terms, which among other things, have severance provisions totaling $2.8 million annually.

Effective July 13, 2004, Starcraft Corporation completed the private placement of $15 million of unsecured senior subordinated convertible notes. The notes were placed with accredited investors in a transaction exempt from registration under the Securities Act of 1933, pursuant to Section 4(2) of the Securities Act, and Regulation D thereunder. The notes bear interest at 8.5% and mature in July 2009 with semi-annual interest payments payable on January 1 and July 1 of each year, commencing January 1, 2005. The payments can be made in either cash or stock, to be determined at Starcraft’s discretion. The notes are convertible at the option of the holder, subject to certain conditions, in whole or in part, into shares of Starcraft’s common stock at a 25% premium to the previous five-day average closing price of Starcraft’s stock price as of July 12, 2004.

Starcraft has filed a registration statement under the Securities Act of 1933 to register the shares of its common stock issuable upon conversion of the notes for potential resale by note holders. Starcraft paid a placement fee of $0.4 million and an origination fee of $0.2 million in respect of this issuance. The funds from the debt issuance were used to pay down the revolver. Available funds on the revolving line of credit, subject to borrowing base limitations, approximated $25 million at October 3, 2004. At December 14, 2004, available funds under the revolver line of credit are $20 million.

The Company believes the additional capital provided by the convertible notes proceeds will better align its long term growth initiatives with capital not subject to borrowing base fluctuations, enhancing management’s flexibility in addressing long and short term capital and liquidity needs as they arise. The Company believes the additional flexibility provided by the convertible notes together with borrowings available under revolving credit facilities and internally generated funds will be sufficient to satisfy its liquidity requirements, and growth initiatives through 2005.

On February 9, 2004, the company declared a 5% common stock dividend. The stock dividend was paid on March 19, 2004 to stockholders of record as of February 20, 2004.

INCOME TAXES

At this time, the Company does not have U.S. federal income tax expenses due to existing net operating loss carryforwards generated from prior years’ tax losses that are being utilized to offset current taxable income. The Company is incurring certain state taxes.

As the net operating loss carryforwards are utilized, the Company will begin recording U.S. federal income taxes, along with Canadian and state taxes. At October 3, 2004, the net operating loss carryforwards were approximately $3.6 million related to U.S. income taxes and $1.8 million related to Canadian taxes.

PROPOSED MERGER

On November 23, 2004, the Company entered into an Agreement and Plan of Merger whereby Quantum will acquire all of the issued and outstanding shares of common stock of Starcraft in a tax-free stock-for-stock exchange valued at approximately $185 million, including the assumption of debt and other consideration. Under the terms of the definitive Agreement and Plan of Merger, each Starcraft shareholder will receive 2.341 shares of Quantum common stock for every share of Starcraft common stock.

The proposed transaction received the unanimous approval of both Boards of Directors. Four of Starcraft’s largest shareholders, who collectively represent 51.3% of Starcraft’s issued and outstanding shares of common stock have entered into a voting agreement with Quantum pursuant to which they have agreed to vote their Starcraft shares in favor of the merger. General Motors, Quantum’s largest stockholder, owning 14.2% of the issued and outstanding common shares of Quantum and 11.4% of the voting power of Quantum’s stock, has entered into a voting agreement with Starcraft agreeing to vote in favor of the transaction.

Starcraft common shareholders will own approximately 40% of the pro forma Quantum common stock outstanding immediately following completion of the transaction. Quantum will maintain its listing on the NASDAQ National Market under the symbol “QTWW.” Starcraft Corporation will survive the merger with a newly formed Quantum subsidiary and will operate as a wholly owned subsidiary of Quantum.

The transaction will be submitted to the shareholders of both companies for approval. The transaction is also subject to customary regulatory review and closing conditions, and is expected to close in the first quarter of calendar year 2005.

Quantum is a leading designer, integrator and manufacturer of packaged fuel systems for fuel cells and alternative fuel applications in the transportation, fuel cell stationary power generation and hydrogen refueling infrastructure markets. Leveraging its core competencies in ultra-light weight composite fuel storage, fuel injection, fuel metering, electronic controls, OEM-level systems integration, and years of OEM production experience, Quantum also designs and manufactures hybrid and fuel cell vehicles. Quantum is a Tier 1 OEM supplier and has product commercialization alliances with General Motors, Sumitomo and IMPCO. Quantum’s customer base includes General Motors, Toyota, Opel, Hyundai, Suzuki, Ford, Sunline, Yamaha, AeroVironment, and the U.S. Army. Quantum’s website is www.qtww.com.

The combined company would have an extensive range of operational expertise in areas such as vehicle systems design, powertrain engineering, systems integration, validation, assembly and service readiness for traditional vehicles, alternative fuel platforms, and hydrogen-based fuel cell vehicles. The complementary strengths of each company should support expansion of current customer programs and create the potential to attain new OEM programs. If the merger is effected, the combined company is expected to maintain operations in California, Indiana, Louisiana, Michigan, Texas, and Ontario, Canada, with its headquarters located in Irvine, California.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

In the course of normal business and in the preparation of its consolidated financial statements in accordance with accounting principles generally accepted in the United States, management is required to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates. The significant policies under which such estimates and assumptions are made include:

Revenue Recognition: The Company generally manufactures products based on specific orders from customers. Shipments are generally made by common carrier after receiving authorization from the customer, and revenue is recognized upon shipment under FOB factory terms.

Warranties: The Company follows the policy of accruing an estimated liability for warranties at the time the warranted products are sold. The Company’s OEM Automotive Supply segment provides products to Original Equipment Manufacturers under warranty terms similar to those offered by the OEM to its customers, generally three years. The Company accrues an estimated liability for potential warranties at the time products are sold, based on past claims experience.

Accrued Insurance: The Company is self-insured for a portion of its employee medical benefits. Medical claims are routinely reviewed by the Company’s insurance carrier for purposes of establishing ultimate loss estimates. In addition, management must determine estimated liability for claims incurred but not reported. Such estimates and any subsequent changes in estimates may result in adjustments to our operating results in the future.

Property and Equipment: Property and equipment are stated at cost. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. The Company is depreciating buildings over periods of 15 to 50 years. Building improvements over periods of 5 to 20 years, and equipment over periods of 3 to 12 years.

Identifiable Intangible Assets and Goodwill: The identifiable intangible assets generated by the Wheel to Wheel merger will be amortized to expense over the expected lives of the assets ranging from three to twenty years. Goodwill will not be amortized to expense, but rather will be evaluated annually for any impairment in the carrying value, and adjusted accordingly through the income statement.

OFF-BALANCE SHEET ARRANGEMENTS

As part of the Wheel to Wheel merger, the Company assumed a consulting agreement for a former shareholder of Wheel to Wheel. As of October 3, 2004, Wheel to Wheel has 103 remaining monthly payments of $28 due under this arrangement, which is not recorded on the balance sheet.

CONTRACTUAL OBLIGATIONS:

	Payments due by period
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-Term Debt Obligations	$19,164	$310	$1,584	$15,674	$1,596
Operating Lease Obligations	16,874	3,181	5,329	3,842	4,522
Employment Agreement Obligations	7,090	2,940	3,250	900	—

Total	$43,128	$6,431	$10,163	$20,416	$6,118

AVAILABLE INFORMATION

Availability of Reports. Starcraft is a reporting company under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and files reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). The public may read and copy any Company filings at the SEC’s Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

Because the Company makes filings to the SEC electronically, you may access this information at the SEC’s internet site: www.sec.gov. This site contains reports, proxies, information statements, and other information regarding issuers that file electronically with the SEC.

Web site Access. Our internet Web site address is www.starcraftcorp.com. We make available, free of charge at the “Investor Relations” portion of this Web site under “SEC Filings” annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the 1934 Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Reports of beneficial ownership filed pursuant to Section 16(a) of the 1934 Act are also available on our Web site.

DISCUSSION OF FORWARD-LOOKING INFORMATION

The discussion above includes forward-looking statements respecting domestic and international market and economic trends, the Company’s products and marketing plans, anticipated capital expenditures and revenues, the adequacy of capital resources and other matters. From time to time, the Company may make oral or written forward-looking statements regarding its anticipated sales, costs, expenses, earnings and matters affecting its condition and operations. All such forward-looking statements are subject to a number of material factors which could cause the statements or projections contained therein to be materially inaccurate. Such factors include, without limitation, the following:

General Operating Contingencies. The Company may not be able to attract and retain employees with sufficient skills to conduct its operations efficiently and may from time to time be subject to work slow-downs or stoppages. The Company may be adversely affected by delay or unavailability of supply of numerous component parts. The Company will not always be able to satisfy its capital requirements with internally generated funds and may, from time to time, need to rely on bank financing and other third party capital resources. There is no assurance that such resources will always be available to the Company or as to the terms that will apply to any financing, or as the Company’s ability to continue to comply with such terms over time.

Acquisitions and Diversification. The Company may be engaged in negotiations from time to time regarding prospective acquisitions of related businesses. Such acquisitions could be material to the Company and, if affected, could have a material effect on the Company’s financial condition or results of operations. There is no assurance as to when or whether the Company will be able to effect acquisitions, whether it will be able to generate requisite funding to effect such acquisitions, or as to the terms on which such acquisitions may be effected. The Company may have less experience manufacturing and marketing such acquired products than it has in its business. There is no assurance that such new acquisitions will be profitable.

Economic Conditions. The level of disposable consumer income affects the Company’s sales because its products are generally considered discretionary expenditures by consumers. In difficult economic times, consumers tend to spend less of their income on discretionary items. Other economic factors affecting the demand for the Company’s products include the availability and price of gasoline, the level of interest rates and the availability of consumer financing.

Reduced gasoline availability could adversely affect the demand for the Company’s products. A significant increase in the price of gasoline could reduce demand for the Company’s products because it would increase the cost of operating these products. Because many consumers finance their purchase of vehicles on which Company products are installed, the availability of financing and level of interest rates can affect a consumer’s purchasing decision. A decline in general economic conditions or consumer confidence can be expected to affect the Company and Tecstar’s sales adversely.

Revenues. All of the Company’s sales in 2004, 2003 and 2002 were to GM. The Company’s OEM Automotive Supply sales are directly impacted by the size of the automotive industry and GM’s market share. Further, GM periodically reduces production or closes plants for several months for model changeovers. During the fourth quarter of fiscal year 2000 and continuing into the second quarter of fiscal 2001, one of the Company’s manufacturing facilities was substantially shut down as a result of GM’s model changeover. This adversely affected the Company’s fiscal 2000 and 2001 results. A decline in sales in the automotive market or in GM’s automotive sales, or production cutbacks and plant shut downs for model changeovers by GM, could have an adverse impact on the Company’s sales and profits. Sales of the Company are subject to long-term contracts with GM. Continued sales and growth of this segment is subject to the Company’s ability to continue to satisfactorily perform and to obtain such contracts over time. Sales programs are tied to contractual agreements, but may be shortened or extended based upon market conditions and chassis manufacturing plans at the option of the customer. Historically, the customer has continued programs upon the introduction of a new vehicle chassis, although the Company has no assurance that it will receive such new contracts.

The Company’s agreements with its customer may be shortened or extended by the customer at its discretion. There is no assurance that the Company’s agreements will remain in effect for the stated periods.

Single Customer. GM has publicized its interest to put significant pressures on its suppliers to reduce costs, including GM’s intention to change suppliers if suppliers do not comply. As the Company’s sole customer is GM, there is no assurance that the Company’s sales and margins will not be adversely affected by this program.

Regulation. The Company is subject to various foreign, federal, state and local regulations. The Company must comply with certain Federal and state regulations relating to the disposition of hazardous wastes generated in its production processes. The Company’s failure to comply with applicable regulations or changes in current regulations, including the adoption of new safety or environmental standards, could have a material adverse effect on the Company’s results of operations.

Competition. The OEM Automotive Supply business is also highly competitive with several large companies competing in this market. There is no assurance the Company will be able to maintain its current competitive position in this market.

Potential Product Liability and Warranties. Like other automotive manufacturers, the Company may be subject to claims that its products caused or contributed to damage or injury sustained in vehicle accidents or may be required to recall products deemed unsafe. Any such claims in excess of the Company’s insurance coverage or material product recall expenses could adversely affect the Company’s financial condition and results of operations. It is possible that actual expenses the Company incurs to honor warranties on products could exceed the warranty liability accrued on its books for such expenses, which could adversely affect its results of operations.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

In the normal course of business, operations of the Company are exposed to fluctuations in interest rates and foreign currencies. These fluctuations can vary the cost of financing, investment yields and operations of the Company.

The Company does not have any investments that would be classified as trading securities under generally accepted accounting principles. The Company’s non-trading investments, excluding cash and cash equivalents, consist of certificates of deposit and debt securities. These financial instruments are subject to market risk in that changes in interest rates would impact the market value of such investments. The Company generally does not utilize derivatives to hedge against increases in interest rates which decrease market values.

Based on the Company’s overall interest rate exposure at October 3, 2004, including variable rate debt, a hypothetical 10 percent change in interest rates applied to the fair value of the financial instruments as of October 3, 2004, would have no material impact on earnings or cash flows over a one-year period.

The Company’s foreign currency risk exposure results from fluctuating currency exchange rates, primarily the U.S. dollar against the Canadian dollar. The Company faces transactional currency exposures that arise when its foreign subsidiaries enter into transactions, denominated in currencies other than their local currency. The Company also faces currency exposure that arises from translating the results of its Canadian operations to the U.S. dollar at exchange rates that have used financial derivatives to hedge against fluctuations in currency exchange rates. During fiscal 2004, the Company incurred a $0.2 million net foreign currency gain.

ITEM 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

STARCRAFT CORPORATION AND SUBSIDIARIES

Goshen, Indiana

CONSOLIDATED FINANCIAL STATEMENTS

October 3, 2004, September 28, 2003 and September 29, 2002

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Starcraft Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Starcraft Corporation and Subsidiaries as of October 3, 2004 and September 28, 2003 and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended October 3, 2004. Our audit also included the financial statement schedule listed in the index at Item 15(c). These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Starcraft Corporation and Subsidiaries as of October 3, 2004 and September 28, 2003, and the results of their operations and their cash flows for each of the three years in the period ended October 3, 2004 in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the financial statement schedule referred to above presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

As explained in Note 16, the Board of Directors has agreed to a sale of all the common stock of the Company under an Agreement and Plan of Merger.

/S/    CROWE CHIZEK AND COMPANY LLC

Crowe Chizek and Company LLC

Elkhart, Indiana

November 19, 2004

STARCRAFT CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

October 3, 2004 and September 28, 2003

	2004	2003
	(dollars in thousands)
ASSETS
Current assets
Cash and cash equivalents	$1,173	$836
Accounts receivable
Trade, less allowance for doubtful accounts: 2004—$327; 2003—$200	21,195	28,606
Other receivables	2,188	576
Inventories	13,547	10,060
Tooling and engineering projects	2,609	6,593
Refundable income taxes	1,696	—
Deferred income taxes	1,949	1,487
Other current assets	678	922

Total current assets	45,035	49,080

Property and equipment
Land, buildings and improvements	5,812	6,005
Machinery and equipment	14,442	7,321

	20,254	13,326
Less accumulated depreciation	5,737	4,190

Property and equipment, net	14,517	9,136

Goodwill	77,443	—
Intangible assets, net of $1,440 accumulated amortization	12,860	—
Other assets	1,506	514

	$151,361	$58,730

See accompanying notes to consolidated financial statements.

STARCRAFT CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

October 3, 2004 and September 28, 2003

	2004	2003
	(dollars in thousands)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current maturities of long-term debt	$310	$—
Accounts payable, trade	20,860	19,549
Accrued expenses
Compensation and related expenses	1,742	2,668
Warranty	248	698
Income taxes	—	3,378
Taxes, other	185	434
Medical self insurance	412	—
Interest	262	—
Other	569	394

Total current liabilities	24,588	27,121

Long-term debt, net of current maturities	18,854	9,148

Deferred income taxes	4,938	—

Minority interest in subsidiary	—	9,821

Commitments and contingencies (Note 11)	—	—

Shareholders’ equity
Preferred stock, no par value: authorized 2,000,000 shares, none issued	—	—
Common stock, no par value: authorized 20,000,000 shares, issued and outstanding 8,968,691 shares in 2004 and 4,804,102 shares in 2003	149,831	15,203
Additional paid-in capital	9,665	3,420
Accumulated deficit	(56,794)	(6,151)
Accumulated other comprehensive income	279	168

	102,981	12,640

	$151,361	$58,730

See accompanying notes to consolidated financial statements.

STARCRAFT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

For the years ended October 3, 2004, September 28, 2003 and September 29, 2002

	2004		2003	2002
	(dollars in thousands, except per share data)
Net sales		$173,403	$192,102	$104,684

Cost of goods sold		150,339	147,835	79,748

Gross profit		23,064	44,267	24,936

Operating expenses
Selling and promotion		2,897	1,866	2,014
General and administrative		16,194	17,297	13,501
Goodwill impairment		47,900	—	—
Amortization of intangibles		1,440	—	—
Compensation expense from warrant and option redemption		—	—	2,096

Operating income (loss)		(45,367)	25,104	7,325

Nonoperating (expense) income
Interest, net		(940)	(457)	(476)
Other, net		—	33	589

		(940)	(424)	113

Income (loss) before minority interest and income taxes		(46,307)	24,680	7,438

Minority interest		610	10,832	4,087

Income (loss) before income taxes		(46,917)	13,848	3,351

Income taxes (benefit)		(1,897)	2,060	388

Net income (loss)		$(45,020)	$11,788	$2,963

Earnings (loss) per common share, basic		$(5.79)	$2.37	$.62

Earnings (loss) per common share, diluted	$	*	$2.14	$.52

*	Not presented herein since effect is antidilutive.

See accompanying notes to consolidated financial statements.

STARCRAFT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

For the years ended October 3, 2004, September 28, 2003 and September 29, 2002

	Issued and Outstanding Common Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Compre- hensive Income	Total
		(dollars in thousands)
Balance, October 1, 2001	4,255,059	$14,401	$1,386	$(18,490)	$—	$(2,703)

Net income	—	—	—	2,963	—	2,963
Stock option redemption	—	—	(378)	—	—	(378)
Issuance of common stock	199,000	449	—	—	—	449

Balance, September 29, 2002	4,454,059	14,850	1,008	(15,527)	—	331

Net income	—	—	—	11,788	—	11,788
Currency translation adjustments	—	—	—	—	168	168

Comprehensive income						11,956

5% Common stock dividend	225,460	—	2,412	(2,412)	—	—
Issuance of common stock	124,583	353	—	—	—	353

Balance, September 28, 2003	4,804,102	15,203	3,420	(6,151)	168	12,640

Net loss	—	—	(45,020)	—	—	(45,020)
Currency translation adjustments	—	—	—	—	111	111

Comprehensive loss						(44,909)

5% Common stock dividend	421,539	—	5,623	(5,623)	—	—
Tax benefit of disqualifying stock option dispositions	—	—	622	—	—	622
Issuance of common stock	3,743,050	134,628	—	—	—	134,628

Balance, October 3, 2004	8,968,691	$149,831	$9,665	$(56,794)	$279	$102,981

See accompanying notes to consolidated financial statements.

STARCRAFT CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the years ended October 3, 2004, September 28, 2003 and September 29, 2002

	2004	2003	2002
	(dollars in thousands)
Cash flows from operating activities
Net income (loss)	$(45,020)	$11,788	$2,963
Adjustments to reconcile net income (loss) to net cash from operating activities
Compensation expense from warrants and options	—	—	2,096
Depreciation and amortization	4,030	1,646	766
(Gain) loss on disposal of assets	—	233	(85)
Provision (credit) for losses on doubtful receivables	(70)	157	184
Minority interest	610	10,832	4,087
Goodwill impairment	47,900	—	—
Deferred income taxes	(958)	—	—
Tax benefit of disqualifying stock option dispositions	622	—	—
Changes in operating assets and liabilities, excluding effects from acquisitions in 2004
Accounts receivable	7,818	(6,621)	(11,163)
Refundable income taxes	(1,696)	—	—
Inventories	(2,112)	(1,856)	(3,568)
Tooling and engineering projects	3,984	(5,641)	(123)
Accounts payable	(2,726)	1,491	6,060
Accrued expenses	(5,179)	3,038	882
Other	509	(1,366)	(566)

Net cash from operating activities	7,712	13,701	1,533

Cash flows from investing activities
Collection of notes receivable, net	—	—	358
Purchase of property and equipment	(5,680)	(5,504)	(2,943)
Acquisitions, net of cash acquired	(1,200)	—	—
Proceeds from sale of property and equipment	41	13	42
Increase in other assets	354	—

Net cash from investing activities	(6,485)	(5,491)	(2,543)

Cash flows from financing activities
Net proceeds (payments) on revolving credit agreement	(8,203)	(3,556)	4,612
Proceeds from issuance of convertible debt	15,000	—	—
Deferred financing costs	(694)	—	—
Payments of long-term debt	(400)	—	(814)
Distributions to minority shareholder	(7,500)	(3,002)	(2,253)
Redemption and cancellation of warrants and options	—	(1,474)	(1,000)
Issuance of common stock	935	353	449

Net cash from financing activities	(862)	(7,679)	994

Effect of exchange rate changes on cash	(28)	21	—

Net change in cash and cash equivalents	337	552	(16)

Cash and cash equivalents at beginning of year	836	284	300

Cash and cash equivalents at end of year	$1,173	$836	$284

Supplemental disclosure of cash flow information
Interest paid	$678	$606	$473
Income taxes	2,535	673	137

Noncash investing and financing activities
Business acquisitions:

Liabilities assumed	$13,592	$—	$—

Issuance of shares of common stock	133,693	—	—

Issuance of notes payable as partial consideration consideration in redemption of warrants and stock options	$—	$—	$1,474

See accompanying notes to consolidated financial statements.

STARCRAFT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 3, 2004, September 28, 2003 and September 29, 2002

(Dollars in thousands, except per share data)

NOTE 1—NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Business and Principles of Consolidation: Starcraft Corporation and Subsidiaries (collectively referred to as the “Company”) are second stage manufacturers of pickup truck and sport utility vehicles to an original equipment manufacturer (“OEM automotive supply”). The Company also supplies after-market automotive parts and products (“automotive parts and products”) to wholesale and retail customers, and provides engineering development services to customers in the automotive industry. The consolidated financial statements include the accounts of Starcraft Corporation and its wholly owned subsidiaries: Starcraft Automotive Group, Inc., Conversion Warranty, Inc. and Starcraft Southwest, Inc. On January 16, 2004, the Company acquired all the issued and outstanding shares of common stock of Wheel to Wheel, Inc. (“Wheel to Wheel”) in a merger transaction. Prior to the acquisition, the Company had a 50% ownership in Tecstar, LP and Tecstar Manufacturing Canada Limited (collectively “Tecstar”) which were 50% owned subsidiaries of Wheel to Wheel. Through the acquisition of Wheel to Wheel, the Company now owns 100% of Tecstar, which accounts are consolidated in these financial statements. Prior to January 16, 2004, the Company owned 50% of Tecstar and consolidated the accounts due to its effective control over Tecstar’s financial policies through its representation on the Boards of Managers, participation in policymaking processes, and interchange of managerial personnel. The Company accounted for the Wheel to Wheel 50% ownership as minority interest. All significant intercompany accounts and transactions have been eliminated in consolidation.

The Company’s customers operate primarily in the automotive industry. The Company’s sales are primarily to one customer in the United States and Canada.

Cash Equivalents and Concentrations: Cash equivalents include all highly liquid investments with a maturity when purchased of three months or less. The first $100 of deposits in each financial institution is insured by an agency of the U.S. Government.

Accounts Receivable: The Company sells to customers using credit terms customary in its industry. Credit is extended to customers based on an evaluation of the customer’s financial condition, and when credit is extended, collateral generally is not required. Interest is not normally charged on receivables. Management establishes an allowance for doubtful accounts for potential losses on its accounts receivable based on historical loss experience and current economic conditions. Accounts receivable are charged off to the allowance when management determines the account is uncollectible.

Inventories: Inventories are stated at the lower of cost or market. Cost is determined by the last-in, first-out (“LIFO”) method for certain inventories ($229 and $224 at October 3, 2004 and September 28, 2003, respectively) and by the first-in, first-out (“FIFO”) method for all other inventories.

Tooling and Engineering Projects: Tooling and engineering projects represent costs, less amounts billed, incurred by the Company in the development of tooling and engineering services provided by the Company. The Company receives a specific purchase order for these tooling and engineering projects and is generally reimbursed by the customer within terms customary in its industry. Costs are deferred until reimbursed by the customer. Forecasted losses on incomplete projects are recognized currently.

Property and Equipment: Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed principally by the straight-line method over the estimated useful lives of the assets. The Company is depreciating buildings over periods of 15 to 50 years, building improvements over periods of 5 to 20 years, and equipment over periods of 3 to 12 years. Gains or losses on disposition of property and equipment are included in income. Maintenance and repairs are expensed as incurred.

STARCRAFT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

October 3, 2004, September 28, 2003 and September 29, 2002

(Dollars in thousands, except per share data)

Warranties: The Company follows the policy of accruing an estimated liability for warranties at the time the warranted products are sold. Warranty is provided for terms similar to those offered by the OEM to its customers. Warranty activity for the years ended October 3, 2004 and September 28, 2003 is as follows:

	2004	2003
Accrued warranty at beginning of year	$698	$771
Adjustments	(322)	(25)
Warranty claims paid	(128)	(48)

Accrued warranty at end of year	$248	$698

Segment Information: The Company’s principal business is the supply of the OEM Automotive Industry. The Company’s previously reported Automotive Parts and Products segment no longer meets the quantitative thresholds for separate disclosure as set forth in Statement of Financial Accounting Standards (“SFAS”) No. 131, “Disclosure about Segments of an Enterprise and Related Information.”

Revenue Recognition: The Company generally manufactures products based on specific orders from customers. Shipments are generally made by common carrier after receiving authorization from the customer, and revenue is recognized upon shipment under FOB factory terms.

Translation of Foreign Currency: Assets and liabilities of Tecstar Canada are translated at rates of exchange in effect at the close of the fiscal year. Revenues and expenses are translated at the average rates of exchange for the year. Translation gains and losses are accumulated within other comprehensive income as a separate component of shareholders’ equity. Foreign currency transaction gains and losses (transactions denominated in a currency other than Tecstar Canada’s local currency) are included in selling and administrative expenses, and net foreign currency transaction gains aggregated $225 and $1,120 for the years ended October 3, 2004 and September 28, 2003, respectively.

Fair Value of Financial Instruments: The carrying amount of the Company’s financial instruments, which include cash, accounts receivable, accounts payable and long-term debt, approximates fair value.

Other Income: Other income is comprised of royalty payments from parties that license the use of the Starcraft brand name and other miscellaneous items. In 2002, other income also included $332 related to cancellation of debt owed to a former vendor of the van conversion business.

Income Taxes: Deferred income taxes are provided based on the liability method of accounting pursuant to SFAS No. 109, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities. A valuation allowance adjusts net deferred tax assets to the net amount that is more likely than not to be realized. No provision has been made for U.S. and state income taxes or foreign withholding taxes on the undistributed earnings (approximately $1,671 and $4,143 at October 3, 2004 and September 28, 2003, respectively) of foreign subsidiaries because it is expected that such earnings will be reinvested indefinitely. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to U.S. income taxes (subject to an adjustment for foreign tax credits), state income taxes and withholding taxes payable to the foreign countries. Determination of the amount of any unrecognized deferred income tax liability of these undistributed earnings is not practical.

STARCRAFT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

October 3, 2004, September 28, 2003 and September 29, 2002

(Dollars in thousands, except per share data)

Goodwill: Goodwill represents the excess of the purchase price over the fair value of the assets acquired (see Note 2). Under SFAS No. 142, goodwill is not amortized and is assessed annually for impairment. Management has elected to test goodwill for impairment annually as of the end of the Company’s second fiscal quarter. Effective March 28, 2004, management determined the Company’s goodwill to be impaired and recorded a $47,900 impairment charge. The impairment charge resulted from a significant reduction in the Company’s fair market value of its common stock. The Company utilizes the fair market value of its common stock as a determination of the Company’s value.

Goodwill at beginning of year	$—
Additions	125,343
Impairment charge	(47,900)

Goodwill at end of year	$77,443

Evaluation of Impairment of Long-Lived Assets: In accordance with SFAS No. 144, “Impairment or Disposal of Long-Lived Assets”, the Company evaluates the carrying value of long-lived assets whenever significant events or changes in circumstances indicate the carrying value of these assets may be impaired. The Company evaluates potential impairment of long-lived assets by comparing the carrying value of the net assets to the expected net future cash inflows resulting from use of the assets. Management believes that no material impairment of long-lived assets exists at October 3, 2004.

Stock Based Compensation: The Company has adopted the disclosure-only provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, as amended by SFAS No. 148, “Accounting for Stock-Based Compensation-Transition and Disclosure”, and accordingly, accounts for its stock option plans using the intrinsic value method of Accounting Principles Board Opinion No. 25, “Accounting for Stock-Based Compensation”.

The following table illustrates the effect on net income (loss) and earnings (loss) per share if compensation expense was measured using the fair value recognition provisions of SFAS No. 123.

	2004	2003	2002
Net income (loss), as reported	$(45,020)	$11,788	$2,963
Deduct: stock-based compensation expenses determined under fair value based method, net of tax	2,512	129	289

Proforma net income (loss)	$(47,532)	$11,659	$2,674

Basic earnings (loss) per share, as reported	(5.79)	2.37	.62
Proforma basic earnings (loss) per share	(6.12)	2.34	.56
Diluted earnings (loss) per share, as reported	*	2.14	.52
Proforma diluted earnings (loss) per share	*	2.12	.48

*	Not presented herein since effect is antidilutive

STARCRAFT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

October 3, 2004, September 28, 2003 and September 29, 2002

(Dollars in thousands, except per share data)

The proforma amounts shown above and the weighted-average grant-date fair values of options granted were estimated using the Black-Scholes option-pricing model with the following assumptions:

	2004	2003	2002
Risk-free interest rate	2.74% - 3.95%	3.10% - 5.25%	5.25% - 6.23%
Dividend yield	0%	0%	0%
Volatility factor	84.32% - 87.24%	84.18% - 86.17%	77.45% - 94.70%
Expected option life	4 years	4 years	4 years

Comprehensive Income: Other comprehensive income refers to revenues, expenses, gains and losses that under accounting principles generally accepted in the United States of America are included in comprehensive income but are excluded from net income as these amounts are recorded directly as an adjustment to shareholders’ equity. The Company’s other comprehensive income consists of foreign currency translation adjustments.

Use of Estimates: Preparation of the financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates. Management makes estimates for accrued warranty, valuation allowance for deferred tax assets, allowance for doubtful accounts, allowances for slow-moving and obsolete inventories, impairment of long-lived assets and goodwill and accruals for self-insured risks.

Earnings Per Common Share: Basic earnings per common share is based on net income available to common shareholders divided by the weighted average number of common shares considered to be outstanding during the period. Diluted earnings per common share shows the dilutive effect of any additional potential common shares issuable under stock options and convertible senior subordinated notes.

Fiscal Year: The Company’s fiscal year ends on the Sunday closest to September 30. The year ended October 3, 2004, consisted of 53 weeks, while the years ended September 28, 2003 and September 29, 2002 each consisted of 52 weeks.

Reclassifications: Certain amounts in the 2003 and 2002 consolidated financial statements have been reclassified to conform with the 2004 presentation. These reclassifications had no effect on total assets, total shareholders’ equity or net income as previously reported.

Recently Enacted Accounting Standards: In December 2003, the Securities and Exchange Commission released Staff Accounting Bulletin (“SAB”) No. 104, “Revenue Recognition,” which supercedes SAB No. 101, “Revenue Recognition in Financial Statements.” SAB No. 104 clarifies existing guidance regarding revenue contracts that contain multiple deliverables to make it consistent with Emerging Issues Task Force (“EITF”) No. 00-21. The adoption of SAB No. 104 did not have a material impact on the Company’s consolidated financial statements.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued Interpretation No. (“FIN”) 46R, a revision to FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46R clarifies some of the provisions of FIN No. 46 and exempts certain entities from its requirements. FIN No. 46R is effective at the end of the first interim period ending after March 15, 2004. The adoption of FIN No. 46R did not have a material impact on the Company’s consolidated financial statements.

STARCRAFT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

October 3, 2004, September 28, 2003 and September 29, 2002

(Dollars in thousands, except per share data)

NOTE 2—ACQUISITIONS

As disclosed in Note 1, effective January 16, 2004, the Company acquired all the issued and outstanding shares of common stock of Wheel to Wheel in a merger transaction for a purchase price of $133,693, representing the issuance of 3,550,000 common shares, with a market value of $37.66 per share. Wheel to Wheel provides design, engineering, validation and testing of automotives and automotive components and also manufactures show and specialty vehicles and pace cars. The Acquisition of Wheel to Wheel has been accounted for in accordance with the provisions of SFAS No. 141, “Business Combinations.” The operating results of Wheel to Wheel have been included in the Company’s consolidated financial statements from the date of acquisition. As discussed in Note 1, the financial statements of Wheel to Wheel’s Tecstar subsidiaries (50% owned by the Company prior to the January 16, 2004 acquisition) have previously been included in the Company’s consolidated financial statements.

The acquired assets and liabilities assumed have been recorded at their estimated fair values at the date of acquisition and approximate the following:

Cash	$4
Other current assets	2,508
Property and equipment	1,913
Other assets	3,582
Goodwill	124,978
Intangible assets	14,300
Current liabilities	(4,569)
Other liabilities	(9,023)

$133,693

Also during 2004, the Company acquired the assets of Tarxien Automotive and Classic Design Concepts, Inc. for a purchase price of $1,200. The purchase resulted in $365 of goodwill.

The following table illustrates the effect on revenues, net income and earnings (loss) per share if Wheel to Wheel had been acquired at the beginning of the year ended September 28, 2003. The proforma results of the Tarxien Automotive and Classic Design Concepts, Inc. acquisitions were insignificant.

	2004	2003
Net sales	$175,296	$197,914
Net income (loss)	(47,529)	19,374

Basic earnings (loss) per share	$(6.12)	$2.23
Diluted earnings (loss) per share	*	2.10

*	Not presented herein since effect is antidilutive.

STARCRAFT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

October 3, 2004, September 28, 2003 and September 29, 2002

(Dollars in thousands, except per share data)

NOTE 3—INVENTORIES

Inventories consist of the following:

	2004	2003
Raw materials	$12,917	$9,583
Finished goods	700	877

	13,617	10,460
Allowance for slow-moving and obsolete inventories	70	400

	$13,547	$10,060

NOTE 4—INTANGIBLE ASSETS

Intangible assets subject to amortization consist of a customer relationship and business contracts obtained with the acquisition of Wheel to Wheel. The customer relationship (cost of $10,000 and accumulated amortization of $336 at October 3, 2004) is being amortized using the straight-line method over 20 years. The contracts (cost of $4,300 and accumulated amortization of $1,104 at October 3, 2004) are being amortized by the straight-line method over the life of the respective contract, ranging from two to four years. Amortization expense was $1,440 for the year ended October 3, 2004 and is estimated as follows for each of the next five years: 2005 - $2,160; 2006 - $1,928; 2007 - $620; 2008 - $500 and 2009 - $500.

NOTE 5—NOTES PAYABLE, RELATED PARTY

On September 25, 2002, the Company reached an agreement to redeem and cancel 360,000 outstanding warrants and 500,000 outstanding stock options previously issued to two individuals, both of whom are currently directors and one of whom is an officer of the Company, as incentive for their guarantee of certain of the Company’s debt. The warrants and stock options were redeemed at a price of $5.54 per share (less each issue’s underlying strike price), which reflected a 15% discount from the average closing price of $6.52 per share for the twenty-day period through and including September 25, 2002. The total cost of the redemption was $2,474. Of this amount, the Company recorded $2,096 of compensation expense in fiscal 2002 (in fiscal 2001, the Company had recorded $378 of compensation expense for stock options issued in December 2000). The redemption price of $2,474 consisted of $1,000 in cash and notes payable of $1,474. The notes payable were paid in full during the year ended September 28, 2003.

STARCRAFT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

October 3, 2004, September 28, 2003 and September 29, 2002

(Dollars in thousands, except per share data)

NOTE 6—LONG-TERM DEBT

Long-term debt consists of the following:

	2004	2003
Domestic bank revolving lines of credit	$—	$9,143
Canadian revolving line of credit	975	5
Mortgage note payable to bank, due in monthly installments of $15 including interest at .5% above the bank’s prime rate (effective rate of 5.25% at October 3, 2003) due September 2006, collateralized by related building.	1,309	—
Promissory note payable to a former shareholder of Wheel to Wheel related to the stock redemption agreement (see Note 11), payable in monthly installments of $22 including interest at 5%, due May 1, 2013, unsecured.	1,821	—
Various capital lease obligations due in total monthly installments of $7 including interest ranging from 12% to 19%, with maturities through June 2006.	59	—
Senior subordinated convertible notes	15,000	—

	19,164	9,148
Less, current maturities	310	—

Long-term debt	$18,854	$9,148

The Company entered into a $30,000 revolving credit agreement with its current lending institution on January 16, 2004. This revolving credit facility replaced the two revolving credit agreements that existed at September 28, 2003 and provided for $12,000 of available borrowings of which $9,143 was outstanding at September 28, 2003. The terms of the new facility are similar to those of the two old facilities. Advances under the agreement are limited to a specific percentage of eligible receivables and inventories, subject to a maximum of $30,000. The advances bear interest subject to a pricing matrix with ranges of  3/4% below the prime rate to  1/4% above the prime rate dependent upon a ratio of the Company’s funded debt to EBITDA. The revolver also contains a LIBOR based borrowing option with rates ranging from 150 to 250 basis points above Euro dollar rates, dependent upon the same ratio of funded debt to EBITDA. The credit facility expires on April 1, 2006 and as a result, all borrowings under the credit facility at October 3, 2004 are classified as long-term debt. The borrowings are collateralized by substantially all of the Company’s assets.

The Canadian revolving line of credit was entered into in April 2003 and provides for maximum borrowings of $5,000. Advances under the agreement are limited to eligible receivables and a percentage of inventories. Borrowings bear interest subject to a pricing matrix with ranges of ¾% below bank prime to ¼% above bank dependent upon a ratio of funded debt to EBITDA. The borrowings are collateralized by substantially all of the Company’s assets and the credit facility expires on April 30, 2006.

The weighted-average interest rate on outstanding borrowings under the revolving lines of credit at October 3, 2004 was 4.5% (3.5% at September 28, 2003).

Effective July 13, 2004, the Company issued $15 million in principal amount of unsecured senior subordinated convertible notes in a private placement to accredited investors. The notes bear interest at 8.5% and mature in July 2009, with semi-annual interest payments payable on January 1 and July 1 of each year, commencing January 1, 2005. The interest payments can be made in either cash or shares of the Company’s common stock, at the Company’s discretion. The notes are convertible, subject to certain conditions, into 961,538 shares of the Company’s common stock at a conversion price of $15.60.

STARCRAFT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

October 3, 2004, September 28, 2003 and September 29, 2002

(Dollars in thousands, except per share data)

The agreements for revolving credit facilities and the senior subordinated convertible notes contain various loan covenants with which the Company was in compliance as of October 3, 2004.

Maturities of long-term debt for each of the next five years are as follows: 2005 - $310; 2006 - $1,273; 2007 - $310; 2008 - $328 and 2009 - $15,346.

NOTE 7—INCOME TAXES

The components of income (loss) before income taxes are as follows:

	2004	2003	2002
United States operations	$(43,798)	$9,091	$3,351
Foreign operations	(3,119)	4,757	—

Total	$(46,917)	$13,848	$3,351

The provision (credit) for income taxes is summarized as follows:

	2004	2003	2002
Current
Federal	$—	$—	$—
State	101	733	388
Foreign	(937)	2,604	—

	(939)	3,337	388
Deferred	(1,061)	(1,277)	—

	$(1,897)	$2,060	$388

The provision (credit) for income taxes is different from the amount that would otherwise be computed by applying a federal statutory rate of 34% to income before income taxes. A reconciliation of the differences is as follows:

	2004	2003	2002
Rate applied to pretax income	$(15,952)	$4,708	$1,139
Non-deductible goodwill impairment	16,286	—	—
State income taxes, net of federal income tax benefit	67	484	255
Income taxes passed through minority interest	207	1,651	—
Utilization of net operating loss carryforwards	—	(3,433)	(1,006)
Change in valuation allowance	(1,111)	(1,277)
Other, net	(1,394)	(73)	—

	$(1,897)	$2,060	$388

STARCRAFT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

October 3, 2004, September 28, 2003 and September 29, 2002

(Dollars in thousands, except per share data)

The composition of the deferred tax assets and liabilities at October 3, 2004 and September 28, 2003 is shown below:

	2004	2003
Deferred tax assets
Inventories	$29	$98
Accrued warranty	97	155
Other accrued liabilities	678	723
Net operating loss carryforwards	2,042	1,277
Alternative minimum tax credit carryforward	406	490
Other	37	70

Total deferred tax assets	3,289	2,813
Valuation allowance	—	(1,111)

	3,289	1,702
Deferred tax liabilities
Intangible assets	(5,015)	—
Property and equipment	(1,263)	(215)

Net deferred tax asset (liability)	$(2,989)	$1,487

The alternative minimum tax carryforward of $406 has no expiration date. The net operating loss carryforwards expire as follows: $3,641 in 2021 and $1,830 in 2011.

NOTE 8—COMPENSATION PLANS

The Company sponsors three qualified profit-sharing plans, more commonly known as 401(k) plans, for all of its employees with over six months of service. The plans provide for discretionary matching contributions by the Company of the employee’s contribution, up to 6% of compensation. Also, the plans provide for additional discretionary contributions annually as determined by the Board of Directors. The amounts charged to expense for these plans were approximately $135, $56, and $31 in 2004, 2003 and 2002, respectively.

NOTE 9—STOCK OPTIONS

The Company maintains two stock incentive plans under which stock options are granted to key employees and directors. The plans authorize the granting of stock options for up to 1,436,360 shares of the Company’s common stock, of which 71,678 are still available for grant. The options in these two plans have five-year terms and generally become fully exercisable after six months. The Company also sponsors a stock option plan with 40,352 shares of common stock reserved for certain sales representatives who are not employees of the Company, of which 26,000 shares are still available for grant. There were 1,102 and 1,050 shares outstanding under this plan at October 3, 2004 and September 28, 2003, respectively. No compensation expense was recorded for options issued and outstanding under this plan as the effect was immaterial. These options also have a five-year term.

At October 3, 2004, there were 833,401 options issued and outstanding under these three plans. Under the three plans, options may not be granted at prices below 85% of the current market value of the stock at the date of grant. All options awarded through October 3, 2004 have been at fair market value on the date of grant.

STARCRAFT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

October 3, 2004, September 28, 2003 and September 29, 2002

(Dollars in thousands, except per share data)

On November 20, 1998 the Company issued warrants to purchase 400,000 shares of common stock to two individuals as incentive for their partial guarantee of the Company’s long-term debt. The warrants entitled each of the individuals to purchase up to 200,000 shares of common stock of the Company for $2.20 per share, which was the ten day, average market price preceding the date of grant. The options had a five-year term. On December 12, 2000 the Company issued stock options to purchase 500,000 shares of common stock to two individuals as incentive for their partial guarantee of the Company’s long-term debt (see Note 5). Each of the individuals were entitled to purchase up to 250,000 shares of common stock of the Company for $3.00 per share, which was the twenty-day, average market price preceding the date of grant. The options had a five-year term. On September 25, 2002, the Company elected to redeem and cancel warrants to purchase 360,000 shares of common stock and options to purchase 500,000 shares of common stock (see Note 5).

A summary of the Company’s stock option and warrant activity and related information under the stock option plans and warrants for the years ended October 3, 2004, September 28, 2003 and September 29, 2002 follows:

	2004		2003		2002
	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price	Options	Weighted- Average Exercise Price
Outstanding at beginning of year	721,954	$6.18	673,388	$3.19	1,888,894	$2.78
Granted	308,350	12.54	182,175	14.81	33,075	4.08
Canceled	—	—	(525)	11.18	(72,765)	6.33
Redeemed	—	—	—	—	(948,150)	2.42
Exercised	(196,903)	4.78	(133,084)	2.75	(219,397)	2.04
Expired	—	—	—	—	(8,269)	4.30

Outstanding at end of year	833,401	$8.87	721,954	$6.18	673,388	$3.19

Options outstanding at October 3, 2004, are exercisable at prices ranging from $1.42 to $38.55 and have a weighted-average remaining contractual life of 3.14 years. As of October 3, 2004, the exercise prices of 364,926 outstanding stock options were less than the market price of the Company’s common stock. The weighted-average fair value of options granted during the fiscal years ended October 3, 2004, September 28, 2003 and September 29, 2002, was $8.07, $9.24 and $3.05 respectively. The following table summarizes information about stock options outstanding at October 3, 2004.

Range of Exercise Price	Number Outstanding at October 3, 2004	Outstanding Weighted- Average Remaining Contractual Life	Weighted- Average Exercise Price	Number Exercisable at October 3, 2004	Weighted- Average Exercise Price
$1.35 – $3.17	364,926	1.71 years	$2.82	364,926	$2.82
$9.72 – $13.35	405,475	4.30 years	10.75	130,475	11.69
$21.43 – $38.55	63,000	4.03 years	31.75	63,000	31.75

	833,401	3.14 years	$8.87	558,401	$8.16

There were exercisable options outstanding to purchase 552,904 and 429,286 shares at September 28, 2003 and September 29, 2002, respectively, at weighted-average exercise prices of $3.38 and $3.01, respectively.

STARCRAFT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

October 3, 2004, September 28, 2003 and September 29, 2002

(Dollars in thousands, except per share data)

NOTE 10—SHAREHOLDER RIGHTS PLAN

In August 1997, the Company adopted a Shareholders’ Rights Plan issuing one right for each outstanding share of common stock. Each right entitles the registered holder to purchase from the Company one share of common stock at $15 per share, subject to adjustment. The rights become exercisable if a person or group (other than certain related persons) acquires or announces a tender offer for prescribed percentages of the Company’s shares or is declared an “adverse person” by the Company’s Board of Directors. In these events, each right holder may purchase shares with a value equal to twice the exercise price. Furthermore, if the Company engages in certain mergers or similar business combinations a right holder may purchase shares of the acquiring company with a value to two times the purchase price of the right. However, effective November 23, 2004 the Company amended the Shareholders’ Rights Plan to state that it is not applicable to the transaction with Quantum (see Note 16). The rights expire on August 12, 2007.

NOTE 11—COMMITMENTS AND CONTINGENCIES

The Company leases certain of its facilities and equipment. Rent expense for 2004, 2003 and 2002 was $3,962, $2,654 and $1,404, respectively. Future minimum annual lease commitments at October 3, 2004 for long-term noncancelable operating leases are as follows:

2005	$3,181
2006	2,884
2007	2,445
2008	2,019
2009	1,823
Thereafter	4,522

$16,874

The Company is subject to various legal proceedings and claims with respect to such matters as product liabilities and other actions, which arise out of the normal course of its business. Management and its legal counsel periodically review the probable outcome of pending proceedings and the costs reasonably expected to be incurred. The Company accrues for these costs when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. In the opinion of management, any ultimate cost to the Company in excess of amounts accrued will not materially affect its consolidated financial position, results of operations or cash flows.

Effective June 1, 2004, the Company provides a group health insurance plan for substantially all of its employees. The Company has stop-loss insurance to reduce its exposure under this plan. The Company is responsible for the funding of all claims up to $40 per individual per policy year and up to approximately $1,000 per year on the group as a whole. A liability of $412 has been recorded at October 3, 2004, to estimate payment of claims pending on that date. Future operating results could be affected should actual claims differ from management’s current estimate.

In connection with the Company’s acquisition of Wheel to Wheel, the Company assumed a ten year consulting agreement with a former shareholder of Wheel to Wheel. The agreement calls for payments of $28 per month throughout the term of the agreement. The Company’s policy is to expense the payments as they are incurred. At October 3, 2004, $2,915 remained to be paid out under the terms of the agreement.

STARCRAFT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

October 3, 2004, September 28, 2003 and September 29, 2002

(Dollars in thousands, except per share data)

NOTE 12—RESEARCH AND DEVELOPMENT

The Company incurs costs to improve the appeal and safety of its products. Research and development costs are charged to operations when incurred. Amounts charged to operations were $647, $853 and $713 in 2004, 2003 and 2002, respectively.

NOTE 13—UNAUDITED FINANCIAL INFORMATION

Presented below is certain unaudited quarterly financial information for 2004 and 2003.

	Quarter Ended
	December 28, 2003	March 28, 2004	June 27, 2004	October 3, 2004
Net sales	$43,798	$39,156	$45,099	$45,350
Gross profit	7,646	5,663	5,128	4,627
Net income (loss)	1,323	(47,349)	74	932
Basic earnings (loss) per share	.26	(5.83)	.01	.10
Diluted earnings (loss) per share	.24	*	.01	.10

*	Not presented herein since effect is antidilutive.

	Quarter Ended
	December 29, 2002	March 30, 2003	June 29, 2003	September 28, 2003
Net sales	$39,882	$47,171	$62,117	$42,932
Gross profit	8,867	10,471	15,207	9,722
Net income	1,953	2,905	4,053	2,877
Basic earnings per share	.42	.58	.80	.57
Diluted earnings per share	.39	.53	.73	.51

The sum of quarterly earnings per share may not equal annual earnings per share due to changes in the diluted potential common shares.

Net income for the fourth quarter of 2004 was favorably impacted by $450 as a result of the decrease in the warranty reserve by management. The decrease was a result of a change in estimate by management.

NOTE 14—SHAREHOLDERS’ EQUITY AND EARNINGS (LOSS) PER SHARE

On March 17, 2004 and February 4, 2003, the Company declared a 5% stock dividend. As a result, the Company issued 421,539 and 225,460 additional shares of common stock, respectively. The number of basic and diluted shares, along with the basic and diluted earnings per share presented, have been adjusted to reflect these stock dividends.

STARCRAFT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

October 3, 2004, September 28, 2003 and September 29, 2002

(Dollars in thousands, except per share data)

A reconciliation of the numerators and denominators of the basic earnings (loss) per common share and earnings (loss) per common share assuming dilution computations for the years ended October 3, 2004, September 28, 2003 and September 29, 2002 is presented below.

	2004		2003	2002
Earnings (loss) per share, basic
Net income (loss) available to common shareholders		$(45,020)	$11,788	$2,963

Weighted average common shares outstanding (in thousands)		7,772	4,975	4,770

Earnings (loss) per share (EPS), basic		$(5.79)	$2.37	$.62

Earnings (loss) per share assuming dilution
Net income (loss) available to common shareholders		$(45,020)	$11,788	$2,963

Plus: Income impact of assumed conversions of Senior subordinated notes Interest on 8.5% convertible notes, net of tax		177	—	—

Net income (loss) available to common shareholders, plus assumed conversions		$(44,843)	$11,788	$2,963

Weighted average common shares outstanding (in thousands)		7,772	4,975	4,770

Add: dilutive effects of assumed
Conversion of senior subordinated notes and exercises of stock options (in thousands)		699	520	853

Weighted average common and dilutive potential common shares outstanding (in thousands)		8,471	5,495	5,623

Earnings (loss) per share (EPS) assuming dilution	$	*	$2.14	$.52

*	Not presented herein since effect is antidilutive.

NOTE 15—RELATED PARTY TRANSACTIONS

The Company paid administrative and engineering support in the amounts of $2,005 and $7,486 for 2004 and 2003, respectively to the Company’s partner in Tecstar. These expenses were in support of existing and potential new projects at Tecstar. The 2004 total includes amounts paid from October 1, 2003 through January 16, 2004, the date of the Wheel to Wheel acquisition.

NOTE 16—SUBSEQUENT EVENT

On November 23, 2004, the Company entered into an Agreement and Plan of Merger whereby Quantum Fuel Systems Technologies Worldwide, Inc. (“Quantum”) will acquire all of the issued and outstanding shares of common stock of Starcraft Corporation in a tax-free stock-for-stock exchange valued at approximately $185 million, including the assumption of debt and other consideration. Under the terms of the definitive Agreement and Plan of Merger, each Starcraft shareholder will receive 2.341 shares of Quantum common stock for every share of Starcraft common stock.

The proposed transaction has the unanimous support of both Boards of Directors, which are recommending that shareholders approve the transaction. Four of Starcraft’s largest shareholders, who collectively represent

STARCRAFT CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

October 3, 2004, September 28, 2003 and September 29, 2002

(Dollars in thousands, except per share data)

51.3% of Starcraft’s issued and outstanding shares of common stock have entered into a voting agreement with Quantum pursuant to which they have agreed to vote their Starcraft shares in favor of the merger. General Motors, Quantum’s largest stockholder, owning 14.2% of the issued and outstanding common shares of Quantum and 11.4% of the voting power of Quantum’s common stock, has entered into a voting agreement with Starcraft agreeing to vote in favor of the transaction.

The transaction will be submitted to the shareholders of both companies for approval. The transaction is also subject to customary regulatory review and closing conditions, and is expected to close in the first quarter of calendar year 2005.

ITEM 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

ITEM 9A. CONTROLS AND PROCEDURES

Starcraft carried out an evaluation, under the supervision and with the participation of Starcraft’s management, including Starcraft’s Co-Chief Executive Officers and Chief Financial Officer, of the effectiveness of the design and operation of Starcraft’s disclosure controls and procedures pursuant to 1934 Act Rule 13a-15. Based upon that evaluation, the Co-Chief Executive Officers and Chief Financial Officer concluded that, at October 3, 2004, Starcraft’s disclosure controls and procedures are effective in accumulating and communicating to management (including such officers) the information relating to Starcraft (including its consolidated subsidiaries) required to be included in Starcraft’s periodic SEC filings.

ITEM 9B. OTHER INFORMATION

None.

PART III

ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

DIRECTORS AND EXECUTIVE OFFICERS

The board of directors has eleven members. Starcraft’ s Articles of Incorporation provide that the board of directors is comprised of three classes as nearly equal in number as possible. The members of each class are to be elected for a term of three years and until their successors are elected and qualified. One class of directors is to be elected annually.

The business experience of each director, each director nominee and each executive officer is set forth below.

Class I Directors

Jeffrey P. Beitzel (age 50) was appointed a director and Co-Chief Executive Officer of Starcraft upon consummation of the Company’s acquisition of Wheel to Wheel in January 2004. He has founded and owned several automotive companies since leaving an engineering position with Ford Motor Company in 1983. Such businesses have generally focused on converting automotive design concepts into limited volume production for original equipment manufacturers. Mr. Beitzel has served since 1998 as President of Wheel to Wheel and President of Tecstar. He is also the President of Powertrain Integration, LLC, 51% of which is owned by the Company and 49% of which is owned by IMPCO Technologies, Inc.

David J. Matteson (age 68) was elected a director of Starcraft in April 1993. Presently retired, he served as the Associate Pastor of Granger Missionary Church in Granger, Indiana, from September 1985 to May 1994. Prior to that appointment, he was associated with Bethel College, Mishawaka, Indiana, where he served as Vice President for Business and Finance, Registrar, Director of Admissions, and Director of Financial Aid over a period of twenty years.

Allen H. Neuharth (age 80) was appointed a director of Starcraft in October 2003. Mr. Neuharth previously was a director of the Company from 1993 to 2002. The founder of the nationally distributed daily newspaper, USA TODAY, Mr. Neuharth retired as Chairman and CEO of Gannet Co., Inc. in March 1989. Presently, he serves as Chairman of the Freedom Forum, which he founded, and is self-employed as an author, columnist, consultant and public speaker.

Kelly L. Rose (age 52) founded the Company in 1990. He has served as Chairman of the Board since January 1991, and served as Chief Executive Officer from April 1993 to January 2004. Mr. Rose was co-founder and 50% owner of ASA Corporation from January 1977 to July 1990. ASA Corporation is an importer and international distributor of electronic components to manufacturers in the van conversion and recreational vehicle industries. Mr. Rose remains committed to numerous charitable organizations.

Class II Directors

John M. Collins (age 56) is the founder and former Chairman of the Board of Leer, Inc., an innovative leader in the truck cap manufacturing market. He was previously on the board of directors of Postle Distributors, Inc. of Elkhart, Indiana and is involved in numerous other business interests. He is a director of the Samaritan Institute, a national counseling organization and is involved in several other charitable organizations.

Douglass C. Goad (age 47) was appointed as a director and Executive Vice President of Starcraft in January 2004 upon the consummation of the acquisition of Wheel to Wheel. He has served since 1998 as Vice President of Operations & Quality of Wheel to Wheel and more recently in the same capacity for Tecstar. Mr. Goad also serves as President of the Company’s Tarxien operation. Prior to joining Wheel to Wheel, Mr. Goad served for five years as Vice President of Operations of TDM World Conversions.

Michael H. Schoeffler (age 44) was elected director of Starcraft in November 1999 and was appointed Co-Chief Executive Officer in January 2004 upon consummation of the acquisition of Wheel to Wheel. Mr. Schoeffler originally joined Starcraft in 1995 as Chief Financial Officer and was appointed Secretary in 1995. In 1996 Mr. Schoeffler was appointed President and Chief Operating Officer of the Company. Mr. Schoeffler resigned as an officer of Starcraft in August 2001, to become General Manager of Starcraft Bus and Mobility, a division of Forest River, Inc., a recreational vehicle manufacturer, in connection with Starcraft’s sale of its bus and mobility business. Mr. Schoeffler rejoined Starcraft in January 2003 as President and Chief Operating Officer. Prior to joining Starcraft in 1995 he was Executive Vice President/Chief Financial Officer of General Products Corporation, an automotive parts supplier, from 1989 to 1995; Assistant Controller for Sudbury, Inc., a diversified automotive manufacturer, from 1986 to 1989; and a Certified Public Accountant with Ernst & Whinney from 1982 to 1986.

Michael J. Starshak (age 63) was appointed as a director of Starcraft in January 2004. Mr. Starshak has been a Managing Director at Alvarez & Marsal, LLC, a management consulting firm, since 2003. Prior to joining Alvarez & Marsal, Mr. Starshak founded and led Starshak & Associates since 1993. Previously, he was a senior partner in the firm of Morris Anderson & Associates, specializing in crisis management and turnaround consulting. Mr. Starshak began his business career with Price Waterhouse and Co., and later served as Chief Financial Officer and a director of Rollins Burdick Hunter Co. (now Aon Corporation). He also served as Senior Vice President of Finance and Treasurer of SFN Companies (NYSE), parent of Scott Foresman & Co.

Class III Directors

Richard C. Anderson (age 51) was appointed as a director and Executive Vice President of Starcraft in January 2004 upon consummation of the acquisition of Wheel to Wheel. He has worked in the automotive industry since 1976. He worked eight years with the Ford Motor Company, primarily in the Advanced Engine Engineering group. Since leaving Ford in 1984 he worked for various companies involved in a wide range of programs for automotive OEM’s including powertrain development, complete concept vehicles and specialized production vehicle programs. Mr. Anderson has served since 1998 as Vice President of Engineering of Tecstar. He served as the Vice President of Engineering of Wheel to Wheel from 1998 until January 2004, when he became President.

G. Raymond Stults (age 56) was appointed director of Starcraft in December 1998. He is currently owner and Chairman of Babsco Supply Company, an electrical contractor supplier, as well as an investor in numerous companies as a venture capitalist. Previously, Mr. Stults was President of Shelter Components Corporation, a supplier to the manufactured housing industry, until the corporation was sold in early 1998 and President and owner of Babsco, Inc., a regional distributor to the contractor and OEM markets, from January 1981 through January 1995.

David L. Stewart (age 66) was the founder, chairman and CEO of Triple “S” Plastics in Kalamazoo, Michigan. Under his leadership, Triple “S” grew to become a major provider of injection molding services to the telecommunications industry. Triple “S” became a public company in 1989 and was sold in 2000. Mr. Stewart is active in several entrepreneurial businesses and investments and is involved in community and charitable organizations.

Other Executive Officer

Joseph E. Katona III (age 40) was named Chief Financial Officer and Secretary of Starcraft in September 2003. Prior to joining Starcraft, Mr. Katona had served since 1998 as Chief Financial Officer of Creation Group, Inc., a manufacturer of windows, doors and specialty products for a wide range of vehicular and housing applications based in Elkhart, Indiana, and affiliated with Heywood Williams, PLC. Mr. Katona served Creation Group in various financial management capacities between 1993 and 1998. He worked as a certified public accountant with McGladrey & Pullen between 1986 and 1993.

Audit Committee Financial Expert

Our board of directors has determined that at least each of the following members of the Audit Committee is an audit committee financial expert, as defined by SEC regulations: David J. Matteson, Michael J. Starshak, G. Raymond Stults. Mr. Matteson, Mr. Starshak, and Mr. Stults are independent as defined by Nasdaq rules.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the 1934 Act, as amended, requires that Starcraft’s officers and directors and persons who own more than 10% of Starcraft’s common stock file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish Starcraft with copies of all Section 16(a) forms that they file.

Based solely on its review of the copies of such forms received by it, and/or written representations from certain reporting persons that no Forms 5 were required for those persons, Starcraft believes that during the fiscal year ended October 3, 2004, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners with respect to Section 16(a) of the 1934 Act were complied with, except that Mr. Schoeffler was late in filing a Form 4 to report the sale of stock.

CODE OF ETHICS

Starcraft has adopted a Code of Ethics that applies to the Co-Chief Executive Officers and the Chief Financial Officer among others. The Code of Ethics is filed as an exhibit to this annual report.

ITEM 11. EXECUTIVE COMPENSATION

COMPENSATION OF NAMED EXECUTIVE OFFICERS

The following table sets forth for each of the Company’s last three fiscal years information with respect to Mr. Rose and our other executive officers, named below, whose cash compensation for 2004 exceeded $100,000.

Summary Compensation Table

	Fiscal Year	Annual Compensation			Long Term Compensation Awards	All Other Compen- sation (2)
Name and Principal Position		Salary	Bonus	Other Annual Compensation (1)	Securities Underlying Options/SARs
Kelly L. Rose Chairman of the Board	2004 2003 2002	$450,000 450,000 411,730	— 575,000 500,000	— — 35,779	— 50,000 —		$2,635 5,249 —

Jeffrey P. Beitzel(3)(6) Co-Chief Executive Officer	2004 2003 2002	$702,154 — —	$52,630 — —	— — —	— — —		— — —

Michael H. Schoeffler(4) Co-Chief Executive Officer	2004 2003 2002	$487,500 250,000 100,000	$52,630 475,000 400,000	— — —	— 50,000 —		$2,500 1,788 —

Joseph E. Katona(5) Chief Financial Officer	2004 2003 2002	$120,000 — —	$25,000 — —	— — —	35,000 — —	$	— — —

Douglass C. Goad(3)(6) Executive Vice President (Operations)	2004 2003 2002	$575,230 — —	$52,630 — —	— — —	— — —		$1,438 — —

Richard C. Anderson(3)(6) Executive Vice President (Engineering)	2004 2003 2002	$544,461 — —	$52,630 — —	— — —	— — —		— — —

(1)	Other annual compensation shown consisted of taxes paid for the executive. The value of perquisites or other personal benefits received by the named executives did not otherwise exceed the lesser of $50,000 or 10% of the executive’s salary and bonus.
(2)	These amounts represent Company contributions to the 401(k) Plan, on behalf of each of the named executives.
(3)	Messrs. Beitzel, Goad and Anderson became executive officers in January 2004. None was an executive officer in 2003 or 2002.
(4)	Mr. Schoeffler was not an executive officer during fiscal 2002.
(5)	Mr. Katona became an executive officer in September 2003.
(6)	Messrs. Beitzel, Goad, and Anderson’s salary included compensation paid by Tecstar from October 2003 through September 2004, but does not include wages paid by Wheel to Wheel prior to the merger on January 16, 2004.

STOCK INCENTIVE PLANS

The purpose of the Incentive Plans is to provide to certain directors, officers (including officers who are members of the board of directors) and other key employees of the Company who are materially responsible for the management or operations of the Company and have provided valuable services to the Company a favorable opportunity to acquire Common Stock of the Company, thereby providing them with an increased incentive to work for the success of the Company and better enabling the Company to attract and retain capable directors and executive personnel.

The following sets forth information related to options granted during fiscal 2004 to the following executive officers.

Options Granted—Last Fiscal Year

	Individual Grants				Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise of Base Price ($/share)	Expiration Date
					5%	10%
Joseph E. Katona III	35,000	11.4%	$11.42	05/11/09	$83,627	$210,200

The following table includes the number of shares covered by both exercisable and unexercisable stock options held by the executive officers as of October 3, 2004.

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

	Shares Acquired on Exercise	Value Realized	Number of Shares Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-The-Money Options Fiscal Year End (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Kelly L. Rose	110,250	$388,907	300,562	—	$1,128,277	0
Michael H. Schoeffler	52,500	1,590,803	168,262	—	525,695	0
Joseph E. Katona III	—	—	21,000	35,000	0	0

(1)	Based on market value of the common stock of $7.37 per share at October 3, 2004.

COMPENSATION OF DIRECTORS

The Company does not pay directors of the Company who are salaried employees of the Company any additional compensation for serving as directors. During fiscal 2004, the Company paid non-employee Directors of the Company a flat fee of $5,000 per quarter. The Audit Committee Chairman was paid an additional $2,500 per quarter. The Company did not pay any other meeting fees. Effective fiscal 2005, the Company increased the quarterly fee to $7,500. The Audit Committee Chairman will be paid an additional $2,500 per quarter while the Compensation Committee Chairman and the Governance and Nominating Committee Chairman will each receive an additional $1,000 per quarter. Pursuant to the Directors’ Share Plan and a related compensation deferral plan, non-employee directors may elect to receive their cash director fees in the form of Company Common Stock or to have the payment of their fees deferred. In the event of deferral, the director may elect to have the deferred amount deemed invested in Company shares (with dividend-equivalent value deemed reinvested in shares) or as a general interest-bearing obligation of the Company. Non-employee directors are eligible to receive supplemental life, accidental death and disability and health insurance. Premiums paid for Messrs. Collins, Matteson, Neuharth, Starshak, Stewart and Stults during fiscal 2004 were $4,800, $8,600, $300, $200, $300, and $300, respectively.

EMPLOYMENT AGREEMENTS

Kelly L. Rose. The Company has entered into a five-year employment contract with Kelly L. Rose. The contract was amended and restated effective July 23, 2003. The agreement extends for additional five-year terms unless either party to the contract properly gives notice not to extend. Mr. Rose is entitled to receive a minimum base salary of at least $300,000 under the contract. Mr. Rose’s base salary is subject to increases as approved by the Company. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to the Company’s employees. Mr. Rose may terminate his employment upon ninety days’ written notice to the Company. The Company may discharge Mr. Rose for “reasonable cause” (as defined in the contract) at any time. If Mr. Rose terminates his own employment, or if the Company terminates Mr. Rose’s employment without “reasonable cause” (as defined in the contract), Mr. Rose shall be entitled to receive his base compensation under the contract for an additional five years from the termination date. In addition, during such period, Mr. Rose shall be entitled to continue to participate in the Company’s group insurance plans or receive comparable benefits. Alternatively, Mr. Rose may elect to receive his base compensation under the contract for such five year period, payable in one lump sum payment within thirty days of the date of termination; but shall not be entitled to continue to participate in the Company’s group insurance plans or receive comparable benefits. Moreover, within the three month period after Mr. Rose’s employment is terminated for any reason including Mr. Rose’s termination of his employment with the Company without cause, Mr. Rose will have the right to cause the Company to purchase any stock options he holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. In the event of Mr. Rose’s disability, Mr. Rose will be entitled to receive his base compensation for five additional years during the continuance of such disability. In addition, during such period, Mr. Rose shall be entitled to continue to participate in the Company’s group insurance plans or receive comparable benefits. In the event of Mr. Rose’s death, Mr. Rose’s spouse will be entitled to receive Mr. Rose’s base compensation for an additional five years. During such period, Mr. Rose’s spouse will also continue to receive the benefit of the Company’s insurance plans. The contract provides for certain additional insurance coverage and other perquisites to be paid for by the Company. Such perquisites include use of a company vehicle, country club dues and fees, certain travel expenses and similar items. The contract also requires Mr. Rose to protect the confidential business information of the Company.

Jeffrey P. Beitzel. The Company has entered into a two-year employment contract with Jeffrey P. Beitzel, effective upon consummation of the Wheel to Wheel merger on January 16, 2004. The agreement extends for additional two-year terms unless either party to the contract properly gives notice not to extend. Mr. Beitzel is entitled to receive a minimum base salary of at least $700,000 annually under the contract. Mr. Beitzel’s base salary is subject to increases as approved by the Company. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to the Company’s employees. Mr. Beitzel may terminate his employment upon ninety days’ written notice to the Company. The Company may discharge Mr. Beitzel for “reasonable cause” (as defined in the contract) at any time. If Mr. Beitzel terminates his own employment as a result of a change in “job responsibilities” (as defined in the contract), or if the Company terminates Mr. Beitzel’s employment without “reasonable cause” (as defined in the contract), Mr. Beitzel shall be entitled to receive his base compensation under the contract for an additional two years from the termination date and may exercise certain registration rights. In addition, during such period, Mr. Beitzel shall be entitled to continue to participate in the Company’s group insurance plans or receive comparable benefits. Alternatively, Mr. Beitzel may elect to receive his base compensation under the contract for such two year period, payable in one lump sum payment within thirty days of the date of termination; but shall not be entitled to continue to participate in the Company’s group insurance plans or receive comparable benefits. In the event of Mr. Beitzel’s disability, Mr. Beitzel will be entitled to receive his base compensation for five additional years during the continuance of such disability. In addition, during such period, Mr. Beitzel shall be entitled to continue to participate in the Company’s group insurance plans or receive comparable benefits. In the event of Mr. Beitzel’s death, Mr. Beitzel’s spouse will be entitled to receive Mr. Beitzel’s base compensation for an additional two years. During such period, Mr. Beitzel’s spouse will also continue to receive the benefit of the Company’s insurance plans. The contract provides for certain additional insurance coverage and other perquisites to be paid for by the Company. Such perquisites include use of a company vehicle, country club dues and fees, certain travel expenses and similar items. The contract also requires Mr. Beitzel to protect the confidential business information of the Company. If Mr. Beitzel is terminated for “reasonable cause” he will be subject to a two-year restrictive covenant prohibiting him from competing with Starcraft.

Michael H. Schoeffler. The Company has entered into a two-year employment contract with Michael H. Schoeffler. The contract was initially executed January 2, 2003, but was amended and restated effective May 4, 2004. The agreement extends for additional two-year terms unless either party to the contract properly gives notice not to extend. Mr. Schoeffler is entitled to receive a minimum base salary of at least $300,000 annually under the contract. Mr. Schoeffler’s base salary is subject to increases as approved by the Company. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to the Company’s employees. Mr. Schoeffler may terminate his employment upon ninety days’ written notice to the Company. The Company may discharge Mr. Schoeffler for “reasonable cause” (as defined in the contract) at any time. If Mr. Schoeffler terminates his own employment, or if the Company terminates Mr. Schoeffler’s employment without “reasonable cause” (as defined in the contract), Mr. Schoeffler shall be entitled to receive his base compensation under the contract for an additional two years from the termination date. In addition, during such period, Mr. Schoeffler shall be entitled to continue to participate in the Company’s group insurance plans or receive comparable benefits. Alternatively, Mr. Schoeffler may elect to receive his base compensation under the contract for such two year period, payable in one lump sum payment within thirty days of the date of termination; but shall not be entitled to continue to participate in the Company’s group insurance plans or receive comparable benefits. Moreover, within the three month period after Mr. Schoeffler’s employment is terminated for any reason including Mr. Schoeffler’s termination of his employment with the Company without cause, Mr. Schoeffler will have the right to cause the Company to purchase any stock options he holds for a price equal to the fair market value (as defined in the contract) of the shares subject to such options minus their option price. In the event of Mr. Schoeffler’s disability, Mr. Schoeffler will be entitled to receive his base compensation for five additional years during the continuance of such disability. In addition, during such period, Mr. Schoeffler shall be entitled to continue to participate in the Company’s group insurance plans or receive comparable benefits. In the event of Mr. Schoeffler’s death, Mr. Schoeffler’s spouse will be entitled to receive Mr. Schoeffler’s base compensation for an additional two years. During such period, Mr. Schoeffler’s spouse will also continue to receive the benefit of the Company’s insurance plans. The contract provides for certain additional insurance coverage and other perquisites to be paid for by the Company. Such perquisites include use of a company vehicle, country club dues and fees, certain travel expenses and similar items. The contract also requires Mr. Schoeffler to protect the confidential business information of the Company. If Mr. Schoeffler is terminated for “reasonable cause” he will be subject to a two-year restrictive covenant prohibiting him from competing with Starcraft.

Richard C. Anderson. The Company has entered into a two-year employment contract with Richard C. Anderson, effective upon consummation of the Wheel to Wheel merger on January 16, 2004. The agreement extends for additional two-year terms unless either party to the contract properly gives notice not to extend. Mr. Anderson is entitled to receive a minimum base salary of at least $550,000 annually under the contract. Mr. Anderson’s base salary is subject to increases as approved by the Company. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to the Company’s employees. Mr. Anderson may terminate his employment upon ninety days’ written notice to the Company. The Company may discharge Mr. Anderson for “reasonable cause” (as defined in the contract) at any time. If Mr. Anderson terminates his own employment as a result of a change in “job responsibilities” (as defined in the contract), or if the Company terminates Mr. Anderson’s employment without “reasonable cause” (as defined in the contract), Mr. Anderson shall be entitled to receive his base compensation under the contract for an additional two years from the termination date and may exercise certain registration rights. In addition, during such period, Mr. Anderson shall be entitled to continue to participate in the Company’s group insurance plans or receive comparable benefits. Alternatively, Mr. Anderson may elect to receive his base compensation under the contract for such two year period, payable in one lump sum payment within thirty days of the date of termination; but shall not be entitled to continue to participate in the Company’s group insurance plans or receive comparable benefits. In the event of Mr. Anderson’s disability, Mr. Anderson will be entitled to receive his base compensation for five additional years during the continuance of such disability. In addition, during such period, Mr. Anderson shall be entitled to continue to participate in the Company’s group insurance plans or receive comparable benefits. In the event of Mr. Anderson’s death, Mr. Anderson’s spouse will be entitled to receive Mr. Anderson’s base compensation for an additional two years. During such period, Mr. Anderson’s spouse will also continue to receive the benefit of the Company’s insurance plans. The contract provides for certain additional insurance coverage and other perquisites to be paid for by the Company. Such perquisites include use of a company vehicle, country club dues and fees, certain travel expenses and similar items. The contract also requires Mr. Anderson to protect the confidential business information of the Company. If Mr. Anderson is terminated for “reasonable cause” he will be subject to a two-year restrictive covenant prohibiting him from competing with Starcraft.

Douglass C. Goad. The Company has entered into a two-year employment contract with Douglass C. Goad, effective upon consummation of the Wheel to Wheel merger on January 16, 2004. The agreement extends for additional two-year terms unless either party to the contract properly gives notice not to extend. Mr. Goad is entitled to receive a minimum base salary of at least $550,000 annually under the contract. Mr. Goad’s base salary is subject to increases as approved by the Company. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to the Company’s employees. Mr. Goad may terminate his employment upon ninety days’ written notice to the Company. The Company may discharge Mr. Goad for “reasonable cause” (as defined in the contract) at any time. If Mr. Goad terminates his own employment as a result of a change in “job responsibilities” (as defined in the contract), or if the Company terminates Mr. Goad’s employment without “reasonable cause” (as defined in the contract), Mr. Goad shall be entitled to receive his base compensation under the contract for an additional two years from the termination date and may exercise certain registration rights. In addition, during such period, Mr. Goad shall be entitled to continue to participate in the Company’s group insurance plans or receive comparable benefits. Alternatively, Mr. Goad may elect to receive his base compensation under the contract for such two year period, payable in one lump sum payment within thirty days of the date of termination; but shall not be entitled to continue to participate in the Company’s group insurance plans or receive comparable benefits. In the event of Mr. Goad’s disability, Mr. Goad will be entitled to receive his base compensation for five additional years during the continuance of such disability. In addition, during such period, Mr. Goad shall be entitled to continue to participate in the Company’s group insurance plans or receive comparable benefits. In the event of Mr. Goad’s death, Mr. Goad’s spouse will be entitled to receive Mr. Goad’s base compensation for an additional two years. During such period, Mr. Goad’s spouse will also continue to receive the benefit of the Company’s insurance plans. The contract provides for certain additional insurance coverage and other perquisites to be paid for by the Company. Such perquisites include use of a company vehicle, country club dues and fees, certain travel expenses and similar items. The contract also requires Mr. Goad to protect the confidential business information of the Company. If Mr. Goad is terminated for “reasonable cause” he will be subject to a two-year restrictive covenant prohibiting him from competing with Starcraft.

Joseph E. Katona III. The Company has entered into a one-year employment contract with Joseph E. Katona III. The contract was amended and restated effective November 11, 2004. The agreement extends annually to for additional one-year terms unless either party to the contract properly gives notice not to extend. Mr. Katona is entitled to receive a minimum base salary of at least $140,000 annually under the contract. Mr. Katona’s base salary is subject to increases as approved by the Company. The contract also provides, among other things, for participation in other fringe benefits and benefit plans available to the Company’s employees. Mr. Katona may terminate his employment upon thirty days’ written notice to the Company. The Company may discharge Mr. Katona for “cause” (as defined in the contract) at any time. If Mr. Katona terminates his own employment for “cause” (as defined in the contract), or if the Company terminates Mr. Katona’s employment without “cause” (as defined in the contract), Mr. Katona shall be entitled to receive his base compensation under the contract for an additional one year from the termination date. In addition, during such period, Mr. Katona shall be entitled to continue to participate in the Company’s group insurance plans or receive comparable benefits. The contract requires Mr. Katona to protect the confidential business information of the Company. Upon termination of Mr. Katona’s employment for any reason, he will be subject to a one-year restrictive covenant prohibiting him from competing with Starcraft.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2004 the Company’s Compensation Committee was composed of outside directors Collins, Stewart and Stults. Refer to Item 13 for detail regarding certain relationships between the Company and Mr. Stults.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of December 1, 2004, there were 8,968,691 shares of Starcraft’s common stock issued and outstanding, and the Company had no other class of equity securities outstanding. The following table provides certain information regarding the beneficial ownership of the common stock as of December 1, 2004, by each person who is known by the Company to be the beneficial owner of 5% or more of the common stock. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares reported.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned	Percent of Class(1)
Kelly L. Rose(2) 1123 South Indiana Avenue Goshen, Indiana 46527	1,644,243	17.7%

Husic Capital Management/ Frank J. Husic & Co./ Frank J. Husic(3) 555 California Street, Suite 2900 San Francisco, CA 94104	941,610	10.5%

Jeffrey P. Beitzel(4) 570 Executive Drive Troy, MI 48083	1,079,140	12.0%

Douglass C. Goad 570 Executive Drive Troy, MI 48083	1,149,043	12.8%

Richard C. Anderson 570 Executive Drive Troy, MI 48083	1,172,169	13.1%

(1)	Based upon 8,968,691 shares of common stock outstanding (and in the case of Mr. Rose, 300,562 exercisable stock options issued under the 1993 and 1997 Stock Incentive Plans). The number of shares deemed outstanding does not include exercisable stock options held by other employees, management and directors including options which currently are or will become exercisable within the next 60 days.
(2)	Includes 110,250 shares owned by Karen K. Rose, Mr. Rose’s spouse, 300,562 exercisable stock options issued under the 1993 and 1997 Incentive Stock Plans, and 30,683 shares held in a charitable foundation as to which Mr. Rose disclaims beneficial ownership.
(3)	This information is based on Amendment No. 1 to Schedule 13G filed August 6, 2004.
(4)	Excludes 39,078 shares held by an independent trustee for the benefit of members of Mr. Beitzel’s immediate family.

COMMON STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information regarding the directors, including the number and percent of shares of common stock beneficially owned by such persons as of December 1, 2004. No director is related to any other director, nominee for director or executive officer of the Company by blood, marriage, or adoption, and there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The table also sets forth the number of shares of common stock beneficially owned by each executive officer of the Company and by all directors and executive officers of the Company as a group.

Name	Common Stock Beneficially Owned(1)	Percent of Class
Directors—Class I:
Kelly L. Rose(2)(3)	1,644,243	17.7%
Jeffrey P. Beitzel(4)	1,079,040	12.0%
David J. Matteson(3)	19,478	*
Allen H. Neuharth(3)(5)	25,250	*

Directors—Class II:
John M. Collins(3)	34,050	*
Douglass C. Goad	1,149,043	12.8%
Michael H. Schoeffler(3)	240,475	2.6%
Michael J. Starshak	23,650	*

Directors—Class III:
G. Raymond Stults(3)	35,245	*
David L. Stewart(3)	23,650	*
Richard C. Anderson	1,172,169	13.1

Executive Officer:
Joseph E. Katona III(3)	58,500	*

All directors and executive officers as a group (12 persons)(6)	5,515,643	57.4%

*	Indicates less than 1%
(1)	Based upon information furnished by the respective directors and executive officers. Under applicable regulations, shares are deemed to be beneficially owned by a person if he directly or indirectly has or shares the power to vote or dispose of the shares, whether or not he has any economic interest with respect to the shares. Includes shares beneficially owned by members of the immediate families of the directors residing in their homes and also includes options held by the individual or group that currently are or will become exercisable within the next 60 days.
(2)	Includes 110,250 shares owned by Mr. Rose’s spouse and 30,683 shares held in a charitable foundation as to which Mr. Rose disclaims beneficial ownership.
(3)	Includes the following shares subject to currently exercisable options granted under the Starcraft Corporation 1993 Stock Incentive Plan (the “1993 Incentive Plan”) and/or the Starcraft Corporation 1997 Stock Incentive Plan (“1997 Incentive Plan” and together with the 1993 Incentive Plan, the “Incentive Plans”): 300,562 shares subject to currently exercisable options held by Mr. Rose; 168,262 shares subject to currently exercisable options held by Mr. Schoeffler; and 56,000 shares subject to currently exercisable options held by Mr. Katona. Also includes 15,250; 15,250; 23,650; 23,650; 23,650 and 10,000 shares subject to exercisable options held respectively by each of Mr. Collins, Mr. Matteson, Mr. Starshak, Mr. Neuharth, Mr. Stewart and Mr. Stults.
(4)	Excludes 39,023 shares held by an independent trustee for the benefit of members of Mr. Beitzel’s immediate family.
(5)	Shares are held in trusts for the benefit of family members.
(6)	This total includes 636,274 shares subject to stock options granted under the Incentive Plans that are exercisable or will be exercisable within the next 60 days.

CHANGES IN CONTROL

On November 23, 2004, the Company entered into an Agreement and Plan of Merger whereby Quantum will acquire all of the outstanding shares of Starcraft in a tax-free stock-for-stock exchange valued at approximately $185 million at announcement, including the assumption of debt and other consideration. Under the terms of the definitive Agreement and Plan of Merger, each Starcraft shareholder will receive 2.341 shares of Quantum common stock for every share of Starcraft common stock. For additional detail regarding this proposed merger, please refer to the discussion under the subheading “Proposed Merger” in Item 7.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Refer to the discussion under the subheading “Securities Authorized for Issuance under Equity Compensation Plans” in Item 5.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Airplane Use. The Company from time to time uses for business transportation purposes an airplane that is owned by a company in which Mr. Rose and Mr. Stults each holds a one-third interest. During 2004, payments by the Company and Tecstar for use of the plane totaled $39,869.

Office Lease. In February 2003, Starcraft entered into an office lease agreement with a company owned by a group of investors. Mr. Rose, Mr. Stults and Mr. Schoeffler are members of that group of investors. Costs associated with the lease were based on similar arms-length transactions and approximate fair market value. The lease expires in 2008 and provides for rental of $6,438 per month. It is being accounted for as an operating lease.

Indemnification related to Personal Guarantees. Mr. Beitzel, Mr. Goad and Mr. Anderson have personally guaranteed certain obligations of Wheel to Wheel to third parties. The Company has agreed to indemnify the individuals in respect of such obligations. The current balance of these obligations of Wheel to Wheel is approximately $6.0 million.

ITEM 14. PRINCIPAL ACCOUNTING FEES AND SERVICES

The accounting firm of Crowe Chizek and Company LLC (“Crowe Chizek”) served as the independent registered public accounting firm for the Company for the fiscal year ended October 3, 2004. Crowe Chizek has served as auditors for the Company since July 27, 1998.

Audit Fees. The aggregate fees billed for professional services rendered by Crowe Chizek for the audit of our annual financial statements and the reviews of the financial statements included in our quarterly reports on Form 10-Q were $102,860 for fiscal 2003 and $112,665 for fiscal 2004.

Audit-Related Fees. The aggregate fees billed for professional services by Crowe Chizek for assurance and related services reasonably related to the audit and review services described under “Audit Fees” above were $53,260 for fiscal 2003 and $105,605 for fiscal 2004. The amount shown for 2004 consists of fees for benefit plan audits, services related to future compliance with the provisions of the Sarbanes-Oxley Act of 2002, and fees for audit services related to the merger with Wheel to Wheel. The amount shown for 2003 consists of fees for benefit plan audits, services related to future compliance with the provisions of the Sarbanes-Oxley Act of 2002, and fees for audit services related to the proposed merger with Wheel to Wheel.

Tax Fees. The aggregate fees billed for professional services by Crowe Chizek for tax compliance, tax advice and tax planning services were $166,915 for fiscal 2003 and $133,610 for fiscal 2004. Services include preparation of Federal, state, and benefit plan returns, tax planning and assistance with various business issues including the merger with Wheel to Wheel, and correspondence with taxing authorities.

All Other Fees. There were no fees billed by Crowe Chizek for products or for services other than the services described above for each of fiscal 2003 and 2004.

None of the foregoing services were required to be authorized by our audit committee after the engagement to provide such services under the exception for post engagement approval of certain de minimis permitted on-audit services described in 17 CFR 210.2-01(c)(7)(i)(C).

Our audit committee requires pre-approval by the committee of all audit and permissible non-audit services to be provided by the independent auditor. Our audit committee charter authorizes the committee to delegate authority to pre-approve audit and permissible non-audit services to a member of the committee. Any decision of a committee member under delegated authority must be presented to the full committee at its next scheduled meeting.

PART IV

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	The following documents are filed as part of the report:

Consolidated Financial Statements (as of October 3, 2004 and September 28, 2003 and for the fiscal years ended October 3, 2004 and September 28, 2003 and September 28, 2002):

Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets

Consolidated Statements of Operations

Consolidated Statements of Cash Flows

Consolidated Statements of Shareholders’ Equity

Notes to Consolidated Financial Statements

(b)	The exhibits filed herewith or incorporated by reference herein are set forth on the Exhibit Index beginning on page E-1.

(c)	The following financial statement schedule is filed as part of this report:

(i)	Valuation and Qualifying Accounts and Reserves.

All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and have been omitted.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

STARCRAFT CORPORATION

DATE: December 16, 2004	By:	/s/ MICHAEL H. SCHOEFFLER
Michael H. Schoeffler, Co-Chief Executive Officer

	By:	/s/ JEFFREY P. BEITZEL
Jeffrey P. Beitzel, Co-Chief Executive Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities indicated on this 16th day of December, 2004.

1)	Principal Executive Officer:

By:	/s/ MICHAEL H. SCHOEFFLER	Co-Chief Executive Officer
Michael H. Schoeffler

By:	/s/ JEFFREY P. BEITZEL	Co-Chief Executive Officer
Jeffrey P. Beitzel

2)	Principal Financial/Accounting Officer:

By:	/s/ JOSEPH E. KATONA, III	Secretary, Chief Financial Officer
Joseph E. Katona, III

3)	A Majority of the Board of Directors:

By:	/s/ KELLY L. ROSE	Director and Chairman
Kelly L. Rose

By:	/s/ RICHARD C. ANDERSON	Director
Richard C. Anderson

By:	/s/ JEFFREY P. BEITZEL	Director
Jeffrey P. Beitzel

By:	/s/ JOHN M. COLLINS	Director
John M. Collins

By:	/s/ DOUGLASS C. GOAD	Director
Douglass C. Goad

By:	/s/ DAVID J. MATTESON	Director
David J. Matteson

By:	/s/ ALLEN H. NEUHARTH	Director
Allen H. Neuharth

By:	/s/ MICHAEL H. SCHOEFFLER	Director
Michael H. Schoeffler

By:	/s/ MICHAEL J. STARSHAK	Director
Michael J. Starshak

By:		Director
David L. Stewart

By:		Director
G. Raymond Stults

Schedule II

Valuation and Qualifying Accounts and Reserves

(Dollars in Thousands)

	Balance at Beginning of Period	Charged to Operations	Deductions from/ Additions to Reserves (a)	Balance At Close Of Period
Allowance for doubtful accounts—deducted from accounts receivable, trade-in the consolidated balance sheets:

53 weeks ended October 3, 2004	$200	$(70)	$197	$327

52 weeks ended September 28, 2003	288	157	(245)	200

52 weeks ended September 29, 2002	170	184	(66)	288

(a)	Write-off of bad debts, less recoveries

	Balance at Beginning of Period	Charged to Operations	Deductions from/ Additions to Reserves	Balance At Close Of Period
Valuation Allowance of Deferred Taxes:

53 weeks ended October 3, 2004	$1,111	$—	$(1,111)	$-0-

52 weeks ended September 28, 2003	6,338	—	(5,227)	1,111

52 weeks ended September 29, 2002	7,206	—	(868)	6,338

	Balance at Beginning of Period	Charged to Operations	Deductions from/ Additions to Reserves	Balance At Close Of Period
Warranty Reserve:

53 weeks ended October 3, 2004	$698	$(322)	$(128)	$248

52 weeks ended September 28, 2003	771	(25)	(48)	698

52 weeks ended September 29, 2002	763	(8)	—	771

Schedule II

Valuation and Qualifying Accounts and Reserves

(Dollars in Thousands)

	Balance at Beginning of Period	Charged to Operations	Deductions from/ Additions to Reserves	Balance At Close Of Period
Valuation Allowance for Medical Self Insurance:

53 weeks ended October 3, 2004	$—	$680	$(268)	$412

52 weeks ended September 28, 2003	—	—	—	—

52 weeks ended September 29, 2002	—	—	—	—

ANNEX E

Title 23. Business and Other Associations

Article 1. Indiana Business Corporation Law

Chapter 44. Dissenters’ Rights

23-1-44-1 “Corporation” defined

Sec. 1. As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

23-1-44-2 “Dissenter” defined

Sec. 2. As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 of this chapter and who exercises that right when and in the manner required by sections 10 through 18 of this chapter.

23-1-44-3 “Fair value” defined

Sec. 3. As used in this chapter, “fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

23-1-44-4 “Interest” defined

Sec. 4. As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

23-1-44-5 “Record shareholder” defined

Sec. 5. As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

23-1-44-6 “Beneficial shareholder” defined

Sec. 6. As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

23-1-44-7 “Shareholder” defined

Sec. 7. As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.

23-1-44-8 Right to dissent and obtain payment for shares

Sec. 8. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1) Consummation of a plan of merger to which the corporation is a party if:

(A) shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

(B) the shareholder is entitled to vote on the merger.

(2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

(4) The approval of a control share acquisition under IC 23-1-42.

(5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

(1) registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

(2) traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets—National Market Issues or a similar market.

(c) A shareholder:

(1) who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or

(2) who would be so entitled to dissent and obtain payment but for the provisions of subsection (b); may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.

23-1-44-9 Dissenters’ rights of beneficial shareholder

Sec. 9. (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:

(1) the beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2) the beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.

23-1-44-10 Proposed action creating dissenters’ rights; notice

Sec. 10. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.

(b) If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 of this chapter.

23-1-44-11 Proposed action creating dissenters’ rights; assertion of dissenters’ rights

Sec. 11. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1) must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2) must not vote the shareholder’s shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

23-1-44-12 Dissenters’ notice; contents

Sec. 12. (a) If proposed corporate action creating dissenters’ rights under section 8 of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 of this chapter.

(b) The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:

(1) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4) set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

(5) be accompanied by a copy of this chapter.

23-1-44-13 Demand for payment and deposit of shares by shareholder

Sec. 13. (a) A shareholder sent a dissenters’ notice described in IC 23- 1-42-11 or in section 12 of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.

23-1-44-14 Uncertificated shares; restriction on transfer; dissenters’ rights

Sec. 14. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 of this chapter.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

23-1-44-15 Payment to dissenter

Sec. 15. (a) Except as provided in section 17 of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.

(b) The payment must be accompanied by:

(1) the corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2) a statement of the corporation’s estimate of the fair value of the shares; and

(3) a statement of the dissenter’s right to demand payment under section 18 of this chapter.

23-1-44-16 Failure to take action; return of certificates; new action by corporation

Sec. 16. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 of this chapter and repeat the payment demand procedure.

23-1-44-17 Withholding payment by corporation; corporation’s estimate of fair value; after-acquired shares

Sec. 17. (a) A corporation may elect to withhold payment required by section 15 of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b) To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 of this chapter.

23-1-44-18 Dissenters’ estimate of fair value; demand for payment; waiver

Sec. 18. (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 of this chapter), or reject the corporation’s offer under section 17 of this chapter and demand payment of the fair value of the dissenter’s shares, if:

(1) the dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;

(2) the corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

(3) the corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

(b) A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.

23-1-44-19 Court proceeding to determine fair value; judicial appraisal

Sec. 19. (a) If a demand for payment under IC 23-1-42-11 or under section 18 of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment:

(1) for the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(2) for the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 of this chapter.

23-1-44-20 Costs; fees; attorney fees

Sec. 20. (a) The court in an appraisal proceeding commenced under section 19 of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 of this chapter; or

(2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

ANNEX F

FORM

OF

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

I.    Name

The name of the Corporation is Quantum Fuel Systems Technologies Worldwide, Inc. (hereinafter sometimes referred to as the “Corporation”).

II.    Registered Office and Agent

The address of the registered office of the Corporation in the State of Delaware is 15 E. North Street, Dover, Delaware 19901, in the City of Dover, County of Kent. The name of its registered agent at such address is AmeriSearch Corporate Services, Inc.

III.    Purposes

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by it are as follows: to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

IV.    Shares

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one hundred twenty million (120,000,000) shares, consisting of one hundred million (100,000,000) shares of common stock with a par value of $0.001 per share (the “Common Stock”) and twenty million (20,000,000) shares of preferred stock with a par value of $0.001 per share (the “Preferred Stock”).

A.    Preferred Stock.    Any of the shares of Preferred Stock authorized by this Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) may be issued from time to time in one or more series by the filing of a certificate pursuant to the DGCL (hereinafter referred to as a “Preferred Stock Designation”). Subject to the limitations and restrictions set forth in this Article IV, the Board of Directors of the Corporation (the “Board of Directors”), by resolution or resolutions, is authorized to create or provide for any such series and to fix the designations, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the authority to fix or alter the dividend rights, dividend rates, conversion rights, exchange rights, voting rights, rights and terms of redemption (including sinking and purchase fund provisions), the redemption price or prices, the preferences upon liquidation, dissolution or winding up of the Corporation and the rights in respect to any distribution of assets of any wholly unissued series of Preferred Stock and the number of shares constituting any such series, and the designation thereof, or any of them and to increase or decrease the number of shares of any series so created, subsequent to the issue of that series but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

There shall be no limitation or restriction on any variation between any of the different series of Preferred Stock as to the designation, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof; and the several series of Preferred Stock may, except as hereinafter otherwise expressly provided, vary in any and all respects as fixed and determined by the Board of Directors, providing for the issuance of the various series; provided, however, that all shares of any one series of Preferred Stock shall have the same designation and preferences, and relative participating, optional or other special rights and qualifications, limitations and restrictions.

Except as otherwise required by law, or as otherwise fixed by resolution or resolutions of the Board of Directors with respect to one or more series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock, and each stockholder of the Corporation who at the time possesses voting power for any purpose shall be entitled to one vote for each share of such stock standing in such stockholder’s name on the books of the Corporation. The Corporation shall exercise its power to issue Preferred Stock with the view of avoiding the issuance of fractional shares. No stockholder shall have the right to split whole shares into fractions.

B.    Common Stock.    Any of the shares of Common Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series. Subject to the limitations and restrictions set forth in this Article IV, the Board of Directors, by resolution or resolutions, is authorized to create or provide for any such series and to fix the designations, powers, preferences and relative rights and restrictions thereof. Two million (2,000,000) shares of the authorized shares of Common Stock are hereby designated Series B Common Stock (the “Series B Common”). The relative powers, rights and restrictions granted to or imposed upon the Common Stock, Series B Common, or upon the holders thereof, are set forth below. Except as otherwise provided for herein, all issued and outstanding shares of Common Stock, whether or not separately designated as a series of Common Stock, including the Series B Common, and the holders thereof shall have the same powers and rights.

1.    Dividends.    The holders of shares of all series of Common Stock shall be entitled to receive such dividends as from time to time may be declared by the Board of Directors, subject to the provisions of Subdivision A of this Article IV with respect to rights of holders of the Preferred Stock. The holders of all series of Common Stock shall share ratably, based upon the number of shares of Common Stock or Series B Common held by them, in all dividends to which the holders of Common Stock may be entitled.

2.    Liquidation.    Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after any preferential amounts to be distributed to the holders of any series of Preferred Stock then outstanding, the holders of all series of Common Stock shall share ratably, based upon the number of shares of Common Stock or Series B Common held by them, in all of the remaining assets of the Corporation available for distribution to its stockholders.

3.    Voting.    Except as otherwise provided by law and subject to the provisions set forth in this Article IV, the holders of all series of Common Stock issued and outstanding shall be entitled to vote one vote for each share thereof held on all matters. Except as otherwise provided by law or by any Preferred Stock Designation, the Common Stock shall have the exclusive right to vote for the election of directors, and holders of Preferred Stock shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

4.    Certain Defined Terms.

4.1(a)    “Issued and Outstanding Common Shares” shall mean the issued and outstanding shares of Common Stock and all series of Common Stock.

4.1(b)    [Reserved]

4.1(c)    “Extraordinary Common Stock Event” shall mean (i) the issuance of additional shares of Common Stock as a dividend or other distribution on outstanding Common Stock, (ii) a subdivision of outstanding shares of Common Stock into a greater number of shares of Common Stock, or (iii) a combination of outstanding shares of Common Stock into a smaller number of shares of Common Stock.

5.    Designation of Powers and Rights of Series B Common.    The Series B Common authorized under this Certificate of Incorporation shall be convertible into shares of Common Stock, as described in Section 5.3 below. In addition to the powers, rights, restrictions and other matters relating to the Common Stock described above, the Series B Common shall have the following additional rights and restrictions:

5.1    No Right To Vote.    Except as is otherwise specifically required by law, the holders of the Series B Common shall not be entitled to vote on any matters and shall not be entitled to receive notice of any meeting of stockholders at which they are not entitled to vote.

5.2    Anti-Dilution Protection.    Upon the happening of an Extraordinary Common Stock Event (as defined in section 4.1(c) above) after the date this Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, the number of outstanding shares of Series B Common shall be adjusted, upward or downward, to that number of shares of Series B Common that is equal to the percentage of the Issued and Outstanding Common Stock (as defined in Section 4.1(a) above) that the holders of the Series B Common held immediately prior to the Extraordinary Common Stock Event. If any such adjustment shall result in the reduction of the number of shares of outstanding Series B Common, the holders of certificates representing such shares shall surrender such certificates to the Corporation or its transfer agent for cancellation; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Series B Common issuable upon such adjustment but shall maintain adequate records, accessible to each holder of Series B Common, setting forth the effective date of the adjustment, the amount of the required adjustment and the computation thereof. The number of shares of outstanding Series B Common, as so adjusted, shall be readjusted in the same manner upon the happening of any successive Extraordinary Common Stock Event or Events.

5.3    Automatic Conversion.    Upon the transfer by sale or gift or other means of irrevocable transfer of any of the outstanding shares of Series B Common to any person, corporation, trust or other entity which is an Unaffiliated Holder (as defined below), the transferred shares of Series B Common shall be automatically converted into an equal number of shares of Common Stock. The Corporation shall, as soon as practicable after receiving notice of such a transfer, issue and deliver to the Unaffiliated Holder in exchange for the transferred shares of Series B Common, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. Upon such conversion and notwithstanding that the certificates evidencing such shares of Series B Common shall not have been surrendered, the shares so converted shall be deemed cancelled and shall not be issuable by the Corporation, the rights of the holders of the Series B Common with respect to such shares shall terminate and the authority of the Corporation to issue the transferred shares of Series B Common shall terminate. This Certificate of Incorporation shall be appropriately amended from time to time to effect the change in the Corporation’s authorized capital stock. For purposes of the preceding provisions of this section, an “Unaffiliated Holder” shall mean a natural person, corporation, partnership, trust or other entity that is not controlled by, or under common control with, General Motors Corporation, as determined by majority vote of the Board of Directors, excluding any directors nominated by or serving as representatives of General Motors Corporation; provided, further, that any direct or indirect ownership of an entity that represents twenty percent (20%) or more of the total voting power in an election of directors or managers shall be deemed a controlling interest, absent conclusive evidence to the contrary.

V. Stockholder Action

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. Except as otherwise required by law or by any Preferred Stock Designation, special meetings of the stockholders of the Corporation for any purpose or purposes may be called only by (i) the Board of Directors pursuant to a resolution stating the purpose or purposes thereof approved by a majority of the total number of directors which the Corporation would have if there were no vacancies (the “Whole Board”) or (ii) the Chief Executive Officer or the Chairman of the Board of Directors, if such an officer be elected, of the Corporation, and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”) then outstanding, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with, or to repeal, this Article V.

VI.    Board of Directors

A.    Number, Election and Tenure.    Except as otherwise provided in any Preferred Stock Designation relating to the rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of the directors of the Corporation shall be fixed from time to time exclusively pursuant to a resolution adopted by a majority of the Whole Board, but such number shall not be less than four (4) nor more than eleven (11). The directors, other than those who may be elected by the holders of any class or series of Preferred Stock having the right under a Preferred Stock Designation to elect additional directors under specified circumstances, shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, one class to be originally elected for a term expiring at the first annual meeting of stockholders held after the date this Certificate of Incorporation is filed with the Secretary of State of Delaware, another class to be originally elected for a term expiring at the second annual meeting of stockholders thereafter, and another class to be originally elected for a term expiring at the third annual meeting of stockholders thereafter, with each class to hold office until its successor is duly elected and qualified. At each succeeding annual meeting of stockholders, directors elected to succeed those directors whose terms then expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election, with each director to hold office until such person’s successor shall have been duly elected and qualified.

B.    Stockholder Nomination of Director Candidates; Stockholder Proposal of Business.    Advance notice of stockholder nominations for the election of directors and of the proposal of business by stockholders shall be given in the manner provided in the By-Laws of the Corporation, as amended and in effect from time to time.

C.    Newly Created Directorships and Vacancies.    Except as otherwise provided in any Preferred Stock Designation relating to the rights of the holders of any class or series of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

D.    Removal.    Subject to the rights of any class or series of Preferred Stock having the right under a Preferred Stock Designation to elect directors under specified circumstances, any director may be removed from office only for cause by the affirmative vote of the holders of at least a majority of the voting power of all Voting Stock then outstanding, voting together as a single class.

E.    Amendment, Repeal, Etc.    Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with, or to repeal, this Article VI.

VII.    By-Laws

The By-Laws may be altered or repealed and new By-Laws may be adopted (1) at any annual or special meeting of stockholders, by the affirmative vote of the holders of at least two-thirds of the voting power of the stock issued and outstanding and entitled to vote thereat; provided, however, that any proposed amendment, alteration or repeal of, or the adoption of any By-Law inconsistent with, Section 2.2, 2.7 or 2.10 of Article II of the By-Laws, or Section 3.2, 3.9 or 3.11 of Article III of the By-Laws, by the stockholders shall require the affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single class; and provided, further, however, that in the case of any such stockholder action at a special meeting of stockholders, notice of the proposed alteration, repeal or adoption of the new By-Law or By-Laws must be contained in the notice of such special meeting, or (2) by the affirmative vote of a majority of the Whole Board.

Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the voting power of all Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article VII.

VIII.    Election of Directors

Elections of directors need not be by written ballot unless the By-Laws of the Corporation shall so provide.

IX.    Creditors

Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

X.    Amendments

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and, except as set forth in Article XI, all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 80% of the Voting Stock then outstanding, voting together as a single class, shall be required to alter, amend, or adopt any provision inconsistent with or repeal Article V, VI, VII or this sentence.

XI.    Director Liability and Indemnification

A.    Limited Liability of Directors.    A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL as amended from time to time, for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of Section A of this Article XI shall eliminate or reduce the effect of Section A of this Article XI in respect of any matter occurring, or any cause of action, suit or claim that, but for Section A of this Article XI would accrue or arise, prior to such amendment or repeal.

B.    Indemnification and Insurance.

1.    Right to Indemnification.    Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974, as in effect from time to time) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; provided, however, that except as provided in Section XI (B)(2), the Corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in this Section shall be a contract right and shall include the right to have the Corporation pay the expenses incurred in defending any such proceeding in advance of its final disposition; any advance payments to be paid by the Corporation within 20 calendar days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, that, if and to the extent the DGCL requires, the payment of such expenses incurred by a director or officer in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section or otherwise. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification, and rights to have the Corporation pay the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the Corporation to the fullest extent of the provisions of this Article with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.

2.    Right of Claimant to Bring Suit.    If a claim under paragraph (1) of this Section XI(B) is not paid in full by the Corporation within 30 calendar days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because the claimant has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

3.    Non-Exclusivity of Rights.    The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, By-Law, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of this Section or Article shall in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Corporation hereunder in respect of any occurrence or matter arising prior to any such repeal or modification.

4.    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

5.    Severability.    If any provision or provisions of this Article XI shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article XI (including, without limitation, each portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article XI (including, without limitation, each such portion of any paragraph of this Article XI containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

*                    *                     *

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Incorporation to be signed by its duly authorized officer this          day of                 , 2005.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By:
Alan P. Niedzwiecki, President and Chief Executive Officer

ANNEX G

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”) is made and entered into as of November     , 2004, by and among Starcraft Corporation, Inc., an Indiana corporation (“Starcraft”), and the undersigned securityholder (the “Securityholder”) of Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Quantum”). All capitalized terms herein not otherwise defined shall have the meaning ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger dated November     , 2004 (the “Merger Agreement”) among Starcraft, Quantum and Quake Sub, Inc., Quantum will acquire all of the outstanding capital stock of Starcraft, and Starcraft will become a wholly-owned subsidiary of Quantum (the “Transaction”);

WHEREAS, the Securityholder is the beneficial owner of, or exercises control and direction over, the number of Quantum Common Stock and Quantum Series B Common Stock, each as set forth on the signature page hereof. As used herein, the Quantum Common Stock and Quantum Series B Common Stock shall be referred to collectively as the “Shares”; and

WHEREAS, as a material inducement for Starcraft to enter into the Merger Agreement, the Securityholder is willing to (i) in accordance with the terms hereof, not transfer or otherwise dispose of any of such Securityholder’s Shares or New Shares (as defined below), or any and all other shares or securities of Quantum issued, issuable, exchanged or exchangeable, in respect of any Shares or New Shares (the “Securities”), and (ii) vote such Securities as set forth herein.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties agree as follows:

1. Agreement to Retain Shares.

1.1 Transfer and Encumbrance. The Securityholder agrees that it will not take or permit any action to, directly or indirectly, (i) transfer, sell, assign, give, pledge, exchange, or otherwise dispose of or encumber the Securities (except as may be specifically required by court order, in which case the Securityholder shall give Starcraft prior written notice and any such transferee shall agree to be bound by the terms and conditions of this Agreement) prior to the Expiration Date (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date; (ii) deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Securities or grant any proxy or power of attorney with respect thereto, in each case, in a manner that conflicts or may conflict with the Securityholder’s obligations hereunder; or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any of the Securities, in each case, in a manner that conflicts or may conflict with the Securityholder’s obligations hereunder. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Outside Date (as such term is defined in the Merger Agreement), and (ii) the date on which the Merger Agreement is terminated in accordance with its terms (including any extensions to the Merger Agreement, as provided for therein).

1.2 New Shares. The Securityholder agrees that any shares of the capital stock or securities of Quantum that the Securityholder purchases or with respect to which the Securityholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date (the “New Shares”), and any and all other shares or securities of Quantum issued, issuable, exchanged or exchangeable in respect of any New Shares, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2. Agreement to Vote. Prior to the Expiration Date, at every meeting of the stockholders of Quantum called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of Quantum with respect to any of the following, the Securityholder agrees to vote the Securities, and, to the full extent legally permitted, cause holders of record of the Securities to vote (and to provide evidence thereof within 10 days prior to the meeting): (i) in favor of approval of the Transaction, the Merger Agreement and the transactions contemplated thereby and any matter that could reasonably be expected to facilitate the Transaction; (ii) in favor of any alternative structure as may be agreed upon by Starcraft and Quantum to effect the Transaction; provided that such alternative structure is on terms in the aggregate no less favorable to the Securityholder than the terms of the Transaction set forth in the Merger Agreement (including, without limitation, with respect to the consideration to be received by the Securityholder); and (iii) against the consummation of any Superior Proposal or any other action, proposal, agreement or transaction (other than the Transaction, Merger Agreement or the transactions contemplated thereby) that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Quantum under the Merger Agreement, which could reasonably result in any of the conditions to Quantum’s obligations under the Merger Agreement not being fulfilled or which would be inconsistent with the Transaction or any other transaction contemplated by the Merger Agreement. Prior to the Expiration Date, the Securityholder will not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with this Section 2. In addition, prior to the Expiration Date, the Securityholder agrees not to enter into any agreement, discussions or negotiations with any Person other than Starcraft or any of its affiliates with respect to an Acquisition Proposal or a potential Acquisition Proposal. This Agreement is intended to bind the Securityholder as a stockholder of Quantum only with respect to the specific matters set forth herein.

Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the Securityholder from (a) acting in his or her capacity as a director or officer of Quantum, to the extent applicable, it being understood that this Agreement shall apply to the Securityholder solely and exclusively in his or her capacity as a stockholder of Quantum; or (b) voting in his or her sole discretion on any matter other than those matters referred to in this Agreement.

3. No Opposition. Prior to the Expiration Date, the Securityholder agrees not to take, or cause to be taken, any action in its capacity as a stockholder of Quantum that would prevent the consummation of the Transaction and the transactions contemplated by the Merger Agreement. Prior to the Expiration Date, the Securityholder agrees to take, or cause to be taken in its capacity as a stockholder of Quantum, all actions necessary to effect the Transaction and the transactions contemplated by the Merger Agreement.

4. Conditions to Securityholder’s Obligation. The Securityholder’s obligations under this Agreement are subject to: (i) the absence of any Material Adverse Change in either Starcraft or Quantum; and (ii) the recommendation by Quantum’s board of directors that Quantum’s stockholders vote “For” the Merger Agreement and the transactions contemplated thereby.

5. Representations, Warranties and Covenants of Securityholder. The Securityholder hereby represents and warrants to, and covenants with, Starcraft that:

5.1 Ownership. The Securityholder has good and marketable title to, and is the sole legal and beneficial owner of the Shares, in each case free and clear of all Encumbrances. As of the date hereof, the Securityholder does not beneficially own any shares or securities of the capital stock of Quantum other than such Securityholder’s Shares.

5.2 Authorization; Binding Agreement. The Securityholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby and has sole voting power and sole power of disposition, with respect to all of the Shares with no restrictions on its voting rights or rights of disposition pertaining thereto. The Securityholder has duly executed and delivered this Agreement and, assuming its due authorization, execution and delivery by Starcraft, this Agreement is a legal, valid and binding agreement of the Securityholder, enforceable against the Securityholder in accordance with its terms.

5.3 No Violation. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) require the Securityholder to file or register with, or obtain any material permit, authorization, consent or approval of, any Governmental Authority; (ii) violate, or cause a breach of or default (or an event which with notice or the lapse of time or both would become a default) under, any contract, agreement or understanding, any Law or any arbitration award binding upon the Securityholder; or (iii) cause the acceleration of any obligation under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Securityholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Securityholder is subject or by which the Securityholder or any of the Securityholder’s properties or assets are bound. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Shares. The Securityholder has not previously assigned or sold any of the Shares to any third party.

5.4 Regulatory Approvals. The Securityholder agrees that, so long as the Securityholder is required to vote the Securities in favor of the Transaction, the Securityholder shall, at Starcraft’s or Quantum’s cost, co-operate with all reasonable requests by Starcraft in obtaining all governmental and regulatory approvals required to permit Starcraft to complete the Transaction as contemplated in the Merger Agreement.

5.5 Public Disclosure. The Securityholder agrees not to make any public disclosure or announcement of or pertaining to this Agreement, the Transaction, the Merger Agreement or the transactions contemplated thereby nor to disclose that any discussions or negotiations are taking place in connection therewith without the prior written consent of Starcraft except as required by law, regulation or stock exchange rule.

6. Further Assurances. The Securityholder hereby covenants and agrees to execute and deliver, or cause to be executed or delivered, such proxies, consents, waivers and other instruments, and undertake any and all further action, necessary or desirable, in the reasonable opinion of Starcraft, to carry out the purpose and intent of this Agreement and to consummate the Transaction under the terms of the Merger Agreement.

7. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date; provided that nothing herein shall relieve any party from liability hereof for breaches of this Agreement prior to the Expiration Date.

8. Miscellaneous.

8.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of this terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The terms and provisions of this Agreement shall not be construed against the drafter or drafters hereof. All parties hereto agree that the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

8.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other; provided, however, that Starcraft may freely assign its rights to another direct or indirect wholly-owned subsidiary of Starcraft without such prior written approval but no such assignment shall relieve Starcraft of any of its obligations hereunder. Any purported assignment without such consent shall be void.

8.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

8.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Starcraft will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Securityholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Starcraft upon such violation, Starcraft shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Starcraft at law or in equity.

8.5 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand, national or international overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid (effective when delivered by hand or telecopy, one day after dispatch by overnight courier, and three business days after dispatch by mail), as follows:

(a) if to Starcraft, to:

Starcraft Corporation

P.O. Box 1903

1123 South Indiana Avenue

Goshen, Indiana 46527

Attention: Chief Executive Officer

Facsimile No.: 574-534-1238

with a copy to:

Barnes & Thornburg LLP

121 West Franklin Street, Suite 200

Elkhart, Indiana 46516

Attention: Rand W. Nilsson

Facsimile No.: 574-296-2535

(b) if to the Securityholder, to the address set forth beneath such Securityholder’s signature below.

8.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.7 Entire Agreement. This Agreement contains the entire understanding of Starcraft and Securityholder the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matters.

8.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

8.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

8.10 Jurisdiction. The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement, or any judgment entered by any court in respect thereof shall be brought in the courts of Delaware or the applicable U.S. District Court in Delaware as the commencing party may elect, and the Securityholder hereby accepts the exclusive jurisdiction of those courts for the purpose of any suit, action or proceeding. In addition, the Securityholder hereby irrevocably waives, to the fullest extent permitted by law, any objection which the Securityholder may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Delaware or the applicable U.S. District Court in Delaware, as selected by the commencing party, and hereby further irrevocably waives any claim that any suit, action or proceedings brought Delaware or in such District Court has been brought in an inconvenient forum.

8.11 No Limitation on Actions of the Securityholder as Director. Notwithstanding anything to the contrary in this Agreement, in the event the Securityholder is an officer or director of Quantum, nothing in this Agreement is intended or shall be construed to require the Securityholder, in the Securityholder’s capacity as a officer or director of Quantum, to act or fail to act in accordance with the Securityholder’s fiduciary duties in such capacity.

8.12 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

8.13 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OT OF OR RELATED TO THIS AGREEMENT, ANY PROXY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

8.14 Disclosure. The Securityholder hereby authorizes Starcraft to publish or disclose in any Starcraft reports required to be filed under the Exchange Act or the Securities Act, including, without limitation, any report on Form 8-K or any Schedule 13D, if applicable, and any other applicable Laws, its identity and the nature of its commitments, arrangements and understandings under this Agreement.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the day and year first above written.

STARCRAFT CORPORATION

By:

Title:

SECURITYHOLDER:

GENERAL MOTORS CORPORATION

By:

Title:

Securityholder’s Address for Notice:

Shares beneficially owned:

shares of Quantum Common Stock

shares of Quantum Series B Common Stock

SIGNATURE PAGE TO VOTING AGREEMENT

ANNEX H

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”) is made and entered into as of November     , 2004, by and among Quantum Fuel Systems Technologies Worldwide, Inc., a Delaware corporation (“Quantum”), and the undersigned securityholder (the “Securityholder”) of Starcraft Corporation, an Indiana corporation (“Starcraft”). All capitalized terms herein not otherwise defined shall have the meaning ascribed to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger dated November     , 2004 (the “Merger Agreement”) among Quantum, Quake Sub, Inc. and Starcraft, Quantum will acquire all of the outstanding capital stock of Starcraft, and Starcraft will become a wholly-owned subsidiary of Quantum, as more fully described in the Merger Agreement (the “Transaction”);

WHEREAS, the Securityholder is the beneficial owner of, or exercises control and direction over, the number of issued and outstanding shares of Common Stock of Starcraft as set forth on the signature page hereof (the “Shares”); and

WHEREAS, as a material inducement for Quantum to enter into the Merger Agreement, the Securityholder is willing to (i) in accordance with the terms hereof, not transfer or otherwise dispose of any of such Securityholder’s Shares or New Shares (as defined below), or any and all other shares or securities of Starcraft issued, issuable, exchanged or exchangeable, in respect of any Shares or New Shares (the “Securities”), and (ii) vote such Securityholder’s Securities as set forth herein.

NOW, THEREFORE, in contemplation of the foregoing and in consideration of the mutual agreements, covenants, representations and warranties contained herein and intending to be legally bound hereby, the parties agree as follows:

1. Agreement to Retain Shares.

1.1 Transfer and Encumbrance. The Securityholder agrees that it will not take or permit any action to, directly or indirectly, (i) transfer, sell, assign, give, pledge, exchange, or otherwise dispose of or encumber the Securities (except as may be specifically required by court order, in which case the Securityholder shall give Quantum prior written notice and any such transferee shall agree to be bound by the terms and conditions of this Agreement) prior to the Expiration Date (as defined below), or to make any offer or agreement relating thereto, at any time prior to the Expiration Date; (ii) deposit any of the Securities into a voting trust or enter into a voting agreement or arrangement with respect to such Securities or grant any proxy or power of attorney with respect thereto, in each case, in a manner that conflicts or may conflict with the Securityholder’s obligations hereunder; or (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect sale, assignment, transfer, exchange or other disposition of or transfer of any interest in or the voting of any of the Securities, in each case, in a manner that conflicts or may conflict with the Securityholder’s obligations hereunder. As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) the Outside Date (as such term is defined in the Merger Agreement), and (ii) the date on which the Merger Agreement is terminated in accordance with its terms (including any extensions to the Merger Agreement, as provided for therein).

1.2 New Shares. The Securityholder agrees that any shares of the capital stock or securities of Starcraft that the Securityholder purchases or with respect to which the Securityholder otherwise acquires beneficial ownership after the date of this Agreement and prior to the Expiration Date (the “New Shares”), and any and all other shares or securities of Starcraft issued, issuable, exchanged or exchangeable in respect of any New Shares, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted Shares.

2. Agreement to Vote. Prior to the Expiration Date, at every meeting of the shareholders of Starcraft called with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the shareholders of Starcraft with respect to any of the following, the Securityholder agrees to vote the Securities, and, to the full extent legally permitted, cause holders of record of the Securities to vote (and to provide evidence thereof within 10 days prior to the meeting): (i) in favor of approval of the Transaction, the Merger Agreement and the transactions contemplated thereby and any matter that could reasonably be expected to facilitate the Transaction; (ii) in favor of any alternative structure as may be agreed upon by Quantum and Starcraft to effect the Transaction; provided that such alternative structure is on terms in the aggregate no less favorable to the Securityholder than the terms of the Transaction set forth in the Merger Agreement (including, without limitation, with respect to the consideration to be received by the Securityholder); and (iii) against the consummation of any Superior Proposal or any other action, proposal, agreement or transaction (other than the Transaction, Merger Agreement or the transactions contemplated thereby) that in any such case would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Starcraft under the Merger Agreement, which could reasonably result in any of the conditions to Starcraft’s obligations under the Merger Agreement not being fulfilled or which would be inconsistent with the Transaction or any other transaction contemplated by the Merger Agreement. Prior to the Expiration Date, the Securityholder will not enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with this Section 2. In addition, prior to the Expiration Date, the Securityholder agrees not to enter into any agreement, discussions or negotiations with any Person other than Quantum or any of its affiliates with respect to an Acquisition Proposal or a potential Acquisition Proposal. This Agreement is intended to bind the Securityholder as a shareholder of Starcraft only with respect to the specific matters set forth herein.

Notwithstanding the foregoing, nothing in this Agreement shall limit or restrict the Securityholder from (a) acting in his or her capacity as a director or officer of Starcraft, to the extent applicable, it being understood that this Agreement shall apply to the Securityholder solely and exclusively in his or her capacity as a shareholder of Starcraft; or (b) voting in his or her sole discretion on any matter other than those matters referred to in this Agreement.

3. No Opposition. Prior to the Expiration Date, the Securityholder agrees not to take, or cause to be taken, any action in his capacity as a shareholder of Starcraft that would prevent the consummation of the Transaction and the transactions contemplated by the Merger Agreement. Prior to the Expiration Date, the Securityholder agrees to take, or cause to be taken in his capacity as a shareholder of Starcraft, all actions necessary to effect the Transaction and the transactions contemplated by the Merger Agreement.

4. Conditions to Securityholder’s Obligation. The Securityholder’s obligations under this Agreement are subject to: (i) the absence of any Material Adverse Change in either Quantum or Starcraft; and (ii) the recommendation by Starcraft’s board of directors that Starcraft’s shareholders vote “For” the Merger Agreement and the transactions contemplated thereby.

5. Representations, Warranties and Covenants of Securityholder. The Securityholder hereby represents and warrants to, and covenants with, Quantum that:

5.1 Ownership. The Securityholder has good and marketable title to, and is the sole legal and beneficial owner of the Shares, in each case free and clear of all Encumbrances. As of the date hereof, the Securityholder does not beneficially own any shares or securities of the capital stock of Starcraft other than such Securityholder’s Shares or shares issuable upon exercise of outstanding options awarded under Starcraft’s stock incentive plans.

5.2 Authorization; Binding Agreement. The Securityholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby and has sole voting power and sole power of disposition, with respect to all of the Shares with no restrictions on his voting rights or rights of disposition pertaining thereto. The Securityholder has duly executed and delivered this Agreement and, assuming its due authorization, execution and delivery by

Quantum, this Agreement is a legal, valid and binding agreement of the Securityholder, enforceable against the Securityholder in accordance with its terms.

5.3 No Violation. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) require the Securityholder to file or register with, or obtain any material permit, authorization, consent or approval of, any Governmental Authority; (ii) violate, or cause a breach of or default (or an event which with notice or the lapse of time or both would become a default) under, any contract, agreement or understanding, any Law or any arbitration award binding upon the Securityholder; or (iii) cause the acceleration of any obligation under or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Securityholder pursuant to any provision of any indenture, mortgage, lien, lease, agreement, contract, instrument, order, judgment, ordinance, regulation or decree to which the Securityholder is subject or by which the Securityholder or any of the Securityholder’s properties or assets are bound. No proceedings are pending which, if adversely determined, will have a material adverse effect on any ability to vote or dispose of any of the Shares. The Securityholder has not previously assigned or sold any of the Shares to any third party.

5.4 Regulatory Approvals. The Securityholder agrees that, so long as the Securityholder is required to vote the Securities in favor of the Transaction, the Securityholder shall, at Quantum’s or Starcraft’s cost, co-operate with all reasonable requests by Quantum in obtaining all governmental and regulatory approvals required to permit Quantum to complete the Transaction as contemplated in the Merger Agreement.

5.5 Public Disclosure. The Securityholder agrees not to make any public disclosure or announcement of or pertaining to this Agreement, the Transaction, the Merger Agreement or the transactions contemplated thereby nor to disclose that any discussions or negotiations are taking place in connection therewith without the prior written consent of Quantum except as required by law, regulation or stock exchange rule.

6. Further Assurances. The Securityholder hereby covenants and agrees to execute and deliver, or cause to be executed or delivered, such proxies, consents, waivers and other instruments, and undertake any and all further action, necessary or desirable, in the reasonable opinion of Quantum, to carry out the purpose and intent of this Agreement and to consummate the Transaction under the terms of the Merger Agreement.

7. Termination. This Agreement shall terminate and shall have no further force or effect as of the Expiration Date; provided that nothing herein shall relieve any party from liability hereof for breaches of this Agreement prior to the Expiration Date.

8. Miscellaneous.

8.1 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of this terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. The terms and provisions of this Agreement shall not be construed against the drafter or drafters hereof. All parties hereto agree that the language of this Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any of the parties hereto.

8.2 Binding Effect and Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by either of the parties without the prior written consent of the other; provided, however, that Quantum may freely assign its rights to another direct or indirect wholly-owned subsidiary of Quantum without such prior written approval but no such assignment shall relieve Quantum of any of its obligations hereunder. Any purported assignment without such consent shall be void.

8.3 Amendment and Modification. This Agreement may not be modified, amended, altered or supplemented except by the execution and delivery of a written agreement executed by the parties hereto.

8.4 Specific Performance; Injunctive Relief. The parties hereto acknowledge that Quantum will be irreparably harmed and that there will be no adequate remedy at law for a violation of any of the covenants or agreements of the Securityholder set forth herein. Therefore, it is agreed that, in addition to any other remedies that may be available to Quantum upon such violation, Quantum shall have the right to enforce such covenants and agreements by specific performance, injunctive relief or by any other means available to Quantum at law or in equity.

8.5 Notices. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand, national or international overnight courier service, transmitted by telecopy or mailed by registered or certified mail, postage prepaid (effective when delivered by hand or telecopy, one day after dispatch by overnight courier, and three business days after dispatch by mail), as follows:

(a) if to Quantum, to:

Quantum Fuel Systems Technologies Worldwide, Inc.

17872 Cartwright Road

Irvine, California 92614

Attention: Chief Executive Officer

Facsimile No.: (949) 474-3086

Telephone No.: (949) 399-4552

with a copy to:

Morrison & Foerster LLP

19900 MacArthur Blvd., Suite 1200

Irvine, California 92612

Attention: Craig S. Mordock

Facsimile No.: (949) 251-7492

Telephone No.: (949) 251-7156

(b) if to the Securityholder, to the address set forth beneath such Securityholder’s signature below.

8.6 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Indiana without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.7 Entire Agreement. This Agreement contains the entire understanding of Quantum and Securityholder the parties in respect of the subject matter hereof, and supersede all prior negotiations and understandings between the parties with respect to such subject matters.

8.8 Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.

8.9 Effect of Headings. The section headings herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

8.10 Jurisdiction. The parties to this Agreement agree that any suit, action or proceeding arising out of, or with respect to, this Agreement, or any judgment entered by any court in respect thereof shall be brought in the courts of Indiana or the applicable U.S. District Court in Indiana as the commencing party may elect, and the Securityholder hereby accepts the exclusive jurisdiction of those courts for the purpose of any suit, action or proceeding. In addition, the Securityholder hereby irrevocably waives, to the fullest extent permitted by law, any objection which the Securityholder may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Indiana or the applicable U.S. District Court in Indiana, as selected by the commencing party, and hereby further irrevocably waives any claim that any suit, action or proceedings brought Indiana or in such District Court has been brought in an inconvenient forum.

8.11 No Limitation on Actions of the Securityholder as Director. Notwithstanding anything to the contrary in this Agreement, in the event the Securityholder is an officer or director of Starcraft, nothing in this Agreement is intended or shall be construed to require the Securityholder, in the Securityholder’s capacity as a officer or director of Starcraft, to act or fail to act in accordance with the Securityholder’s fiduciary duties in such capacity.

8.12 Remedies Not Exclusive. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by either party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

8.13 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OT OF OR RELATED TO THIS AGREEMENT, ANY PROXY OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

8.14 Disclosure. The Securityholder hereby authorizes Quantum to publish or disclose in any Quantum reports required to be filed under the Exchange Act or the Securities Act, including, without limitation, any report on Form 8-K or any Schedule 13D, if applicable, and any other applicable Laws, his identity and the nature of his commitments, arrangements and understandings under this Agreement.

[Remainder of the Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have caused this Voting Agreement to be duly executed on the day and year first above written.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By:

Title:

SECURITYHOLDER

Signature

Print Name:

Securityholder’s Address for Notice:

Telephone:

Facsimile:

Shares beneficially owned:

                     shares of Starcraft Common Stock

SIGNATURE PAGE TO VOTING AGREEMENT

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of the State of Delaware, Quantum has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act. The Quantum Charter also provides for mandatory indemnification of its directors and executive officers, and permissive indemnification of its employees and agents, to the fullest extent permissible under Delaware law.

The Quantum Charter provides that the liability of directors for monetary damages shall be eliminated to the fullest extent permissible under Delaware law. Pursuant to Delaware law, this includes elimination of liability for monetary damages for breach of the directors’ fiduciary duty of care to Quantum and its stockholders. These provisions do not eliminate the directors’ duty of care and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to Quantum, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for any transaction from which the director derived an improper personal benefit, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Quantum has entered into agreements with each of its directors and executive officers that require Quantum to indemnify these persons against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that the person is or was a director or officer of Quantum or any of its affiliated enterprises, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to Quantum’s best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements also establish procedures that will apply if a claim for indemnification arises under the agreements.

Quantum maintains a policy of directors’ and officers’ liability insurance that insures its directors and officers against the cost of defense, settlement or payment of a judgment under some circumstances.

Pursuant to the merger agreement, for a period of six years after the effective time of the merger, Quantum has agreed to indemnify, defend and hold harmless, each present and former director, officer or employee of Starcraft or any of its subsidiaries against any costs or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, either arising out of or pertaining to the merger and related transactions or otherwise with respect to any acts or omissions occurring at or prior to the effective time, to the same extent as provided in Starcraft’s charter in effect immediately prior to the merger.

The merger agreement also provides that Quantum will maintain, for a period of six years after the effective time of the merger, officers’ and directors’ liability insurance with respect to acts or omissions occurring before the effective time of the merger covering each person currently covered by Starcraft’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of the policy in effect on the date of the merger agreement.

At present, there is no pending litigation or proceeding involving any of Quantum’s directors, officers, employees or other agents in which indemnification is being sought. Quantum is not aware of any threatened litigation that may result in a claim for indemnification by any of Quantum’s directors, officers, employees or other agents.

Item 21. Exhibits.

The following exhibits are filed with this Registration Statement:

Exhibit Number		Exhibit Title
2.1	*	Agreement and Plan of Merger, dated as of November 23, 2004, among the Registrant, Quake Sub, Inc. and Starcraft Corporation (included as Annex A to the joint proxy statement/prospectus, which is included in this Registration Statement).

3.1	(1)	Amended and Restated Certificate of Incorporation.

3.2	(1)	Amended and Restated Bylaws.
3.3		Form of Amended and Restated Certificate of Incorporation of the Registrant (included as Annex F to the joint proxy statement/prospectus, which is included in this Registration Statement, and incorporated herein by reference).

4.1	*	Form of Voting Agreement, dated as of November 23, 2004, between Starcraft Corporation and a stockholder of the Registrant (included as Annex G to the joint proxy statement/prospectus, which is included in this Registration Statement).

4.2	*	Form of Voting Agreement, dated as of November 23, 2004, between the Registrant and certain shareholders of Starcraft Corporation (included as Annex H to the joint proxy statement/prospectus, which is included in this Registration Statement).

4.3	*	Form of Registration Rights Agreement between the Registrant and certain shareholders of Starcraft Corporation.

5.1		Legal opinion of Morrison & Foerster LLP, counsel for the Registrant.

8.1		Tax opinion of Morrison & Foerster LLP, counsel for the Registrant.

8.2		Tax opinion of Barnes & Thornburg LLP, counsel for Starcraft Corporation.

10.1		Form of Consulting Agreement to be entered into between Starcraft Corporation and Kelly L. Rose.

10.2		Form of Asset Purchase and Sale Agreement to be entered into among Starcraft Acquisition, Inc., Starcraft Corporation and Starcraft Automotive Group, Inc.

10.3		Form of Separation Agreement to be entered into between Starcraft Corporation and Kelly L. Rose.

10.4		Form of Assignment of Patents, Trademarks and Licenses to be entered into between Starcraft Corporation and Starcraft Mark Holding Company, Inc.

10.5		Form of Mutual Release of Claims to be entered into between Kelly L. Rose and Starcraft Corporation.

21.1	(2)	Subsidiaries of the Registrant.

23.1		Consent of Ernst & Young LLP.

23.2		Consent of Crowe Chizek and Company LLC.

23.3		Consent of Morrison & Foerster LLP (see Exhibit 5.1).

23.4		Consent of Morrison & Foerster LLP (see Exhibit 8.1).

23.5		Consent of Barnes & Thornburg LLP (see Exhibit 8.2).

24.1	*	Power of Attorney.

99.1	*	Form of Proxy Card of Quantum.

Exhibit Number		Exhibit Title

99.2	*	Form of Proxy Card of Starcraft.

99.3		Consent of Jeffrey Beitzel.

99.4	*	Consent of Adams Harkness, Inc.

99.5	*	Consent of Starshak Welnhofer & Co.

*	Previously filed with the initial filing of this Registration Statement on Form S-4 (No. 333-121436) on December 20, 2004.
(1)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2002, filed with the SEC on July 29, 2002.
(2)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2004, filed with the SEC on July 1, 2004.

Item 22. Undertakings.

(a)(1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(2) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(3) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (2) immediately preceding or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(b) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on the 19th day of January, 2005.

QUANTUM FUEL SYSTEMS TECHNOLOGIES WORLDWIDE, INC.

By:	/s/ ALAN P. NIEDZWIECKI
Alan P. Niedzwiecki President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ ALAN P. NIEDZWIECKI Alan P. Niedzwiecki	President, Chief Executive Officer and Director (Principal Executive Officer)	January 19, 2005

/S/ W. BRIAN OLSON W. Brian Olson	Chief Financial Officer (Principal Financial and Accounting Officer)	January 19, 2005

* Dale L. Rasmussen	Chairman of the Board	January 19, 2005

* Brian A. Runkel	Director	January 19, 2005

* G. Scott Samuelsen	Director	January 19, 2005

* Thomas J. Tyson	Director	January 19, 2005

*By: /s/ ALAN P. NIEDZWIECKI Alan P. Niedzwiecki Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number		Exhibit Title
2.1	*	Agreement and Plan of Merger, dated as of November 23, 2004, among the Registrant, Quake Sub, Inc. and Starcraft Corporation (included as Annex A to the joint proxy statement/prospectus, which is included in this Registration Statement.

3.1	(1)	Amended and Restated Certificate of Incorporation.

3.2	(1)	Amended and Restated Bylaws.

3.3		Form of Amended and Restated Certificate of Incorporation of the Registrant (included as Annex F to the joint proxy statement/prospectus, which is included in this Registration Statement and incorporated herein by reference).

4.1	*	Form of Voting Agreement, dated as of November 23, 2004, between Starcraft Corporation and a stockholder of the Registrant (included as Annex G to the joint proxy statement/prospectus, which is included in this Registration Statement).

4.2	*	Form of Voting Agreement, dated as of November 23, 2004, between the Registrant and certain shareholders of Starcraft Corporation (included as Annex H to the joint proxy statement/prospectus, which is included in this Registration Statement).

4.3	*	Form of Registration Rights Agreement between the Registrant and certain shareholders of Starcraft Corporation.

5.1		Legal opinion of Morrison & Foerster LLP, counsel for the Registrant.

8.1		Tax opinion of Morrison & Foerster LLP, counsel for the Registrant.

8.2		Tax opinion of Barnes & Thornburg LLP, counsel for Starcraft Corporation.

10.1		Form of Consulting Agreement to be entered into between Starcraft Corporation and Kelly L. Rose.

10.2		Form of Asset Purchase and Sale Agreement to be entered into among Starcraft Acquisition, Inc., Starcraft Corporation and Starcraft Automotive Group, Inc.

10.3		Form of Separation Agreement to be entered into between Starcraft Corporation and Kelly L. Rose.

10.4		Form of Assignment of Patents, Trademarks and Licenses to be entered into between Starcraft Corporation and Starcraft Mark Holding Company, Inc.

10.5		Form of Mutual Release of Claims to be entered into between Kelly L. Rose and Starcraft Corporation.

21.1	(2)	Subsidiaries of the Registrant.

23.1		Consent of Ernst & Young LLP.

23.2		Consent of Crowe Chizek and Company LLC.

23.3		Consent of Morrison & Foerster LLP (see Exhibit 5.1).

23.4		Consent of Morrison & Foerster LLP (see Exhibit 8.1).

23.5		Consent of Barnes & Thornburg LLP (see Exhibit 8.2).

24.1	*	Power of Attorney.

99.1	*	Form of Proxy Card of Quantum.

99.2	*	Form of Proxy Card of Starcraft.

99.3		Consent of Jeffrey Beitzel.

99.4	*	Consent of Adams Harkness, Inc.

99.5	*	Consent of Starshak Welnhofer & Co.

*	Previously filed with the initial filing of this Registration Statement on Form S-4 (No. 333-121436) on December 20, 2004.
(1)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2002, filed with the SEC on July 29, 2002.
(2)	Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2004, filed with the SEC on July 1, 2004.